PROSPECTUS AND CONSENT SOLICITATION

                                 $1,176,484,000

                             TENNECO PACKAGING INC.
                    Exchange Offers and Consent Solicitation
 Outstanding Debt Securities of Tenneco Inc. (to be renamed Tenneco Automotive
                                     Inc.)
                                 exchanged for
         New Debt Securities of Tenneco Packaging Inc. (to be renamed)

                                                                                          Principal Amount of New Securities Per
                                                                                              $1,000 of Original Securities:
                                                                                       --------------------------------------------
 Aggregate                                                                              If Tender is Made       If Tender is Made
 Principal          Description of Tenneco's       Description of Tenneco Packaging's     Before Consent          After Consent
   Amount             Original Securities                    New Securities            Solicitation Expires   Solicitation Expires*
------------   ----------------------------------  ----------------------------------  --------------------   ---------------------
$299,690,000   6.70% Notes due 2005                7.20% Notes due 2005                       $1,000                  $980
$276,794,000   7.45% Debentures due 2025           7.95% Debentures due 2025                  $1,000                  $980
$100,000,000   7 1/2% Notes due 2007               8% Notes due 2007                          $1,000                  $980
$300,000,000   7 5/8% Debentures due June 15,      8 1/8% Debentures due June 15,             $1,000                  $980
               2017                                2017
$200,000,000   7 7/8% Debentures due 2027          8 3/8% Debentures due 2027                 $1,000                  $980

---------------
* The valid tender must also be received before the applicable exchange offer expires. Tenneco will only issue new securities with principal amounts of $1,000 or integral multiples of $1,000. Tenneco will: (1) aggregate the new securities to which a tendering registered holder would otherwise be entitled;
  (2) round this amount down to the nearest $1,000 and issue new securities to that holder in the rounded amount; and (3) compensate that holder for this rounding by paying cash in an amount equal to the principal amount of the fractional new security.

Each of the exchange offers expires at 5:00 p.m., New York City time, on November 3, 1999, unless extended. The consent solicitation expires at 5:00 p.m., New York City time, on October 20, 1999, unless extended.

- Tenneco intends to spin-off Tenneco Packaging after the exchange offers.

- Your tender is an automatic consent to amend the terms of the original securities, as described in this document.

- Tenneco expects that any original securities outstanding after the exchange offers and spin-off will not maintain investment-grade ratings.

- Tenneco expects the new securities to have an investment-grade rating.

- Your right to withdraw tendered securities is limited, as described in this document.

- Your exchange should not be taxable for U.S. federal income tax purposes, except for any accrued interest or cash received in lieu of a fractional interest in new securities.

- The new securities will not be listed on any securities exchange or market.

See "Risk Factors," beginning on page 24, for a description of factors that you should consider in evaluating the exchange offers and consent solicitation.
                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
                             ---------------------

   The dealer managers for the exchange offers and consent solicitation are:

MORGAN STANLEY DEAN WITTER                            CREDIT SUISSE FIRST BOSTON

October 5, 1999

                               TABLE OF CONTENTS

SUMMARY.....................................................       4
RISK FACTORS................................................      24
  Risk Factors if You Exchange..............................      24
  Risk Factors if You Do Not Exchange.......................      27
  Risks Factors Relating to the Spin-off....................      32
FORWARD-LOOKING STATEMENTS..................................      34
WHERE YOU CAN FIND MORE INFORMATION.........................      35
INCORPORATION OF INFORMATION BY REFERENCE...................      35
THE EXCHANGE OFFERS AND CONSENT SOLICITATION................      37
  Terms of the Exchange Offers..............................      37
  The Consent Solicitation..................................      38
  Expiration Time; Early Exchange Time; Extensions;
     Termination; Amendments................................      38
  Effect of Tender..........................................      40
  Acceptance of Consents and Original Securities; Delivery
     of Exchange Consideration..............................      40
  Procedures for Tendering Original Securities and Giving
     Consents...............................................      41
  Conditions to the Exchange Offers and Consent
     Solicitation...........................................      45
  Withdrawal Rights.........................................      46
  Dealer Managers...........................................      47
  Exchange Agent............................................      48
  Information Agent.........................................      48
  Trustee...................................................      48
  Fees and Expenses.........................................      48
MARKET AND TRADING INFORMATION..............................      48
ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS.................      48
THE PROPOSED AMENDMENTS.....................................      49
  Elimination of Operating Covenants........................      49
  Waiver....................................................      50
DESCRIPTION OF THE NEW SECURITIES...........................      52
  General...................................................      52
  New Securities............................................      52
  Some Important Covenants of Packaging.....................      56
  Consolidation, Merger and Sale of Assets..................      58
  Events of Default.........................................      59
  Modification of the New Indenture.........................      59
  Defeasance and Covenant Defeasance........................      60
  The New Trustee...........................................      60
  Book-Entry System.........................................      61
  Physical Securities.......................................      62
  Payment...................................................      62
THE SPIN-OFF................................................      63
  Reasons for the Spin-off..................................      63
  Manner of Spin-off........................................      63
  Corporate Restructuring Transactions......................      63

                            ------------------------

     THIS DOCUMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT TENNECO INC. AND TENNECO PACKAGING INC. THAT IS NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION, EXCLUDING EXHIBITS TO THE INFORMATION UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION, IS AVAILABLE WITHOUT CHARGE TO ANY HOLDER OR BENEFICIAL OWNER OF ORIGINAL SECURITIES UPON WRITTEN OR ORAL REQUEST TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT, 06831, TELEPHONE NUMBER (203) 863-1000. IN ORDER TO OBTAIN TIMELY DELIVERY, HOLDERS OF ORIGINAL SECURITIES MUST REQUEST THIS INFORMATION NO LATER THAN OCTOBER 13, 1999. Notwithstanding any disclosure to the contrary in documents incorporated by reference, no safe harbor protection under Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934 extends to forward-looking statements that appear in this document directly or by incorporation.

                               TABLE OF CONTENTS

  Debt Realignment..........................................      64
  Relationship Between Automotive and Packaging After the
     Spin-off...............................................      65
  Conditions to the Spin-off................................      69
  Amendment or Termination of the Distribution Agreement....      69
DESCRIPTION OF PACKAGING....................................      70
  General...................................................      70
  Capitalization............................................      70
  New Financing.............................................      71
  Unaudited Pro Forma Combined Financial Statements of
     Packaging..............................................      73
  Supplemental Financial Information of Packaging...........      79
  Combined Selected Financial Data of Packaging.............      80
  Industry Overview and Key Terms...........................      83
  Products and Markets......................................      84
  Growth Strategy...........................................      85
  Marketing, Distribution and Customers.....................      88
  Analysis of Revenues......................................      89
  Competition...............................................      89
  International.............................................      89
  Properties................................................      90
  Raw Materials.............................................      90
  Environmental Regulation..................................      90
  Other.....................................................      91
  Legal Proceedings.........................................      91
  Containerboard Packaging Interest.........................      92
  Management................................................      93
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     102
  Principal Stockholders....................................     119
DESCRIPTION OF TENNECO AFTER THE SPIN-OFF/AUTOMOTIVE........     120
  Capitalization............................................     120
  Unaudited Pro Forma Consolidated Financial Statements of
     Tenneco................................................     121
  Supplemental Financial Information of Tenneco.............     127
  Tenneco and Consolidated Subsidiaries Selected Financial
     Data...................................................     129
  Overview of Automotive Parts Industry.....................     133
  Analysis of Automotive's Revenues.........................     133
  Emissions Control Systems.................................     135
  Ride Control Systems......................................     136
  Sales and Marketing.......................................     137
  Manufacturing and Engineering.............................     137
  Industry Trends...........................................     138
  Business Strategy.........................................     141
  Properties................................................     143
  Legal and Environmental Proceedings.......................     144
  Strategic Acquisitions and Alliances......................     144
  Other.....................................................     145
  Management After the Spin-off.............................     146
  New Financing.............................................     155
U.S. FEDERAL INCOME TAX CONSEQUENCES........................     157
  Tax Considerations if You Exchange........................     157
  Tax Considerations if You Do Not Exchange.................     159
  Backup Withholding........................................     159
LEGAL MATTERS...............................................     159
EXPERTS.....................................................     160
INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE OF THE
  BUSINESSES OF TENNECO PACKAGING...........................     F-1

                                    SUMMARY

     Tenneco is offering to exchange Packaging's new securities listed in the table below for Tenneco's original securities listed in the table below and is soliciting consents with respect to the original securities on the terms and conditions described in this document and the accompanying letter of consent/ transmittal. The following is a brief summary of the information included in this document and may not contain all of the information that is important to you. You should carefully read and review this entire document and the other documents to which it refers to fully understand the terms of the new securities, exchange offers and consent solicitation.

     You should rely only on the information contained or incorporated by reference in this document. Tenneco and Packaging have not authorized anyone to provide you with information different from that contained in this document or incorporated by reference into this document. The exchange offers and consent solicitation are not being made to, and Tenneco will not accept tenders for exchange from, holders of outstanding original securities in any jurisdiction in which the exchange offers or consent solicitation, or the acceptance thereof, would not be in compliance with the securities or blue sky laws of that jurisdiction.

     Unless the context otherwise requires, in this document:

     - "Tenneco" refers to Tenneco Inc., a Delaware corporation, and its subsidiaries. Tenneco is currently engaged in the automotive, packaging and administrative services businesses, but plans to spin-off the packaging and administrative services businesses to its stockholders. When the spin-off is completed, Tenneco will be engaged in only its automotive business.

     - "Packaging" refers to Tenneco Packaging Inc., a Delaware corporation and those companies that will be its subsidiaries when the spin-off is completed. Packaging will be renamed in connection with the spin-off.

     - "Automotive" refers to Tenneco Inc. and those companies that will be its subsidiaries when the spin-off is completed, which will own and operate its automotive business. When the spin-off is completed, Tenneco will be renamed Tenneco Automotive Inc.

                  THE EXCHANGE OFFERS AND CONSENT SOLICITATION

THE EXCHANGE OFFERS:             For each $1,000 principal amount of original
                                 securities validly tendered and accepted for exchange, Tenneco is offering (1) $1,000 principal amount of the corresponding series of Packaging's new securities for holders who validly tender their original securities before the consent solicitation expires, as shown in the applicable column of the table below, or
                                 (2) $980 principal amount of the corresponding series of Packaging's new securities for holders who validly tender their original securities after the consent solicitation expires but before the applicable exchange offer expires, as shown in the applicable column of the table below. Notwithstanding the foregoing, Tenneco will only issue new securities with principal amounts of $1,000 or integral multiples of $1,000. Tenneco will: (1) aggregate the new securities to which a tendering registered holder would otherwise be entitled; (2) round this amount down to the nearest $1,000 and issue new securities to that holder in the rounded amount; and (3) compensate that holder for this rounding by paying cash in an amount equal to the principal amount of the fractional new security. See "The
                                 Exchange Offers and Consent Solicitation --
                                 Terms of the Exchange Offers" beginning on page
                                 37. For these purposes, a registered holder includes a participant in The Depository Trust
                                 Company with new securities credited directly to its account. See "The Exchange Offers and Consent Solicitation -- Procedures for
                                 Tendering Original Securities and Giving
                                 Consents" beginning on page 41.


                        AGGREGATE
                        PRINCIPAL          DESCRIPTION OF TENNECO'S                  DESCRIPTION OF
CUSIP NO.*                AMOUNT             ORIGINAL SECURITIES               PACKAGING'S NEW SECURITIES
----------             ------------   ----------------------------------   ----------------------------------
88037 EAA9             $299,690,000   6.70% Notes due 2005                 7.20% Notes due 2005
88037 EAB7             $276,794,000   7.45% Debentures due 2025            7.95% Debentures due 2025
88037 OBQ3             $100,000,000   7 1/2% Notes due 2007                8% Notes due 2007
88037 EAH4             $300,000,000   7 5/8% Debentures due June 15,       8 1/8% Debentures due June 15,
                                      2017                                 2017
88037 OBR1             $200,000,000   7 7/8% Debentures due 2027           8 3/8% Debentures due 2027

                         PRINCIPAL AMOUNT OF NEW
                        SECURITIES PER $1,000 OF
                          ORIGINAL SECURITIES:
                       ---------------------------
                       IF TENDER IS   IF TENDER IS
                       MADE BEFORE     MADE AFTER
                         CONSENT        CONSENT
                       SOLICITATION   SOLICITATION
CUSIP NO.*               EXPIRES       EXPIRES**
----------             ------------   ------------
88037 EAA9                $1,000          $980
88037 EAB7                $1,000          $980
88037 OBQ3                $1,000          $980
88037 EAH4                $1,000          $980
88037 OBR1                $1,000          $980

---------------
* The terms of the exchange offers shall not be affected by any defect in or omission of CUSIP numbers.

** The valid tender must also be received before the applicable exchange offer expires. See description above regarding payment of cash in lieu of a fractional interest in new securities.

IMPORTANT DATES AND OTHER
  INFORMATION:                   The following timeline summarizes important
                                 dates for the exchange offers and consent solicitation. You should read this timeline in conjunction with the rest of this document, which describes, among other things, Tenneco's right to extend, amend and/or terminate any of the exchange offers and the consent solicitation. Information concerning the exchange offers will be available on MCM
                                 "CorporateWatch" Service on Telerate pages
                                 64165, 64166 and 64167 and Bloomberg pages
                                 MCM7890, MCM7891 and MCM7892.
                            TIMELINE GRAPH SHOWING:

- COMMENCEMENT DATE - Tenneco begins the exchange offers and consent solicitation
- WITHDRAWAL TIME - You may not withdraw tendered securities after the first to occur of:
  - the consent solicitation expiration, or
  - 5:00 p.m., New York City time, on the date Tenneco publicly announces it has received the required consents
- CONSENT SOLICITATION EARLY EXCHANGE TIME - Consent solicitation expires; you must tender before 5:00 p.m., New York City time, to be eligible to receive $1,000 principal amount of new securities for each $1,000 principal amount of applicable original securities
- EXCHANGE OFFER EXPIRATION TIME - Exchange offers expire; you must tender before 5:00 p.m., New York City time, to be eligible to participate in the exchange offers
- ACCEPTANCE DATE - Tenneco accepts for exchange original securities that are validly tendered and not withdrawn
- ISSUANCE/EXCHANGE DATE - Packaging's new securities are issued in exchange for Tenneco's original securities; the exchange agent delivers new securities, any applicable accrued interest and any applicable cash for fractional new securities
---------------
* May be extended as described in this document.

CONCURRENT CASH TENDER OFFERS:   Tenneco is also making cash tender offers and a
                                 consent solicitation for all series of its public debt not subject to the exchange offers.
                                 Tenneco will commence these tender offers at the same time as the exchange offers, and expects to complete the tender and exchange offers at substantially the same time. The securities subject to these cash tender offers total $1,283,364,000 in aggregate principal amount.

                                 Tenneco will offer to pay cash for those securities accepted in the tender offers at either (1) a fixed price or (2) a price determined two business days before the tender offer expires based on the yield to maturity of a reference U.S. Treasury Security plus a fixed spread, depending on the series of debt. Holders will be required to consent to the proposed amendments in order to tender their securities. The price Tenneco offers will include a premium for those holders who tender securities before the related consent solicitation expires.

THE CONSENT SOLICITATION:        Tenneco is soliciting consents from the holders
                                 of original securities to amendments to the original debtholder contract under which
                                 Tenneco issued those securities, commonly referred to as an indenture. These proposed amendments will eliminate the restrictions on Tenneco's operations currently included in this original indenture. See "The Proposed
                                 Amendments" beginning on page 49.

                                 If you want to exchange your original
                                 securities, you will be required to consent to the proposed amendments. YOUR PROPER TENDER OF ORIGINAL SECURITIES USING ONE OF THE PROCEDURES DESCRIBED IN THIS DOCUMENT WILL CONSTITUTE YOUR AUTOMATIC CONSENT TO THE PROPOSED AMENDMENTS AND TO THE EXECUTION OF A SUPPLEMENT TO THE ORIGINAL INDENTURE TO EFFECT THE PROPOSED AMENDMENTS.

REQUIRED CONSENTS:               The aggregate principal amount of securities
                                 outstanding under the original indenture is $2,459,848,000, consisting of $1,176,484,000 of original securities that are subject to the exchange offers and $1,283,364,000 of other debt securities that are subject to Tenneco's concurrent cash tender offers. To amend the original indenture, Tenneco must receive consents from the registered holders of at least a majority of that aggregate amount, voting as a single class. In addition to the consent solicitation described in this document, Tenneco is soliciting consents to the proposed amendments in connection with its concurrent cash tender offers. ACCORDINGLY,
                                 TENNECO COULD RECEIVE THE REQUIRED CONSENTS IN
                                 CONNECTION WITH THE TENDER OFFERS WITHOUT
                                 REGARD TO THE RESULTS OF THE EXCHANGE OFFERS.
                                 See "The Exchange Offers and Consent
                                 Solicitation -- The Consent Solicitation" beginning on page 38.

                                 Tenneco may receive the required consents before the exchange offers expire. The proposed amendments will not take effect, however, unless Tenneco accepts for exchange or purchase debt securities issued under the original indenture that represent at least the required consents, whether tendered in the exchange offers or cash tender offers. See "The Proposed Amendments" beginning on page 49.

PURPOSE OF THE EXCHANGE OFFERS
AND CONSENT SOLICITATION:        Tenneco intends to spin-off Packaging to its
                                 public stockholders. Upon completion of the spin-off, Packaging will become an independent, publicly held company engaged in Tenneco's current packaging businesses. At that time, Tenneco's sole remaining business will be its current automotive business. See "The Spin-off" beginning on page 63.

                                 The exchange offers are one component of a plan to realign Tenneco's debt before the spin-off. As part of this debt realignment, Tenneco is also making the cash tender offers described above. See "The Spin-off -- Debt Realignment" beginning on page 64.

                                 The purpose of the exchange offers is to acquire all of Tenneco's outstanding original securities. The purpose of the consent solicitation is to eliminate the restrictions on Tenneco's operations currently included in the original indenture. This includes eliminating a covenant that might, if held to apply to the spin-off, otherwise require Packaging to become the obligor of the original securities. Tenneco and Packaging believe the application of that covenant is uncertain in these circumstances. See "The Proposed Amendments" beginning on page 49.

RISKS IF YOU EXCHANGE:           An investment in the new securities involves
                                 risks. See "Risk Factors -- Risks if You
                                 Exchange" beginning on page 24. These risks include:

                                 - Once the spin-off is completed, Packaging
                                   will have fewer assets and less revenues and cash flows than Tenneco currently does.

                                 - Tenneco and Packaging cannot assure you that
                                   the new securities will have or maintain an investment-grade rating.

                                 - A liquid trading market may not develop for
                                   the new securities, which could adversely affect their value.

RISKS IF YOU DO NOT EXCHANGE:    You could suffer adverse consequences if you
                                 choose not to tender your original securities.
                                 See "Risk Factors -- Risk Factors if You Do Not
                                 Exchange" beginning on page 27. These adverse consequences include:

                                 - The operating restrictions presently included
                                   in the original indenture will no longer apply. This will permit Tenneco, which at that time will consist solely of its Automotive business, to make new borrowings in connection with the spin-off that are secured by its assets, including the capital stock of its various subsidiaries. This will allow the lenders to enforce their rights by taking control of the assets and/or subsidiaries. As a result, any original securities that remain outstanding after the spin-off will effectively rank behind these new borrowings with regard to payment.

                                 - Once the spin-off is completed, Automotive
                                   will have a substantial amount of debt. This may adversely affect its ability to meet its payment obligations to you under the original securities if you do not exchange.

                                 - Tenneco expects that the original securities
                                   will not maintain an investment-grade rating after the exchange offers and spin-off. This could adversely affect their value.

                                 - Tenneco expects the original securities to
                                   have a limited trading market after the
                                   exchange offers. This could also adversely affect their value.

EXPIRATION OF THE EXCHANGE
OFFERS: Each exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, November 3, 1999, unless extended by Tenneco in its sole discretion or terminated at an earlier time.

EXPIRATION OF THE CONSENT
SOLICITATION:                    The consent solicitation will expire at 5:00
                                 p.m., New York City time, on Wednesday, October
                                 20, 1999, unless extended by Tenneco in its sole discretion or terminated at an earlier time.

WITHDRAWAL RIGHTS:               You may withdraw your tender of original
                                 securities for exchange any time before the withdrawal time described below by following the procedures described in this document. A valid withdrawal of original securities will also revoke the related consent. You may not revoke a consent without withdrawing the related original securities. See "The Exchange
                                 Offers and Consent Solicitation -- Withdrawal
                                 Rights" beginning on page 46.

                                 In general, you may not withdraw tendered original securities after the withdrawal time unless the related exchange offer is terminated without any original securities being accepted for exchange. Subject to applicable law, this is true even if Tenneco waives any condition to the exchange offers or extends any exchange offer or the consent solicitation. If, however, after the withdrawal time Tenneco reduces the principal amount of original securities subject to any exchange offer, or Tenneco reduces the consideration offered in that exchange offer, then the original securities tendered in that exchange offer may be validly withdrawn for the following ten business days.

                                 As used in this document, the term "withdrawal time" refers to the earlier of --

                                 - the expiration of the consent solicitation, and

                                 - 5:00 p.m., New York City time, on the date
                                   that Tenneco publicly announces that it has received the required consents.

                                 A public announcement shall be deemed to have been made as and when Tenneco issues a press release to the Dow Jones News Service indicating receipt of the required consents.

CONDITIONS TO THE EXCHANGE
OFFERS
  AND CONSENT SOLICITATION:      The exchange offers and consent solicitation
                                 are subject to satisfaction or Tenneco's waiver of several conditions, including:

                                 - the receipt of the required consents;

                                 - any and all conditions to Tenneco's cash
                                   tender offers; and

                                 - any and all conditions to each other
                                   component of the debt realignment, and any and all material conditions, other than completion of the debt realignment, to the spin-off.

                                 See "The Exchange Offers and Consent
                                 Solicitation -- Conditions to the Exchange
                                 Offers and Consent Solicitation" beginning on page 45.

                                 Because the exchange offers are part of the realignment of Tenneco's total debt before the spin-off, Tenneco plans to complete the exchange offers before to the spin-off. See
                                 "-- The Spin-off." Tenneco expects, however, to complete the spin-off within one business day after the exchange offers expire, or as soon thereafter as practicable. For this reason, Tenneco has conditioned the exchange offers on the satisfaction of all material conditions to the spin-off, other than completion of the debt realignment. See "The Spin-off -- Debt Realignment" beginning on page 64.

HOW TO TENDER YOUR ORIGINAL
  SECURITIES AND GIVE
  CONSENTS:                      For a description of how to tender your
                                 original securities and give consents, see "The
                                 Exchange Offers -- Procedures for Tendering
                                 Original Securities and Giving Consents" beginning on page 41. THERE ARE NO GUARANTEED
                                 DELIVERY PROCEDURES. YOU MUST COMPLETE THE
                                 PROCEDURES FOR TENDERING ORIGINAL SECURITIES
                                 DESCRIBED IN THIS DOCUMENT BEFORE THE CONSENT
                                 SOLICITATION OR EXCHANGE OFFERS EXPIRE, AS
                                 APPLICABLE. For more information, you should contact the information agent or dealer managers at their addresses on the back cover of this document, or consult your broker, dealer, commercial bank or trust company for assistance.

ACCEPTANCE OF ORIGINAL
  SECURITIES; DELIVERY
  OF EXCHANGE CONSIDERATION:     Upon the terms and subject to the conditions of
                                 the exchange offers and applicable law, Tenneco will (1) accept for exchange original securities validly tendered before the applicable expiration time, and not properly withdrawn, and then (2) pay for accepted original securities by delivering new securities in book-entry form, plus cash for any applicable accrued interest and fractional interest in new securities, to the exchange agent on the next New York Stock Exchange trading day. The date new securities are delivered to the exchange agent is referred to in this document as their issuance date.

                                 NEW SECURITIES WILL BE ISSUED ONLY IN
                                 BOOK-ENTRY FORM THROUGH THE DEPOSITORY TRUST
                                 COMPANY. THIS MEANS THAT YOU WILL NOT RECEIVE CERTIFICATES FOR ANY OF YOUR NEW SECURITIES. If you plan to tender original securities which are not held through DTC, you are urged to contact a custodian that can hold securities through DTC to arrange delivery of the new securities on your behalf. This custodian should also provide you with the required DTC participant and account information that you will be required to submit in the accompanying letter of consent/transmittal.

                                 The exchange agent will deliver new securities in book-entry form, plus cash for any applicable accrued interest and fractional interest in new securities, to exchanging holders on the issuance date for those new securities or as soon thereafter as practicable.

ACCRUED INTEREST ON ORIGINAL
  SECURITIES; INTEREST ON NEW
  SECURITIES:                    Tenneco will pay accrued but unpaid interest on
                                 original securities exchanged through the date
                                 Tenneco accepts them for exchange. If, however, Tenneco accepts for exchange any particular series of original securities after an interest record date for that series and on or before the related interest payment date, accrued but unpaid interest will instead be paid to the holder of those original securities as of the record date, if different from the tendering holder. See "The Exchange Offers and Consent
                                 Solicitation -- Terms of the Exchange Offers" beginning on page 37.

                                 Interest on the new securities will accrue from, and including, their issuance date.

WAIVERS; EXTENSIONS;
AMENDMENTS:                      Tenneco expressly reserves the right to:

                                 - terminate any or all of the exchange offers
                                   or the consent solicitation upon the failure of any of the conditions to the exchange offers and consent solicitation;

                                 - waive any condition to any of the exchange
                                   offers or the consent solicitation;

                                 - extend the expiration of any of the exchange
                                   offers or the consent solicitation;

                                 - amend the terms of any of the exchange offers
                                   or the consent solicitation; and

                                 - not accept original securities as a result of
                                   an invalid tender, withdrawal or the
                                   occurrence of other events described in this document.

                                 If Tenneco makes a material change to the terms of or information concerning the exchange offers or consent solicitation, including any waiver of a material condition, Tenneco and Packaging will, to the extent required by law:
                                 (1) amend and recirculate this document; and
                                 (2) extend the expiration of the exchange offers and/or consent solicitation. See "The Exchange Offers and Consent
                                 Solicitation -- Expiration Time; Early Exchange Time; Extensions; Termination; Amendments" beginning on page 38.

TAX CONSEQUENCES:                Tenneco intends the exchange offers to be part
                                 of a tax-free reorganization under the Internal
                                 Revenue Code of 1986, as amended. You should generally not have income tax liability if you exchange original securities for new securities, except on any accrued but unpaid interest and except with respect to cash received in lieu of a fractional interest in new securities. You should also not have income tax liability in connection with the exchange offers if your original securities are not exchanged. See "U.S. Federal Income Tax
                                 Consequences" beginning on page 157 for
                                 circumstances in which all or part of your exchange could be taxable.

NO RECOMMENDATION:               Tenneco and Packaging are not, and no other
                                 person acting on behalf of either of them, is making any recommendation about tendering original securities in the exchange offers or providing consents to the proposed amendments.

NO DISSENTERS' RIGHTS:           You will not have any right to dissent and
                                 receive an appraisal of your original
                                 securities in connection with the exchange offers or consent solicitation.

EXCHANGE AGENT:                  The Chase Manhattan Bank is the exchange agent
                                 that will receive tenders of original
                                 securities on Tenneco's behalf and distribute any payments made.

INFORMATION AGENT:               Georgeson Shareholder Communications Inc. is
                                 the information agent that you may contact for assistance or additional copies of this document.

DEALER MANAGERS:                 Morgan Stanley Dean Witter and Credit Suisse
                                 First Boston are acting as dealer managers for the exchange offers.
\

                          TERMS OF THE NEW SECURITIES

     The terms of the new securities will be substantially identical to the current terms of the original securities except that (a) Packaging will issue the new securities, and (b) the interest rate on each series of new securities will be higher than the interest rate on the corresponding series of original securities. See "Description of the New Securities" beginning on page 52.

ISSUER:                          Tenneco Packaging Inc., which will be renamed.

                                 If you exchange your original securities for new securities, you will be entitled to look only to Packaging's businesses and operations for the payment of principal and interest, rather than to the consolidated operations of Tenneco, which included both Packaging and Automotive. See "Risk Factors -- Risk Factors if You Exchange" beginning on page 24.

RANKING: The new securities will be senior unsecured obligations of Packaging. This means they will rank equally in right of payment with all existing and future unsecured and unsubordinated debt of Packaging and effectively junior to any secured debt of Packaging. In connection with the spin-off, Packaging will be making borrowings under new credit facilities that will rank equally in right of payment with the new securities. See "Description of Packaging -- Unaudited Pro Forma Combined Financial Statements of Packaging." Packaging currently has no debt securities outstanding that are senior or junior to the new securities.

NEW SECURITIES:

       SERIES OF NEW SECURITIES                  INTEREST PAYMENT DATES
       ------------------------                  ----------------------
7.20% Notes due 2005                          June 15 and December 15
7.95% Debentures due 2025                     June 15 and December 15
8% Notes due 2007                             April 15 and October 15
8 1/8% Debentures due June 15, 2017           June 15 and December 15
8 3/8% Debentures due 2027                    April 15 and October 15

LISTING: The new securities will not be listed on any domestic or international securities exchange or market.

BASIC PACKAGING COVENANTS:       Packaging will issue the new securities under a
                                 new indenture with The Chase Manhattan Bank, as trustee. The new indenture will restrict
                                 Packaging's ability to:

                                 - borrow money that is secured by liens on
                                   principal manufacturing or research and
                                   development facilities or on the capital stock of subsidiaries;

                                 - sell all or substantially all of its assets
                                   or merge with another person; and

                                 - sell and then take an immediate lease back of
                                   principal manufacturing or research and
                                   development facilities.

                                 These restrictions are subject to important exceptions described under the heading "Description of the New Securities" beginning on page 52.

                                 THE COMPANIES

TENNECO BEFORE THE SPIN-OFF

     Tenneco is a global manufacturing company whose major businesses currently consist of (a) Automotive -- the manufacture and sale of automotive emissions control and ride control products and systems, and (b) Packaging -- the manufacture and sale of specialty packaging and consumer products for the foodservice, consumer, protective, flexible and institutional/industrial markets. Tenneco's headquarters are located at 1275 King Street, Greenwich, Connecticut, 06831, and its telephone number at that location is (203) 863-1000. For further information about Tenneco, see "Where You Can Find More Information" on page 35 and "Incorporation of Information by Reference" beginning on page 35.

     Tenneco was incorporated in 1996 under the name "New Tenneco Inc." as a wholly owned subsidiary of the company then known as Tenneco Inc. At that time, the company's major businesses were shipbuilding, energy, automotive and packaging. On December 11, 1996, the former Tenneco completed the transfer of its automotive and packaging businesses to the current Tenneco, and spun off the current Tenneco to its public stockholders. In connection with that spin-off, the former Tenneco also spun off its shipbuilding division to its public stockholders and the remaining energy company was acquired by El Paso Natural Gas Company. Unless the context otherwise requires, for periods prior to December 11, 1996, the term "Tenneco" also refers to the company formerly known as Tenneco.

PACKAGING

     Packaging is a global supplier of specialty packaging and consumer products, with 1998 revenues of approximately $2.8 billion. Packaging operates 89 manufacturing facilities throughout the world and employs over 15,000 people. Packaging is currently owned by Tenneco and will become an independent, publicly traded company upon completion of the spin-off.

     Packaging manufactures and sells plastic, aluminum and paper-based consumer products, such as disposable tableware, plastic food storage bags and plastic trash bags. Packaging sells these products under such recognized brand names as Hefty(R), Baggies(R), Hefty One-Zip(R) and E-Z Foil(R). Packaging also offers food/foodservice packaging products such as molded fiber cartons, foam meat trays and plastic, pressed paperboard and aluminum containers for frozen food, bakery and deli applications. Its products also include sponge-like foam and other packaging to protect and cushion a variety of goods during storage and shipment and flexible plastic bags for medical, pharmaceutical, chemical, hygiene and industrial applications. When the spin-off is completed, Packaging will own Tenneco's administrative services operations, but is currently analyzing its alternatives with respect to these operations. See "Description of Packaging -- Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 102.

     Packaging also owns a 43% common equity interest in a joint venture that operates Packaging's former containerboard packaging business. Containerboard is material derived primarily from wood pulp and recycled paper that is used to make cartons, boxes and other containers. The joint venture manufactures containerboard, as well as corrugated containers and lumber and related wood products. The joint venture had 1998 pro forma revenues of $1.57 billion. Packaging plans to sell its interest in this containerboard joint venture and expects the sale to be completed before the spin-off. See "Description of Packaging -- Unaudited Pro Forma Combined Financial Statements of Packaging" beginning on page 73.

     Packaging's headquarters are located at 1900 West Field Court, Lake Forest, Illinois 60045, and its telephone number at that location is (847) 482-2000. For more information about Packaging, see "Description of Packaging" beginning on page 70.

TENNECO AFTER THE SPIN-OFF/AUTOMOTIVE

     When the spin-off is completed, Tenneco's remaining operations will consist solely of Automotive. Automotive is a worldwide manufacturer and marketer of automotive emissions control and ride control products and systems for vehicle manufacturers and the repair and replacement market, or aftermarket. With 1998 revenues of approximately $3.2 billion, approximately 23,500 employees worldwide and 106 facilities in 25 countries, Automotive is a global business that sells its products in over 100 countries. Automotive manufactures and markets its emissions control products primarily under the Walker(R) brand name and its ride control products primarily under the Monroe(R) brand name. Among its products are Sensa-Trac(R) shock absorbers and weight bearing struts, Rancho(R) ride control products, Walker Quiet-Flow(TM) mufflers and DynoMax(R) performance mufflers, Walker(R) and Gillet(TM) exhaust systems and Monroe Clevite(TM) elastomeric vibration control components.

     Automotive's headquarters are located at 500 North Field Drive, Lake Forest, Illinois 60045, and its telephone number at that location is (847) 482-5000. For more information about Automotive, see "Description of Tenneco After the Spin-off/Automotive" beginning on page 120.

                                  THE SPIN-OFF

     The spin-off of Packaging is the final step in the transformation of Tenneco from a highly diversified industrial corporation to independent companies focused on their core businesses. In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of its automotive, paperboard packaging and specialty packaging businesses. Earlier this year, Tenneco separated the paperboard packaging business from the rest of its operations. First, Packaging contributed its containerboard packaging business, which constituted the majority of its paperboard packaging segment, to a new joint venture for approximately $2 billion plus a 45% common equity interest. Packaging currently plans to sell its remaining interest in this joint venture, which is now 43% due to subsequent equity issuances to management, through an initial registered public offering. Second, Packaging sold the balance of its paperboard packaging business, the folding carton business, for $72.5 million. The cash proceeds of these transactions were used to repay a portion of Tenneco's short-term debt. The spin-off will complete the separation of Tenneco's businesses and create two independent, public companies -- Automotive and Packaging.

     Tenneco's Board of Directors has determined that the spin-off is in the best interests of Tenneco's stockholders because divergent industry trends increasingly require Tenneco's packaging and automotive businesses to pursue different strategies. The spin-off is designed to separate Tenneco's packaging business from its automotive business, which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs.

     The following describes the principal transactions that Tenneco and Packaging will undertake to complete the spin-off. The spin-off is subject to a number of conditions, including completion of the corporate restructuring transactions and debt realignment. See "The Spin-off" beginning on page 63.

     - Corporate Restructuring Transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries are involved. Therefore, Tenneco will need to restructure the ownership of its existing businesses before the spin-off so that the assets, liabilities and operations of (a) its packaging business and administrative services operations will be owned directly and indirectly by Packaging and (b) its automotive business will be owned directly and indirectly by Tenneco and its non-packaging subsidiaries. See "The Spin-off -- Corporate Restructuring Transactions" beginning on page 63.

     - Debt Realignment. Tenneco's historical practice has been to incur debt for its consolidated group at the parent-company level or at a limited number of its subsidiaries, rather than at the operating-company level, and to manage centrally various cash functions. Therefore, before the spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments and other refinancings. The purpose is to allocate this debt between Automotive and Packaging before the companies are separated. The exchange offers and Tenneco's cash tender offers are components of this debt realignment. Tenneco also expects to repay other non-public debt and to repurchase subsidiary preferred stock. To finance the cash tender offers and other cash payments, Packaging and Automotive will each make borrowings under new credit facilities and Automotive expects to issue new senior subordinated debt. See "The Spin-off -- Debt Realignment" beginning on page 64.

       If the debt realignment and spin-off had occurred on June 30, 1999, Packaging would have had debt for money borrowed of about $2.2 billion and Automotive would have had debt for money borrowed of about $1.7 billion on a pro forma basis. This pro forma debt amount for Packaging does not reflect the application of any proceeds from Packaging's planned sale of its remaining interest in the containerboard joint venture. See "Description of Packaging -- Unaudited Pro Forma Combined Financial Statements of Packaging" beginning on page 73 and "Description of Tenneco After the Spin-off/Automotive -- Unaudited Pro Forma Consolidated Financial Statements of Tenneco" beginning on page 121.

     - Distribution of Packaging Common Stock. Tenneco will complete the spin-off by distributing all Packaging common stock to the holders of Tenneco common stock at a ratio of one share of Packaging common stock for each share of Tenneco common stock. The spin-off is conditioned on Tenneco's receipt, and the continued effectiveness, of a determination that the spin-off will be tax-free to Tenneco and its stockholders. Tenneco received a letter ruling from the Internal Revenue Service to that effect on August 20, 1999.

                   SUMMARY HISTORICAL AND PRO FORMA COMBINED
                          FINANCIAL DATA OF PACKAGING

     The following summary combined financial data as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, were derived from the audited Combined Financial Statements of The Businesses of Tenneco Packaging. The following summary combined financial data as of December 31, 1996, 1995, and 1994, and for the years ended December 31, 1995 and 1994, are unaudited and were derived from Tenneco's accounting records. The following summary combined financial data as of and for each of the six months ended June 30, 1999 and 1998 were derived from the unaudited Combined Financial Statements of The Businesses of Tenneco Packaging. In the opinion of Packaging's management, the summary combined financial data of Packaging as of December 31, 1996, 1995, and 1994, and for the years ended December 31, 1995 and 1994, and as of and for the six months ended June 30, 1999 and 1998, include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. You should not regard the results of operations for the six months ended June 30, 1999 as indicative of the results that may be expected for the full year.

     The following summary unaudited pro forma combined financial data as of and for the six months ended June 30, 1999, and for the year ended December 31, 1998, reflect the effects of:

     - the debt realignment; and

     - the spin-off of Packaging and related transactions.

     The unaudited pro forma combined statement of income data have been prepared as if these transactions occurred on January 1, 1998; the unaudited pro forma combined balance sheet data have been prepared as if these transactions occurred on June 30, 1999. The summary unaudited pro forma combined financial data are not necessarily indicative of what Packaging's results of operations would have been had these transactions described above actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

     Packaging's debt balances in the summary unaudited pro forma combined financial data do not reflect the application of any proceeds from Packaging's planned sale of its remaining interest in its containerboard joint venture. Packaging expects the sale to be completed before the spin-off, with the net proceeds used to retire the Tenneco debt that would otherwise be allocated to Packaging in the debt realignment. If the sale occurs after the spin-off, the net proceeds will be used to retire Packaging debt.

     There is other information Packaging believes is relevant to understanding its results of operations following the spin-off. These items relate to corporate overhead costs incurred by Tenneco and its administrative services operations that Packaging expects will differ for it following the spin-off. For further information you should see "Description of Packaging -- Supplemental Financial Information of Packaging" beginning on page 79.

     You should read all of this information in conjunction with the following each of which is included elsewhere in this document:

     - Unaudited Pro Forma Combined Financial Statements of Packaging on page
       73;

     - Combined Selected Financial Data of Packaging on page 80;

     - Management's Discussion and Analysis of Financial Condition and Results of Operations of Packaging on page 102; and

     - Combined Financial Statements and Schedule of the Businesses of Tenneco Packaging on page F-1.

                                                        (continued on next page)


                                          Years Ended December 31,
                            -----------------------------------------------------
                             Pro Forma
                               1998         1998(a)       1997(a)       1996(a)
                             ---------      -------       -------       -------
                               (Dollars in millions except per share amounts)
STATEMENT OF INCOME
 DATA(b):
 Net sales and operating
   revenues --
     Specialty............. $     2,785   $     2,785   $     2,553   $     1,987
     Other.................           6             6            10            --
                            -----------   -----------   -----------   -----------
       Total............... $     2,791   $     2,791   $     2,563   $     1,987
                            ===========   ===========   ===========   ===========
 Income from continuing
   operations before
   interest expense, income
   taxes, and minority
   interest --
     Specialty............. $       328   $       328   $       308   $       249
     Other(c)..............         (40)          (45)           (2)          (15)
                            -----------   -----------   -----------   -----------
       Total...............         288           283           306           234
 Interest expense(d).......         164           133           124           102
 Income tax expense
   (benefit)...............          57            67            75            67
 Minority interest.........           1             1             1            --
                            -----------   -----------   -----------   -----------
 Income (loss) from
   continuing operations...          66            82           106            65
 Income (loss) from
   discontinued operations,
   net of income tax(e)....          NA            57            21            71
 Extraordinary loss, net of
   income tax(f)...........          NA            --            --            (2)
 Cumulative effect of
   changes in accounting
   principles, net of
   income tax(g)...........          NA            --           (38)           --
                                          -----------   -----------   -----------
 Net income (loss).........          NA   $       139   $        89   $       134
                                          ===========   ===========   ===========
Average number of shares of
 common stock
 outstanding(h) --
 Basic..................... 168,505,573   168,505,573   170,264,731   169,609,373
 Diluted................... 168,834,531   168,834,531   170,801,636   170,526,112
Earnings (loss) per average
 share of common stock(h)--
 Basic:
   Continuing operations... $       .39   $       .49   $       .63   $       .38
   Discontinued
     operations(e).........          NA           .34           .12           .42
   Extraordinary loss(f)...          NA            --            --          (.01)
   Cumulative effect of
     changes in accounting
     principles(g).........          NA            --          (.23)           --
                                          -----------   -----------   -----------
                                          $       .83   $       .52   $       .79
                                          ===========   ===========   ===========
 Diluted:
   Continuing operations... $       .39   $       .49   $       .63   $       .38
   Discontinued
     operations(e).........          NA           .34           .12           .42
   Extraordinary loss(f)...          NA            --            --          (.01)
   Cumulative effect of
     changes in accounting
     principles(g).........          NA            --          (.23)           --
                                          -----------   -----------   -----------
                                          $       .83   $       .52   $       .79
                                          ===========   ===========   ===========
BALANCE SHEET DATA(b):
 Net assets of discontinued
   operations(e)...........          NA   $       366   $       423   $       459
 Total assets..............          NA         4,798         4,618         4,028
 Short-term debt(d)........          NA           595           158           123
 Long-term debt(d).........          NA         1,312         1,492         1,073
 Debt allocated to
   discontinued
   operations(d)...........          NA           548           473           394
 Minority interest.........          NA            14            15            --
 Combined equity...........          NA         1,776         1,839         1,843

                                                                       Six Months
                             Years Ended December 31,                Ended June 30,
                             -------------------------   ---------------------------------------
                                                          Pro Forma
                                1995          1994          1999         1999(a)       1998(a)
                                ----          ----        ---------      -------       -------
                                       (Dollars in millions except per share amounts)
STATEMENT OF INCOME
 DATA(b):
 Net sales and operating
   revenues --
     Specialty.............  $       845   $       636   $     1,404   $     1,404   $     1,361
     Other.................           --            --            --            --            10
                             -----------   -----------   -----------   -----------   -----------
       Total...............  $       845   $       636   $     1,404   $     1,404   $     1,371
                             ===========   ===========   ===========   ===========   ===========
 Income from continuing
   operations before
   interest expense, income
   taxes, and minority
   interest --
     Specialty.............  $        39   $        68   $       190   $       190   $       175
     Other(c)..............           (6)           17           (43)          (46)           (2)
                             -----------   -----------   -----------   -----------   -----------
       Total...............           33            85           147           144           173
 Interest expense(d).......           91            48            81            68            67
 Income tax expense
   (benefit)...............           (3)           19            20            24            37
 Minority interest.........           --            --            --            --            --
                             -----------   -----------   -----------   -----------   -----------
 Income (loss) from
   continuing operations...          (55)           18            46            52            69
 Income (loss) from
   discontinued operations,
   net of income tax(e)....          224            75            NA          (163)           37
 Extraordinary loss, net of
   income tax(f)...........           --            --            NA            (7)           --
 Cumulative effect of
   changes in accounting
   principles, net of
   income tax(g)...........           --            --            NA           (32)           --
                             -----------   -----------                 -----------   -----------
 Net income (loss).........  $       169   $        93            NA   $      (150)  $       106
                             ===========   ===========                 ===========   ===========
Average number of shares of
 common stock
 outstanding(h) --
 Basic.....................  172,764,198   162,307,189   166,937,362   166,937,362   169,341,555
 Diluted...................  173,511,654   162,912,425   167,319,412   167,319,412   169,936,676
Earnings (loss) per average
 share of common stock(h)--
 Basic:
   Continuing operations...  $      (.32)  $       .11   $       .28   $       .31   $       .41
   Discontinued
     operations(e).........         1.30           .46            NA          (.98)          .22
   Extraordinary loss(f)...           --            --            NA          (.04)           --
   Cumulative effect of
     changes in accounting
     principles(g).........           --            --            NA          (.19)           --
                             -----------   -----------                 -----------   -----------
                             $       .98   $       .57                 $      (.90)  $       .63
                             ===========   ===========                 ===========   ===========
 Diluted:
   Continuing operations...  $      (.32)  $       .11   $       .28   $       .31   $       .41
   Discontinued
     operations(e).........         1.29           .46            NA          (.98)          .22
   Extraordinary loss(f)...           --            --            NA          (.04)           --
   Cumulative effect of
     changes in accounting
     principles(g).........           --            --            NA          (.19)           --
                             -----------   -----------                 -----------   -----------
                             $       .97   $       .57                 $      (.90)  $       .63
                             ===========   ===========                 ===========   ===========
BALANCE SHEET DATA(b):
 Net assets of discontinued
   operations(e)...........  $       393   $       236   $       133   $       133   $       382
 Total assets..............        3,358         1,630         4,749         4,486         4,788
 Short-term debt(d)........          205            49         1,010(i)         367          335
 Long-term debt(d).........          880           478         1,186(i)       1,494        1,488
 Debt allocated to
   discontinued
   operations(d)...........          369           285            --            --           479
 Minority interest.........           --            --            14            14            15
 Combined equity...........        1,531           703         1,286         1,340         1,829

                                                        (continued on next page)


                                          Years Ended December 31,
                            -----------------------------------------------------
                             Pro Forma
                               1998         1998(a)       1997(a)       1996(a)
                             ---------      -------       -------       -------
                               (Dollars in millions except per share amounts)
STATEMENT OF CASH FLOWS
 DATA(b):
   Net cash provided (used)
     by operating
     activities............          NA   $       577   $       405   $       263
   Net cash provided (used)
     by investing
     activities............          NA          (514)         (654)         (669)
   Net cash provided (used)
     by financing
     activities............          NA           (67)          239           399
   Capital expenditures for
     continuing
     operations............          NA          (194)         (229)         (216)
OTHER DATA:
 EBITDA(j)................. $       463   $       458   $       469   $       365
 Ratio of earnings to fixed
   charges(k)..............        1.68          1.99          2.31          2.15

                                                                       Six Months
                             Years Ended December 31,                Ended June 30,
                             -------------------------   ---------------------------------------
                                                          Pro Forma
                                1995          1994          1999         1999(a)       1998(a)
                                ----          ----        ---------      -------       -------
                                       (Dollars in millions except per share amounts)
STATEMENT OF CASH FLOWS
 DATA(b):
   Net cash provided (used)
     by operating
     activities............  $       479   $       283            NA   $       (45)  $       288
   Net cash provided (used)
     by investing
     activities............       (1,791)         (146)           NA          (866)         (221)
   Net cash provided (used)
     by financing
     activities............        1,327          (142)           NA           920           (66)
   Capital expenditures for
     continuing
     operations............         (265)         (134)           NA           (75)         (101)
OTHER DATA:
 EBITDA(j).................  $        78   $       121   $       241   $       238   $       261
 Ratio of earnings to fixed
   charges(k)..............           NM          1.72          1.74          2.00          2.45

-------------------------
(a) For a discussion of the significant items affecting comparability of the financial information for the years ended December 31, 1998, 1997, and 1996, and for the six months ended June 30, 1999 and 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Packaging included elsewhere in this document.

(b) During the periods presented, Packaging completed numerous acquisitions, the most significant of which were the acquisitions of Mobil Plastics for $1.3 billion in late 1995, Amoco Foam Products for $310 million in August 1996, and the protective and flexible packaging business of N.V. Koninklijke KNP BT for $380 million in April 1997. See Note 6 to the Combined Financial Statements of The Businesses of Tenneco Packaging. See also "Description of Packaging -- Growth Strategy" and "Description of Packaging -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) Historical and pro forma income from continuing operations before interest expense, income taxes and minority interest for "Other" includes costs which were incurred by Tenneco's corporate and administrative services operations which were not allocated to Tenneco's operating segments. Because these functions will be a part of Packaging upon the spin-off, they are included in Packaging's historical combined financial statements. Packaging expects its costs for these functions will differ following the spin-off. See "Supplemental Financial Information of Packaging" included elsewhere in this document for further information.

(d) Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, historical amounts include debt and related interest expense allocated to Packaging from Tenneco based on the portion of Tenneco's investment in Packaging which Tenneco deemed to be debt. This allocation is generally based upon the ratio of Packaging's net assets to Tenneco's consolidated net assets plus debt. An allocation of debt and its related interest expense has also been made to Packaging's discontinued operations based on the ratio of the discontinued operations' net assets to Packaging's combined net assets plus debt. Management believes that the allocation of corporate debt and related interest expense for the historical periods is reasonable. This historical allocation, however, is not indicative of the total amount of debt that Packaging will have upon completion of the debt realignment or of the debt and interest that may be incurred by Packaging as a separate public entity. See "Combined Financial Statements of The Businesses of Tenneco Packaging" included elsewhere in this document.

(e) Discontinued operations for the periods presented consist of Packaging's paperboard packaging segment, which was discontinued in June 1999 following the decision to sell Packaging's remaining common equity interest in its containerboard joint venture. Loss from discontinued operations for the six months ended June 30, 1999 includes an after-tax loss of $178 million, or $1.07 per diluted common share, resulting from the contribution of Packaging's containerboard assets to the containerboard joint venture. See
    Note 7 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document.

(f) Represents Packaging's costs related to prepayment of debt. See Note 7 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document.

(g) In 1999, Packaging implemented the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." In 1997, Packaging implemented the Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." See Note 3 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document for additional information regarding changes in accounting principles.

(h) In the spin-off, Tenneco stockholders will receive one share of Packaging common stock for each share of Tenneco common stock outstanding. Accordingly, basic and diluted earnings per share for Packaging were calculated using Tenneco's historical weighted average shares outstanding and weighted average shares outstanding adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued, respectively.
                                                        (continued on next page)

(i) Packaging's pro forma debt balances reflect debt allocated to Packaging in the debt realignment before application of any proceeds from Packaging's planned sale of its remaining interest in its containerboard joint venture. Packaging expects the sale to be completed before the spin-off, with the net proceeds used to retire the Tenneco debt that would otherwise be allocated to Packaging in the debt realignment. If the sale occurs after the spin-off, the net proceeds will be used to retire Packaging debt. See "Description of Packaging -- Unaudited Pro Forma Combined Financial Statements of Packaging."

(j) EBITDA represents income from continuing operations before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the Combined Statements of Income of The Businesses of Tenneco Packaging or Unaudited Pro Forma Combined Statements of Income of Packaging included elsewhere in this document. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the operating performance of Packaging, or as an alternative to operating cash flows as a measure of liquidity. Packaging has reported EBITDA because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's ability to incur and service debt. Packaging believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods, particularly when acquisitions are involved, or nonoperating factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(k) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. The historical ratios are based upon the amount of interest expense on corporate debt allocated to Packaging by Tenneco as discussed in (d) above. The pro forma ratios are derived from the Unaudited Pro Forma Combined Financial Statements of Packaging included elsewhere in this document. For the year ended December 31, 1995, earnings were inadequate to cover fixed charges by $59 million.

    SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF TENNECO

     The following summary consolidated financial data as of and for each of the fiscal years in the five years ended December 31, 1998 were derived from the audited financial statements of Tenneco and its consolidated subsidiaries. The following summary consolidated financial data as of and for each of the six months ended June 30, 1999 and 1998 were derived from the unaudited condensed financial statements of Tenneco and its consolidated subsidiaries. In the opinion of Tenneco's management, the summary consolidated historical financial data of Tenneco as of and for the six months ended June 30, 1999 and 1998 include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. You should not regard the results of operations for the six months ended June 30, 1999 as indicative of the results that may be expected for the full year.

     The following summary unaudited pro forma consolidated financial data set forth below as of and for the six months ended June 30, 1999, and for the year ended December 31, 1998, reflect the effects of:

     - the debt realignment;

     - the spin-off of Packaging and related transactions; and

     - the April 1999 contribution of Packaging's containerboard assets to a new joint venture and the June 1999 sale of Packaging's folding carton assets. These two transactions are reflected only in the pro forma balance sheet data since they were completed before the date of the pro forma balance sheet.

     The unaudited pro forma consolidated statement of income data have been prepared as if these transactions occurred January 1, 1998; the unaudited pro forma consolidated balance sheet data have been prepared as if the debt realignment, spin-off and related transactions occurred on June 30, 1999. The summary unaudited pro forma consolidated financial data are not necessarily indicative of what Tenneco's results of operations would have been had these transactions described above actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period.

     There is other information Tenneco believes is relevant to understanding its results of operations following the spin-off. These items relate to corporate overhead costs incurred by Tenneco and its administrative services operations that Tenneco expects will differ following the spin-off. For further information you should see "Description of Tenneco After the Spin-off/Automotive -- Supplemental Financial Information of Tenneco" beginning on page 127.

     You should read all of this information in conjunction with the:

     - Unaudited Pro Forma Consolidated Financial Statements of Tenneco beginning on page 121 of this document; and

     - Management's Discussion and Analysis of Financial Condition and Results of Operations of Tenneco and the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for the year ended December 31, 1998, and for the six months ended June 30, 1999, each of which are contained in the Tenneco Current Report on Form 8-K, dated August 20, 1999. The Form 8-K is incorporated by reference into this document. See "Where You Can Find More Information" and "Incorporation of Information By Reference" on page 35 of this document.

                                                        (continued on next page)


                                                   YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                             PRO FORMA
                                               1998         1998(A)       1997(A)
                                            -----------     -------       -------
                                            (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA(b):
 Net sales and operating revenues from
   continuing operations................... $     3,237   $     3,237   $     3,226
                                            ===========   ===========   ===========
Income from continuing operations before
 interest expense, income taxes, and
 minority interest --
   Automotive.............................. $       248   $       248   $       407
   Other...................................         (26)          (21)          (12)
                                            -----------   -----------   -----------
     Total.................................         222           227           395
Interest expense(c)........................         161            69            58
Income tax expense (benefit)...............         (26)           13            80
Minority interest..........................          --            29            23
                                            -----------   -----------   -----------
Income (loss) from continuing operations...          87           116           234
Income (loss) from discontinued operations,
 net of income tax(d)......................          NA           139           127
Extraordinary loss, net of income tax(e)...          NA            --            --
Cumulative effect of changes in accounting
 principles, net of income tax(f)..........          NA            --           (46)
                                                          -----------   -----------
Net income (loss)..........................          NA           255           315
Preferred stock dividends..................          NA            --            --
                                                          -----------   -----------
Net income (loss) to common stock..........          NA   $       255   $       315
                                                          ===========   ===========
Average number of shares of common stock
 outstanding--
   Basic................................... 168,505,573   168,505,573   170,264,731
   Diluted................................. 168,834,531   168,834,531   170,801,636
Earnings (loss) per average share of common
 stock--
   Basic:
     Continuing operations................. $       .52   $       .69   $      1.37
     Discontinued operations(d)............          NA           .83           .75
     Extraordinary loss(e).................          NA            --            --
     Cumulative effect of changes in
       accounting principles(f)............          NA            --          (.27)
                                                          -----------   -----------
                                                     NA   $      1.52   $      1.85
                                                          ===========   ===========
   Diluted:
     Continuing operations................. $       .52   $       .68   $      1.36
     Discontinued operations(d)............          NA           .83           .75
     Extraordinary loss(e).................          NA            --            --
     Cumulative effect of changes in
       accounting principles(f)............          NA            --          (.27)
                                                          -----------   -----------
                                                     NA   $      1.51   $      1.84
                                                          ===========   ===========
Cash dividends per common share............          NA   $      1.20   $      1.20
BALANCE SHEET DATA(b):
 Net assets of discontinued
   operations(d)...........................          NA   $     1,739   $     1,771
 Total assets..............................          NA         4,759         4,682
 Short-term debt(c)........................          NA           304            75
 Long-term debt(c).........................          NA           671           713
 Debt allocated to discontinued
   operations(c)...........................          NA         2,456         2,123
 Minority interest.........................          NA           407           408
 Shareowners' equity.......................          NA         2,504         2,528
STATEMENT OF CASH FLOWS DATA(b)
 Net cash provided (used) by operating
   activities..............................          NA   $       532           519
 Net cash used by investing activities.....          NA          (754)         (887)
 Net cash provided (used) by financing
   activities..............................          NA           216           354
 Capital expenditures for continuing
   operations..............................          NA          (195)         (221)
OTHER DATA:
 EBITDA(g)................................. $       372   $       377   $       505
 Ratio of earnings to fixed charges(h).....        1.36          2.16          4.80


                                                    YEARS ENDED DECEMBER 31,
                                             ---------------------------------------

                                               1996(A)        1995          1994
                                               -------        ----          ----
                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA(b):
 Net sales and operating revenues from
   continuing operations...................  $     2,980   $     2,479   $     1,989
                                             ===========   ===========   ===========
Income from continuing operations before
 interest expense, income taxes, and
 minority interest --
   Automotive..............................  $       249   $       240   $       223
   Other...................................           (7)            8             7
                                             -----------   -----------   -----------
     Total.................................          242           248           230
Interest expense(c)........................           60            44            33
Income tax expense (benefit)...............           79            91            52
Minority interest..........................           21            23            --
                                             -----------   -----------   -----------
Income (loss) from continuing operations...           82            90           145
Income (loss) from discontinued operations,
 net of income tax(d)......................          564           645           307
Extraordinary loss, net of income tax(e)...         (236)           --            (5)
Cumulative effect of changes in accounting
 principles, net of income tax(f)..........           --            --           (39)
                                             -----------   -----------   -----------
Net income (loss)..........................          410           735           408
Preferred stock dividends..................           12            12            60
                                             -----------   -----------   -----------
Net income (loss) to common stock..........  $       398   $       723   $       348
                                             ===========   ===========   ===========
Average number of shares of common stock
 outstanding--
   Basic...................................  169,609,373   172,764,198   162,307,189
   Diluted.................................  170,526,112   173,511,654   162,912,425
Earnings (loss) per average share of common
 stock--
   Basic:
     Continuing operations.................  $       .49   $       .52   $       .90
     Discontinued operations(d)............         3.25          3.67          1.52
     Extraordinary loss(e).................        (1.39)           --          (.03)
     Cumulative effect of changes in
       accounting principles(f)............           --            --          (.24)
                                             -----------   -----------   -----------
                                             $      2.35   $      4.19   $      2.15
                                             ===========   ===========   ===========
   Diluted:
     Continuing operations.................  $       .49   $       .52   $       .89
     Discontinued operations(d)............         3.23          3.65          1.52
     Extraordinary loss(e).................        (1.38)           --          (.03)
     Cumulative effect of changes in
       accounting principles(f)............           --            --          (.24)
                                             -----------   -----------   -----------
                                             $      2.34   $      4.17   $      2.14
                                             ===========   ===========   ===========
Cash dividends per common share............  $      1.80   $      1.60   $      1.60
BALANCE SHEET DATA(b):
 Net assets of discontinued
   operations(d)...........................  $     1,883   $     1,469   $       700
 Total assets..............................        4,653         3,635         2,315
 Short-term debt(c)........................           74           109            31
 Long-term debt(c).........................          639           469           303
 Debt allocated to discontinued
   operations(c)...........................        1,590         1,454           813
 Minority interest.........................          304           301           301
 Shareowners' equity.......................        2,646         3,148         2,900
STATEMENT OF CASH FLOWS DATA(b)
 Net cash provided (used) by operating
   activities..............................          253         1,443           450
 Net cash used by investing activities.....         (685)       (1,162)         (113)
 Net cash provided (used) by financing
   activities..............................          147          (356)         (151)
 Capital expenditures for continuing
   operations..............................         (188)         (208)         (114)
OTHER DATA:
 EBITDA(g).................................  $       336   $       331   $       282
 Ratio of earnings to fixed charges(h).....         2.33          2.62          5.36

                                                           SIX MONTHS
                                                         ENDED JUNE 30,
                                             ---------------------------------------
                                              PRO FORMA
                                                1999         1999(A)       1998(A)
                                             -----------     -------       -------
                                             (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA(b):
 Net sales and operating revenues from
   continuing operations...................  $     1,657   $     1,657   $     1,664
                                             ===========   ===========   ===========
Income from continuing operations before
 interest expense, income taxes, and
 minority interest --
   Automotive..............................  $       156   $       156   $       219
   Other...................................           (7)           (4)          (12)
                                             -----------   -----------   -----------
     Total.................................          149           152           207
Interest expense(c)........................           80            42            30
Income tax expense (benefit)...............           28            44            55
Minority interest..........................           --            13            16
                                             -----------   -----------   -----------
Income (loss) from continuing operations...           41            53           106
Income (loss) from discontinued operations,
 net of income tax(d)......................           NA          (111)          106
Extraordinary loss, net of income tax(e)...           NA            (7)           --
Cumulative effect of changes in accounting
 principles, net of income tax(f)..........           NA          (134)           --
                                                           -----------   -----------
Net income (loss)..........................           NA          (199)          212
Preferred stock dividends..................           NA            --            --
                                                           -----------   -----------
Net income (loss) to common stock..........           NA   $      (199)  $       212
                                                           ===========   ===========
Average number of shares of common stock
 outstanding--
   Basic...................................  166,937,362   166,937,362   169,341,555
   Diluted.................................  167,319,412   167,319,412   169,936,676
Earnings (loss) per average share of common
 stock--
   Basic:
     Continuing operations.................  $       .25   $       .32   $       .62
     Discontinued operations(d)............           NA          (.67)          .63
     Extraordinary loss(e).................           NA          (.04)           --
     Cumulative effect of changes in
       accounting principles(f)............           NA          (.80)           --
                                                           -----------   -----------
                                                           $     (1.19)  $      1.25
                                                           ===========   ===========
   Diluted:
     Continuing operations.................  $       .25   $       .32   $       .62
     Discontinued operations(d)............           NA          (.67)          .63
     Extraordinary loss(e).................           NA          (.04)           --
     Cumulative effect of changes in
       accounting principles(f)............           NA          (.80)           --
                                                           -----------   -----------
                                                           $     (1.19)  $      1.25
                                                           ===========   ===========
Cash dividends per common share............           NA   $       .60   $       .60
BALANCE SHEET DATA(b):
 Net assets of discontinued
   operations(d)...........................           --   $     1,421   $     1,793
 Total assets..............................        3,192         4,416         4,829
 Short-term debt(c)........................           --           206           168
 Long-term debt(c).........................        1,673           832           747
 Debt allocated to discontinued
   operations(c)...........................           --         1,861         2,302
 Minority interest.........................           17           411           407
 Shareowners' equity.......................          659         2,122         2,559
STATEMENT OF CASH FLOWS DATA(b)
 Net cash provided (used) by operating
   activities..............................           NA   $      (181)  $       178
 Net cash used by investing activities.....           NA          (976)         (314)
 Net cash provided (used) by financing
   activities..............................           NA         1,170           125
 Capital expenditures for continuing
   operations..............................           NA           (70)          (80)
OTHER DATA:
 EBITDA(g).................................  $       220   $       223   $       279
 Ratio of earnings to fixed charges(h).....         1.56          2.28          3.82

                                                        (continued on next page)

-------------------------
Note: The Financial Statements of Tenneco Inc. and Consolidated Subsidiaries referred to in the following notes are included in and incorporated by reference from the Tenneco Current Report on Form 8-K dated August 20, 1999. They cover the three years ended December 31, 1998 and the six months ended June 30, 1999 and 1998.

(a) For a discussion of the significant items affecting comparability of the financial information for the years ended December 31, 1998, 1997, and 1996, and for the six months ended June 30, 1999 and 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Tenneco's Current Report on Form 8-K dated August 20, 1999.

(b) During the periods presented, Tenneco completed numerous acquisitions. The most significant acquisition was Automotive's acquisition of Clevite for $328 million in July 1996. See Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information. See also "Description of Tenneco After the Spin-off/Automotive -- Strategic Acquisitions and Alliances" included elsewhere in this document.

(c) Debt amounts for 1998, 1997, and 1996, and for June 30, 1998, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging and paperboard packaging segments. Debt amounts for June 30, 1999, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging segment. Debt amounts for 1995 and 1994 are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging, paperboard packaging, energy and shipbuilding segments. Interest expense for all periods is net of interest expense allocated to income from discontinued operations. These allocations of debt and related interest expense are based on the ratio of Tenneco's investment in the specialty packaging, paperboard packaging, energy and shipbuilding segments' respective net assets to Tenneco's consolidated net assets plus debt. See Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information. The pro forma debt balances reflect Tenneco's debt after allocation of a portion of its debt to Packaging in connection with the spin-off. See "The Spin-off" and "Description of Tenneco After the Spin-off/Automotive -- Unaudited Pro Forma Consolidated Financial Statements of Tenneco" included elsewhere in this document.

(d) Discontinued operations reflected in the above periods consist of Tenneco's
    (1) specialty packaging segment, which was discontinued in August 1999, (2) paperboard packaging segment, which was discontinued in June 1999, (3) energy and shipbuilding segments, which were discontinued in December 1996,
    (4) farm and construction equipment segment, which was discontinued in March 1996, and (5) chemicals and brakes operations, which were discontinued during 1994. See Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(e) Represents Tenneco's costs related to prepayment of debt, including the 1996 loss recognized in the realignment of Tenneco's consolidated debt preceding its 1996 corporate reorganization and the 1999 loss recognized in connection with the contribution of the containerboard assets to a new joint venture. See the Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries.

(f) In 1999, Tenneco implemented the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." In addition, effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferral method to an expense-as-incurred method. In 1997, Tenneco implemented the Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." In 1994, Tenneco adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." See the Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information regarding changes in accounting principles.

(g) EBITDA represents income from continuing operations before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the consolidated historical or pro forma statements of income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the operating performance of Tenneco, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has reported EBITDA because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's ability to incur and service debt. Tenneco believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(h) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, preferred stock dividend requirements of subsidiaries, the portion of rental expense considered representative of the interest factor, and capitalized interest. For purposes of computing these ratios, preferred stock dividends are included in the calculations on a pre-tax basis. The pro forma ratios are derived from the Unaudited Pro Forma Consolidated Financial Statements of Tenneco included elsewhere in this document.

                              RECENT DEVELOPMENTS

PACKAGING

     Tenneco currently expects that operating income from its Packaging business for the third quarter of 1999 will be approximately $15 million below operating income from this business for the third quarter of 1998. Based on Packaging's forecast of resin costs and pricing actions, Packaging's management expects the negative impact on margin from increased resin costs to begin to be offset sometime in the fourth quarter of 1999. During the third quarter of 1999, Packaging also incurred increased advertising and promotional expenditures to meet competitive market initiatives in its consumer business.

     Packaging's management is evaluating Packaging's strategy in light of its competitive position as a new stand-alone public company and, as part of this evaluation, is analyzing its business operations and assets. Specifically, the evaluation includes a review of Packaging's strategic and competitive position in market segments and operations where results are not meeting management's expectations. Although plans are still being developed and have not been finalized or approved, potential options could include the disposition, restructuring or rationalization of assets and operations. Packaging expects to complete its evaluation in the fourth quarter of 1999. Based on its continuing analysis, Packaging has revised its original estimate of the potential charge it could expect to take upon final approval of the plan. Packaging currently estimates that its evaluation could result in an aggregate pre-tax charge of up to approximately $175 million, of which approximately 10% could be cash.

AUTOMOTIVE

     Tenneco currently expects that operating income from the Automotive business for the third quarter of 1999 will be $20 to $25 million below operating income from this business for the third quarter of 1998. Also, Tenneco's third quarter income from continuing operations is expected to include additional tax costs of $15 to $20 million related to repatriation of overseas earnings in connection with the spin-off. This repatriation allows Tenneco to leverage its overseas operations, creating interest deductions in foreign tax jurisdictions.

     Automotive's management expects that revenues from its North American original equipment business will continue to improve in the third quarter based on a strong vehicle build in the original equipment market, especially in the light truck market. In the North American aftermarket, revenues are expected to be lower than in the third quarter of 1998 due primarily to declining exhaust replacement rates. The favorable impacts of Automotive's earlier restructuring efforts in its North American aftermarket operations are expected to fully offset the negative impact on operating income caused by the weakness in aftermarket exhaust sales.

     Automotive's European operations are expected to be negatively impacted by higher costs, primarily relating to a first quarter 1999 change in accounting for platform start-up costs from a capitalization to an expense basis, changes in the mix of its revenues in the original equipment market to lower margin business and softness in ride control aftermarket sales due primarily to an increase in private label and non-premium product business. The South American operations continue to be negatively impacted by the troubled economic conditions in Brazil and Argentina and currency weakness.

     Automotive has initiated an action plan which includes management changes, brand repositioning and new product offerings. For example, Automotive plans to introduce a new premium shock absorber product for the aftermarket in November 1999, and plans expanded introductions of Mega-Flow(TM) heavy duty mufflers and its recreational vehicle shock line. Automotive is also evaluating a supplemental restructuring plan which could involve the closure of additional manufacturing and distributions facilities in North America and Europe. If the plan is approved, it could result in a third or fourth quarter pre-tax charge of $45 to $55 million, of which approximately 50-60% could be cash.

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                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information contained in this document, before deciding to tender original securities for exchange in the exchange offers. When you evaluate the forward-looking statements in this document, you should carefully consider the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements." Neither Tenneco nor Packaging makes any representation as to the future value of either the new securities or the original securities.

RISK FACTORS IF YOU EXCHANGE

  RISKS RELATING TO THE NEW SECURITIES

    HOLDERS OF PACKAGING'S NEW SECURITIES WILL BE SUBJECT TO RISK BECAUSE PACKAGING WILL INITIALLY HAVE LESS REVENUES, CASH FLOWS AND ASSETS TO HELP IT SATISFY ITS DEBT OBLIGATIONS THAN TENNECO CURRENTLY DOES.

     Once the spin-off is completed, Packaging will have fewer assets and less revenues and cash flows than Tenneco, the obligor of the original securities, currently does. Tenneco is engaged in the automotive, packaging and administrative services businesses. Packaging, however, will be engaged only in Tenneco's current packaging and administrative services businesses. The cash flows and assets of Tenneco's automotive business will not be available to satisfy Packaging's obligations under its new securities. Tenneco will not guarantee the new securities, and holders who receive new securities in exchange for original securities will no longer be creditors of Tenneco. See "The Spin-off."

    PACKAGING CANNOT ASSURE YOU THAT ITS NEW SECURITIES WILL HAVE OR MAINTAIN INVESTMENT-GRADE RATINGS, AND A REDUCTION IN THE NEW SECURITIES' RATINGS WOULD ADVERSELY AFFECT THEIR VALUE.

     Packaging expects that, based on and subject to discussions with debt rating agencies, its new securities will have an investment-grade rating that will be at the lower end of the possible investment grade ratings. However, Packaging cannot assure you that the new securities will actually have or be able to maintain these ratings. The failure of the new securities to have an investment-grade rating, or a reduction in the rating of the new securities, would have an adverse effect on their value.

    A LIQUID TRADING MARKET FOR PACKAGING'S NEW SECURITIES MAY NOT DEVELOP AND THE MARKET PRICE OF THE NEW SECURITIES COULD BE ADVERSELY AFFECTED.

     There is no established trading market for Packaging's new securities. A liquid trading market may not develop for the new securities, which would adversely impact their market price. Packaging does not intend to apply for listing of the new securities on the NYSE or any other securities exchange, or for quotation through the National Association of Securities Dealers Automated Quotation System.

     The liquidity of any market and the market price for the new securities will depend on, among other things: (a) the number of holders of the new securities; (b) Packaging's performance; (c) the market for similar securities; and (d) the interest of securities dealers in making a market in the new securities. Even if a market for the new securities does develop, the new securities may trade at a discount, depending on the factors described above.

    UNDER SPECIFIED CIRCUMSTANCES, YOUR EXCHANGE OF TENNECO'S ORIGINAL SECURITIES FOR PACKAGING'S NEW SECURITIES WILL BE TAXABLE.

     Counsel to Tenneco is of the opinion that your exchange of original securities for Packaging's new securities should be tax-free for U.S. federal income tax purposes, except for any accrued interest and except with respect to cash received in lieu of a fractional interest in new securities. If, however, the spin-off does not qualify as tax-free for specified reasons, you will recognize gain or loss as a result of your receipt of Packaging's new securities in the exchange offers. You will also recognize this gain or loss if either Tenneco's original securities or Packaging's new securities do not qualify as "securities" for U.S. federal income tax purposes. In addition, a portion of the new securities could be treated as a consent payment, resulting in ordinary income to you. See "-- Risk Factors Related to the Spin-off" for a description of circumstances under which the spin-off may not qualify as a tax-free distribution. See also "U.S. Federal Income Tax Consequences."

    THERE ARE GENERALLY NO TERMS OF THE NEW SECURITIES THAT WILL PROTECT OR COMPENSATE YOU IN THE EVENT OF A HIGHLY LEVERAGED OR SIMILAR TRANSACTION INVOLVING PACKAGING.

     There will be no covenants or other provisions in the terms of the new securities providing for a put or increased interest or that would otherwise provide you with additional compensation or protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction involving Packaging, except that the terms of the new securities will provide that Packaging may not merge or consolidate with any other person or entity, or sell, lease or convey all or substantially all of its assets to any person or entity, unless specified conditions are satisfied. These conditions are limited and relate generally to the assumption of the obligations by the surviving or successor entity under the new securities and the absence of defaults. For a description of these conditions, see "Description of the New Securities -- Consolidation, Merger and Sale of Assets."

  RISKS RELATING TO PACKAGING'S BUSINESS

    THE CYCLICAL DEMAND FOR PACKAGING PRODUCTS COULD ADVERSELY AFFECT ITS OPERATING RESULTS BECAUSE LESS DEMAND FOR PACKAGING'S PRODUCTS COULD REDUCE PACKAGING'S PROFITABILITY.

     Demand for Packaging's products is cyclical in nature because it follows the demand for the goods that are packaged with its products or the demand for services such as construction. Accordingly, Packaging's demand is subject to general economic conditions that affect demand in the durable goods, consumer, building, construction and automotive markets. Growth in the economy generally stimulates demand for these products or services, while a weakening economy tends to decrease demand. Consequently, adverse economic conditions could have a material adverse effect on Packaging's operating results because less demand for Packaging's products would reduce Packaging's profitability.

    VOLATILE RAW MATERIAL PRICES COULD ADVERSELY AFFECT PACKAGING'S OPERATING RESULTS BECAUSE HIGHER COSTS TO MANUFACTURE ITS PRODUCTS WOULD LIKELY REDUCE PACKAGING'S PROFITABILITY.

     Plastic resins, aluminum rollstock, linerboard and recycled fiber are the basic raw materials used in the manufacture of most of Packaging's products. The costs of these materials may be volatile and are a function of, among other things, the manufacturing capacity for those materials and the costs of their components. If Packaging fails to obtain price increases for its products in a timely manner following a raw material cost increase, reduces its product prices without a corresponding reduction in raw material costs or is unable to renegotiate favorable raw material supply contracts, Packaging's operating results could be adversely affected because higher costs to manufacture its products would likely reduce Packaging's profitability. See "Summary -- Recent Developments -- Packaging."

    PACKAGING CANNOT ASSURE YOU THAT IT WILL SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES OR THAT FUTURE ACQUISITIONS WILL NOT ADVERSELY AFFECT ITS OPERATING RESULTS AND FINANCIAL CONDITION.

     Packaging's growth strategy contemplates further acquisitions of specialty packaging and consumer products businesses, as well as related businesses. Pursuing an acquisition strategy could adversely affect Packaging's operating results and financial condition because of:

     - unanticipated liabilities;

     - the diversion of management attention;

     - increased goodwill amortization;

     - higher interest costs; and

     - dependence on retaining or hiring and training key personnel and integrating the acquired business.

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

See "Description of Packaging -- Growth Strategy."

     IF PACKAGING DOES NOT ADAPT TO TECHNOLOGICAL ADVANCES IN ITS INDUSTRY AS QUICKLY AS ITS COMPETITORS, ITS OPERATING RESULTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY HIGHER OVERHEAD AND MANUFACTURING COSTS AND REDUCED APPEAL OF ITS PRODUCTS.

     Packaging competes in markets and industries that require sophisticated manufacturing systems and other advanced technology to deliver state-of-the-art specialty packaging solutions. These systems and technologies will have to be refined and updated as the underlying technologies advance. Packaging cannot assure you that, as systems and technologies become outdated, Packaging will be able to replace them, to replace them as quickly as its competitors or to develop and market new and better products in the future. Higher overhead and manufacturing costs due to a failure to update and improve processes could limit Packaging's ability to compete favorably as to price. In addition, Packaging's failure to make technological advances could adversely affect its ability to provide attractive packaging solutions for customers.

    IF NOT FULLY RESOLVED, THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT PACKAGING'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Many computer software systems, as well as some hardware and equipment utilizing date-sensitive data, were designed to use two-digit date fields. Consequently, these systems, hardware and equipment will not be able to recognize dates properly beyond the year 1999. If Packaging is unable to complete on a timely and cost-efficient basis the remediation or replacement of critical systems or equipment not yet in compliance, or develop alternative procedures, or if Packaging's major suppliers, financial institutions or others with whom it conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Packaging's financial condition and its results of operations. This adverse effect could result from interruptions in Packaging's ability to manufacture its products, process and ship orders and properly bill and collect accounts receivable. For more information, see "Description of Packaging -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PACKAGING CANNOT ASSURE YOU THAT IT WILL BE ABLE TO SUCCESSFULLY TRANSITION TO AN INDEPENDENT PUBLIC COMPANY.

     Upon completion of the spin-off, Packaging's major operations will consist of Tenneco's packaging business. Packaging has never operated as a stand-alone company and historically has been able to rely, to some degree, on the earnings, assets and cash flow of Tenneco's other businesses for capital requirements and certain administrative services. Accordingly, Packaging's pro forma combined financial statements included in this document may not necessarily reflect the results of operations and financial condition that would have been achieved if Packaging had operated independently during the periods presented.

     PACKAGING IS SUBJECT TO RISKS RELATED TO ITS INTERNATIONAL OPERATIONS.

     Packaging has manufacturing and distribution facilities in many countries, principally in North America and Europe. For 1998, about 21% of Packaging's revenues were derived from its international operations. International operations are subject to various risks which could have a material adverse effect on those operations or Packaging's as a whole, including:

     - exposure to local economic conditions;

     - exposure to local political conditions, including the risk of seizure of assets by a foreign government;

     - currency exchange rate fluctuations;

     - controls on the repatriation of cash; and

     - export and import restrictions.

RISK FACTORS IF YOU DO NOT EXCHANGE

  RISKS RELATING TO THE ORIGINAL SECURITIES THAT REMAIN OUTSTANDING

     WHEN THE SPIN-OFF IS COMPLETED, ANY OF TENNECO'S ORIGINAL SECURITIES NOT EXCHANGED WILL BE UNSECURED AND EFFECTIVELY RANK BEHIND NEW AUTOMOTIVE SECURED BORROWINGS, WHICH COULD LIMIT THEIR COLLECTIBILITY IN THE EVENT OF BANKRUPTCY.

     The new borrowings to be made by Automotive in connection with the spin-off will be secured by a substantial amount of Automotive's assets, including by stock pledges and/or guarantees of various Automotive subsidiaries. See "Description of Tenneco After the Spin-off/Automotive -- New Financing." The original securities that remain outstanding after the exchange offers and spin-off are not and will not be supported by similar security. Because this security will allow the lenders to enforce their rights directly against the subsidiaries or by taking control of Automotive's assets, original securities that remain outstanding after the exchange offers will be structurally subordinated to the rights of the lenders for Automotive's new borrowings. In other words, the original securities will effectively rank behind these borrowings as to payment. This could limit their collectibility in the event of bankruptcy.

     TENNECO EXPECTS THAT THE ORIGINAL SECURITIES WILL NOT MAINTAIN INVESTMENT-GRADE RATINGS AFTER THE EXCHANGE OFFERS AND SPIN-OFF, AND THAT THEIR VALUE COULD BE ADVERSELY AFFECTED.

     Tenneco expects that the ratings of the original securities that remain outstanding after the exchange offers and spin-off will be lower than the current ratings of the original securities and will not be investment-grade. Any reduction in the rating of these securities could adversely affect their value.

    TENNECO EXPECTS THAT A LIMITED TRADING MARKET FOR THE ORIGINAL SECURITIES WILL EXIST AFTER THE EXCHANGE OFFERS AND THAT THE VALUE OF THESE SECURITIES COULD BE ADVERSELY AFFECTED.

     Tenneco expects that a limited trading market will exist for the original securities that remain outstanding after the exchange offers. A limited trading market could adversely affect the liquidity, market value and price volatility of these securities. Tenneco expects the market for these securities to become more limited because there will be fewer holders and a smaller outstanding principal amount available for trading. In addition, some of the original securities are listed on the NYSE. Under current NYSE rules, debt securities may be delisted if the aggregate market value or principal amount of publicly held debt securities is less than $1 million. Tenneco plans to apply for delisting of any original securities that remain outstanding after the exchange offers. These factors could further reduce the trading market for these securities.

    WHEN THE SPIN-OFF IS COMPLETED, YOUR CREDIT RISK COULD INCREASE IF YOU DO NOT TENDER BECAUSE AUTOMOTIVE WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT. THIS DEBT COULD ADVERSELY AFFECT AUTOMOTIVE'S OPERATING FLEXIBILITY AND PUT IT AT A COMPETITIVE DISADVANTAGE.

     When the spin-off is completed, Tenneco -- in other words, Automotive -- will have a substantial amount of debt. Tenneco expects that Automotive would have had indebtedness for money borrowed of $1.7 billion at June 30, 1999 if the spin-off had occurred on that date. See "Description of Tenneco After the Spin-off/Automotive -- Unaudited Pro Forma Consolidated Financial Statements of Tenneco."

     Automotive's substantial debt after the spin-off could have adverse consequences for Automotive and increase your credit risk if you do not tender in the exchange offers. These consequences may include:

     - making it more difficult for Automotive to satisfy its obligations under the original securities;

     - making it more difficult for Automotive to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

     - requiring a substantial portion of Automotive's cash flow to be dedicated to debt service payments instead of other purposes;

     - increasing Automotive's vulnerability to general adverse economic and industry conditions;

     - limiting Automotive's financial flexibility in planning for and reacting to changes in the industry in which it competes;

     - placing Automotive at a disadvantage as compared to less leveraged competitors; and

     - limiting Automotive's ability to borrow additional funds and increasing the cost of borrowing.

     After the spin-off, Automotive's ability to pay principal and interest on the original securities and satisfy its other debt service obligations will depend on its future operating performance. If Automotive is unable to generate sufficient cash flow or make future borrowings, it may be unable to service its debt or to fund its other liquidity needs.

     AUTOMOTIVE'S OPERATIONS AFTER THE SPIN-OFF MAY BE SUBSTANTIALLY RESTRICTED BY THE TERMS OF ITS DEBT, WHICH COULD ADVERSELY AFFECT AUTOMOTIVE AND INCREASE YOUR CREDIT RISK IF YOU DO NOT TENDER IN THE EXCHANGE OFFERS.

     The agreements governing the new borrowings that Automotive will be making in connection with the spin-off will include a number of significant financial and other restrictive covenants. These covenants could adversely affect Automotive, and adversely affect holders of original securities remaining after the exchange offers, by limiting Automotive's ability to plan for or react to market conditions or to meet its capital needs. Tenneco expects that these covenants will, among other things, restrict Automotive's ability to:

- dispose of assets;

- incur liens, guarantees or additional debt;

- engage in sale-leaseback transactions;

- pay dividends or make distributions;
- enter into investments or acquisitions;

- engage in transactions with affiliates;

- repurchase or redeem capital stock; and

- engage in mergers or consolidations.

    IF YOU DO NOT TENDER, THE PROPOSED AMENDMENTS COULD INCREASE YOUR CREDIT RISK BY ELIMINATING OPERATING RESTRICTIONS CONTAINED IN THE ORIGINAL INDENTURE.

     Original securities not purchased in the exchange offers will remain outstanding after the spin-off as obligations of Tenneco -- in other words, Automotive. If the required consents are received and the proposed amendments take effect, the original indenture will be amended to eliminate the restrictions on Automotive's operations. Further, because more than a majority of the aggregate principal amount of debt securities outstanding under the indenture are subject to Tenneco's concurrent cash tender offers, Tenneco could receive the required consents in connection with the cash tender offers without regard to the results of the exchange offers. Any actions that Automotive may take as a result of these amendments could increase your credit risk or otherwise adversely affect your interests if you do not tender. This is because the original indenture, as amended, will continue to govern the terms of all of the original securities that remain outstanding after the exchange offers.

     For example, the proposed amendments will permit the spin-off of Packaging without compliance with a covenant that might, if held to apply to the spin-off, require Packaging to become the obligor of Tenneco's original securities. Tenneco and Packaging believe the application of this covenant is uncertain in these circumstances. The proposed amendments will also allow Automotive to make new borrowings in connection with the spin-off that are secured by Automotive's assets. For a description of the proposed amendments, see "The Proposed Amendments."

     AUTOMOTIVE MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO COMPLY WITH FINANCIAL COVENANTS IN ITS NEW FINANCING ARRANGEMENTS BECAUSE IT COULD BE REQUIRED TO REPAY BORROWINGS EARLY.

     The new borrowings Automotive will be making in connection with the spin-off will require it to comply with many specified financial ratios. Automotive's failure to comply with these financial ratios could result in an event of default which, if not cured or waived, could result in Automotive being required to repay these borrowings before their due date. If Automotive were unable to make this repayment or otherwise refinance these borrowings, the lenders could foreclose on Automotive's assets that secure these borrowings. If Automotive were able to refinance these borrowings on less favorable terms, Automotive's results of operations and financial condition could be adversely impacted by increased costs and rates.

    DESPITE ITS DEBT LEVELS AFTER THE SPIN-OFF, AUTOMOTIVE MAY STILL BE ABLE TO INCUR SIGNIFICANTLY MORE DEBT.

     Despite the restrictions and limitations described above, Automotive may be able to incur significant additional indebtedness after the spin-off. The new credit facility Automotive has entered into in connection with the debt realignment is expected to permit additional borrowings of approximately $377 million after the spin-off, based on Automotive's expected level of drawings under the facility at the spin-off date, and the indenture governing the subordinated debt Automotive will issue in connection with the spin-off will also permit Automotive to incur additional indebtedness in specified circumstances. If new debt is added to Automotive's debt levels after the spin-off, the related risks that Automotive faces could increase.

    AFTER THE SPIN-OFF, AUTOMOTIVE WILL INITIALLY HAVE LOWER REVENUES, CASH FLOW AND ASSETS TO HELP IT SATISFY ITS DEBT OBLIGATIONS THAN TENNECO CURRENTLY DOES.

     Upon the spin-off, Automotive will have fewer assets and less revenues than Tenneco currently does. Tenneco, the obligor under the original securities, currently has an automotive and packaging business and administrative services operations. When the spin-off is completed, however, Automotive will be engaged only in Tenneco's current automotive business. The cash flow and assets of Tenneco's packaging business and administrative services operations will not be available to satisfy obligations under the original securities that remain outstanding. See "The Spin-off."

  RISKS RELATING TO AUTOMOTIVE'S BUSINESS

    CONSOLIDATION AMONG AUTOMOTIVE PARTS CUSTOMERS AND SUPPLIERS COULD MAKE IT MORE DIFFICULT FOR AUTOMOTIVE TO COMPETE FAVORABLY.

     Automotive's financial condition and results of operations could be adversely affected because the customer base for automotive parts is consolidating in both the original equipment market and aftermarket. As a result, Automotive is competing for business from fewer customers. Due to the cost focus of these major customers, Automotive has been, and expects to continue to be, required to reduce prices. Automotive cannot be certain that it will be able to generate cost savings and operational improvements in the future that are sufficient to offset price reductions required by existing customers and necessary to win additional business.

     Furthermore, the trend towards consolidation among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If Automotive cannot achieve cost savings and operational improvements sufficient to allow it to compete favorably in the future with these larger companies, its financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales. See "Description of Tenneco After the Spin-off/
Automotive -- Industry Trends."

     AUTOMOTIVE IS DEPENDENT ON ITS LARGE CUSTOMERS FOR FUTURE REVENUES.

     Automotive depends on major vehicle manufacturers for a substantial portion of its net sales. For example, during 1998 Ford and DaimlerChrysler accounted for 12.8% and 10.9% of Automotive's net sales, respectively. The loss of all or a substantial portion of Automotive's sales to any of its large volume customers could have a material adverse effect on Automotive's financial condition and results of operations by reducing cash flows and Automotive's ability to spread costs over a larger revenue base. Automotive may make fewer sales to these customers for a variety of reasons, including: (1) loss of awarded business; (2) reduced or delayed customer requirements; or (3) strikes or other work stoppages affecting production by the customers. See "Description of Tenneco After the Spin-off/Automotive -- Analysis of Automotive's Revenues."

    AUTOMOTIVE MAY NOT BE ABLE TO SUCCESSFULLY RESPOND TO THE CHANGING DISTRIBUTION CHANNELS FOR AFTERMARKET PRODUCTS.

     Major automotive aftermarket retailers, such as AutoZone and Advance Auto Parts, are attempting to increase their commercial sales by selling directly to automotive parts installers in addition to individual consumers. These installers have historically purchased from their local warehouse distributors and jobbers, who are Automotive's more traditional customers. Tenneco cannot assure you that Automotive will be able to maintain or increase aftermarket sales through increasing its sales to retailers. Furthermore, because of the cost focus of major retailers, Automotive has been, and expects to continue to be, required to offer price concessions. Automotive's failure to maintain or increase aftermarket sales, or to offset the impact of any reduced sales or pricing through cost improvements, could have an adverse impact on its business and operating results.

     AUTOMOTIVE MAY BE UNABLE TO COMPETE FAVORABLY IN THE HIGHLY COMPETITIVE AUTOMOTIVE PARTS INDUSTRY.

     The automotive parts industry is highly competitive. Although the overall number of competitors has decreased due to ongoing industry consolidation, Automotive faces significant competition within each of its major product areas. The principal competitive factors are price, quality, service, product performance, design and engineering capabilities, new product innovation and timely delivery. For more information about the automotive parts industry, see "Description of Tenneco After the Spin-off/Automotive -- Overview of Automotive Parts Industry." Tenneco cannot assure you that Automotive will be able to continue to compete favorably in this competitive market or that increased competition will not have a material adverse effect on Automotive's business by reducing Automotive's ability to increase or maintain sales or profit margins.

    AUTOMOTIVE MAY BE UNABLE TO REALIZE ITS BUSINESS STRATEGY OF IMPROVING OPERATING PERFORMANCE.

     Automotive has either implemented or plans to implement several important strategic initiatives designed to improve its operating performance. The failure to achieve the goals of these initiatives could have a material adverse effect on Automotive's business, particularly since Automotive relies on these initiatives to offset pricing pressures from its customers, as described above. Tenneco cannot assure you that Automotive will be able to successfully implement or realize the expected benefits of any of these initiatives or that Automotive will be able to sustain improvements made to date. See "Description of Tenneco After the Spin-off/Automotive -- Business Strategy."

     AUTOMOTIVE IS SUBJECT TO RISKS RELATED TO ITS INTERNATIONAL OPERATIONS.

     Automotive has manufacturing and distribution facilities in many countries, principally in North America, Europe and Latin America, and sells its products worldwide. For 1998, about 48% of Automotive's revenues were derived from its operations outside North America. International operations are subject to various risks which could have a material adverse effect on those operations or Automotive's business as a whole, including:

     - exposure to local economic conditions;

     - exposure to local political conditions, including the risk of seizure of assets by foreign government;

     - currency exchange rate fluctuations;

     - controls on the repatriation of cash; and

     - export and import restrictions.

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

     AUTOMOTIVE MAY BE UNABLE TO REALIZE SALES REPRESENTED BY ITS AWARDED BUSINESS.

     The realization of future sales from awarded business is inherently subject to a number of important risks and uncertainties, including as to the number of vehicles that Automotive's vehicle manufacturer customers will actually produce, the timing of that production and the mix of options that Automotive's vehicle manufacturer customers and consumers may choose. In addition, Automotive's customers generally have the right to replace Automotive with another supplier at any time for a variety of reasons. Accordingly, Automotive cannot assure you that it will in fact realize any or all of the future sales represented by its awarded business.

     EXCHANGE RATE FLUCTUATIONS COULD CAUSE A DECLINE IN AUTOMOTIVE'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     As a result of its international operations, Automotive generates a significant portion of its net sales and incurs a significant portion of its expenses in currencies other than the U.S. dollar. To the extent Automotive is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on Automotive's business. For example, where Automotive has significantly more costs than revenues generated in a foreign currency, it is subject to risk if that foreign currency appreciates against the U.S. dollar because this appreciation effectively increases its costs in that country. Automotive generally seeks to mitigate the effect of exchange rate fluctuations through the use of foreign currency borrowings and derivative financial instruments, but cannot assure you that it will be successful in these efforts.

     The financial condition and results of operations of some of Automotive's operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in Automotive's consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on Automotive's reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will have a positive effect on reported revenues and operating profit. Automotive does not generally seek to mitigate this translation effect through the use of derivative financial instruments. For more information about the impact of exchange rate fluctuations on Tenneco and Automotive, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations" of Tenneco included in Tenneco's Current Report on Form 8-K dated August 20, 1999, which is incorporated by reference in this document.

    THE CYCLICALITY OF AUTOMOTIVE PRODUCTION AND SALES COULD CAUSE A DECLINE IN AUTOMOTIVE'S FINANCIAL CONDITION AND RESULTS.

     A decline in automotive sales and production would likely cause a decline in Automotive's sales to vehicle manufacturers, and could result in a decline in Automotive's results of operations and financial condition. The automotive industry has been characterized historically by periodic fluctuations in overall demand for vehicles due to, among other things, changes in general economic conditions and consumer preferences. These fluctuations generally result in corresponding fluctuations in demand for Automotive's products. The highly cyclical nature of the automotive industry presents a risk that is outside Automotive's control and that cannot be accurately predicted.

    LONGER PRODUCT LIVES OF AUTOMOTIVE PARTS ARE ADVERSELY AFFECTING AFTERMARKET DEMAND FOR SOME OF AUTOMOTIVE'S PRODUCTS.

     The average useful life of automotive parts has been steadily increasing in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. Additional increases in the average useful lives of automotive parts are likely to adversely affect the demand for Automotive's aftermarket products. Aftermarket sales represented approximately 39% of Automotive's net sales for 1998. See "Description of Tenneco After the Spin-off/Automotive -- Industry Trends."

    THE HOURLY WORKFORCE IN THE AUTOMOTIVE INDUSTRY IS HIGHLY UNIONIZED AND AUTOMOTIVE'S BUSINESS COULD BE ADVERSELY AFFECTED BY LABOR DISRUPTIONS.

     Substantially all of the hourly employees of North American vehicle manufacturers are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America under collective bargaining agreements. In addition, vehicle manufacturers and their employees in other countries are also subject to labor agreements. A work stoppage or strike at the production facilities of a significant customer, at Automotive's facilities or at a significant supplier could have an adverse impact on Automotive by disrupting demand for Automotive's products and/or Automotive's ability to manufacture its products. The contracts between the UAW and each of General Motors Corporation and Ford Motor Corporation expired in September 1999. The UAW has reached a tentative agreement on a four-year contract with General Motors Corporation. The contract between the UAW and Ford Motor Company has been extended pending ongoing negotiations between the UAW and Ford. Automotive cannot assure you that work stoppages or strikes will not occur as part of these contract negotiations.

    AUTOMOTIVE MAY INCUR MATERIAL PRODUCT WARRANTY COSTS.

     From time to time, Automotive receives product warranty claims from its customers. Vehicle manufacturers are increasingly requiring their outside suppliers to guarantee or warrant their products and to bear the costs of repair and replacement of these products under new vehicle warranties. Automotive cannot assure you that costs associated with providing product warranties will not be material.

    TENNECO CANNOT ASSURE YOU THAT AUTOMOTIVE WILL BE ABLE TO SUCCESSFULLY TRANSITION TO AN INDEPENDENT PUBLIC COMPANY.

     Upon completion of the spin-off, Tenneco's major operations will consist solely of Automotive. Automotive has never operated as a stand-alone company and has historically been able to rely, to some degree, on the earnings, assets and cash flow of Packaging's business for capital requirements and some administrative services. Accordingly, the pro forma consolidated financial statements for Tenneco included in this document may not necessarily reflect the results of operations and financial condition that would have been achieved if Automotive had operated independently during the periods presented.

     IF NOT FULLY RESOLVED, THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT AUTOMOTIVE'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Many computer software systems, as well as some hardware and equipment utilizing date-sensitive data, were designed to use two-digit date fields. Consequently, these systems, hardware and equipment will not be able to recognize dates properly beyond the year 1999. If Automotive is unable to complete on a timely and cost-efficient basis the remediation or replacement of critical systems or equipment not yet in compliance, or develop alternative procedures, or if Automotive's major suppliers, financial institutions or others with whom it conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Automotive's financial condition and results of operations. This adverse effect could result from interruptions in Automotive's ability to manufacture its products, process and ship orders, and properly bill and collect accounts receivable. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Tenneco's Current Report in Form 8-K dated August 20, 1999.

RISK FACTORS RELATING TO THE SPIN-OFF

    IF THE SPIN-OFF DOES NOT QUALIFY AS TAX-FREE, AUTOMOTIVE AND PACKAGING COULD BE ADVERSELY AFFECTED BY THE RESULTING CORPORATE TAX LIABILITY.

     If the spin-off does not qualify as a tax-free distribution for U.S. federal income tax purposes, then, in general, a very substantial corporate tax would be payable by the consolidated tax group of which Tenneco is the common parent. Each member of Tenneco's consolidated group, including Packaging, would be severally liable for that tax. Packaging and Automotive will enter into a tax sharing agreement in connection with the spin-off regarding the allocation and, in some circumstances, sharing of that potential tax liability between them. See "The Spin-off -- Relationship Between Automotive and Packaging After the Spin-off." If the spin-off did not qualify as a tax-free distribution, the resulting tax liability would have a material adverse effect on the financial condition and, as such, business of Packaging and/or Automotive.

     Tenneco has received a letter ruling from the Internal Revenue Service to the effect that, among other things, the spin-off will qualify as a tax-free distribution and accordingly will not be taxable to Tenneco or its stockholders. The ruling is based upon various factual representations and assumptions. If any of those factual representations and assumptions were untrue or incomplete in a material respect, or the facts upon which that ruling is based are materially different from the facts at the time of the spin-off, the spin-off could become taxable to Tenneco or its stockholders. If the spin-off does not qualify as tax-free for these reasons, your exchange of original securities for new securities would become taxable for U.S. federal income tax purposes. See "-- Risk Factors if You Exchange."

     Furthermore, if the spin-off otherwise qualifies as a tax-free distribution but there is a change in control of Packaging or Automotive that is considered part of a plan or a series of transactions related to the spin-off, Tenneco -- which after the spin-off will be Automotive -- would incur a very substantial tax liability on the distribution of Packaging common stock to its stockholders. Packaging would be responsible for this resulting tax liability in the case of a Packaging change of control, and Automotive would be responsible for this resulting tax liability in the case of an Automotive change of control. In these circumstances, however, securityholders of Automotive and Packaging would not recognize gain or loss as a result of the spin-off. See "U.S. Federal Income Tax Consequences."

     PACKAGING AND AUTOMOTIVE COULD BE ADVERSELY AFFECTED IF THE SPIN-OFF, THE CORPORATE RESTRUCTURING TRANSACTIONS OR THE DEBT REALIGNMENT ARE NOT VALID UNDER FRAUDULENT TRANSFER OR LEGAL DIVIDEND STATUTES.

     In connection with the spin-off, Tenneco will undertake numerous corporate restructuring transactions and realign its debt, which, along with the spin-off, are subject to federal and state fraudulent conveyance laws. Under these laws, if a court determines that one of the parties to these transactions did not receive fair consideration and, at the time, was insolvent, had unreasonably small capital or was unable to pay its debts as they came due, the court could reverse the transactions or the spin-off or impose liability on the parties. The resulting complications and costs could have a material adverse effect on Packaging and Automotive.

     In addition, the corporate restructuring transactions, debt realignment and spin-off are subject to state corporate distribution statutes. For example, under Delaware law, a corporation may only pay dividends to its stockholders either: (1) out of its surplus, calculated as net assets minus capital; or (2) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, subject to some restrictions. Although all distributions are intended to be made entirely from surplus, Tenneco and Packaging cannot assure you that a court will not later determine that the spin-off, one or more of the corporate restructuring transactions or the debt realignment was unlawful under state corporate law. This could allow the court to reverse the transactions. The resulting complications and costs could have a material adverse effect on Packaging and Automotive.

                           FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends" and "estimates," and similar expressions, identify these forward-looking statements. These forward-looking statements are contained principally under the headings "Summary," "Risk Factors," "The Spin-off," "Description of Packaging" and "Description of Tenneco After the Spin-off/Automotive." Although Tenneco and Packaging believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in "Risk Factors," as well as:

     - general economic, business and market conditions;

     - operating hazards associated with the Packaging or Automotive business;

     - changes in automobile manufacturers' actual and forecasted requirements for Automotive's products;

     - labor disruptions at Packaging, Automotive or any of their significant customers or suppliers;

     - customer acceptance of new products;

     - capital availability or costs, including changes in interest rates or market perceptions of Packaging or Automotive;

     - changes by the Financial Accounting Standards Board or the Securities and Exchange Commission of authoritative generally accepted accounting principles or policies;

     - the impact of laws and regulations, including environmental laws and regulations; and

     - the occurrence or non-occurrence of circumstances beyond the control of Tenneco or Packaging.

                      WHERE YOU CAN FIND MORE INFORMATION

     Packaging has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 covering the offering of the new securities. Packaging has also filed with the Commission a registration statement under the Securities Exchange Act of 1934 covering its common stock, which will be distributed to Tenneco stockholders in the spin-off. This document does not contain all of the information included in these registration statements and their associated exhibits and schedules. For more information about Packaging and the new securities, you should read these registration statements and their associated exhibits and schedules. This document summarizes provisions of contracts and other documents that it refers you to. If Packaging has filed any contract or other document as an exhibit to the registration statement covering the new securities, you should read the exhibit for a more complete understanding of the contract or document involved. Each statement in this document summarizing the provisions of a contract or other document is qualified in all respects by reference to the actual document.

     Tenneco files annual, quarterly and other reports, proxy statements and other information with the SEC. Following the spin-off, Packaging also will file periodic reports, proxy statements and other information with the SEC.

     You may read and copy Tenneco's and Packaging's filings with the SEC at the public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of those filings at prescribed rates by (a) calling the SEC at 1-800-SEC-0330, or (b) writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access the filings electronically on the SEC's website at http://www.sec.gov. Because Tenneco's common stock is listed on the New York, Chicago and Pacific Stock Exchanges, you may review reports and other information concerning Tenneco at these exchanges. Application will be made to list Packaging's common stock on the NYSE, and you may review reports and other information concerning Packaging at the NYSE, 20 Broad Street, New York, New York 10005.

     In addition, Tenneco maintains a website where you can find information about Tenneco, Packaging and Automotive at http://www.tenneco.com.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The SEC allows "incorporation by reference" of information filed with the SEC into this document. This means that Tenneco and Packaging can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, except that information filed in later-dated documents will automatically update and supercede the information contained in earlier-dated documents.

     The following documents filed with the Commission by Tenneco, File No. 1-12387, or Packaging, File No. 1-15157, as applicable, are incorporated by reference into this document and shall be deemed to be a part hereof:

          (a) Tenneco's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          (b) Tenneco's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 and Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 1999, as amended;

          (c) Tenneco's Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 11, 1999 and the Special Meeting of Stockholders to be held on October 25, 1999;

          (d) Tenneco's Current Report on Form 8-K dated April 12, 1999;

          (e) Tenneco's Current Report on Form 8-K dated July 14, 1999;

          (f) Tenneco's Current Report on Form 8-K dated August 20, 1999, which includes financial and other information that supersedes the comparable information in Tenneco's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Tenneco's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 and Tenneco's Current Report on Form 8-K dated July 14, 1999;

          (g) Tenneco's Current Report on Form 8-K dated October 4, 1999, as amended; and

          (h) All documents subsequently filed by Tenneco or Packaging pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the termination of the offering of the new securities.

     Notwithstanding any disclosure to the contrary in documents incorporated by reference, no safe harbor protection under Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934 extends to forward-looking statements that appear in this document directly or by incorporation.

                  THE EXCHANGE OFFERS AND CONSENT SOLICITATION

     Tenneco is offering to exchange Packaging's new securities for any and all of Tenneco's original securities that are validly tendered before the applicable expiration time and not withdrawn. The terms and conditions of these exchange offers are described in this document and in the accompanying letter of consent/transmittal. Concurrently with the exchange offers, Tenneco is soliciting consents from the holders of the original securities to the proposed amendments to the original indenture. Tenneco will accept tenders of original securities only in principal amounts of $1,000 or integral multiples of $1,000.

     If you hold original securities, you may participate in the exchange offers by following the procedures described in this document. If you tender original securities, you will be required, as a condition to a valid tender, to consent to the proposed amendments with respect to the original securities you tendered. Your proper tender of original securities will constitute your automatic consent to the proposed amendments and to the execution of a supplement to the original indenture to effect the proposed amendments. See "-- The Consent Solicitation."

TERMS OF THE EXCHANGE OFFERS

     Subject to the terms and conditions described in this document and in the accompanying letter of consent/transmittal, for each $1,000 principal amount of original securities validly tendered and accepted for exchange, Tenneco is offering (1) $1,000 principal amount of the corresponding new securities for holders who validly tender their original securities before the consent solicitation expires, as shown in the applicable column of the table below, or
(2) $980 principal amount of the corresponding new securities for holders who validly tender their original securities after the consent solicitation expires but before the applicable exchange offer expires, as shown in the applicable column of the table below. Notwithstanding the foregoing, Tenneco will only issue new securities with principal amounts of $1,000 or integral multiples of $1,000. Tenneco will: (1) aggregate the new securities to which a tendering registered holder would otherwise be entitled; (2) round this amount down to the nearest $1,000 and issue new securities to that holder in the rounded amount; and (3) compensate that holder for this rounding by paying cash in an amount equal to the principal amount of the fractional new security.

             AGGREGATE
             PRINCIPAL               DESCRIPTION OF                      DESCRIPTION OF
CUSIP NO.*     AMOUNT        TENNECO'S ORIGINAL SECURITIES         PACKAGING'S NEW SECURITIES
----------   ---------       -----------------------------         --------------------------
88037 EAA9  $299,690,000   6.70% Notes due 2005                7.20% Notes due 2005
88037 EAB7  $276,794,000   7.45% Debentures due 2025           7.95% Debentures due 2025
88037 OBQ3  $100,000,000   7 1/2% Notes due 2007               8% Notes due 2007
88037 EAH4  $300,000,000   7 5/8% Debentures due June 15,      8 1/8% Debentures due June 15,
                           2017                                2017
88037 OBR1  $200,000,000   7 7/8% Debentures due 2027          8 3/8% Debentures due 2027

             PRINCIPAL AMOUNT OF NEW SECURITIES
             PER $1,000 OF ORIGINAL SECURITIES:
            -------------------------------------
            IF TENDER IS MADE   IF TENDER IS MADE
             BEFORE CONSENT       AFTER CONSENT
              SOLICITATION        SOLICITATION
CUSIP NO.*       EXPIRES            EXPIRES**
----------  -----------------   -----------------
88037 EAA9       $1,000              $  980
88037 EAB7       $1,000              $  980
88037 OBQ3       $1,000              $  980
88037 EAH4       $1,000              $  980
88037 OBR1       $1,000              $  980

---------------
* The terms of the exchange offers shall not be affected by any defect in or omission of CUSIP numbers.

** The valid tender must be received before the applicable exchange offer expires. See description above regarding payment of cash in lieu of a fractional interest in new securities.

     In each case, Tenneco will pay accrued but unpaid interest on the original securities exchanged in the exchange offers through the date Tenneco accepts them for exchange. In general, this payment will be made to the holder who tendered the original securities. If, however, Tenneco accepts for exchange any series of original securities on or before an interest payment date for that series but after the record date for that interest payment date, Tenneco will pay the accrued but unpaid interest to the holder of those original securities as of that record date, if different from the holder who tenders.

     Interest will cease to accrue on original securities exchanged in the exchange offers from and after the date Tenneco accepts them. Interest on the new securities will accrue at the applicable rate from and including their issuance date.

     Tenneco reserves the right, in its sole discretion, to purchase or make offers to purchase any original securities that remain outstanding after the exchange offers on terms that could differ from the terms of the exchange offers. Tenneco will not make any purchase or offer except in accordance with applicable law.

     After the exchange offers, Tenneco will extinguish the original securities accepted by it for exchange.

THE CONSENT SOLICITATION

     As part of the exchange offers, Tenneco is soliciting consents to proposed amendments to the original indenture under which Tenneco issued the original securities. Tenneco is making the consent solicitation on the terms and subject to the conditions described in this document. See "The Proposed Amendments."

     YOUR VALID TENDER OF ORIGINAL SECURITIES BEFORE THE EARLY EXCHANGE TIME WILL CONSTITUTE AN AUTOMATIC CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO THOSE ORIGINAL SECURITIES. YOU MAY NOT DELIVER CONSENTS WITHOUT TENDERING YOUR ORIGINAL SECURITIES AND YOU MAY NOT REVOKE CONSENTS WITHOUT WITHDRAWING THE RELATED ORIGINAL SECURITIES FROM THE EXCHANGE OFFERS. SEE "-- WITHDRAWAL RIGHTS."

     To amend the original indenture, Tenneco must receive consents from the registered holders of at least a majority in aggregate principal amount of all series of outstanding securities issued under the original indenture, excluding securities held at the time by Tenneco or its affiliates, voting as a single class. The aggregate principal amount of securities outstanding under the original indenture is $2,459,848,000, which comprises $1,176,484,000 of original securities that are subject to the exchange offers and $1,283,364,000 of other debt securities that are subject to Tenneco's concurrent cash tender offers. Tenneco is making the cash tender offers by means of a separate offer to purchase and consent solicitation document. To participate in the cash tender offers, holders will be required to consent to the proposed amendments. Tenneco will make no separate payments for consents received in the consent solicitation.

     If the proposed amendments to the original indenture become effective, they will bind all original securities that remain outstanding after the exchange offers, even if the holder of those securities did not consent to the proposed amendments. Accordingly, you could suffer adverse consequences if you choose not to tender your original securities. See "Risk Factors -- Risk Factors if You Do Not Exchange."

EXPIRATION TIME; EARLY EXCHANGE TIME; EXTENSIONS; TERMINATION; AMENDMENTS

     Each of the exchange offers will commence at 12:00 p.m., New York City time, on October 5, 1999 and will expire at 5:00 p.m., New York City time, November 3, 1999, unless Tenneco extends any exchange offer in its sole discretion. As used in this document, the term "expiration time" refers to 5:00 p.m., New York City time, on November 3, 1999 or, if an exchange offer is extended, the latest date and time to which that exchange offer is extended. Each exchange offer is subject to Tenneco's right, in its sole discretion, to the extent that it is legally permitted to do so, to terminate or amend any exchange offer at any time as discussed below.

     The consent solicitation will expire at 5:00 p.m., New York City time, on October 20, 1999, unless Tenneco extends the consent solicitation in its sole discretion. As used in this document, the term "early exchange time" refers to 5:00 p.m., New York City time, on October 20, 1999 or, if extended, the latest date and time to which the consent solicitation is extended. The consent solicitation is subject to Tenneco's right, in its sole discretion, to the extent that it is legally permitted to do so, to terminate or amend the consent solicitation at any time as discussed below.

     Tenneco expressly reserves the right, in its sole discretion, subject to applicable law, at any time or from time to time, to:

        - terminate any of the exchange offers or the consent solicitation and not accept for exchange any original securities if any of the conditions provided below under "-- Conditions to the Exchange Offers and Consent Solicitation" are not satisfied and are not waived by Tenneco;

        - waive any condition to any exchange offer and accept all original securities previously tendered for exchange pursuant to that exchange offer or waive any condition to the consent solicitation;

        - extend the expiration time of any of the exchange offers or the early exchange time and retain all original securities tendered in that exchange offer, subject, however, to any withdrawal rights of holders, as described under "-- Withdrawal Rights;"

        - amend any exchange offer in any respect until the original securities are accepted for exchange;

        - amend the consent solicitation in any respect until the withdrawal time; and/or

        - not accept original securities tendered pursuant to an exchange offer at any time before the expiration time for that exchange offer as a result of an invalid tender, withdrawal or the occurrence of other events as described herein.

The exchange agent may retain your tendered original securities if Tenneco (a) extends any exchange offer or the consent solicitation, (b) delays the acceptance of original securities for exchange, or (c) is unable to accept original securities for exchange pursuant to any exchange offer. You may not withdraw those original securities, except to the extent you are entitled to withdrawal rights as described under "-- Withdrawal Rights." However the exchange agent's right to retain your tendered securities in these circumstances is subject to Rule 14e-1(c) under the Securities Exchange Act of 1934. Rule 14e-1(c) requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

     Tenneco can extend, terminate or amend any of the exchange offers or the consent solicitation by giving written or oral notice to the exchange agent, which will be followed as promptly as practicable by a public announcement. In the case of an extension, a public announcement will be issued before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the exchange offer(s) being extended or the previously scheduled early exchange time, as applicable. Tenneco will have no obligation to publish, advertise or otherwise communicate a public announcement regarding extension, amendment or termination other than by making a release to the Dow Jones News Service or otherwise as required by law. All original securities tendered pursuant to an exchange offer before any extension and not subsequently withdrawn will remain subject to that exchange offer.

     The terms of any extension or amendment of any exchange offer or the consent solicitation may vary from the original exchange offers and consent solicitation depending on factors such as prevailing interest rates and the principal amount of original securities previously tendered. If Tenneco amends the terms of any exchange offer before its expiration time, the amendment will apply to all original securities of the same series tendered pursuant to that exchange offer but will not, unless expressly provided, apply to any other exchange offer. Tenneco does not presently intend to change the consideration currently offered.

     If Tenneco makes a material change in the terms of any exchange offer or the information concerning any exchange offer or waives any condition of any exchange offer that results in a material change to the circumstances of that exchange offer, Tenneco will circulate additional exchange offer materials if and to the extent required by applicable law. In those circumstances, Tenneco will also extend the exchange offer if and to the extent required by applicable law in order to permit holders of the original securities subject to that exchange offer adequate time to consider the additional materials.

     If Tenneco makes a material change in the terms of the consent solicitation or the information concerning the consent solicitation or waives any condition of the consent solicitation that results in a material change to the circumstances of the consent solicitation, Tenneco will circulate additional consent solicitation materials if and to the extent required by applicable law. In those circumstances, Tenneco will also extend the consent solicitation if and to the extent required by applicable law to allow holders of the original securities adequate time to consider the additional materials. If any material change occurs after the withdrawal time, Tenneco may decide to re-solicit consents.

     If Tenneco decreases the principal amount of original securities sought in any exchange offer or increases or decreases the consideration offered to holders of original securities subject to any exchange offer, Tenneco will, to the extent required by applicable law, cause that exchange offer to be extended so that it remains open at least ten business days from the date that Tenneco first publishes, sends or gives notice of the change. For purposes of this paragraph, "business day" has the meaning set forth in Rule 14d-1(e)(6) under the Securities Exchange Act of 1934. The minimum period that an exchange offer or the consent solicitation must remain open following any other material change in the terms of or information concerning the exchange offer or consent solicitation depends upon the facts and circumstances, including the relative materiality of those terms or information.

EFFECT OF TENDER

     Your tender of original securities in the exchange offers will constitute a binding agreement between you and Tenneco upon the terms and subject to the conditions of the exchange offers described in this document and the accompanying letter of consent/transmittal. Your tender of original securities will also constitute your agreement to deliver to Tenneco good and marketable title to the tendered original securities free and clear of all liens, charges, adverse claims, encumbrances, interests and restrictions of any kind.

ACCEPTANCE OF CONSENTS AND ORIGINAL SECURITIES; DELIVERY OF EXCHANGE
CONSIDERATION

     Tenneco will purchase by accepting for exchange and will promptly pay for all original securities validly tendered and not withdrawn or, if withdrawn, validly retendered, in the exchange offers and the consent solicitation. This purchase and payment will be made only upon the terms and subject to the conditions of each exchange offer, the consent solicitation, the terms and conditions of any extension or amendment and applicable law. Tenneco will make payment for the original securities by depositing with the exchange agent: (1) new securities in book-entry form, as described below; (2) cash to be paid for any fractional interest in new securities; and (3) cash for the payment of any applicable accrued but unpaid interest on original securities. The exchange agent will act as agent for the tendering holders for the purpose of receiving payments and/or new securities from Tenneco and then transmitting payments and/or new securities to or at the direction of those holders.

     New securities will be issued and delivered only in book-entry form through The Depository Trust Company to the DTC account of the exchanging holder or the exchanging holder's custodian. You must specify on the accompanying letter of consent/transmittal the DTC participant and account information to which your new securities should be delivered.

     For purposes of the exchange offers, Tenneco will be deemed to have accepted tendered original securities for exchange when Tenneco gives oral or written notice of acceptance to the exchange agent. For purposes of the consent solicitation, consents received by the exchange agent will be deemed to have been accepted when (1) Tenneco and the trustee under the original indenture execute the supplemental indenture containing the proposed amendments, which is expected to occur promptly after the withdrawal time, and (2) Tenneco has accepted the tendered original securities underlying those consents for exchange in the exchange offer.

     Subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, Tenneco may delay acceptance of original securities tendered for exchange or payment for original securities accepted for exchange if any of the conditions of the exchange offers are not satisfied or waived or in order to comply, in whole or in part, with applicable law. Tenneco may do this in its sole discretion. Tenneco will pay for original securities accepted for exchange only after the exchange agent receives, at its address on the back cover page of this document:
(1) certificates for all physically delivered original securities in proper form for transfer or confirmation of a book-entry transfer of original securities into the exchange agent's account at DTC according to the procedures described in this document; (2) a properly completed and duly executed letter of consent/transmittal or properly transmitted "agent's message," as described below; and (3) any other documents required by the accompanying letter of consent/transmittal, in each case together with any applicable signature guarantees. IN NO EVENT WILL INTEREST ACCRUE OR BE PAID TO HOLDERS BY REASON OF ANY DELAY ON THE PART OF THE EXCHANGE AGENT IN MAKING PAYMENTS TO HOLDERS. INTEREST ON THE ORIGINAL SECURITIES WILL CEASE TO ACCRUE ON AND AFTER THE ISSUANCE DATE FOR THE RELATED NEW SECURITIES.

     If Tenneco does not accept any of your tendered original securities for exchange, or if you submit to the exchange agent original securities in a principal amount greater than the principal amount indicated as being tendered, Tenneco will issue to you an original security for the principal amount not accepted for exchange or tendered. Tenneco will issue the original security in the same form as it was originally tendered. Tenneco will do this without expense to you as promptly as practicable following the expiration or termination of the exchange offers.

     Tenneco may transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to acquire original securities tendered in any exchange offer. No transfer or assignment will relieve Tenneco of its obligations under that exchange offer or prejudice your rights to receive new securities and any applicable accrued interest in exchange for original securities validly tendered and accepted for exchange in that exchange offer.

PROCEDURES FOR TENDERING ORIGINAL SECURITIES AND GIVING CONSENTS

     If you hold original securities and wish to receive $1,000 principal amount of applicable new securities for each $1,000 principal amount of original securities, you must validly tender your original securities using the procedures described in this document and in the accompanying letter of consent/transmittal before the early exchange time. Your proper tender of original securities will constitute your automatic consent to the proposed amendments. If you hold original securities and wish to receive $980 principal amount of applicable new securities for each $1,000 principal amount of original securities, you must validly tender your original securities using the procedures described in this document and in the accompanying letter of consent/transmittal after the early exchange time, but before the applicable expiration time. See "-- Terms of the Exchange Offers" for a description of how Tenneco will pay cash in lieu of interests in new securities of less than $1,000.

     Only registered holders are authorized to tender their original securities and consent to the proposed amendments. The procedures by which original securities may be tendered and consents given by beneficial owners that are not registered holders will depend upon the manner in which the original securities are held, as described below.

     TENDER OF ORIGINAL SECURITIES HELD THROUGH A NOMINEE. If you are a beneficial owner of original securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender original securities, you should contact the record holder promptly and instruct the record holder to tender the original securities and deliver a consent on your behalf using one of the procedures described in this document. A letter of instructions is contained in the solicitation materials provided with this document which you may use to instruct the record holder to tender original securities and deliver consent.

     TENDER OF ORIGINAL SECURITIES HELD WITH DTC. Pursuant to authority granted by DTC, if you are a DTC participant that has original securities credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender those original securities and deliver consents as if you were the record holder. Because of this, references in this document to registered or record holders include DTC participants with original securities credited to their accounts. Within two business days after the date of this document, the exchange agent will establish accounts with respect to the original securities at DTC for purposes of the exchange offers. Any participant in DTC may tender original securities and deliver consents by:

     - effecting a book-entry transfer of all original securities to be tendered in the exchange offers into the account of The Chase Manhattan Bank, as exchange agent, at DTC, using DTC's procedures for transfer; and

     - either (1) effecting an agent's message, as described below, or (2) completing and signing the accompanying letter of consent/transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this document.

     Timely book-entry delivery requires receipt by the exchange agent of a book-entry confirmation confirming the book-entry transfer of original securities into the exchange agent's account at DTC. The book-entry confirmation must be received by the exchange agent before (1) the early exchange time to receive $1,000 principal amount of applicable new securities for each $1,000 principal amount of original securities, or (2) the applicable expiration time to receive $980 principal amount of applicable new securities for each $1,000 principal amount of original securities, subject to the provisions for paying cash in lieu of fractional interests in new securities. Even if delivery of original securities is effected through book-entry transfer into the exchange agent's account at DTC, an agent's message or a completed letter of consent/transmittal or a facsimile thereof, together with any required signature guarantees and other required documents, must be delivered or transmitted to and received by the exchange agent at its address on the back cover page of this document before (1) the early exchange time to receive $1,000 principal amount of applicable new securities for each $1,000 principal amount of original securities, or (2) the applicable expiration time to receive $980 principal amount of applicable new securities for each $1,000 principal amount of original securities, subject to the provisions regarding payment of cash in lieu of fractional interests in new securities. See "-- Terms of the Exchange Offers" for a description of how Tenneco will pay cash in lieu of interests in new securities of less than $1,000. A tender of original securities for exchange will not be considered valid until these items are received by the exchange agent. Delivery of a letter of consent/transmittal or other documents to DTC will not be considered a valid delivery to the exchange agent.

     If a holder tenders after the early exchange time, the holder could become entitled to a cash payment in lieu of any fractional interest in new securities. Because Tenneco will aggregate the new securities to which a tendering registered holder is entitled before making any such cash payment, registered holders should in that case submit a separate tender for each of their beneficial owners. THIS SHOULD BE DONE ONLY IF A TENDER IS BEING MADE AFTER THE EARLY EXCHANGE TIME.

     The exchange agent and DTC have confirmed that the exchange offers are eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of any exchange offer and thereby provide consent to the proposed amendments with respect to the original securities tendered, by causing DTC to transfer original securities to the exchange agent using DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. This electronic acceptance will be in lieu of completing, signing and delivering the letter of consent/transmittal.

     An "agent's message" is a message which states that DTC has received an express acknowledgment from a DTC participant tendering original securities that the participant has received and agrees to be bound by the terms of the letter of consent/transmittal and that Tenneco may enforce the agreement against the participant. The agent's message is transmitted by DTC to, and received by, the exchange agent and forms a part of the book-entry confirmation.

     All of the original securities held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC's nominee. Upon consummation of the exchange offers, the aggregate principal amounts of these global notes will be reduced to represent the aggregate principal amount of original securities not tendered and accepted.

     TENDER OF ORIGINAL SECURITIES HELD IN PHYSICAL FORM. If you hold original securities in physical form, you must comply with the following instructions to tender original securities in the exchange offers:

     - complete and sign the accompanying letter of consent/transmittal according to its instructions; and

     - deliver the following to the exchange agent at the address on the back cover page of this document before the early exchange time or expiration time, as applicable, (1) a properly completed and duly executed letter of consent/transmittal or a facsimile thereof, with any required signature guarantees, (2) any other documents required by the letter of consent/transmittal, and (3) the original securities in physical form suitable for transfer.

     To validly tender original securities that are not registered in your name, you must follow special instructions described below under "-- Proper Execution and Delivery of Letters of Consent/Transmittal."

     LETTERS OF CONSENT/TRANSMITTAL AND PHYSICAL SECURITIES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF CONSENT/TRANSMITTAL OR PHYSICAL SECURITIES TO TENNECO, PACKAGING, THE INFORMATION AGENT, DTC OR THE DEALER MANAGERS.

     THE EXCHANGE OFFERS AND CONSENT SOLICITATION DO NOT PROVIDE FOR THE TENDERING OF ORIGINAL SECURITIES OR THE DELIVERY OF CONSENTS BY USE OF A NOTICE OF GUARANTEED DELIVERY.

     PROPER EXECUTION AND DELIVERY OF LETTERS OF CONSENT/TRANSMITTAL. If you wish to participate in the exchange offers or consent solicitation, delivery of your original securities, signature guarantees and the other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, Tenneco recommends that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the early exchange time or expiration time, as desired, to allow enough time to ensure timely delivery.

     Except as otherwise provided below, all signatures on a letter of consent/transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of consent/transmittal need not be guaranteed if:

     - the letter of consent/transmittal is signed by the registered physical holder(s) of the original securities or by a participant in DTC whose name appears on a security position listing as the owner of the original securities and the holder(s) have not completed the portion entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of consent/transmittal; or

     - the original securities are tendered for the account of an "eligible institution." See Instruction 3 in the letter of consent/transmittal.

     An "eligible institution" is one of the following firms or other entities identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as the terms are defined in the Rule: (a) a bank; (b) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings institution.

     If the letter of consent/transmittal is signed by the registered holder(s) of original securities tendered, the signature(s) must correspond with the name(s) as written on the face of the original securities without alteration, enlargement or any change whatsoever. If any of the original securities tendered are held by two or more registered holders, all of the registered holders must sign the letter of consent/transmittal. If any of the original securities are registered in different names on different original securities, the holders must complete, sign and submit as many separate letters of consent/transmittal as there are different registrations of certificates.

     In the following cases, the certificates for original securities that are tendered must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed:

     - if new securities issued in the exchange offers are to be registered in the name of, or payments are to be made to, a person other than the person whose signature is on the letter of consent/ transmittal;

     - if original securities that are not exchanged are to be returned to a person other than the registered owner; or

     - if a letter of consent/transmittal is signed by a person other than the registered holder(s) of the original securities tendered.

In addition, a tender of original securities before the early exchange time by someone other than the registered holder must be accompanied by either a valid proxy of, or a consent signed by, the registered holder(s). This is because original securities may not be tendered before the early exchange time without also delivering a consent with respect to those original securities, and only registered holders are entitled to deliver consents. The signature on the proxy or consent must be guaranteed.

     Tenneco will not accept any alternative, conditional, irregular or contingent tenders. By executing the letter of consent/transmittal or facsimile thereof or transmitting an agent's message, you waive any right to receive any notice of the acceptance of your original securities for exchange.

     You should indicate in the applicable box in the letter of consent/transmittal the name and address to which payments, certificates evidencing original securities for amounts not exchanged or not tendered are to be issued or sent, if different from yours. To issue securities in a different name, the exchange agent must receive the employer identification or social security number of the new person named and a Substitute Form W-9 for this new person must be completed. If you do not give these instructions, payments and original securities not exchanged will be delivered to the registered holder of original securities tendered at the address listed in the register maintained by the trustee for those original securities. In the case of original securities tendered by book-entry transfer into the exchange agent's account at DTC, the original securities will be credited to the account maintained at DTC from which the original securities were delivered.

     DETERMINATION OF VALIDITY. Tenneco will determine, in its sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered original securities using the procedures described above. Tenneco's determination will be final and binding. Tenneco reserves the absolute right to reject any or all tenders of original securities determined by it not to be in proper form or the acceptance of which may be unlawful in the opinion of counsel for Tenneco. Tenneco also reserves the absolute right, in its sole discretion, subject to applicable law, to waive any defects or irregularities of any tender of original securities, whether or not similar defects or irregularities are waived in the case of other tendered securities. Tenneco's interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of consent/transmittal, will be final and binding.

     Tenneco, the exchange agent, the information agent, DTC and the dealer managers are not under any duty to notify you of defects in your tender and will not be liable if they fail to so notify you. Unless waived, you must cure any irregularities in your tender within the time Tenneco determines. Your tender of original securities will not be considered valid until those irregularities have been cured or waived. The exchange agent will return any original securities that are not properly tendered if the irregularities have not been cured or waived. The original securities will be returned to you, unless otherwise provided in the letter of consent/transmittal, as soon as practicable following the applicable expiration time.

     TRANSFER TAXES. Tenneco will pay all transfer taxes, if any, applicable to the transfer and sale of original securities to Tenneco in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include: (a) if substitute original securities for original securities not exchanged are to be delivered to, or new securities or substitute original securities are to be registered or issued in the name of, any person other than the registered holder of the original securities tendered, or (b) if tendered original securities are registered in the name of any person other than the person signing the letter of consent/transmittal. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of consent/transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

     BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. U.S. federal income tax law requires that a holder of original securities that are accepted for exchange provide the exchange agent, as payer, with the holder's correct taxpayer identification number or otherwise establish a basis for an exemption from backup U.S. federal income tax withholding. In the case of a holder who is an individual, other than a resident alien, this identification number is his or her social security number. For holders other than individuals, the identification number is an employer identification number. Exempt holders, including, among others, all corporations and certain foreign individuals, are not subject to these backup withholding and reporting requirements. If you do not provide the exchange agent with your correct taxpayer identification number or an adequate basis for an exemption, you may be subject to backup withholding on payments made in exchange for any original securities and a penalty imposed by the IRS. Backup withholding is not an additional federal income tax. Rather, the amount of tax withheld will be credited against the federal income tax liability of the holder subject to backup withholding. If withholding results in an overpayment of taxes, you may obtain a refund from the IRS. You should consult with a tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

     To prevent backup withholding, you must provide your correct taxpayer identification number by completing the IRS Substitute Form W-9 provided in the letter of consent/transmittal and provide either (a) your correct taxpayer identification number and other information under penalties of perjury, or (b) an adequate basis for an exemption. For a discussion of other federal income tax consequences of the exchange offers, see "U.S. Federal Income Tax Consequences."

CONDITIONS TO THE EXCHANGE OFFERS AND CONSENT SOLICITATION

     Notwithstanding any other provision, extension or amendment of the exchange offers or consent solicitation, and in addition to, and not in limitation of, Tenneco's rights to extend or amend any exchange offer or the consent solicitation at any time in its sole discretion, Tenneco will not be required to accept, exchange or make any payment for any original securities tendered for exchange and may terminate any exchange offer and the consent solicitation if, at or before the applicable expiration time:

     - Tenneco does not receive the required consents or Tenneco and the trustee under the original indenture have not executed and delivered the supplemental indenture providing for the proposed amendments in the manner described in this document;

     - all conditions to Tenneco's concurrent cash tender offers have not been satisfied;

     - any condition to any other component of the debt realignment remains unsatisfied;

     - any material condition to the spin-off of Packaging remains unsatisfied, other than completion of the debt realignment;

     - any action has been taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the spin-off or any transaction undertaken in connection with the spin-off, including the debt realignment, exchange offers and cash tender offers (collectively, the "transactions"), by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which either:

         -- challenges the making of any of these transactions or could reasonably be expected to directly or indirectly prohibit, prevent, restrict or delay consummation of any of these transactions or otherwise adversely affects in any material manner any component of these transactions; or

         -- could reasonably be expected to materially adversely affect the business, financial condition, income, operations, properties, assets, liabilities or prospects of Tenneco and its subsidiaries, taken as a whole, or Packaging and its subsidiaries, taken as a whole, in each case before and after giving effect to these transactions, or Automotive and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of any of these transactions to Tenneco and/or Packaging;

     - any event affecting the business or financial affairs of Tenneco or any of its subsidiaries has occurred or is likely to occur that could reasonably be expected to prohibit, prevent, restrict or delay consummation of any of the transactions described in the preceding paragraph, or that will, or is reasonably likely to, materially impair the contemplated benefits of any of these transactions to Tenneco or Packaging, or could reasonably be expected to be material to holders of original securities in determining whether to accept the exchange offers or consent solicitation;

     - there has occurred:

         -- any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market, whether or not mandatory;

         -- a material impairment in the trading market for debt securities;

         -- a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory;

         -- a commencement or escalation of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States;

         -- any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or

         -- any significant adverse change in United States securities or financial markets generally or the material acceleration or worsening of an adverse change in the United States securities or financial markets which existed at the time of the exchange offers; or

     - the trustee under the original indenture has either:

         -- objected to or taken any action that could reasonably be expected to adversely affect the consummation of the spin-off or any other transaction undertaken in connection with the spin-off or Tenneco's ability to effect the proposed amendments;

         -- taken any action that challenges the validity or effectiveness of the procedures used by Tenneco in soliciting the consents to the proposed amendments, including the form thereof; or

         -- taken any action that challenges the validity or effectiveness of the procedures used by Tenneco in making or completing the exchange offers or concurrent cash tender offers.

     Tenneco's concurrent cash tender offers are subject to substantially the same conditions as the exchange offers.

     Because the exchange offers are part of the realignment of Tenneco's total debt before the spin-off, Tenneco plans to complete the exchange offers before the spin-off. See "The Spin-off." Tenneco expects, however, to complete the spin-off within one business day after the exchange offers expire, or as soon thereafter as practicable. For this reason, Tenneco has conditioned the exchange offers on the satisfaction of all material conditions to the spin-off, other than completion of the debt realignment. Further, Tenneco has conditioned the exchange offers on the satisfaction of all conditions to the other components of the debt realignment. See "The Spin-off -- Debt Realignment."

     The foregoing conditions are for the sole benefit of Tenneco and may be waived by Tenneco, in whole or in part. Tenneco will determine whether the foregoing conditions have been satisfied, on the basis of the standards described above. Any determination made by Tenneco concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

WITHDRAWAL RIGHTS

     Subject to applicable law, you may withdraw tenders of original securities and revoke the related consents at any time before the withdrawal time, but not after, except as otherwise described below. A valid withdrawal of tendered original securities made before the withdrawal time is an automatic revocation of the related consent. If, after the withdrawal time, Tenneco reduces the principal amount of original securities subject to any exchange offer or reduces the consideration offered in any exchange offer, then original securities previously tendered in that exchange offer may be validly withdrawn for ten business days after the date that Tenneco first publishes or sends notice to holders of the reduction. In addition, you may validly withdraw tenders of original securities if the related exchange offer is terminated without any original securities being accepted for exchange.

     For a withdrawal to be effective, (a) the exchange agent must receive a written notice of withdrawal at its address on the back cover of this document, or (b) the appropriate procedures of DTC's Automated Tender Offer Program must be complied with. Any notice of withdrawal must:

     - specify the name of the person who deposited the original securities to be withdrawn;

     - identify the original securities to be withdrawn, including the certificate number or numbers and principal amount of those original securities;

     - be signed by the holder in the same manner as the signature on the letter of consent/transmittal by which those original securities were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by Tenneco in its sole discretion, duly executed by the registered holder, with the signature guaranteed;

     - specify the name in which those original securities are to be registered, if different from the person who tendered those original securities using the instruments of transfer; and

     - if original securities have been tendered using the procedures for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn original securities and otherwise comply with the DTC procedures.

     A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a previous tender.

     Any permitted withdrawals may not be rescinded, and any original securities withdrawn will not be considered validly tendered for purposes of the exchange offer. However, withdrawn securities may again be tendered by completing the procedures for tendering before the early exchange time or expiration time, as applicable.

     Any tendered original securities that are withdrawn will be returned to you free of charge as soon as practicable after withdrawal. If your original securities were tendered by book-entry transfer into the exchange agent's account at DTC, the original securities will be credited to an account maintained with DTC for the original securities as soon as practicable after withdrawal.

     TENNECO WILL DETERMINE, IN ITS SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY OF NOTICES OF WITHDRAWAL, INCLUDING TIME OF RECEIPT. TENNECO'S DETERMINATION WILL BE FINAL AND BINDING. NONE OF TENNECO, PACKAGING, THE EXCHANGE AGENT, DTC, THE DEALER MANAGERS AND ANY OTHER PERSON ARE UNDER ANY DUTY TO NOTIFY YOU OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL. NONE OF THEM WILL BE LIABLE TO YOU IF THEY FAIL TO NOTIFY YOU OF ANY DEFECTS OR IRREGULARITIES IN A NOTICE OF WITHDRAWAL.

DEALER MANAGERS

     Tenneco and Packaging have engaged Morgan Stanley Dean Witter and Credit Suisse First Boston to act as dealer managers in connection with the exchange offers and to provide financial advisory services to Tenneco and Packaging in connection with the exchange offers. If you have questions concerning the terms of the exchange offers or consent solicitation, you may contact the dealer managers at the addresses and telephone numbers on the back cover page of this document.

     Tenneco and Packaging have agreed to pay the dealer managers customary fees for their services, including reasonable out-of-pocket expenses and fees and expenses of legal counsel. Tenneco and Packaging have agreed to indemnify the dealer managers against specified liabilities, including specified liabilities under the federal securities laws. The dealer managers have provided in the past, and currently are providing, other investment banking and financial advisory services to Tenneco and its affiliates.

     Morgan Stanley Dean Witter and Credit Suisse First Boston are also acting as dealer managers in connection with Tenneco's cash tender offers.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as exchange agent for the exchange offers. You and your broker, dealer, commercial bank, trust company or other nominee should send letters of consent/ transmittal and all correspondence in connection with the exchange offers to the exchange agent at the address and telephone numbers on the back cover page of this document.

     If you have questions concerning tender procedures, you should contact the exchange agent at the address and telephone number on the back cover page of this document for instructions.

INFORMATION AGENT

     Georgeson Shareholder Communications Inc. has been appointed as information agent for the exchange offers. You may direct requests for assistance or additional copies of this document or the letter of consent/transmittal to the information agent at the address and telephone number on the back cover page of this document. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the exchange offers.

TRUSTEE

     The Chase Manhattan Bank is serving as the trustee under the original indenture and will also serve as the trustee for the new securities. All deliveries, correspondence and questions sent or presented to the trustee relating to the exchange offers should be directed to the trustee at 55 Water Street, Room 234, North Building, New York, New York 10041.

     Tenneco and Packaging maintain, or may, in the future, maintain, normal banking relationships with The Chase Manhattan Bank in the ordinary course of business.

FEES AND EXPENSES

     Tenneco will pay the exchange agent, the information agent and the trustee under the original indenture reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection with their services. Tenneco will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this document and related materials to the beneficial owners of original securities, and in handling or forwarding tenders for their customers. All these fees and expenses will be paid by Tenneco, subject to the allocation of consolidated Tenneco debt contemplated by the debt realignment. See "The Spin-off--Debt Realignment."

                         MARKET AND TRADING INFORMATION

     In general, there has been limited trading of the original securities and any trading, to the extent it occurs, has taken place primarily in the over-the-counter market. Prices and trading volumes of the original securities in the over-the-counter market are not regularly reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the original securities, may differ from actual trading prices and should be viewed as approximations. YOU ARE URGED TO OBTAIN THE BEST AVAILABLE INFORMATION REGARDING THE MARKET PRICES OF THE ORIGINAL SECURITIES FROM YOUR BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY.

                  ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS

     Packaging expects it will record the new securities based on the net carrying amount of Tenneco's original securities, since the new securities are not expected to be "substantially different" from Tenneco's original securities. Accordingly, no accounting gain or loss is expected to be recognized by Packaging on the exchange, except for transaction costs. The new securities would be considered "substantially different" if the present values of the cash flows, including principal and interest, under the terms of the new securities are at least 10% different from the present value of the remaining cash flows under the original securities.

                            THE PROPOSED AMENDMENTS

     To tender original securities for exchange in the exchange offers, you must consent to the proposed amendments to the original indenture. The proposed amendments constitute a single proposal and a tendering holder must consent to the proposed amendments as an entirety, and may not consent selectively with respect to some of the proposed amendments.

     The proposed amendments will be included in a supplement to the original indenture that will be signed by Tenneco and the trustee on or promptly following Tenneco's receipt of the required consents and the withdrawal time. Accordingly, Tenneco expects to sign the supplemental indenture before the exchange offers expire. The proposed amendments will not take effect, however, until Tenneco accepts for exchange or purchase debt securities issued under the original indenture that represent at least the required consents, whether tendered in the exchange offers or Tenneco's cash tender offers. See "The Exchange Offers and Consent Solicitation -- The Consent Solicitation."

     As described below, a limited waiver of some provisions of the original indenture will apply between the time Tenneco executes the supplemental indenture and the time it closes on the exchange and cash tender offers. This waiver will terminate if the proposed amendments do not take effect.

ELIMINATION OF OPERATING COVENANTS

     The following is a brief description of the proposed amendments to the original indenture. The summaries are qualified in their entireties by reference to the full and complete terms of the original indenture, as well as the proposed supplemental indenture, copies of which can be obtained without charge from the information agent. A copy of the original indenture and proposed supplemental indenture is also exhibit 10.3 and 10.4, respectively, to the registration statement of which this document is a part. These proposed amendments may have adverse consequences for you if you do not participate in the exchange offers. See "Risk Factors -- Risk Factors if You Do Not Exchange."

     The proposed amendments would eliminate the following restrictive operating covenants contained in the original indenture.

SECTION OF
ORIGINAL INDENTURE                      TITLE AND DESCRIPTION OF SECTION
------------------                      --------------------------------
Section 3.6               Negative Pledge; Limitation on Sale and Leaseback
                          Transactions.
                          Provides that the issuer, Tenneco Inc., will not issue,
                          assume, incur or guarantee, and will not permit any
                          restricted subsidiary to issue, assume, incur or guarantee, any debt upon any principal manufacturing property. A
                          restricted subsidiary is generally any subsidiary that
                          operates a principal manufacturing property. A principal
                          manufacturing property is generally any U.S. manufacturing plant or research and development facility, unless the
                          issuer's Board of Directors determines that plant or
                          facility is not of material importance. Also provides that the issuer will not, and will not permit any restricted
                          subsidiary to, enter into any arrangement with any person or entity providing for the leasing of any principal
                          manufacturing property, where the property has been or is to be sold or transferred by the issuer or the restricted
                          subsidiary with the intention of taking back a lease on the property.

SECTION OF
ORIGINAL INDENTURE                      TITLE AND DESCRIPTION OF SECTION
------------------                      --------------------------------
Section 9.1               Covenant Not to Merge, Consolidate, Sell or Convey Property
                          Except Under Certain Conditions.
                          Provides that the issuer will not merge or consolidate with any other person or entity or sell, lease or convey all or substantially all of its assets unless (a) the issuer is the continuing corporation, or the successor or transferee
                          corporation is organized under United States law and
                          expressly assumes the payment of principal and interest on all securities and coupons outstanding under the original
                          indenture and the performance and observance of all
                          covenants and conditions of the original indenture, by
                          supplemental indenture, and (b) the issuer or the successor or transferee is not, immediately after giving effect to the transaction, in default in the performance of any of those covenants or conditions.
Section 9.2               Successor Corporation Substituted.
                          Describes the substitution of the successor or transferee
                          corporation for the issuer under the original indenture in the event of any consolidation, merger, sale, lease or
                          conveyance described in Section 9.2 of the original
                          indenture.
Section 9.3               Opinion of Counsel Delivered to Trustee.
                          Provides that the trustee may receive an opinion of counsel as conclusive evidence that any consolidation, merger, sale, lease or conveyance described in Section 9.1 of the original indenture, and any substitution of the successor or
                          transferee corporation for the issuer under Section 9.2 of the original indenture, complies with the applicable
                          provisions.

     The proposed amendments would also eliminate any references in the original indenture and the original securities to the sections specified above, including any sentences or provisions that refer or give effect exclusively to the sections specified above. The proposed amendments would also eliminate any defined terms in the original indenture that are used solely in those deleted sentences, provisions, sections or subsections. The text of the proposed amendments is set forth in Annex A.

WAIVER

     To avoid the possibility of a default under the original indenture in connection with the spin-off and the transactions that will be undertaken to complete the spin-off, a waiver of the covenants to be eliminated by the proposed amendments will take effect immediately upon the execution of the supplemental indenture as described above. If, however, securities representing at least the required consents are not accepted for exchange or purchase, as the case may be, because the related exchange offers, cash tender offers or consent solicitation are terminated or withdrawn, the proposed amendments will not become operative. In this event, the waiver will also cease to be operative as to any transactions that occurred during the period the waiver was in effect. The text of the waiver is set forth in Annex A.

     The waiver will give Tenneco flexibility by allowing it, to the extent necessary, to begin to consummate various pre-spin-off transactions before the exchange and tender offers are completed. Tenneco believes this is important in facilitating its plan to complete the spin-off within one business day after it accepts securities tendered in the tender and/or exchange offers, or as soon thereafter as practicable. Based on the timing of the consent solicitation expiration, the waiver will take effect at least five business days prior to the acceptance of any securities in the tender and/or exchange offers. For example, the waiver will allow Tenneco to begin taking the steps necessary to grant security interests in substantially all of Automotive's domestic assets to the lenders under the new senior secured credit facility Tenneco has entered into in connection with the debt realignment. See "Risk Factors -- Risk Factors if

You Do Not Exchange" and "The Spin-off -- Debt Realignment." Absent the waiver, these security interests would not be permitted under the original indenture unless and until the proposed amendments took effect upon the acceptance of securities in the tender and/or exchange offers. If the waiver ceases to be operative, Tenneco plans to unwind any such transactions completed in reliance on the waiver.

                       DESCRIPTION OF THE NEW SECURITIES

     The new securities will be issued under an indenture between Packaging and The Chase Manhattan Bank, as the new trustee, as supplemented by supplemental indentures providing for the terms of the new securities. This indenture, as it may be further amended or supplemented from time to time, is referred to in this document as the "new indenture." The terms of the new securities will include those stated in the new indenture and those made a part of the new securities by reference to the Trust Indenture Act of 1939.

     A copy of the new indenture, including the forms of supplemental indentures providing for the new securities, are filed as exhibit 4.1 and exhibits 4.5 through 4.9, respectively, to the registration statement in which this document is included. The following summaries of provisions of the new indenture do not include all of the information included in the new indenture and may not cover information that you may find important. Accordingly, these summaries are subject to, and qualified in their entirety by reference to, the detailed provisions of the new indenture.

     You should read the new indenture carefully and in its entirety because the new indenture, and not this description, will define your rights as a holder of new securities. You may obtain a copy of the new indenture by request directed to Tenneco's address included on page 2 of this document. As used under this caption, the term "debt securities" means all evidences of indebtedness for money borrowed which may be issued under the new indenture and the term "Packaging" refers only to Tenneco Packaging Inc., and not any of its subsidiaries.

GENERAL

     The new indenture will not limit the amount of debt securities that may be issued and will provide that debt securities may be issued under the new indenture from time to time in one or more series. The debt securities will be unsubordinated and unsecured obligations of Packaging and will rank equally with all other unsubordinated and unsecured obligations of Packaging. This would include, for example, accounts payable to suppliers and other general creditors of Packaging. In addition, the new indenture will generally not limit the amount of other indebtedness or securities that Packaging or its subsidiaries may issue. However, the issuance, assumption or guarantee of specified secured debt will be subject to the restrictions described under "-- Some Important Covenants of Packaging." There are no provisions of the new indenture that will afford holders of new securities protection in the event of a highly leveraged transaction involving Packaging.

NEW SECURITIES

     NEW 7.20% NOTES DUE 2005

     The new 7.20% Notes due 2005 constitute a series of new securities under the new indenture, which is limited to $299,690,000 aggregate principal amount. The new 7.20% Notes due 2005 will mature on December 15, 2005. Each new 7.20% Note due 2005 will bear interest from the date of issue at the rate of 7.20% per annum, payable semi-annually on June 15 and December 15 of each year, beginning December 15, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the persons in whose names the new 7.20% Notes due 2005 are registered at the close of business on the May 31 or November 30 record date preceding the June 15 or December 15 interest payment date.

     The new 7.20% Notes due 2005 will be redeemable in whole or in part, at the option of Packaging, at any time, at a redemption price equal to the greater of
(1) 100% of their principal amount and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points. In each case, Packaging will pay accrued and unpaid interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new 7.20% Notes due 2005 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new 7.20% Notes due 2005.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the new trustee.

     "Comparable Treasury Price" means, with respect to any redemption date: (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:00 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(b) if the new trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the new trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the new trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Salomon Smith Barney Inc.; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Packaging shall substitute therefor another Primary Treasury Dealer.

     Holders of new 7.20% Notes due 2005 to be redeemed will receive notice by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     NEW 7.95% DEBENTURES DUE 2025

     The new 7.95% Debentures due 2025 constitute a series of new securities under the new indenture, which series is limited to $276,794,000 aggregate principal amount. The new 7.95% Debentures due 2025 will mature on December 15, 2025. Each new 7.95% Debenture due 2025 will bear interest from the date of issue at the rate of 7.95% per annum, payable semi-annually on June 15 and December 15 of each year, beginning December 15, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the persons in whose names the new 7.95% Debentures due 2025 are registered at the close of business on the May 31 or November 30 record date preceding the June 15 or December 15 interest payment date.

     The new 7.95% Debentures due 2025 are not redeemable at the option of Packaging prior to maturity. There is no provision for a sinking fund for the new 7.95% Debentures due 2025.

     NEW 8% NOTES DUE 2007

     The new 8% Notes due 2007 constitute a series of new securities under the new indenture, which is limited to $100,000,000 aggregate principal amount. The new 8% Notes due 2007 will mature on April 15,

2007. Each new 8% Note due 2007 will bear interest from the date of issue at the rate of 8% per annum, payable semi-annually on April 15 and October 15 of each year, beginning April 15, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the persons in whose names the new 8% Notes due 2007 are registered at the close of business on the April 1 or October 1 record date preceding the April 15 or October 15 interest payment date.

     The new 8% Notes due 2007 will be redeemable in whole or in part, at the option of Packaging, at any time, at a redemption price equal to the greater of
(1) 100% of their principal amount and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points. In each case, Packaging will pay accrued and unpaid interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new 8% Notes due 2007 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new 8% Notes due 2007.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the new trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the new trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the new trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the new trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers, Inc. and Salomon Smith Barney Inc.; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Packaging shall substitute therefor another Primary Treasury Dealer.

     Holders of new 8% Notes due 2007 to be redeemed will receive notice by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     NEW 8 1/8% DEBENTURES DUE JUNE 15, 2017

     The new 8 1/8% Debentures due June 15, 2017 constitute a series of new securities under the new indenture, which is limited to $300,000,000 aggregate principal amount. The new 8 1/8% Debentures due June 15, 2017 will mature on June 15, 2017. Each new 8 1/8% Debenture due June 15, 2017 will bear interest from the date of issue at the rate of 8 1/8% per annum, payable semi-annually on June 15 and December 15 of each year, beginning December 15, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the persons in whose names the new 8 1/8% Debentures due June 15, 2017 are registered at the close of business on the June 1 or December 1 record date preceding the June 15 or December 15 interest payment date.

     The new 8 1/8% Debentures due June 15, 2017 will be redeemable in whole or in part, at the option of Packaging, at any time, at a redemption price equal to the greater of (1) 100% of their principal amount and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points. In each case, Packaging will pay accrued and unpaid interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new 8 1/8% Debentures due June 15, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new 8 1/8% Debentures due June 15, 2017.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the new trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the new trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the new trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the new trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers, Inc. and Salomon Smith Barney Inc.; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Packaging shall substitute therefor another Primary Treasury Dealer.

     Holders of new 8 1/8% Debentures due June 15, 2017 to be redeemed will receive notice by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     NEW 8 3/8% DEBENTURES DUE 2027

     The new 8 3/8% Debentures due 2027 constitute a series of new securities under the new indenture, which is limited to $200,000,000 aggregate principal amount. The new 8 3/8% Debentures due 2027 will mature on April 15, 2027. Each new 8 3/8% Debentures due 2027 will bear interest from the date of issue at the rate of 8 3/8% per annum, payable semi-annually on April 15 and October 15 of each year, beginning April 15, 2000. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the persons in whose names the new 8 3/8% Debentures due 2027 are registered at the close of business on the April 1 or October 1 record date preceding the April 15 or October 15 interest payment date.

     The new 8 3/8% Debentures due 2027 will be redeemable in whole or in part, at the option of Packaging, at any time, at a redemption price equal to the greater of (1) 100% of their principal amount and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve

30-day months) at the Treasury Yield plus 25 basis points. In each case, Packaging will pay accrued and unpaid interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new 8 3/8% Debentures due 2027 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new 8 3/8% Debentures due 2027.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the new trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the new trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the new trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the new trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Lehman Brothers, Inc. and Salomon Smith Barney Inc.; provided however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Packaging shall substitute therefor another Primary Treasury Dealer.

     Holders of new 8 3/8% Debentures due 2027 to be redeemed will receive notice by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

SOME IMPORTANT COVENANTS OF PACKAGING

     Negative Pledge. The new indenture will provide that Packaging will not, and will not permit any restricted subsidiary to, issue, assume, incur or guarantee specified types of secured debt without providing that the outstanding debt securities be secured equally and ratably with that secured debt. A restricted subsidiary is generally defined as a subsidiary that operates a principal manufacturing property, as described below. The restriction applies to any debt secured by a mortgage, pledge, lien or other encumbrance on any principal manufacturing property of Packaging or any restricted subsidiary or on any shares of capital stock or debt of any restricted subsidiary. A principal manufacturing property is generally defined as any U.S. manufacturing plant or testing or research and development facility, unless Packaging's Board of Directors determines that the manufacturing, testing, research and development activities performed at that plant or facility are not of material importance. This restriction will not apply if, after giving effect to the contemplated transaction, the aggregate amount of all such secured debt incurred after the initial date of the new indenture, together with all Attributable Debt, as defined below, of Packaging and its subsidiaries in respect of specified sale and leaseback transactions involving principal manufacturing properties, would not exceed 15% of the Consolidated Net Tangible Assets, as defined below, of Packaging and its consolidated subsidiaries. This restriction will also not apply in the case of:

          (a) the creation of encumbrances on any principal manufacturing property acquired after the initial date of the new indenture to secure payment of all or any part of the purchase price of that property or construction of fixed improvements on that property before, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation of that property, or existing encumbrances on any principal manufacturing property acquired by Packaging or a restricted subsidiary, so long as the encumbrance does not apply to any improved property previously owned by Packaging or a restricted subsidiary and so long as the amount of debt secured by the encumbrance does not exceed 100% of the lesser of the cost or fair value of the property;

          (b) encumbrances on any principal manufacturing property of a corporation that is merged into or consolidated with Packaging or a restricted subsidiary or substantially all of the assets of which are acquired by Packaging or a restricted subsidiary;

          (c) encumbrances on any principal manufacturing property in favor of governmental bodies to secure partial, progress, advance or other payments under any contract or statute, or to secure any debt incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to those encumbrances;

          (d) encumbrances on particular property to secure or provide funds for all or any part of the cost of exploration, drilling, mining, development, maintenance or operation of that property intended to obtain or increase the production of specified natural resources from that property;

          (e) encumbrances securing debt owed by a restricted subsidiary to Packaging or another restricted subsidiary;

          (f) encumbrances on any principal manufacturing property of Packaging or a restricted subsidiary that were in existence on the initial date of the new indenture;

          (g) specified extensions, renewals or replacements of encumbrances described above; and

          (h) Permitted Mortgages, as defined below.

These covenants are contained in Section 3.6(a) of the new indenture. The new indenture will not restrict the incurrence of unsecured debt by Packaging or any of its subsidiaries.

     Restrictions on Sale and Leaseback Transactions. The new indenture will prohibit Packaging and any restricted subsidiary from entering into any sale and leaseback transaction involving any principal manufacturing property that has been or is to be sold or transferred by Packaging or any restricted subsidiary, unless:

          (a) Packaging or the restricted subsidiary would be entitled to create secured debt on that property, as described in clauses (a)-(h) under "-- Negative Pledge," in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction, without equally and ratably securing all outstanding debt securities under the new indenture;

          (b) since the date of the new indenture and during the period 12 months before and ending 12 months after a sale and leaseback transaction, Packaging or the restricted subsidiary makes expenditures for principal manufacturing properties in an amount equal to the net proceeds of the sale and leaseback transaction and elects to designate that amount as a credit against the sale and leaseback transaction; or

          (c) to the extent not credited as described above, Packaging applies an amount equal to the Attributable Debt with respect to the sale and leaseback transaction to the retirement of long-term consolidated debt.

See Section 3.6(c) of the new indenture. This restriction will not apply to any sale and leaseback transaction (a) between Packaging and a restricted subsidiary or between restricted subsidiaries, (b) involving the taking back of a lease for a period of three years or less, or (c) if, after giving effect to a sale and leaseback transaction, permitted secured debt, plus Attributable Debt of Packaging and its subsidiaries in respect of sale and leaseback transactions involving principal manufacturing properties,

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

would not exceed 15% of the Consolidated Net Tangible Assets of Packaging and its consolidated subsidiaries.

     There will be no covenants or other provisions in the new indenture providing for a put or increased interest or that would otherwise provide holders of new securities with additional protection in the event of a recapitalization transaction, a change of control of Packaging or a highly leveraged transaction.

     The following terms which are used in the new indenture have the meanings described below:

          "Attributable Debt" means the total net amount of the rent required to be paid during the remaining term of any lease, discounted at the weighted average rate per year then borne by the outstanding debt securities.

          "Consolidated Net Tangible Assets" means the total assets shown on the consolidated balance sheet of Packaging and its consolidated subsidiaries for the most recent fiscal quarter, after deducting the amount of all current liabilities and intangible assets.

          "Permitted Mortgage" means:

             (a) any governmental, mechanics', materialmen's, carriers' or similar lien created in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;

             (b) any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

             (c) any lien of taxes and assessments which is (1) for the current year, or (2) not at the time delinquent or (3) delinquent but the validity of which is being contested at the time by Packaging or any Subsidiary in good faith;

             (d) any lien arising from or in connection with a conveyance by Packaging or any subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

             (e) any lien to secure obligations imposed by statute or governmental regulations; or

             (f) any lien of, or to secure performance of, leases, other than leases relating to a sale and leaseback transaction.

These definitions are included in Section 1.1 of the new indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Section 9.1 of the new indenture will provide that Packaging may not merge or consolidate with any other person or entity, or sell, lease or convey all or substantially all of its assets to any person or entity, unless (a) either Packaging is the continuing entity or the successor, transferee or lessee is a corporation organized under the laws of the United States, any State or the District of Columbia and expressly assumes Packaging's obligations under the debt securities and new indenture, and (b) immediately after giving effect to the transaction, Packaging or the successor, transferee or lessee is not in default of any of those obligations. Section 9.2 of the new indenture will also provide that any successor, transferee or lessee corporation in one of those transactions be substituted for Packaging under the new indenture and the debt securities.

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

EVENTS OF DEFAULT

     Any one of the following will constitute an "event of default" under the new indenture with respect to debt securities of any series:

          (a) Packaging's failure to pay any interest on that series when due and continuance of that default for 30 days;

          (b) Packaging's failure to pay principal of that series when due;

          (c) in general, Packaging's failure to observe or perform any of its other covenants in the new indenture for 60 days after written notice as provided in the new indenture, unless the default is expressly covered by another provision of the new indenture;

          (d) events of bankruptcy, insolvency or reorganization of Packaging;
     or

          (e) any other event of default provided in the supplemental indenture with respect to debt securities of that series.

     If any event of default occurs and is continuing, either the new trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as a single class, may by written notice declare the principal amount of and accrued interest on all the debt securities of each affected series to be due and payable immediately. Events of bankruptcy, insolvency and reorganization are deemed to affect all outstanding debt securities. If the debt securities of an affected series are original issue discount debt securities, only that portion of the principal amount as is specified in the terms of that series may be declared due and payable. The holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under limited circumstances, rescind and annul that acceleration. The events of default are described in Section 5.1 of the new indenture.

     Under the new indenture, the new trustee will generally be required to give the holders of affected debt securities notice of known defaults within 90 days after the default, unless the default is cured. Except in the case of a payment default, however, the new trustee may withhold the notice in the interests of the holders of the affected series of debt securities. See Section 5.11 of the new indenture. The new indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, with all those series voting as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the new trustee for such series, or exercising any trust or power conferred on the new trustee. See Section 5.9 of the new indenture.

     In general, the holders of a majority in aggregate principal amount outstanding of all series of debt securities with respect to which an event of default has occurred, voting as a single class, may waive any event of default with respect to that series. This majority action cannot, however, waive defaults under specified covenants related to the payment terms of the debt securities. See Section 5.10 of the new indenture.

     The new indenture will require Packaging to file annually with the new trustee a certificate as to Packaging's compliance with all conditions and covenants of the new indenture. See Section 3.5 of the new indenture.

MODIFICATION OF THE NEW INDENTURE

     The new indenture will permit Packaging and the new trustee to enter into one or more supplemental indentures without the consent of the holders of any debt securities in order:

          (a) to transfer or pledge any property to the new trustee as security for the debt securities;

          (b) to substitute a permitted successor corporation for Packaging;

          (c) to add to the Packaging's covenants further covenants or provisions to protect the holders of debt securities;

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

          (d) to establish the form or terms of debt securities;

          (e) to provide for successor trustees; or

          (f) to cure any ambiguity, correct any defective provisions or to make any other provisions as Packaging determines necessary or desirable, as long as the action does not adversely affect the interests of any holder of debt securities of any series. See Section 8.1 of the new indenture.

     The new indenture will also permit Packaging and the new trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding series of debt securities affected, voting as one class, to execute supplemental indentures that change the terms of the new indenture or modify the rights of debt holders. However, without the consent of the holder of each affected debt security, this majority action cannot:

          (a) extend the time for payment of principal or interest on any debt security;

          (b) reduce the principal of, or the rate of interest on, any debt security;

          (c) reduce the amount of premium, if any, payable upon the redemption of any debt security;

          (d) reduce the amount of principal payable upon acceleration of the maturity of any original issue discount security;

          (e) change the currency or currency unit in which any debt security or any premium or interest is payable;

          (f) impair the right to institute suit for the enforcement of any payment on or relating to any debt security; or

          (g) reduce the percentage consent required to modify or amend the new indenture. See Section 8.2 of the new indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     The new indenture will allow Packaging to deposit funds in trust and as a result either (a) be discharged from all obligations under the debt securities of any series, except for limited administrative obligations ("defeasance"), or
(b) be released from complying with specified covenants of the indenture, including those described under "-- Some Important Covenants of Packaging" and "-- Consolidation, Merger and Sale of Assets" ("covenant defeasance"). For defeasance or covenant defeasance with respect to any series of debt, Packaging must deposit, in trust with the new trustee, money or U.S. government obligations that through the payment of interest and principal according to their terms will provide money in an amount sufficient to make all payments on that series of debt when they are due. If the defeasance is to occur at least one year before the debt securities become due and payable or are to be redeemed, the defeasance may only be established if Packaging delivers an opinion of counsel stating that the holders of the debt securities will not have a taxable event for federal income tax purposes as a result of the defeasance. In addition, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the new indenture. See Article 10 of the new indenture.

THE NEW TRUSTEE

     The Chase Manhattan Bank will be the new trustee under the new indenture. The Chase Manhattan Bank will also serve as the initial paying agent and registrar of the new securities. Packaging may also maintain banking and other commercial relationships with the new trustee in the ordinary course of business.

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

BOOK-ENTRY SYSTEM

     Packaging will initially issue the new securities in the form of one or more global securities that will be deposited with DTC and registered in the name of Cede & Co., DTC's nominee. Accordingly, beneficial interests in the global securities will be shown on, and transfer will be effected only through, records maintained by DTC and its participants. You may hold beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through an organization which has an account with DTC. Unless and until it is exchanged in whole or in part for new securities of that series in definitive form, a global security may not be transferred except as a whole to a nominee of DTC for that global security, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depository or a nominee of a successor depository.

     DTC has advised Packaging that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants").

     Packaging expects that upon the deposit of the global securities with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of new securities represented by those global securities to the accounts of direct participants. Ownership of beneficial interests in the global securities will be limited to direct participants or persons that may hold interests through direct participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to direct participants' interest, the direct participants and the indirect participants, with respect to the owners of beneficial interests in the global securities other than direct participants. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to transfer or pledge beneficial interests in the global securities.

     So long as DTC or a nominee of DTC is the registered holder and owner of the global securities, DTC or the nominee, for all purposes will be considered the sole owner or holder of the global securities under the new indenture. Except as described below, owners of a beneficial interest in the global securities will not be entitled to have the new securities represented by the global securities registered in their names, will not receive or be entitled to receive physical delivery of certified new securities, and will not be considered to be the owner or holder of any new securities represented by the global securities. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if a person is not a direct participant in the book-entry registration and transfer system of DTC, on the procedures of the direct participant through which that person owns its interest, to exercise any rights of an owner or holder of the new securities.

     Packaging will make principal and interest payments on the new securities registered in the name of DTC's nominee to DTC's nominee as the registered owner of the global securities. Under the terms of the new securities, Packaging and the new trustee will treat the persons in whose names the new securities are registered as the owners of those new securities for the purpose of receiving payment of principal and interest on those new securities and for all other purposes. Therefore, Packaging, the new trustee and any paying agent will not have any direct responsibility or liability for the payment of principal or interest on the new securities to owners of beneficial interests in the global securities.

     Packaging expects that DTC will, upon receipt of any payment of principal or interest, credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in
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

the global securities as shown on DTC's records. Payments by direct and indirect participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the direct and indirect participants. These payments by direct and indirect participants will not be the responsibility of DTC, the new trustee, or Packaging, subject to any statutory requirements that may be in effect.

     Neither Packaging, the new trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Packaging, the new trustee, the registrar, or any paying agent for the exchange securities will have any responsibility or liability for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

PHYSICAL SECURITIES

     Following initial issuance, you may obtain physical new securities in exchange for global securities in denominations of $1,000 and integral multiples of $1,000 if:

          (1) DTC notifies Packaging that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Packaging within 90 days of that notice; or

          (2) Packaging in its discretion at any time determines not to have all of the new securities represented by the global securities.

     Subject to the above, the global securities are not exchangeable, except for global securities of the same aggregate denomination to be registered in the name of DTC or its nominee.

PAYMENT

     Packaging will pay principal of and interest on new securities represented by a global security in accordance with the applicable requirements of DTC for the global securities. The payment of principal of and interest on any other new securities will be made at the office or agency of Packaging maintained for that purpose or, at Packaging's option, by mailing a check to the holder's registered address.

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

                                  THE SPIN-OFF

     Before the spin-off, Tenneco and Packaging will enter into a distribution agreement to establish the terms of the spin-off and govern various aspects of the post-spin-off relationship between Packaging and Tenneco, which will be Automotive after the spin-off. In addition, Automotive and Packaging will enter into ancillary agreements to facilitate further the separation of Tenneco's automotive and packaging businesses and to govern additional aspects of the ongoing relationship between Packaging and Automotive.

REASONS FOR THE SPIN-OFF

     The spin-off is designed to separate Tenneco's packaging business from its automotive business, each of which have distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific needs. The spin-off will:

     - enable each company to concentrate its attention and financial resources on its own core business and provide independent access to capital markets;

     - permit investors to make more focused investment decisions based on the specific attributes of each of the two businesses and enhance the likelihood that each company will achieve appropriate market valuation; and

     - facilitate employee compensation programs custom-tailored to the operations of each business, including an employee stock ownership plan for Automotive and stock-based and other incentive programs, which will more directly reward employees of each business based on the success of that business.

MANNER OF SPIN-OFF

     According to the distribution agreement, the Tenneco board of directors will formally declare the dividend necessary to effect the spin-off. At that time, the Tenneco board of directors will also set the effective date of the spin-off and the date and time for determination of those Tenneco stockholders entitled to participate in the spin-off. Subject to the conditions described below, on the spin-off date, those same Tenneco stockholders will each receive one share of Packaging common stock for each share of Tenneco common stock they owned as of that determination time.

CORPORATE RESTRUCTURING TRANSACTIONS

     Before the spin-off, Tenneco will effect various corporate restructuring transactions designed to restructure its existing businesses so that, in general, the assets, liabilities and operations of (a) its packaging business and administrative services operations, will be owned and operated, directly or indirectly, by Packaging and (b) its automotive business will be owned and operated, directly and indirectly, by Tenneco and its non-packaging subsidiaries.

     Packaging's assets upon completion of these corporate restructuring transactions generally will be:

     - those assets related to the conduct of Tenneco's past and current packaging businesses and administrative services operations, as reflected on the unaudited pro forma combined balance sheet of Packaging as of June 30, 1999 which will be attached to the distribution agreement as an exhibit;

     - those assets that were acquired after June 30, 1999 and are of a nature or type that would have been included on Packaging's June 30, 1999 pro forma balance sheet had they been acquired earlier; and

     - all rights expressly allocated to Packaging and its subsidiaries under the distribution agreement or any of the ancillary agreements.

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

     Automotive's assets upon completion of these corporate restructuring transactions generally will be:

     - all of Tenneco's assets not expressly allocated to Packaging or its subsidiaries as described above.

     Packaging's liabilities generally will include:

     - those liabilities related to the Packaging assets described above and the current and past conduct of Tenneco's packaging businesses and administrative services operations;

     - liabilities for possible violations of securities laws in connection with the spin-off related to disclosures or omissions regarding Packaging's business, results of operations, prospects or management; and

     - those other liabilities expressly allocated to Packaging or its subsidiaries under the distribution agreement or any ancillary agreement.

     Automotive's liabilities generally will include:

     - those liabilities related to the automotive assets described above and the current and past conduct of Tenneco's automotive business;

     - liabilities for possible violations of securities laws in connection with the spin-off related to disclosures or omissions regarding Automotive's business, results of operations, prospects or management;

     - those liabilities expressly allocated to Automotive or its subsidiaries under the distribution agreement or any ancillary agreement; and

     - all other liabilities of Tenneco or any of its subsidiaries which do not constitute Packaging liabilities.

     In addition, Packaging and Automotive will each be responsible for one-half of any third-party liability imposed on either party that is both (1) related to the transactions undertaken as part of the spin-off, such as the debt realignment, and (2) based on a claim (a) under Delaware corporate law, such as a claim for a breach of fiduciary duties, or (b) under applicable securities laws, but only to the extent the alleged violation is not specifically related to disclosures or omissions about either party's business operations as provided by such party.

DEBT REALIGNMENT

     After the spin-off, Automotive and Packaging each will, in general, be responsible for the debts, liabilities and obligations related to the business or businesses that it owns and operates following completion of the corporate restructuring transactions. See "-- Corporate Restructuring Transactions." Tenneco's historical practice, however, has been to incur debt for its consolidated group at the parent-company level or at a limited number of subsidiaries, rather than at the operating-company level, and to centrally manage various cash functions.

     Accordingly, the distribution agreement will provide for the realignment of Tenneco's debt before the spin-off. The purpose of this debt realignment is to allocate the debt between Packaging and Automotive before the companies are separated. The exchange offers and cash tender offers are components of this debt realignment.

     The specific goal of the debt realignment will be to reach approximately the allocation between Packaging and Automotive of Tenneco's debt at the time of the spin-off, after giving effect to the repurchase of subsidiary preferred stock and payment of transaction fees and expenses, that is reflected in the June 30, 1999 pro forma balance sheets of Packaging and Tenneco included elsewhere in this document. See "Description of Packaging -- Unaudited Pro Forma Combined Financial Statements of Packaging" and "Description of Tenneco After the Spin-off/Automotive -- Unaudited Pro Forma Consolidated Financial Statements of Tenneco." These pro forma balance sheets will also be attached to

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

the distribution agreement as exhibits. Packaging and Automotive will agree in the distribution agreement to use their respective reasonable commercial efforts to achieve this relative allocation.

     If the debt realignment and spin-off had occurred on June 30, 1999, Packaging would have had pro forma debt for money borrowed of about $2.2 billion and Automotive would have had pro forma debt for money borrowed of about $1.7 billion. The pro forma debt amount for Packaging does not reflect the application of any proceeds from its planned sale of its containerboard joint venture interest, which is not part of the debt realignment. If this sale is completed before the spin-off, the net proceeds will be used to retire the Tenneco debt that otherwise would be allocated to Packaging in the debt realignment. If the sale occurs after the spin-off, the net proceeds will be used to retire Packaging debt. See "Description of Packaging -- Unaudited Pro Forma Combined Financial Statements of Packaging" and "Description of Tenneco After the Spin-off/Automotive -- Unaudited Pro Forma Consolidated Financial Statements of Tenneco."

     The debt realignment is expected to be accomplished through some combination of tender offers, exchange offers, prepayments and other refinancings. In addition to the exchange offers described in this document, Tenneco expects to undertake the following as part of the debt realignment: (1) Tenneco will offer to purchase for cash approximately $1,283 million of its public debt pursuant to the cash tender offers; (2) Tenneco will repay in cash other existing non-public debt; and (3) Tenneco will repurchase outstanding subsidiary preferred stock. These payments are expected to be financed by (a) internally generated cash, (b) borrowings by Automotive under a new credit facility and new subordinated debt financing to be issued by Automotive in connection with the spin-off and (c) borrowings by Packaging under one or more new credit facilities entered into by Packaging in connection with the spin-off. See "Description of Packaging -- New Financing" and "Description of Tenneco After the Spin-off/ Automotive -- New Financing."

     Accordingly, after giving effect to the debt realignment and the spin-off, Automotive will be responsible for all of Tenneco's existing public debt that remains outstanding and any borrowings under the new Automotive credit facility and subordinated debt financing described above. Packaging will be responsible for the new securities and any borrowings under the new Packaging credit facilities described above. Completion of the debt realignment is a condition to Tenneco's obligation to complete the spin-off, although Tenneco may substitute one or more different financing transactions for any of the components of the debt realignment described above.

RELATIONSHIP BETWEEN AUTOMOTIVE AND PACKAGING AFTER THE SPIN-OFF

     Below are summary descriptions of the distribution agreement and principal ancillary agreements that Automotive and Packaging will enter into in connection with the spin-off. These agreements are intended to facilitate the separation of Tenneco's packaging business from its automotive business and to facilitate the operation of each of Automotive and Packaging as separate companies.

     DISTRIBUTION AGREEMENT

     In addition to providing for the terms of the spin-off and the various actions to be taken before the spin-off, the distribution agreement will contain other provisions governing the relationship between Automotive and Packaging before and after the spin-off.

     Responsibility for Liabilities. The distribution agreement will provide that after the spin-off date: (a) Automotive will assume, pay, perform and discharge its allocated liabilities according to their terms, and (b) Packaging will assume, pay, perform and discharge its allocated liabilities according to their terms. See "-- Corporate Restructuring Transactions." The distribution agreement will provide for cross-indemnities so that: (a) Automotive must indemnify Packaging and its respective subsidiaries, directors, officers, employees and agents, and other related parties, against all losses arising out of or in connection with Automotive's allocated liabilities or the breach of the distribution agreement or any ancillary agreement by Automotive; and (b) Packaging must indemnify Automotive and its respective subsidiaries, directors, officers, employees and agents, and other related parties, against all losses arising out of or in
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connection with Packaging's allocated liabilities or the breach of the distribution agreement or any ancillary agreement by Packaging.

     Further Assurances. Automotive and Packaging will each agree to use all reasonable efforts to take all action reasonably necessary or advisable to consummate the transactions contemplated by and carry out the purposes of the distribution agreement.

     Information Sharing. The distribution agreement will provide for the transfer and sharing of books and records between Automotive and Packaging and will grant each party access to specified information in the other's possession, subject to confidentiality requirements and legal privilege issues.

     Intercompany Accounts. According to the distribution agreement, in general all intercompany receivables, payables and loans between Tenneco's automotive business, on the one hand, and its packaging business and administrative services operations, on the other hand, will be settled, capitalized or converted into ordinary trade obligations as of the close of business on the spin-off date. Further, all intercompany agreements between these businesses, other than those contemplated in connection with the spin-off, will be terminated.

     Expenses. Tenneco will use a portion of the funds borrowed by Tenneco and Packaging as part of the debt realignment to fund the payment of fees, costs and expenses associated with the spin-off. Accordingly, the allocation of debt described above under "-- Debt Realignment" includes additional debt incurred to fund these fees, costs and expenses. Under the distribution agreement, other specified fees, costs and expenses related to the spin-off but not funded in connection with the debt realignment will be shared equally by Tenneco and Packaging. All other fees, costs and expenses will be paid by the party incurring such fees, costs or expenses.

     Directors. When the spin-off is completed, Packaging and Automotive will share four common directors, Dana G. Mead, Paul T. Stecko, Mark Andrews and Roger B. Porter. Each company will adopt policies and procedures for its board of directors to limit the involvement of Messrs. Mead, Stecko, Andrews and Porter in situations that could give rise to potential conflicts of interest, including requesting them to abstain from voting as a director of either Packaging or Automotive on matters which present a conflict of interest between the companies. Tenneco and Packaging believe that the number of these conflict situations will be minimal.

     HUMAN RESOURCES AGREEMENT

     The human resources agreement to be entered into between Automotive and Packaging will govern labor, employment, compensation and benefit matters in connection with the spin-off. Under the human resources agreement, after the spin-off date, each of Automotive and Packaging will:

     - continue employment of each of their respective retained employees, subject to their rights to terminate employees, with the same compensation as before the spin-off date;

     - continue to honor all related existing collective bargaining agreements in accordance with their terms;

     - recognize related incumbent labor organizations, subject to their rights to seek changes in their relationships with the organizations; and

     - continue sponsorship of hourly employee benefit plans in accordance with their terms.

     Packaging will become the sponsor of the Tenneco Retirement Plan and of the Tenneco Thrift Plan and Tenneco Thrift Plan for Hourly Employees (collectively the "Tenneco Thrift Plan") on the spin-off date. Automotive will establish one or more thrift plans similar to the Tenneco Thrift Plan to which the account balances of retained and former employees of Automotive in the Tenneco Thrift Plan will be transferred. The benefits accrued by Automotive employees in the Tenneco Retirement Plan will be frozen as of the last day of the calendar month including the spin-off date, and Packaging will amend the Tenneco Retirement Plan to provide that all benefits accrued through that day by Automotive employees are fully vested and non-forfeitable. Generally, each of Automotive and Packaging will retain liabilities with respect to benefits accrued by its current and former employees under the Tenneco Inc. Supplemental Executive Retirement Plan and with respect to the welfare benefits of its current and former employees and their dependents. In addition, as of the spin-off date, Packaging will succeed to sponsorship of the Tenneco Inc. Deferred Compensation Plan; participation by current and former employees of Automotive in that plan will be discontinued, and Automotive will succeed to liabilities with respect to its current and former employees under that plan.

     Under the human resources agreement, Tenneco common stock options held by Packaging employees will be replaced by options to purchase shares of Packaging common stock on terms economically equivalent to the old Tenneco options. Tenneco common stock options held by Automotive employees will be adjusted to maintain equivalent economic terms to the options outstanding immediately prior to the spin-off.

     TAX SHARING AGREEMENT

     The tax sharing agreement to be entered into between Automotive and Packaging will provide for the allocation of tax liabilities between the parties arising before, as a result of and after the spin-off. As a general rule, Automotive will be liable for all taxes not specifically allocated to Packaging under the terms of the tax sharing agreement. Generally, Packaging will be liable for taxes imposed exclusively on Packaging and its affiliates engaged in the packaging and administrative services businesses (the "Packaging group"). In the case of U.S. federal income taxes imposed on the combined activities of Automotive and the Packaging group, Packaging will generally be liable to Automotive for federal income taxes attributable to the activities of the Packaging group. Liability for foreign income taxes and non-income taxes will generally be allocated to the legal entity on which the taxes are imposed. In the case of state income taxes imposed on the combined activities of the business groups, Packaging will generally be liable for the tax that would be imposed if the Packaging group had filed combined returns for its group.

     In general, and except as provided below, any taxes imposed on or resulting from any or all of the spin-off, the corporate restructuring transactions and the debt realignment ("transaction taxes") will be the responsibility of the legal entity on which the taxes are imposed. However, if any transaction taxes arise due to any action taken or permitted by Automotive or Packaging that is inconsistent with any representations or warranties made in connection with the IRS letter ruling requested and received by Tenneco in connection with the spin-off, that entity, either Automotive or Packaging, will be responsible for the resulting tax liability. Additionally, if any transaction taxes arise under
Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of a 50% ownership shift, as defined below, then the resulting corporate tax burden will be borne by the entity, either Automotive or Packaging, that experienced the 50% ownership shift. Any income tax liability that results from the spin-off, corporate restructuring transactions or debt realignment, but which is not due to either a 50% ownership shift or an action that is inconsistent with the tax treatment contemplated in the IRS letter ruling request, will be shared equally by Automotive and Packaging.

     Section 355(e) of the Code, which was enacted in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% ownership shift") by one or more persons acting together pursuant to a plan or series of related transactions that includes the spin-off. This provision can be triggered by certain reorganizations involving the acquisition of the assets of the company making the distribution or the spun-off subsidiary. There is a presumption that any 50% ownership shift that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisitions are not part of a plan or series of related transactions.

     Each of Automotive and Packaging will agree not to take or permit actions inconsistent or partially inconsistent with the IRS letter ruling request on or before the period ending two calendar years from the date of the spin-off, unless the action has been consented to by the other. These agreements could restrict the ability of Automotive or Packaging to engage in certain corporate transactions, redeem stock, dispose of assets except in the ordinary course of business or be the target of an acquisition transaction during that period.

     TRANSITION SERVICES AGREEMENT

     Tenneco's administrative services operations currently provide a number of services to Tenneco's operating units. These services include (1) financial accounting services; (2) employee benefits administration for all major salaried and hourly benefit plans; (3) human resources and payroll services; (4) mainframes and distributed systems operations; (5) telecommunications and network operations and management; (6) help desk support; and (7) disaster recovery support. When the spin-off is complete, Tenneco's administrative services operations will be a part of Packaging. Accordingly, Automotive and Packaging will enter into a transition services agreement under which Packaging will continue to provide Automotive with specified administrative services for a term to be determined before the spin-off. Because Automotive will retain a portion of the administrative support for Tenneco's European operations, however, Automotive will also agree to provide Packaging with specified administrative services for its European operations for an initial period of six months beginning on the date of the spin-off. After the initial six-month period, Packaging may elect to have Automotive continue to provide specified services for up to six months on a month-to-month basis. The price for all services will be negotiated between the parties and be based on the full cost for the services.

     INSURANCE AGREEMENT

     The insurance agreement to be entered into between Automotive and Packaging will provide for the separation and administration of existing insurance programs and the purchase of "run-off " policies for fiduciaries and directors and officers. In general, the insurance agreement will provide that Packaging and Automotive will obtain coverage for the period ending in December 1996 through Tenneco's pre-existing policies. For the period between December 1996 and the spin-off, Automotive and Packaging will obtain coverage through Tenneco's existing policies plus supplemental coverage to be purchased by Tenneco. Tenneco also will purchase "run-off" insurance policies that remain in effect for seven years and provide coverage for acts prior to the spin-off by directors, officers and fiduciaries of benefit and pension plans. Packaging and Automotive will each be responsible for administering their respective insurance programs after the spin-off and for purchasing insurance as necessary to cover their respective losses arising after the spin-off. The insurance agreement also allocates responsibility for the payment of premiums and deductibles, and the distribution of insurance proceeds.

     TRADEMARK TRANSITION LICENSE AGREEMENT

     After the spin-off, Automotive or one of its subsidiaries will hold the rights to various trademarks, servicemarks, tradenames and similar intellectual property, including rights in the marks "Tenneco," "Ten" and "Tenn" alone and in combination with other terms and/or symbols and variations thereof (collectively, the "Trademarks"), in the United States and throughout the world. In connection with the spin-off, Packaging will enter into a trademark transition license agreement with Automotive. Under this agreement, Automotive or one of its subsidiaries will grant to Packaging and its subsidiaries a limited, royalty-free license to use the Trademarks with respect to packaging businesses, subject to quality standards and other conditions. The license will expire (1) 60 days after the spin-off, with respect to the use of the Trademarks in corporate names, (2) 9 months after the spin-off, with respect to stationery and similar supplies in inventory and (3) 18 months after the spin-off, with respect to signage.

CONDITIONS TO THE SPIN-OFF

     The spin-off is conditioned on, among other things, formal declaration of the spin-off by the Tenneco Board of Directors. Other conditions to the spin-off will include:

     - execution and delivery of the ancillary agreements and completion of various pre-spin-off transactions, such as the corporate restructuring transactions and the debt realignment;

     - a determination to the effect that for federal income tax purposes, (1) the spin-off will be tax-free to Tenneco and its stockholders under
       Section 355(a) and Section 361(c)(1) of the Internal Revenue Code of 1986, and (2) specified internal restructuring transactions involving Tenneco or its subsidiaries to be effected by the corporate restructuring transactions will also be tax-free;

     - approval for listing on the NYSE of the Packaging common stock;

     - registration of the Packaging common stock under the Exchange Act;

     - receipt of all material consents to the corporate restructuring transactions, the spin-off and transactions contemplated in the distribution agreement; and

     - the absence of any prohibition of the spin-off by any law or governmental authority.

     Tenneco received an IRS letter ruling on August 20, 1999 that satisfied the tax-related condition described above. Even if all the conditions to the spin-off are satisfied, Tenneco has reserved the right to amend or terminate the distribution agreement and the related transactions before the spin-off. The Tenneco Board of Directors has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause the Tenneco Board of Directors to consider amending or terminating the spin-off. See "-- Relationship Between Automotive and Packaging After the Spin-off -- Distribution Agreement." Although the conditions described above may be waived by Tenneco to the extent permitted by law, the Tenneco Board of Directors presently has no intention to proceed with the spin-off unless each of these conditions is satisfied.

AMENDMENT OR TERMINATION OF THE DISTRIBUTION AGREEMENT

     Before the spin-off, the distribution agreement may be amended or terminated by Tenneco in its discretion. After the spin-off, the distribution agreement may be amended or terminated only by a written agreement signed by Automotive and Packaging. Some amendments or terminations after the spin-off will also require the consent of third-party beneficiaries to the extent that the distribution agreement has expressly guaranteed them rights.

                            DESCRIPTION OF PACKAGING

GENERAL

     Packaging is a global supplier of specialty packaging and consumer products with 1998 revenues of approximately $2.8 billion. Packaging operates 89 manufacturing facilities throughout the world and employs over 15,000 people. Packaging is currently owned by Tenneco and will be an independent, publicly traded company upon completion of the spin-off. See "The Spin-off."

CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of Packaging as of June 30, 1999, and unaudited pro forma capitalization of Packaging as of June 30, 1999, after giving effect to the debt realignment and the spin-off and related transactions, each as if they occurred on that date. The pro forma capitalization reflects debt allocated to Packaging in the debt realignment before application of any proceeds from Packaging's planned sale of its remaining interest in its containerboard joint venture. You should read this table in conjunction with the "Combined Financial Statements of The Businesses of Tenneco Packaging" and related notes, the "Unaudited Pro Forma Combined Financial Statements of Packaging" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Packaging, each contained elsewhere in this document.

                                                                     PACKAGING
                                                              ------------------------
                                                                   JUNE 30, 1999
                                                              ------------------------
                                                              HISTORICAL     PRO FORMA
                                                              ----------     ---------
                                                                   (IN MILLIONS)
Short-term debt:
  Allocated from Tenneco....................................    $  358(a)     $   --
  Borrowings under new Packaging credit facilities..........        --         1,001
  Other.....................................................         9             9
                                                                ------        ------
                                                                   367         1,010(b)
                                                                ------        ------
Long-term debt:
  Allocated from Tenneco....................................     1,474(a)         --
  New securities............................................        --         1,166(c)
  Other.....................................................        20            20
                                                                ------        ------
                                                                 1,494         1,186(b)
                                                                ------        ------
Total debt..................................................     1,861         2,196(b)
                                                                ------        ------
Minority interest...........................................        14            14
                                                                ------        ------
Common stock................................................        --             2
Paid-in capital.............................................        --         1,284
Retained earnings...........................................        --            --
Combined equity.............................................     1,340            --
                                                                ------        ------
       Total equity.........................................     1,340         1,286
                                                                ------        ------
Total capitalization........................................    $3,215        $3,496
                                                                ======        ======

-------------------------
(a) Represents debt allocated to Packaging from Tenneco based on the portion of Tenneco's investment in Packaging which Tenneco deemed to be debt. This allocation is generally based on the ratio of Packaging's net assets to Tenneco's consolidated net assets plus debt. Tenneco's historical practice has been to incur debt for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Management believes that the historical allocation of corporate debt is reasonable. This historical allocation, however, is not indicative of the total amount of debt that Packaging will have upon completion of the debt realignment, or of the debt that may be incurred by Packaging as a separate public entity.

(b) Represents debt allocated to Packaging in the debt realignment before application of any proceeds from Packaging's planned sale of its remaining interest in its containerboard joint venture. Packaging expects the sale to be completed before the spin-off, with the net proceeds used to retire the Tenneco debt that would otherwise be allocated to Packaging in the debt realignment. If the sale occurs after the spin-off, the net proceeds will be used to retire Packaging debt.

(c) Represents the $1,176 million aggregate principal amount of new securities assumed to be exchanged pursuant to the exchange offers, which will be recorded based on the net carrying amount of the original securities upon consummation of the exchange offers. At this time, Packaging and Tenneco cannot determine the ultimate amount of original securities that will be exchanged, and that amount could vary significantly. The pro forma capitalization assumes that 100% of the original securities are tendered before the early exchange time and exchanged for new securities in the exchange offers and that such new securities are not "substantially different" from the original securities. See "Accounting Treatment of the Exchange Offers."

NEW FINANCING

     In connection with the spin-off, Packaging has entered into the following credit facilities: (1) a $750 million long-term revolving senior credit facility; and (2) a $250 million 364-day revolving senior credit facility. Packaging may also enter into a $1.5 billion term loan facility in connection with the spin-off, as described below. A definitive agreement for the $1.5 billion term loan facility has not been completed. Accordingly, the terms of the $1.5 billion term loan are preliminary and may change as a result of the negotiation of a definitive agreement.

     Initial borrowings under one or more of these facilities are expected to occur on or shortly before the spin-off. See "The Spin-off -- Debt Realignment" for a description of how Packaging intends to use the proceeds of the initial borrowings.

     $750 MILLION LONG-TERM SENIOR REVOLVING CREDIT FACILITY

     Packaging has entered into a senior credit facility with a syndicate, or group, of banks and other financial institutions. This facility is a revolving credit facility of up to $750 million, which will terminate on September 29, 2004. Part of the total facility will be a swingline facility of up to $50 million, from only one lender in the group, which provides for borrowings to be made on shorter notice than for the other loans.

     The proceeds of the loans made under this facility will be used by Packaging for refinancing existing indebtedness of Tenneco or its subsidiaries, including Packaging, as part of the debt realignment, for working capital and for other general corporate purposes.

     Maturity. This senior credit facility provides that all amounts outstanding at the termination of the facility in 2004 will become due then. Prior to that date, funds may be borrowed, repaid, and reborrowed, without premium or penalty.

     Covenants. This facility will require Packaging to maintain compliance with the following financial tests:

     - minimum interest coverage ratio, which is the ratio of consolidated earnings before interest expense, income taxes, minority interest, depreciation and amortization ("EBITDA") to consolidated cash interest expense, as of the last day of any fiscal period; and

     - maximum total debt to EBITDA ratio, which is the ratio of Packaging's indebtedness, less certain exclusions, to EBITDA.

     The senior credit facility imposes prohibitions and limitations that are customary for similar facilities and transactions, including, among other things, on Packaging's ability to incur specified liens, incur subsidiary indebtedness, dispose of all or substantially all of its assets, and discontinue its primary businesses.

     Interest. At Packaging's option, borrowings under this facility, except for competitive bid loans and swingline facility loans, will bear interest at a floating rate based on LIBOR, adjusted for reserve requirements, plus a specified margin, or based on a specified prime or reference rate plus a specified margin.

     Each competitive bid loan will bear interest at the rate quoted in the respective bid. Each swingline loan is expected to bear interest at a minimum rate, which may be negotiated higher, based on the higher of a specified prime or reference rate and the federal funds rate plus an applicable margin.

     $250 MILLION 364 DAY SENIOR REVOLVING CREDIT FACILITY

     Packaging has entered into an additional revolving credit facility of up to $250 million.

     This senior credit facility will terminate on September 27, 2000, 364 days after its signing date, and all amounts outstanding at termination to become due then.

     Initial borrowings will occur under this facility at the same time as under Packaging's $750 million Long-Term Senior Revolving Credit Facility described above or thereafter during its term, and that proceeds of the loans will be used for the same purposes as the Long-Term Facility. The financial tests, prohibitions and limitations, interest rates and other material terms of this facility are the same as for the Long-Term Facility.

     $1.5 BILLION TERM LOAN FACILITY

     A lender has committed to provide Packaging up to $1.5 billion of term loan financing which Packaging intends to use in the event it does not sell its containerboard joint venture interest before the spin-off for general corporate and other purposes. Although the terms of this financing have not been finalized, Packaging expects that borrowings under this facility would be due 18 months after funding and bear interest at a floating rate based on LIBOR, adjusted for reserve requirements, plus a specified margin, or based on a specified prime or reference rate plus a specific margin, at Packaging's option. Packaging expects this financing would include covenants similar to those described above for the revolving credit facilities.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF PACKAGING

     The following Unaudited Pro Forma Combined Balance Sheet of Packaging as of June 30, 1999, and the Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1999 and the year ended December 31, 1998, reflect the effects of:

     - the debt realignment; and

     - the spin-off of Packaging and the related transactions.

     The Unaudited Pro Forma Combined Balance Sheet has been prepared as if these transactions occurred on June 30, 1999; the Unaudited Pro Forma Combined Statements of Income have been prepared as if these transactions occurred as of January 1, 1998. The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the results that would have actually occurred if these transactions had been consummated as of June 30, 1999 or January 1, 1998, or results which may be attained in the future.

     The Unaudited Pro Forma Combined Financial Statements were derived from the historical Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document. Net assets included in these historical financial statements that are not already owned directly or indirectly by Packaging will be transferred to Packaging before the spin-off as part of the corporate restructuring transactions. The accounting for the transfer of assets and liabilities pursuant to the corporate restructuring transactions represents a reorganization of companies under common control and, accordingly, all assets and liabilities are reflected at their historical cost in Packaging's historical combined financial statements.

     The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable. Packaging's pro forma debt and interest expense balances do not give effect to the application of any proceeds from Packaging's planned sale of its remaining interest in the joint venture. Packaging expects the sale to be completed before the spin-off, with the net proceeds used to retire the Tenneco debt that would otherwise be allocated to Packaging in the debt realignment. If the sale does not occur before the spin-off, the net proceeds will be used to retire Packaging debt. You should also read the Combined Financial Statements of The Businesses of Tenneco Packaging, and related notes, included elsewhere in this document.

                                   PACKAGING
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1999
                                 (IN MILLIONS)

                                                                                  PRO FORMA ADJUSTMENTS
                                                                              -----------------------------
                                                                                                 SPIN-OFF        PACKAGING
                                                              PACKAGING          DEBT          AND RELATED       PRO FORMA
                                                              HISTORICAL      REALIGNMENT      TRANSACTIONS      COMBINED
                           ASSETS                             ----------      -----------      ------------      ---------
Current assets:
  Cash and temporary cash
    investments.............................................    $   18          $   --           $    --          $   18
  Receivables...............................................       375              --               119(b)          494
  Inventories...............................................       447              --                --             447
  Prepayments and other.....................................        72              --                --              72
                                                                ------          ------           -------          ------
      Total current assets..................................       912              --               119           1,031
Plant, property, and equipment, net.........................     1,495              --                --           1,495
Goodwill and intangibles, net...............................     1,028              --                --           1,028
Other assets and deferred charges...........................       918              59(a)             85(c)        1,062
Net assets of discontinued
  operations................................................       133              --                --             133
                                                                ------          ------           -------          ------
      Total assets..........................................    $4,486          $   59           $   204          $4,749
                                                                ======          ======           =======          ======
                   LIABILITIES AND EQUITY
Current liabilities:
  Short-term debt...........................................    $  367          $  643(a)        $    --          $1,010(e)
  Trade payables............................................       357              --                --             357
  Other current liabilities.................................       336              --                --             336
                                                                ------          ------           -------          ------
      Total current liabilities.............................     1,060             643                --           1,703
Long-term debt..............................................     1,494            (308)(a)            --           1,186(e)
Deferred income taxes.......................................       380             (52)(a)            34(c)          362
Other liabilities and deferred credits......................       198              --                --             198
Minority interest...........................................        14              --                --              14
Equity:
  Combined equity...........................................     1,340            (224)(a)           119(b)           --
                                                                                                      51(c)
                                                                                                  (1,286)(d)
  Common stock..............................................        --              --                 2(d)            2
  Paid-in capital...........................................        --              --             1,284(d)        1,284
  Retained earnings.........................................        --              --                --(d)           --
                                                                ------          ------           -------          ------
      Total liabilities and equity..........................    $4,486          $   59           $   204          $4,749
                                                                ======          ======           =======          ======

See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                   PACKAGING
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1999
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               PRO FORMA ADJUSTMENTS
                                                             --------------------------
                                                                             SPIN-OFF      PACKAGING
                                               PACKAGING        DEBT       AND RELATED     PRO FORMA
                                               HISTORICAL    REALIGNMENT   TRANSACTIONS     COMBINED
                                               ----------    -----------   ------------    ---------
REVENUES
  Net sales and operating revenues..........  $      1,404       $--           $--        $      1,404
  Other income, net.........................           (18)       --            --                 (18)
                                              ------------       ---           ---        ------------
                                                     1,386        --            --               1,386
                                              ------------       ---           ---        ------------
COSTS AND EXPENSES
  Cost of sales (exclusive of depreciation
     shown below)...........................           924        --            --                 924
  Engineering, research, and development....            18        --            --                  18
  Selling, general, and administrative......           206        --            (3)(c)             203
  Depreciation and amortization.............            94        --            --                  94
                                              ------------       ---           ---        ------------
                                                     1,242        --            (3)              1,239
                                              ------------       ---           ---        ------------
INCOME BEFORE INTEREST EXPENSE, INCOME
  TAXES, AND MINORITY INTEREST..............           144        --             3                 147
Interest expense............................            68        13(f)         --                  81(e)(f)
Income tax expense..........................            24        (5)(g)         1(g)               20
Minority interest...........................            --        --            --                  --
                                              ------------       ---           ---        ------------
INCOME FROM CONTINUING OPERATIONS...........  $         52       $(8)          $ 2        $         46(e)
                                              ============       ===           ===        ============
EARNINGS PER SHARE
  Average shares of common stock --
       Basic................................   166,937,362                                 166,937,362
       Diluted..............................   167,319,412                                 167,319,412
  Income from continuing operations
       Basic................................  $        .31                                $        .28
       Diluted..............................  $        .31                                $        .28

See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                   PACKAGING
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1998
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            PRO FORMA ADJUSTMENTS
                                                         ---------------------------
                                                                          SPIN-OFF       PACKAGING
                                          PACKAGING         DEBT        AND RELATED      PRO FORMA
                                          HISTORICAL     REALIGNMENT    TRANSACTIONS      COMBINED
                                          ----------     -----------    ------------     ---------
REVENUES
  Net sales and operating revenues.....  $      2,791       $ --            $ --        $      2,791
  Other income, net....................            (3)        --              --                  (3)
                                         ------------       ----            ----        ------------
                                                2,788         --              --               2,788
                                         ------------       ----            ----        ------------
COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below).........         1,870         --              --               1,870
  Engineering, research, and
     development.......................            33         --              --                  33
  Selling, general, and
     administrative....................           427         --              (5)(c)             422
  Depreciation and amortization........           175         --              --                 175
                                         ------------       ----            ----        ------------
                                                2,505         --              (5)              2,500
                                         ------------       ----            ----        ------------
INCOME BEFORE INTEREST EXPENSE, INCOME
  TAXES, AND MINORITY INTEREST.........           283         --               5                 288
Interest expense.......................           133         31(f)           --                 164(e)(f)
Income tax expense.....................            67        (12)(g)           2(g)               57
Minority interest......................             1         --              --                   1
                                         ------------       ----            ----        ------------
INCOME FROM CONTINUING OPERATIONS......  $         82       $(19)           $  3        $         66(e)
                                         ============       ====            ====        ============
EARNINGS PER SHARE
  Average shares of common stock --
       Basic...........................   168,505,573                                    168,505,573
       Diluted.........................   168,834,531                                    168,834,531
  Income from continuing operations --
       Basic...........................  $        .49                                   $        .39
       Diluted.........................  $        .49                                   $        .39

See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                   PACKAGING
                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

(a) To reflect debt allocated to Packaging in the debt realignment. The adjustment to equity reflects the net impact of the debt realignment, the recording of debt issue costs and deferred income taxes related to the exchange offers and other transaction costs. Pro forma long-term debt includes $1,166 million of new securities, $1,176 million aggregate principal amount, assumed to be exchanged in the exchange offers, and $20 million of long-term debt of Packaging subsidiaries. Pro forma short-term debt includes $1,001 million borrowed under Packaging's new credit facilities to be entered into as part of this debt realignment and $9 million of short-term debt of Packaging subsidiaries. At this time, Packaging and Tenneco cannot determine the ultimate amount of the original securities which will be exchanged into new securities, and this amount could vary significantly. These pro forma adjustments assume that 100% of the original securities subject to the exchange offers will be tendered before the early exchange time and exchanged for new securities and the new securities will be recorded at the net carrying amount of the original securities. In other words, the new securities are assumed not to be "substantially different." See "Accounting Treatment of the Exchange Offers". The results of the exchange offers could vary based on a number of factors, including the timing and level of acceptance of the exchange offers, the interest rate of the exchanged securities and whether the exchanges will be considered extinguishments for accounting purposes. Based on current interest rate markets, Packaging expects that the exchange offers will not be extinguishments for accounting purposes. Therefore, Packaging does not expect to recognize an extraordinary loss attributable to the debt exchange. Other costs, including transaction costs related to the spin-off and contractual employment obligations, are expected to be incurred by Packaging in connection with the corporate restructuring transactions and the spin-off which Packaging estimates will be approximately $70 million after-tax. The effects on Packaging's debt of these costs has been reflected in this pro forma adjustment. However, these charges have not been included in the unaudited pro forma combined statement of income.

(b) To reflect the purchase of Packaging accounts receivable at fair value which had previously been sold to a third party.

(c) To reflect the transfer to Packaging of prepaid pension costs attributable to Automotive employees and the corresponding reduction in net periodic pension costs and the increase in prepaid pension cost attributable to the curtailment of the pension benefits related to Automotive employees. Automotive employees will no longer participate in the Tenneco Retirement Plan following the spin-off and Packaging will become the sponsor of this plan. These prepaid pension costs will be transferred to Packaging in connection with the corporate restructuring transactions. Packaging estimates that a curtailment gain of approximately $30 million will be recognized relating to the freezing of Automotive employees' pension benefits in connection with the spin-off. This gain has not been included in the unaudited pro forma combined statements of income.

(d) To reflect the spin-off of Packaging common stock to holders of Tenneco common stock at an exchange ratio of one share of Packaging common stock for each share of Tenneco common stock.

(e) The Packaging pro forma debt balances do not give effect to the application of any proceeds from the planned sale of Packaging's remaining interest in Packaging's containerboard joint venture. Packaging expects the sale to be completed before the spin-off, with the proceeds used to repay the Tenneco debt that would otherwise be allocated to Packaging in the debt realignment. If the sale occurs after the spin-off, the net proceeds will be used to retire Packaging debt. In September 1999, the joint venture, Packaging Corporation of America, filed a registration statement for Packaging to sell its interest in a registered public offering. Based on indications of value in that registration statement, estimated net proceeds ranging from $525 million to $600 million are anticipated to be received from the sale of Packaging's remaining interest in its containerboard joint venture. For each $50 million of after-tax proceeds received from the sale, pro forma interest expense would be reduced by

                                   PACKAGING
                          NOTES TO UNAUDITED PRO FORMA
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    approximately $3 million on an annual basis and pro forma income from continuing operations would be increased by approximately $2 million on an annual basis, or $0.01 per diluted common share.

(f) To reflect the adjustment to interest expense from the allocation of Tenneco debt to Packaging in the debt realignment as follows:

                                               SIX MONTHS ENDED    YEAR ENDED
                                                   JUNE 30,       DECEMBER 31,
                                                     1999             1998
                                               ----------------   ------------
                                                        (IN MILLIONS)
Interest expense on historical debt(1).......        $(68)           $(133)
Interest expense on the new securities(2)....          46               93
Interest expense on Packaging's new credit
  facilities(3)..............................          31               63
Amortization of debt financing costs(4)......           4                8
                                                     ----            -----
Adjustment to interest expense...............        $ 13            $  31
                                                     ====            =====

         ------------------------

         (1) Weighted average outstanding debt and average annual effective interest rates were $1,836 million and 7.3% for the six months ended June 30, 1999, and $1,900 million and 7.0% for the year ended December 31, 1998.

         (2) Weighted average outstanding debt and average annual effective interest rate for the new securities were assumed to be approximately $1,166 million and 7 7/8% for the six months ended June 30, 1999 and the year ended December 31, 1998.

         (3) Weighted average outstanding debt and average annual effective rate for Packaging's new credit facilities were assumed to be $1,001 million and 6 1/4% for the six months ended June 30, 1999 and the year ended December 31, 1998.

         (4) Represents the amortization of deferred debt financing costs.

    A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $3 million, before the effect of income taxes.

(g) To reflect the income tax expense effects of pro forma adjustments at an assumed statutory tax rate of 40%.

SUPPLEMENTAL FINANCIAL INFORMATION OF PACKAGING

     RESULTS OF OPERATIONS

     Packaging's historical and pro forma earnings before interest expense, income taxes, and minority interest ("EBIT") are shown in the following table:

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              -----------------   ----------------
                                                                           (MILLIONS)
Historical EBIT.............................................        $283                $144
Pro forma EBIT..............................................        $288                $147

     These historical and pro forma results include certain items that Packaging believes require additional explanation. These items include costs which Tenneco incurred at the corporate level but did not fully allocate to its operating divisions, such as administrative services, corporate overhead, and costs related to Tenneco's operation as a public company. Because these functions will become part of Packaging following the spin-off, these costs have been included in Packaging's historical and pro forma EBIT. These items also included a restructuring charge recorded in the fourth quarter of 1998. The following information discusses these items in detail and their financial impact on Packaging's EBIT.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              -----------------   ----------------
                                                                           (MILLIONS)
     - Restructuring charge -- Packaging recorded a
       restructuring charge in the fourth quarter of 1998
       designed to reduce administrative and operational
       costs. Refer to Note 4, "Restructuring and Other
       Charges," on page F-14 of The Combined Financial
       Statements of the Businesses of Tenneco Packaging for
       further information..................................         $32                $29
     - Restructuring savings -- The portion of the
       restructuring plan designed to reduce operational
       costs is expected to result in lower costs of sales.
       See "Restructuring and Other Charges" in Packaging's
       Management's Discussion and Analysis for a discussion
       of expected savings from restructuring...............         $13                $ 6
     - Corporate overhead reductions -- Packaging's smaller,
       less complex corporate structure is expected to
       result in corporate overhead costs that are lower by
       approximately $12 million than Tenneco incurred
       historically. Also, Packaging's EBIT includes costs
       associated with Tenneco's administrative services
       operations. Although the administrative services
       operations provide a number of services to Tenneco's
       operating units, some of these corporate level costs
       were not previously allocated to Tenneco's operating
       segments. Had all the administrative services
       operations costs been allocated based on a usage
       charge, Packaging estimates that approximately $28
       million would have been billed to Automotive for
       1998. See page F-11, "General and Administrative
       Expenses" in Note 3 to the Combined Financial
       Statements of the Businesses of Tenneco Packaging....         $40                $20

COMBINED SELECTED FINANCIAL DATA OF PACKAGING

     The following combined selected financial data as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, were derived from the audited Combined Financial Statements of The Businesses of Tenneco Packaging. The following combined selected financial data as of December 31, 1996, 1995, and 1994, and for the years ended December 31, 1995 and 1994, are unaudited and were derived from Tenneco's accounting records. The following combined selected financial data as of and for each of the six months ended June 30, 1999 and 1998 were derived from the unaudited Combined Financial Statements of The Businesses of Tenneco Packaging.

     In the opinion of Packaging's management, the combined selected financial data of Packaging as of December 31, 1996, 1995, and 1994, and for the years ended December 31, 1995 and 1994, and as of and for the six months ended June 30, 1999 and 1998, include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. You should not regard the results of operations for the six months ended June 30, 1999 as indicative of the results that may be expected for the full year.

     There is other information Packaging believes is relevant to understanding its results of operations following the spin-off. These items relate to corporate overhead incurred by Tenneco and its administrative services operations that Packaging expects will differ following the spin-off. For further information you should see "Supplemental Financial Information of Packaging" included elsewhere in this document.

     You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Packaging and the Combined Financial Statements of The Businesses of Tenneco Packaging, and related notes, included elsewhere in this document.

                                                      YEARS ENDED DECEMBER 31,
                              ------------------------------------------------------------------------
                                1998(a)        1997(a)        1996(a)          1995           1994
                                -------        -------        -------          ----           ----
                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME
  DATA(b):
  Net sales and operating
    revenues --
      Specialty.............  $      2,785   $      2,553   $      1,987   $        845   $        636
      Other.................             6             10             --             --             --
                              ------------   ------------   ------------   ------------   ------------
        Total...............  $      2,791   $      2,563   $      1,987   $        845   $        636
                              ============   ============   ============   ============   ============
  Income from continuing
    operations before
    interest expense, income
    taxes, and minority
    interest --
      Specialty.............  $        328   $        308   $        249   $         39   $         68
      Other(c)..............           (45)            (2)           (15)            (6)            17
                              ------------   ------------   ------------   ------------   ------------
        Total...............           283            306            234             33             85
  Interest expense(d).......           133            124            102             91             48
  Income tax expense
    (benefit)...............            67             75             67             (3)            19
  Minority interest.........             1              1             --             --             --
                              ------------   ------------   ------------   ------------   ------------
  Income (loss) from
    continuing operations...            82            106             65            (55)            18
  Income (loss) from
    discontinued operations,
    net of income tax(e)....            57             21             71            224             75
  Extraordinary loss, net of
    income tax(f)...........            --             --             (2)            --             --
  Cumulative effect of
    changes in accounting
    principles, net of
    income tax(g)...........            --            (38)            --             --             --
                              ------------   ------------   ------------   ------------   ------------
  Net income (loss).........  $        139   $         89   $        134   $        169   $         93
                              ============   ============   ============   ============   ============
                                                                              (continued on next page)

                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,
                              ---------------------------
                                1999(a)        1998(a)
                                -------        -------
                              (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS) =
STATEMENTS OF INCOME
  DATA(b):
  Net sales and operating
    revenues --
      Specialty.............  $      1,404   $      1,361
      Other.................            --             10
                              ------------   ------------
        Total...............  $      1,404   $      1,371
                              ============   ============
  Income from continuing
    operations before
    interest expense, income
    taxes, and minority
    interest --
      Specialty.............  $        190   $        175
      Other(c)..............           (46)            (2)
                              ------------   ------------
        Total...............           144            173
  Interest expense(d).......            68             67
  Income tax expense
    (benefit)...............            24             37
  Minority interest.........            --             --
                              ------------   ------------
  Income (loss) from
    continuing operations...            52             69
  Income (loss) from
    discontinued operations,
    net of income tax(e)....          (163)            37
  Extraordinary loss, net of
    income tax(f)...........            (7)            --
  Cumulative effect of
    changes in accounting
    principles, net of
    income tax(g)...........           (32)            --
                              ------------   ------------
  Net income (loss).........  $       (150)  $        106
                              ============   ============



                                                      YEARS ENDED DECEMBER 31,
                              ------------------------------------------------------------------------
                                1998(a)        1997(a)        1996(a)          1995           1994
                                -------        -------        -------          ----           ----
                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Average number of shares of
  common stock
  outstanding(h) --
  Basic.....................   168,505,573    170,264,731    169,609,373    172,764,198    162,307,189
  Diluted...................   168,834,531    170,801,636    170,526,112    173,511,654    162,912,425
Earnings (loss) per average
  share of common
  stock(h) --
  Basic:
    Continuing operations...  $        .49   $        .63   $        .38   $       (.32)  $        .11
    Discontinued
      operations(e).........           .34            .12            .42           1.30            .46
    Extraordinary loss(f)...            --             --           (.01)            --             --
    Cumulative effect of
      changes in accounting
      principles(g).........            --           (.23)            --             --             --
                              ------------   ------------   ------------   ------------   ------------
                              $        .83   $        .52   $        .79   $        .98   $        .57
                              ============   ============   ============   ============   ============
  Diluted:
    Continuing operations...  $        .49   $        .63   $        .38   $       (.32)  $        .11
    Discontinued
      operations(e).........           .34            .12            .42           1.29            .46
    Extraordinary loss(f)...            --             --           (.01)            --             --
    Cumulative effect of
      changes in accounting
      principles(g).........            --           (.23)            --             --             --
                              ------------   ------------   ------------   ------------   ------------
                              $        .83   $        .52   $        .79   $        .97   $        .57
                              ============   ============   ============   ============   ============
BALANCE SHEET DATA(b):
  Net assets of discontinued
    operations(e)...........  $        366   $        423   $        459   $        393   $        236
  Total assets..............         4,798          4,618          4,028          3,358          1,630
  Short-term debt(d)........           595            158            123            205             49
  Long-term debt(d).........         1,312          1,492          1,073            880            478
  Debt allocated to
    discontinued
    operations(d)...........           548            473            394            369            285
  Minority interest.........            14             15             --             --             --
  Combined equity...........         1,776          1,839          1,843          1,531            703
STATEMENT OF CASH FLOWS
  DATA(b):
  Net cash provided (used)
    by operating
    activities..............  $        577   $        405   $        263   $        479   $        283
  Net cash provided (used)
    by investing
    activities..............          (514)          (654)          (669)        (1,791)          (146)
  Net cash provided (used)
    by financing
    activities..............           (67)           239            399          1,327           (142)
  Capital expenditures for
    continuing operations...          (194)          (229)          (216)          (265)          (134)
OTHER DATA:
  EBITDA(i).................  $        458   $        469   $        365   $         78   $        121
  Ratio of earnings to fixed
    charges(j)..............          1.99           2.31           2.15             NM           1.72

                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,
                              ---------------------------
                                1999(a)        1998(a)
                                -------        -------
                              (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Average number of shares of
  common stock
  outstanding(h) --
  Basic.....................   166,937,362    169,341,555
  Diluted...................   167,319,412    169,936,676
Earnings (loss) per average
  share of common
  stock(h) --
  Basic:
    Continuing operations...  $        .31   $        .41
    Discontinued
      operations(e).........          (.98)           .22
    Extraordinary loss(f)...          (.04)            --
    Cumulative effect of
      changes in accounting
      principles(g).........          (.19)            --
                              ------------   ------------
                              $       (.90)  $        .63
                              ============   ============
  Diluted:
    Continuing operations...  $        .31   $        .41
    Discontinued
      operations(e).........          (.98)           .22
    Extraordinary loss(f)...          (.04)            --
    Cumulative effect of
      changes in accounting
      principles(g).........          (.19)            --
                              ------------   ------------
                              $       (.90)  $        .63
                              ============   ============
BALANCE SHEET DATA(b):
  Net assets of discontinued
    operations(e)...........  $        133   $        382
  Total assets..............         4,486          4,788
  Short-term debt(d)........           367            335
  Long-term debt(d).........         1,494          1,488
  Debt allocated to
    discontinued
    operations(d)...........            --            479
  Minority interest.........            14             15
  Combined equity...........         1,340          1,829
STATEMENT OF CASH FLOWS
  DATA(b):
  Net cash provided (used)
    by operating
    activities..............  $        (45)  $        288
  Net cash provided (used)
    by investing
    activities..............          (866)          (221)
  Net cash provided (used)
    by financing
    activities..............           920            (66)
  Capital expenditures for
    continuing operations...           (75)          (101)
OTHER DATA:
  EBITDA(i).................  $        238   $        261
  Ratio of earnings to fixed
    charges(j)..............          2.00           2.45

-------------------------
(a) For a discussion of the significant items affecting comparability of the financial information for the years ended December 31, 1998, 1997, and 1996, and for the six months ended June 30, 1999 and 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Packaging" included elsewhere in this document.

(b) During the periods presented, Packaging completed numerous acquisitions, the most significant of which were the acquisitions of Mobil Plastics for $1.3 billion in late 1995, Amoco Foam Products for $310 million in August 1996, and the protective and flexible packaging business of N.V. Koninklijke KNP BT for $380 million in April 1997. See Note 6 to the Combined Financial Statements of The Businesses of Tenneco Packaging. See also, "Description of Packaging -- Growth Strategy" and "Description of Packaging -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) Income from continuing operations before interest expense, income taxes and minority interest for "Other" includes costs which were incurred by Tenneco's corporate and administrative services operations which were not allocated to Tenneco's operating segments. Because these functions will be a part of Packaging upon the spin-off, they are included in Packaging's historical

                                                        (continued on next page)
    combined financial statements. Packaging expects its costs for these functions will differ following the spin-off. See "Supplemental Financial Information of Packaging" included elsewhere in this document for further information.

(d) Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Accordingly, historical amounts include debt and related interest expense allocated to Packaging from Tenneco based on the portion of Tenneco's investment in Packaging which Tenneco deemed to be debt. This allocation is generally based upon the ratio of Packaging's net assets to Tenneco's consolidated net assets plus debt. An allocation of debt and its related interest expense has also been made to Packaging's discontinued operations based on the ratio of the discontinued operations' net assets to Packaging's combined net assets plus debt. Management believes that the historical allocation of corporate debt and interest expense is reasonable. This historical allocation is not, however, indicative of the total amount of debt that Packaging will have upon completion of the debt realignment or of the debt and interest that may be incurred by Packaging as a separate public entity. See the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document.

(e) Discontinued operations for the periods presented consist of Packaging's paperboard packaging segment, which was discontinued in June 1999 following the decision to sell Packaging's remaining interest in Packaging's containerboard joint venture. Loss from discontinued operations for the six months ended June 30, 1999 included an after-tax loss of $178 million, or $1.07 per diluted common share, resulting from the contribution of Packaging's containerboard assets to the joint venture. See Note 7 to the Combined Financial Statements of the Businesses of Tenneco Packaging included elsewhere in this document.

(f) Represents Packaging's costs related to prepayment of debt. See Note 7 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document.

(g) In 1999, Packaging implemented the American Institute of Certified Public Accountants Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." In 1997, Packaging implemented the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." See Note 3 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document for additional information regarding changes in accounting principles.

(h) In the spin-off, Tenneco stockholders will receive one share of Packaging common stock for each share of Tenneco common stock outstanding. Accordingly, basic and diluted earnings per share for Packaging were calculated using Tenneco's historical weighted average shares outstanding and weighted average shares outstanding adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued, respectively.

(i) EBITDA represents income from continuing operations before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the Combined Statements of Income of The Businesses of Tenneco Packaging included elsewhere in this document. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the operating performance of Packaging, or as an alternative to operating cash flows as a measure of liquidity. Packaging has reported EBITDA because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's ability to incur and service debt. Packaging believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(j) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. The historical ratios are based upon the amount of interest expense on corporate debt allocated to Packaging by Tenneco as discussed in (d) above. For the year ended December 31, 1995, earnings were inadequate to cover fixed charges by $59 million.

INDUSTRY OVERVIEW AND KEY TERMS

     Many of the markets Packaging serves are growing faster than the overall United States gross domestic product. Most of our revenue comes from products made from different types of plastics, with the balance coming from paper and aluminum products. According to A.C. Neilsen, the unit volume growth trend as of June 12, 1999 for the zippered food storage bag market is 6% per year. Additionally, unit volume in the market for foam disposable foodservice packaging is projected to grow 6-7% annually for the next five years, according to a study prepared by a market research group. Several markets within the protective packaging industry are growing 6-8% per year in sales according to U.S. Industry and Trade Outlook '99.

     Specialty packaging is an industry term which generally refers to packaging used by commercial customers that is designed and manufactured for a specific application or product. Examples include:

     - rigid, clear plastic containers used in supermarkets to display bakery goods;

     - sponge-like foam plastic packaging used to cushion and protect computers, TVs and stereos; and

     - flexible plastic bags used for sterile intravenous fluid delivery.

The specialty packaging industry may be divided into sub-categories based on the characteristics of the packaging, the industry in which the packaging is used, or the primary function of the packaging. Examples include flexible packaging, foodservice packaging and protective packaging. Individual packaging products may fall into more than one sub-category of specialty packaging.

     Protective packaging is the industry term used to describe specialty packaging that satisfies the protection and transportation needs of commercial customers. Protective packaging is designed and manufactured to ensure the integrity and safety of the customer's product from the point it leaves the manufacturing floor until it reaches its final destination. Flexible packaging is an industry term used to describe the sub-category of specialty packaging for customers whose products or distribution channels require a custom-designed flexible plastic package. Food/foodservice packaging describes specialty packaging designed and manufactured for customers in the food industry. This includes customers who process and prepare food for consumption, known as food packers and processors. It also includes other customers in the food distribution channel such as wholesalers and supermarkets.

     Specialty packaging generally is constructed from plastic or paper which is engineered, designed and manufactured to meet the customer's specific need in a particular product or application. The basic raw materials used to make plastic specialty packaging are different types of plastics obtained from chemical companies, often in pelletized form, known as plastic resins. Plastic resins come in three general forms based on their chemical composition: polyolefins, polystyrenes and polyvinyl chloride. Polyolefins include polyethylene and polypropylene.

     The plastic resins are subjected to various manufacturing processes that result in intermediate forms of the plastic. It may be solid or a sponge-like material called foam. Depending on its thickness, the material may be called film, sheet or plank.

     The plastic films, sheets and planks are then combined, shaped and cut to produce different specialty packaging:

     - polypropylene medical bags -- layered plastic films combined to produce plastic bags that hold fluid for intravenous delivery;

     - printed barrier films -- flexible printed packaging designed to protect a wide range of products from chemicals to foods;

     - modified atmosphere packaging -- packaging that is principally used with foods to preserve freshness and designed to protect the contents from penetration by oxygen;

     - foam containers -- lightweight containers designed to package individual servings of food, often in the fast-food, take-out food, or other foodservice context;

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

     - engineered foam plank and foam sheet -- packaging material of different shapes and thicknesses designed to protect and cushion goods, primarily while in transit;

     - polyethylene stretch film -- strong, puncture-resistant packaging used to contain and protect goods for transportation, often used to secure individual goods on pallets; and

     - polyolefin foam -- foam packaging that is stronger and more resilient than conventional plastic foam, may be formed into a soft, rubber-like material that is flexible, elastic and resilient.

     - converted protective packaging -- packaging designed and configured for a specific product application, such as the plastic foam used to secure home electronics inside the boxes in which they are shipped and foam pipe insulation.

     Many of Packaging's products are manufactured using paperboard or other materials created from wood pulp or recycled paper:

     - paperboard honeycomb -- paperboard box material designed and engineered using geometrically shaped paperboard between flat layers of linerboard to enhance the cushioning characteristics of the container;

     - customized packaging systems -- refers to paper or plastic packaging combined with a unique machine or device to package a specific product or type of products.

     - linerboard -- paperboard used for the flat outer face of containerboard packaging.

     - molded fiber -- a material created from recycled paper that may be formed into various shapes, such as egg cartons;

     - pressed paperboard -- plastic coated paperboard used to make food containers; and

     - dual-ovenable paperboard -- plastic coated paperboard that may be heated in either a microwave or a conventional oven.

PRODUCTS AND MARKETS

     Packaging manufactures, markets and sells plastic and paper-based consumer products and food/foodservice packaging, as well as protective and flexible packaging. Approximately 80% of Packaging's revenue comes from products made from different types of plastics, with the balance from paper and aluminum products.

     CONSUMER PRODUCTS AND FOOD/FOODSERVICE PACKAGING

     Packaging manufactures, markets and sells consumer products, such as plastic storage bags for food and household items, plastic waste bags, foam and molded fiber disposable tableware and disposable aluminum cookware. Packaging sells many of these products under such recognized brand names as Hefty(R), Baggies(R), Hefty One-Zip(R), Kordite(TM) and E-Z Foil(R). These products are typically used by consumers in their homes, and Packaging markets and sells them through a variety of retailers, including supermarkets, mass merchandisers and other stores where consumers purchase household goods.

     Packaging's food packaging products protect food during distribution, assist retailers in merchandising food and help customers prepare and serve meals in their homes. For food processors, Packaging offers dual-ovenable paperboard products, molded fiber egg cartons, foam meat trays, aluminum containers and modified atmosphere packaging, which extends the shelf life of meat products.

     In addition, Packaging provides plastic zipper closures for a variety of flexible packaging applications. Packaging's food packaging products for supermarket in-store use include clear rigid display packaging used in produce, deli and bakery applications, microwaveable containers used for prepared, ready-to-eat meals, plastic foam trays for meat and produce, and bags for produce and bakery applications.

     For its foodservice customers, Packaging offers products that help merchandize and serve both on-premises and takeout meals. These products include tableware products, such as plates, bowls and cups,

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

and a broad line of takeout service containers made from clear plastic, microwaveable plastic, molded fiber, paperboard, foam and aluminum.

     PROTECTIVE AND FLEXIBLE PACKAGING

     Packaging manufactures, markets and sells protective packaging for use in the automotive, computer, electronic, furniture, durable goods, building and construction products industries. Packaging's sheet foams and air encapsulated bubble products, for example, are used for cushioning and surface protection. Its paperboard honeycomb and engineered foam plank products protect against shock, vibration and thermal damage. Packaging also offers other converted protective packaging products, including padded mailers, a variety of laminated protective coverings and customized packaging systems.

     Packaging's flexible packaging products provide a variety of cost-effective, efficient and attractive solutions for consumer, medical, pharmaceutical, chemical, hygiene and industrial applications. These products include liners for disposable diapers, wrap-around sleeves for glass and plastic bottles, polypropylene medical bags used for sterile intravenous fluid delivery, modified atmosphere films, stand-up pouches, food and hygiene packaging, and disposable surgical kits custom designed for specific procedures.

     Packaging also offers polyethylene stretch film, specialty aluminum materials and film and foam products for use in the construction industry.

GROWTH STRATEGY

     Packaging has grown, and plans to continue to grow, by pursuing internal growth and strategic acquisitions. By pursuing this growth strategy, Packaging has increased the total revenues of its specialty packaging and consumer products business from $845 million in 1995 to approximately $2.8 billion in 1998. During this same period, its income from continuing operations from this business, before interest, income taxes and minority interest, increased from $39 million to $328 million, representing a compound annualized growth rate of 103%. See "-- Combined Selected Financial Data of Packaging."

     As a separate, publicly traded company, Packaging expects to have greater flexibility to pursue its growth strategy. The increased flexibility will come from greater focus on a single enterprise and the enhanced access to capital markets that comes from the ability of investors and lenders to analyze and understand a single business platform. Packaging expects growth opportunities will come from additional product development and expansion initiatives as well as additional strategic acquisitions, joint ventures and strategic alliances.

     INTERNAL GROWTH

     Since 1995, Packaging has executed a strategy that focuses its business on markets that have strong underlying growth characteristics and attractive margins. Packaging offers customers "material neutral" solutions. In other words, Packaging's goal is not to sell customers a particular product line. Rather, through its custom design centers and broad product line, Packaging strives to create the best packaging solutions for its customers, tailored precisely to their needs. With this approach and Packaging's worldwide geographical coverage, Packaging has become a primary supplier to national and international manufacturers and distributors and has developed long-term relationships with key players in the consolidating packaging and food service distribution sector. Packaging intends to use these relationships to quickly identify and focus on growth markets with attractive margins as they develop, which should expand its customer base and market share.

     Packaging seeks to add to its base business by developing new packaging solutions for markets where it believes its experience and familiarity give it a competitive advantage. In addition, Packaging grows market share for its existing products by taking advantage of (a) its broad product line of superior quality products and its long-term relationships with key manufacturers and distributors, (b) its product development and design services, (c) its investment in developing state-of-the-art service capabilities, and (d) its ongoing effort focused on reducing costs and improving the production of its operations.

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

     Product Breadth/Relationships With Key Manufacturers and Distributors

     Packaging's ability to provide "one-stop shopping" through its broad product line is an important selling point with customers. In addition, Packaging has cultivated long-term relationships with key manufacturers and distributors who recognize Packaging's strong positions in multiple product categories. These relationships, coupled with Packaging's complete product line, are allowing Packaging to grow its market shares for existing products. For example, in foodservice packaging, Packaging holds the number one market share position in the United States and Canada with respect to four of its five main product categories, based on unit volume. Management estimates that products representing 80% of sales in Packaging's protective packaging business hold the number one or two market share position in North America, based on sales revenue.

     New Products/Design Services

     Packaging further fuels its internal growth by developing and commercializing proprietary new products and by designing value-added product-line extensions. In 1998, Packaging's consumer products and food/foodservice packaging business introduced over 80 new products and product-line extensions. In Packaging's protective and flexible packaging business, where custom design services drive revenues, it developed over 500 custom product applications in 1998. Packaging believes its new product innovation and design services will remain a key factor in driving future internal growth.

     - Consumer Products and Food/Foodservice Packaging. During the last twelve months, in its consumer products and food/foodservice packaging business, Packaging added jumbo two-gallon bags and sandwich bags to its existing Hefty One-Zip(R) quart and half-gallon food storage and freezer bag offerings. Packaging is also leveraging its patented One-Zip(R) closure system by expanding into other zipper closure applications, such as SlideRite(TM) retail packaging for baby wipes, fresh produce, supermarket deli bags and other recloseable flexible packaging. In the United States, Packaging has the leading market share with Hefty(R) disposable tableware, and its E-Z Foil(R) brand disposable aluminum cookware line leads its competition by a wide margin in both sales and market share.

       Packaging's new product innovations include ActiveTech(TM) packaging, a proprietary modified atmospheric package used by food processors for case-ready meat. ActiveTech(TM) packaging extends the shelf life of fresh, unfrozen red meat in a package that maintains the appearance of freshly packaged meat.

     - Protective and Flexible Packaging. In Packaging's protective and flexible packaging business, new protective packaging products include engineered foams, and Profiles(R), a foam-based material used in various markets, such as building products and furniture, and custom designed to provide many benefits, including insulation, cushioning and surface protection. Recent flexible packaging innovations include high-end graphic stand-up pouches for soups and detergents and Propyflex(R) medical bags for fluids. Propyflex(R), a non-polyvinyl chloride barrier film, satisfies the requirements for flexibility and transparency even after sterilization and provides a cost-effective packaging by eliminating the need for secondary wrap.

     State-of-the-Art Service Capabilities

     To further take advantage of its broad product line offering and strong alignment with national distributors, Packaging has developed and implemented its Customer Linked Manufacturing system. CLM is a state-of-the-art production planning and order fulfillment system which enables Packaging's customers to do business easily and efficiently. CLM eliminates costs from the entire supply chain and provides both its customers and Packaging with a competitive advantage.

     Productivity/Cost Reduction

     Packaging's strong focus on improving productivity and reducing costs in its manufacturing and logistics operations is key to supporting the growth of its base business. For example, the unit manufacturing costs have continuously declined, net of inflation, for some of Packaging's products, such as

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

its foam products, rigid display packaging and performance films. This has allowed Packaging to maintain or improve its profit margins.

     STRATEGIC ACQUISITIONS

     Strategic acquisitions have been, and will continue to be, an important element of Packaging's overall growth strategy. Management has a proven record of identifying and acquiring businesses and rapidly integrating them into one of Packaging's business groups. Packaging pursues acquisitions that offer synergies through, among other things, rationalizing product lines, reconfiguring and upgrading manufacturing capabilities and reducing operating, selling, distribution, purchasing and administrative costs. Packaging also pursues acquisitions that strengthen its brand presence and expand its product offerings and markets.

     Consumer Products and Food/Foodservice Packaging. Packaging plans to grow its consumer products and food/foodservice packaging business by acquiring similar businesses whose products and markets will complement Packaging's. Packaging will focus on acquiring specialized engineering and manufacturing capabilities that augment and enhance its existing processes and allow it to produce top-quality products efficiently. Since the beginning of 1995, its consumer products and food/foodservice packaging business has grown through the following acquisitions:

     - In 1995, Packaging more than doubled its sales with the acquisition of Mobil Plastics. This acquisition expanded its product offerings to include foam containers, meat and poultry trays, disposable plates and bowls, polyethylene film products, produce bags and stretch film, as well as the well-known consumer products Baggies(R) food bags and Hefty(R) waste bags and tableware. This acquisition also added state-of-the-art manufacturing capabilities and new product technologies, including the One-Zip(R) closure system.

     - In August 1996, Packaging acquired Amoco Foam Products Company, which enhanced its distribution capabilities and market coverage, especially among food processors. Amoco Foam's product portfolio included foam tableware, hinged lid containers, food trays and residential and commercial insulation products.

     - In September 1998, Packaging augmented its dual-ovenable paperboard manufacturing capacity by acquiring a Champion International facility in Belvidere, Illinois. As a result, Packaging has the capability to manufacture this product, which may be heated in a conventional or a microwave oven, for a broad spectrum of uses in various products.

     Protective and Flexible Packaging. Packaging intends to continue its global growth strategy of acquiring custom engineering and design capabilities that will provide multi-material packaging solutions to markets with strong underlying growth characteristics. Management estimates that this strategy has made it one of the largest producers of protective packaging in the United States. Since the beginning of 1995, Packaging's protective and flexible packaging business has grown through the following acquisitions:

     - In 1995, continuing its growth strategy of acquiring specialty packaging applications, Packaging entered the protective packaging sector by buying Hexacomb, a manufacturer of paperboard honeycomb products.

     - In 1997, Packaging acquired the protective and flexible packaging businesses of KNP BT, which operated in Europe and North America. With this acquisition, Packaging entered the European protective and flexible packaging markets and enhanced its global specialty packaging position. This acquisition also broadened the scope of its protective packaging business to include sheet foam, engineered foam and air encapsulated bubble and mailer applications. Packaging also acquired two honeycomb plants in 1997.

     - In April 1998, Packaging acquired Richter Manufacturing, a West Coast manufacturer and distributor of protective packaging products. This acquisition expanded the geographical coverage of its North American protective packaging operation.

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

     - In December 1998, Packaging acquired the foam packaging assets of Sentinel Products, a North American producer of specialty polyolefin foams. This acquisition further diversified its protective packaging product offering and increased its manufacturing capacity. Packaging also formed a global joint venture, Sentinel Polyolefin LLC, with Sentinel to produce and market chemically blown polyolefin foam applications in a wide variety of non-packaging markets, including the automotive, sports and leisure, medical and adhesive tape markets.

MARKETING, DISTRIBUTION AND CUSTOMERS

     Packaging's sales and marketing staff of 500 people is organized along three main product groups: consumer products, foodservice and supermarket products, and protective and flexible packaging products.

     The consumer product group sells waste bags, food storage bags, disposable plates and bowls and disposable aluminum cookware primarily to grocery stores and mass merchandisers. These products are sold through a direct sales force and a national network of brokers and manufacturers' representatives.

     The foodservice, supermarket and food packer and processor sales organizations sell a broad array of disposable, rigid and flexible packaging made from plastic, aluminum, molded fiber and pressed paperboard materials. The products include disposable plates and bowls, carry-out containers, rigid display containers, microwavable and dual-ovenable food containers, food and specialty retail bags and foil wrap. Packaging's foodservice and supermarket sales are made primarily through a network of independent distributors. Food packer and processor sales are made primarily direct to large processors, with some sales through distributors.

     The protective and flexible packaging group sells to distributors, fabricators and directly to end-users worldwide.

     No material portion of Packaging's business is dependent upon a single customer or even a few customers, and no one customer accounted for more than 10% of Packaging's aggregate net sales for the fiscal year ended December 31, 1998. In general, the backlog of orders is not significant or material to an understanding of Packaging's business.

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

ANALYSIS OF REVENUES

     The following tables set forth for each of the years 1996 through 1998, and for the six months ended June 30, 1999, information relating to Packaging's sales from continuing operations:

                                                                       NET SALES (MILLIONS)
                                                            -------------------------------------------
                                                             SIX MONTHS       YEAR ENDED DECEMBER 31,
                                                                ENDED        --------------------------
                                                            JUNE 30, 1999     1998      1997      1996
                                                            -------------     ----      ----      ----
Disposable plastic, fiber, and aluminum packaging
  products..............................................       $1,038        $2,126    $2,105    $1,862
Plastic and fiber protective/flexible packaging
  products..............................................          311           607       399        78
Other...................................................           55            52        49        47
                                                               ------        ------    ------    ------
     Total..............................................       $1,404        $2,785    $2,553    $1,987
                                                               ======        ======    ======    ======

                                                                       PERCENTAGE OF NET SALES
                                                            ----------------------------------------------
                                                             SIX MONTHS          YEAR ENDED DECEMBER 31,
                                                                ENDED           --------------------------
                                                            JUNE 30, 1999       1998       1997       1996
                                                            -------------       ----       ----       ----
TOTAL SALES
Disposable plastic, fiber, and aluminum packaging
  products..............................................          74%            76%        83%        94%
Plastic and fiber protective/flexible packaging
  products..............................................          22             22         15          4
Other...................................................           4              2          2          2
                                                                 ---            ---        ---        ---
     Total..............................................         100%           100%       100%       100%
                                                                 ===            ===        ===        ===
SALES BY GEOGRAPHIC AREA(a)
United States...........................................          78%            80%        83%        89%
European Union..........................................          18             17         15          8
Canada..................................................           2              1          1          2
Other areas.............................................           2              2          1          1
                                                                 ---            ---        ---        ---
     Total..............................................         100%           100%       100%       100%
                                                                 ===            ===        ===        ===

-------------------------
(a) See Note 14 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document for information about foreign and domestic operations.

COMPETITION

     Packaging operates in markets that are highly competitive and faces substantial competition throughout all of its product lines from numerous global, national and regional companies, ranging from the largest packaging companies to small, emerging companies. Companies that compete with Packaging may have greater financial and other resources than it does, while others are significantly smaller with lower fixed costs and possibly greater operating flexibility. In addition to price, competition with respect to many of Packaging's products is based on quality, service supplier response time and timely and complete order fulfillment. In addition, other packaging producers supply alternative materials and structures and serve different geographic regions through various distribution channels.

INTERNATIONAL

     Packaging operates facilities and sells products in countries throughout the world. As a result, Packaging is subject to risks associated with selling and operating in foreign countries, including devaluations and fluctuations in currency exchange rates, imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries, impositions or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in foreign countries where Packaging does business, and imposition or increase of investment and other restrictions by foreign governments.

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

PROPERTIES

     HEADQUARTERS LOCATIONS

     Packaging leases its executive offices at 1900 West Field Court, Lake Forest, Illinois, 60045, and its telephone number at that address is (847) 482-2000.

     MANUFACTURING AND ENGINEERING FACILITIES

     In North America, Packaging operates 65 facilities in 18 states, Canada and Mexico. Plastic and aluminum disposable foodservice and consumer products, stretch films and building products are manufactured at 25 plants. The protective packaging operations convert paperboard into honeycomb products at 12 plants. An additional 13 plants apply extrusion, foaming and converting technologies to produce clear, foamed, flexible or rigid plastic protective packaging from polystyrene, polyolefins, such as polyethylene and polypropylene, and kraft papers. Molded fiber packaging is produced at seven locations, and an eighth location manufactures tooling for the molded fiber plants. Finally, ovenable paperboard products are manufactured at two facilities. A research and development center for food packaging and process development is located in a new facility in Canandaigua, New York. Design centers for protective and flexible packaging and process development are located in Buffalo Grove, Illinois, Grand Rapids and Troy, Michigan and Santa Fe Springs, California. In addition, Packaging participates in two North American joint ventures, Sentinel Polyolefin LLC and Tenneco Packaging de Mexico.

     Packaging owns 24 international manufacturing operations. Eleven protective packaging plants in Belgium, England, France, Germany, Italy, The Netherlands, Poland, Spain and Hungary make plastic air encapsulated bubble and foam sheet products, including mailers. Five flexible products plants in Egypt and Germany make high quality flexible films, bags, labels and pouches, printed and converted paper bags and disposable medical packaging. Omni-Pac is a European subsidiary operation that manufactures molded fiber and cushion packaging with manufacturing facilities in Elsfleth, Germany and Great Yarmouth, England. Packaging's Alupak operation in Belp, Switzerland produces smoothwall aluminum portion packs and specialty food packaging applications. Single-use thermoformed plastic food containers and films are manufactured at four facilities in England, Scotland and Wales. Packaging also has a wood products operation in Romania. In addition, Packaging operates or participates in several international joint ventures, including a folding carton plant in Dongguan, China, a recycling venture in Budapest, Hungary and a corrugated converting facility in Shaoxing, China.

     Packaging believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs, and as supplemented by planned construction, are expected to remain adequate for the near future.

     Packaging is of the opinion that Packaging, or its subsidiaries, has generally satisfactory title to the properties owned and used in its businesses, subject to liens for current taxes and easements, restrictions and other liens which do not materially detract from the value of the properties or Packaging's interest in the properties or the use of those properties in its businesses.

RAW MATERIALS

     Plastic resins, such as polystyrene, polyethylene, polypropylene and polyvinyl chloride, aluminum rollstock, linerboard and recycled fiber constitute the principal raw materials used in the manufacture of most of Packaging's products. Generally, these raw materials are readily available from a wide variety of suppliers. The costs of these materials may be volatile, and are a function of, among other things, the manufacturing capacity for those materials and the costs of their components, which may also vary. Costs for Packaging's plastic resin and recycled fiber tend to fluctuate with economic factors which generally affect Packaging and its competitors. The availability of raw materials was adequate in 1998 and the first three months of 1999 and is expected to remain adequate throughout the remainder of 1999.

ENVIRONMENTAL REGULATION

     The packaging industry, in general, and Packaging is subject to existing and potential federal, state, local and foreign legislation designed to reduce air emissions. In addition, various consumer and special

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

interest groups have lobbied from time to time for the implementation of these and other similar measures. Although Packaging believes that the legislation and regulations promulgated to date and the initiatives to date have not had a material adverse effect on Packaging, Packaging cannot assure you that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on Packaging.

OTHER

     As of July 1, 1999, Packaging employed approximately 15,000 people, 14% of whom were covered by collective bargaining agreements. Four of these agreements, covering a total of 247 employees, are scheduled for renegotiation before December 31, 1999. In Europe, approximately 2,240 employees are governed by works councils. Packaging regards its employee relations as generally satisfactory. Packaging owns a number of domestic and foreign patents and trademarks and other intellectual property relating to its products which are important to the manufacture, marketing and distribution of its products. In addition, Packaging's administrative services operations hold numerous software licenses and own computer equipment.

     Packaging's administrative services operations design, implement and administer administrative service programs and data processing, providing the following services: (a) financial accounting services; (b) employee benefits administration for all major salaried and hourly benefit plans; (c) human resources and payroll services; (d) mainframes and distributed systems operations; (e) telecommunications and network operations and management; (f) help desk support; and (g) disaster recovery support. After the spin-off, Packaging will continue to provide some of these services to Automotive. See "The Spin-off -- Relationship Between Automotive and Packaging After the Spin-off." Tenneco and Packaging are currently analyzing their alternatives with respect to those operations. See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

LEGAL PROCEEDINGS

     See "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" for information about Packaging's potential environmental liability.

     In May 1999, Tenneco Inc., Tenneco Packaging Inc. and a number of containerboard manufacturers were named as defendants in a civil class action antitrust lawsuit pending in the United States District Court for the Eastern District of Pennsylvania. Tenneco Packaging Inc. also was named as a defendant in a related class action antitrust lawsuit. In re Linerboard Antitrust Litigation; Winoff v. Stone Container Corp., et al; General Refractories v. Stone Container Corp., et al. (MDL No. 1261; E. D. Penn.). The lawsuits allege that the defendants conspired to raise linerboard prices for corrugated containers and corrugated sheets, respectively, from October 1, 1993 through November 30, 1995, in violation of Section 1 of the Sherman Act. The lawsuits seek treble damages in an unspecified amount, plus attorney fees. Tenneco and Packaging believe that the allegations have no merit, are vigorously defending the claims, and believe the outcome of this litigation will not have a material adverse effect on Tenneco's or Packaging's financial position or results of operations. Under and in accordance with the distribution agreement, as between Tenneco and Packaging, Packaging is responsible for defending the claims and for any liability resulting from these actions.

     Packaging and its subsidiaries are parties to various other legal proceedings arising from their operations. Packaging believes that the outcome of these other proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position or results of operations.

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

CONTAINERBOARD PACKAGING INTEREST

     On April 12, 1999, Packaging contributed all of its containerboard packaging business to a new joint venture, in which it now owns a 43% common equity interest. For a description of the contribution and Packaging's plans to sell its remaining joint venture interest in a registered public offering, see "--Unaudited Pro Forma Combined Financial Statements of Packaging" and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations." For a description of the joint venture, see "Summary -- The Companies -- Packaging."

     Packaging Corporation of America manufactures corrugated containers, containerboard, and lumber and related wood products. It has four mills and 67 corrugated products facilities. It also participates in the wood products business and has access to approximately 950,000 acres of timberland in the United States through both owned and leased properties. Revenues from the containerboard business in 1998 were $1.57 billion.

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

MANAGEMENT

     BOARD OF DIRECTORS

     Upon completion of the spin-off, the Packaging Board of Directors will consist of six members. Each director will serve an annual term that will expire at the annual meeting of Packaging stockholders in each year and until his or her successor has been elected and qualified. Information concerning the individuals who will serve as directors of Packaging as of the date of the spin-off is provided below.

     DANA G. MEAD, CHAIRMAN OF THE BOARD -- Mr. Mead is currently the Chairman and Chief Executive Officer of Tenneco and has served as an executive officer of Tenneco since April 1992, when he joined Tenneco as Chief Operating Officer. Prior to joining Tenneco, Mr. Mead served as an Executive Vice President of International Paper Company, a manufacturer of paper, pulp, and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Packaging Corporation of America, Textron Inc., Zurich Allied AG, Pfizer Inc. and Newport News Shipbuilding Inc. Mr. Mead is 63 years old and has been a director of Tenneco since 1992. Upon completion of the spin-off, he will resign as Chief Executive Officer of Tenneco, but will continue, on a non-executive basis, as the Chairman of the Board of Automotive and Packaging through March 2000.

     MARK ANDREWS -- Mr. Andrews has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co. Mr. Andrews is 73 and has been a director of Tenneco since 1987. Mr. Andrews will continue as a director of Automotive upon the spin-off.

     LARRY D. BRADY -- Mr. Brady was President of FMC Corporation, a producer of chemicals and machinery for industry, agriculture, and government, from 1993 to June 1999. In August 1999, he became the President and Chief Operating Officer of UNOVA, Inc., an industrial technologies company. Before 1993, Mr. Brady served in various executive capacities with FMC Corporation for more than five years. Mr. Brady is 56 years old and has been a director of Tenneco since January 1998. Mr. Brady will not be continuing as a director of Automotive after the spin-off.

     ROGER B. PORTER -- Mr. Porter is Director of the Center for Business and Government at Harvard University and is the IBM Professor of Business and Government. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of RightCHOICE Managed Care, Inc., National Life Insurance Company, and Zions Bancorporation. Mr. Porter is 53 years old and has been a director of the Tenneco since January 1998. He will continue as a director of Automotive upon the spin-off.

     PAUL T. STECKO -- Mr. Stecko became the Chief Executive Officer of Packaging Corporation of America, Packaging's containerboard joint venture, in connection with the April 1999 formation of that venture. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Packaging. Prior to joining Tenneco, Mr. Stecko spent 16 years with International Paper Company. He is also a director of State Farm Mutual Insurance Company and the Chairman of the Board of Packaging Corporation of America. Mr. Stecko is 54 years old and has been a director of Tenneco since November 1998. He will continue as a director of Automotive upon the spin-off.

     RICHARD L. WAMBOLD -- Mr. Wambold will be the Chief Executive Officer of Packaging upon the spin-off and has been serving as its President since June 1999. From June 1997 to May 1999, he was Executive Vice President and General Manager of Packaging's specialty packaging and consumer products units. Prior to joining Packaging in 1994, Mr. Wambold was Executive Vice President of Case Corporation's construction equipment and worldwide parts business.

     EXECUTIVE OFFICERS

     The following table provides information concerning the persons who will serve as executive officers of Packaging upon completion of the spin-off. Each of the named persons has been, or before the spin-off will be, elected to the office indicated opposite his name. The executive officers will serve at the discretion of Packaging's Board. Officers are elected at the annual meeting of directors held immediately following the annual meeting of shareowners.

                                    AGE AT
             NAME                JUNE 30, 1999                         POSITION
             ----                -------------                         --------
Richard L. Wambold.............       47         Chief Executive Officer
                                                 Senior Vice President -- Protective and Flexible
Paul J. Griswold...............       47         Packaging
James V. Faulkner, Jr. ........       55         Vice President and General Counsel
James D. Morris................       45         Vice President and GM Operations
                                                 Vice President -- Supermarket and Foodservice
Peter J. Lazaredes.............       48         Packaging
Andrew A. Campbell.............       53         Vice President and Chief Financial Officer

     RICHARD L. WAMBOLD -- See "-- Board of Directors," above, for information concerning Mr. Wambold.

     PAUL J. GRISWOLD -- Mr. Griswold was named Senior Vice
President -- Protective and Flexible Packaging in May 1997. Since joining Packaging in 1994, he has held various senior management positions in Packaging's protective and flexible packaging units. With over 20 years of packaging-related experience, Mr. Griswold began his career at International Paper Company, holding positions in sales, marketing and operations, and was later Vice President, Packaging for Pepsi Cola International.

     JAMES V. FAULKNER, JR. -- Mr. Faulkner joined Packaging in 1995 as its Vice President and General Counsel. Prior to that he was Vice President -- Law for Tenneco. Mr. Faulkner began his legal career with Lord, Day & Lord and was later Associate General Counsel of Union Pacific Corporation and Senior Vice President of USPCI, a wholly owned subsidiary of Union Pacific. He has 25 years experience in staff and operational legal positions.

     JAMES D. MORRIS -- Mr. Morris will be Vice President and GM Operations upon the spin-off. Since 1995 he has held various senior management positions in Packaging's specialty packaging unit, including oversight of manufacturing, engineering and product development. He also has responsibility for the sales, marketing and business planning of the processor packer operations of the specialty packaging unit. Mr. Morris joined Packaging in connection with its 1995 acquisition of Mobil Plastics. He spent 20 years with Mobil in assignments which included manager of polyethylene manufacturing, regional manufacturing manager and plant manager.

     PETER J. LAZAREDES -- Mr. Lazaredes will be Vice President -- Supermarket and Foodservice Packaging upon the spin-off. Since 1996 he has held various senior management positions in Packaging's speciality packaging unit, including responsibility for the marketing and sales of rigid and flexible containers to the foodservice and institutional markets. Mr. Lazaredes joined Packaging in 1996 from Amoco Foam Products where he was General Manager of the tableware business unit from 1992. He spent 15 years with Amoco in sales and marketing positions for packaging, fabrics and fibers divisions.

     ANDREW A. CAMPBELL -- Mr. Campbell will be Vice President and Chief Financial Officer upon the spin-off. Since May 1999 he has served as Acting Chief Financial Officer and Financial Consultant of Foamex International Inc. Prior to that, he served as Executive Vice President, Finance and Administration and Chief Financial Officer of Dominick's Supermarkets Inc. from July 1998 to November 1998. Prior to that, Mr. Campbell had been Senior Vice President, Finance and Chief Financial Officer for

Safety Kleen Corporation from April 1997 to June 1998. Prior to that, Mr. Campbell was President of Duplex Products, Inc. from 1995 to May 1996 and Vice President, Finance and Chief Financial Officer of that company from November 1994 to 1995.

     STOCK OWNERSHIP OF MANAGEMENT

     The following table shows, as of June 30, 1999, the number of shares of Tenneco common stock beneficially owned by: (1) each person who will be a director of Packaging upon the spin-off; (2) each person who is named in the Summary Compensation Table for Packaging, below; and (3) all persons who will be directors or executive officers of Packaging upon the spin-off, as a group. The table also shows: (a) Tenneco common stock equivalents held by these directors and executive officers under benefit plans; and (b) the total number of shares of Tenneco common stock and common stock equivalents held. Upon the spin-off, holders of Tenneco common stock will receive one share of Packaging common stock for each share of Tenneco common stock held.

                                            SHARES OF            TENNECO       TOTAL TENNECO
                                       TENNECO COMMON STOCK    COMMON STOCK     SHARES AND
DIRECTORS                                 OWNED(1)(2)(3)      EQUIVALENTS(4)    EQUIVALENTS
---------                              --------------------   --------------   -------------
Mark Andrews.........................           14,155              1,600           15,755
Larry D. Brady.......................            2,000              3,381            5,381
Dana G. Mead.........................          765,821             44,737          810,558
Roger B. Porter......................            2,000              3,420            5,420
Paul T. Stecko.......................          314,362                 --          314,362
Richard L. Wambold...................           90,872                 --           90,872
EXECUTIVE OFFICERS
Paul J. Griswold.....................           34,574                 --           34,574
James V. Faulkner, Jr................           22,086                 --           22,086
James D. Morris......................           27,827                 --           27,827
Peter J. Lazaredes...................           17,147                 --           17,147

All executive officers and directors
  as a group.........................        1,290,844(5)          53,138        1,343,982(5)

---------------
(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned, or has the right to acquire shares as described in note (2) below, as set forth in this column, except for: (a) restricted shares; and (b) shares that executive officers and directors have the right to acquire pursuant to stock options. Generally, Tenneco restricted shares will be vested prior to the spin-off. In connection with the spin-off the Tenneco stock options held by the executive officers listed above will be replaced with Packaging stock options which have equivalent economic terms. Tenneco stock options held by directors will be replaced in the same manner, except that one-half of the options held by Messrs. Mead, Andrews and Porter will continue as Tenneco options, adjusted to maintain equivalent economic terms upon the spin-off, and options held by Mr. Stecko will terminate unless exercised prior to the spin-off.

(2) Includes restricted shares. At June 30, 1999, Messrs. Andrews, Mead, Wambold, Griswold, Morris and Lazaredes held 6,547; 66,025; 15,000; 10,000; 5,000; and 5,000 restricted shares, respectively. Also includes shares that are subject to options which are exercisable within 60 days of June 30, 1999 for Messrs. Andrews, Brady, Mead, Porter, Stecko, Wambold, Griswold, Faulkner, Morris and Lazaredes to purchase 2,000; 2,000; 616,176; 2,000; 288,814; 49,077; 19,357; 19,312; 14,993; and 8,603 shares, respectively.

(3) Less than one percent of the outstanding shares of Tenneco common stock.

(4) Common stock equivalents are distributed in shares of Tenneco common stock or, in some circumstances, cash after the individual ceases to serve as a director or officer. Common stock equivalents held by directors who are not employees of Tenneco will be vested and distributed prior to the spin-off. Mr. Mead's stock equivalent units are credited to his account under the Tenneco Inc. Deferred Compensation Plan and are, therefore, already vested.

(5) Includes 1,022,332 shares that are subject to options that are exercisable within 60 days of June 30, 1999, by all executive officers and directors as a group, and includes 107,572 restricted shares for all executive officers and directors as a group.

     COMMITTEES OF THE BOARD OF DIRECTORS

     The Packaging Board will establish three standing committees as permitted by its by-laws, which will have the following described responsibilities and authority:

     The Audit Committee, comprised solely of outside directors, will have the responsibility, among other things, to: (1) recommend the selection of Packaging's independent public accountants; (2) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services; (3) review with management and such independent public accountants the adequacy of Packaging's basic accounting system and the effectiveness of Packaging's internal audit plan and activities; (4) review with management and the independent public accountants Packaging's certified financial statements and exercise general oversight of Packaging's financial reporting process; and
(5) review with Packaging litigation and other legal matters that may affect Packaging's financial condition and monitor compliance with Packaging's business ethics and other policies.

     The Compensation/Nominating/Governance Committee, comprised solely of outside directors, will have the responsibility, among other things, to: (1) establish the salary rate of officers and employees of Packaging and its subsidiaries; (2) examine periodically the compensation structure of Packaging; and (3) supervise the welfare and pension plans and compensation plans of Packaging. It will also have significant corporate governance responsibilities, among other things, to: (a) review and determine the desirable balance of experience, qualifications and expertise among members of the Packaging Board;
(b) review possible candidates for membership on the Packaging Board and recommend a slate of nominees for election as directors at Packaging's annual stockholders' meeting; (c) review the function and composition of the other committees of the Packaging Board and recommend membership on these committees; and (d) review the qualifications and recommend candidates for election as officers of Packaging.

     The Three-year Independent Director Evaluation Committee, comprised solely of outside directors, will have the responsibility, among other things, to review Packaging's qualified offer rights plan, which will be adopted prior to the spin-off, at least every three years and, if it deems it appropriate, recommend that the full Packaging Board modify or terminate that plan.

     EXECUTIVE COMPENSATION

     The following table shows the compensation paid by Tenneco and/or its direct and indirect subsidiaries, including Packaging, for 1998 to: (1) the person who will become the Chief Executive Officer of Packaging upon the spin-off; and (2) each of the persons who will be included among the four most highly compensated executive officers of Packaging upon the spin-off, based on 1998 compensation, other than the Chief Executive Officer. The table shows the amounts paid to these persons for all services provided to Tenneco and its subsidiaries, including Packaging. Mr. Campbell had no compensation from Tenneco and its subsidiaries prior to 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                      ANNUAL COMPENSATION             -----------------------
                                             --------------------------------------   RESTRICTED
                                                                     OTHER ANNUAL       STOCK                      ALL OTHER
        NAME AND PRINCIPAL POSITION          SALARY(1)    BONUS     COMPENSATION(2)   AWARDS(3)    OPTIONS(4)   COMPENSATION(5)
        ---------------------------          ---------   --------   ---------------   ----------   ----------   ---------------
Richard L. Wambold.........................  $355,472    $220,000      $152,685        $187,800      45,000         $11,643
Chief Executive Officer
Paul J. Griswold...........................  $275,500    $125,000      $ 31,165        $187,800      20,000         $ 9,812
Senior Vice President --
Protective and Flexible Packaging
James V. Faulkner, Jr. ....................  $266,568    $ 82,000      $ 25,760              --      10,000         $17,674
Vice President and
General Counsel
James D. Morris............................  $206,004    $115,000      $ 29,405        $187,800      20,000         $14,139
Vice President and
GM Operations
Peter J. Lazaredes.........................  $182,773    $ 73,000      $ 30,730        $177,800      20,000         $12,704
Vice President --
Supermarket and
Foodservice Packaging

---------------
(1) Includes base salary plus amounts paid in lieu of matching contributions to the Tenneco Thrift Plan.

(2) Includes amounts attributable to: (a) the value of personal benefits provided by Tenneco to executive officers, such as the personal use of Tenneco-owned property and relocation expenses; (b) reimbursement for taxes; and (c) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Tenneco, reimbursement for taxes, and amounts paid as Dividend Equivalents to the individuals named in the table for 1998 was as follows:
    $58,908 in relocation expenses, $47,171 for reimbursement of taxes, $15,600 in Dividend Equivalents and $30,000 perquisite allowance for Mr. Wambold; $342 for reimbursement of taxes, $10,320 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Griswold; $5,760 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Faulkner; $6,600 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Morris; and $17,530 in relocation expenses, $1,200 in Dividend Equivalents and $12,000 perquisite allowance for Mr. Lazaredes.

(3) Includes the dollar value of grants of restricted shares based on the price of Tenneco common stock on the date of grant. At December 31, 1998, Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes held 28,000; 18,600; 4,800; 10,500; and 6,000 restricted shares and/or performance share equivalent units, respectively. The value at December 31, 1998, based on a per share/ equivalent unit price of $34.063 on that date, of all restricted shares/performance units held was $953,764 for Mr. Wambold, $633,572 for Mr. Griswold, $163,502 for Mr. Faulkner, $357,662 for Mr. Morris and $204,378 for Mr. Lazaredes. Generally, restricted shares and performance share equivalent units will be vested prior to the spin-off. Dividends/Dividend Equivalents will be paid on the restricted shares/performance share equivalent units held by each individual.

(4) In connection with the spin-off, the Tenneco stock options held by the persons listed above will be replaced with options to purchase Packaging common stock, the number and exercise price of which will be adjusted so that the new Packaging options have equivalent economic terms as the old Tenneco options.

(5) Includes amounts attributable during 1998 to benefit plans of Tenneco as follows:

    (a) The amounts contributed pursuant to Tenneco's Thrift Plan for the accounts of Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes were $10,000; $6,650; $8,000; $10,000; and $10,000, respectively.

    (b) The dollar values paid by Tenneco for insurance premiums under the Tenneco group life insurance plan, including dependent life, for Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes were $1,643; $3,162; $9,674; $4,139 and $2,704, respectively.

     Packaging anticipates that, at the time of the spin-off, the annual salary of Messrs. Wambold and Griswold will be increased to $600,000 and $325,000, respectively, and that bonus targets after the spin-off will be adjusted and may result in higher bonuses for some or all of the persons named in the Summary Compensation Table.

     Packaging also anticipates making a grant of stock options immediately following the spin-off. This grant is intended to represent a three-year award. Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes are expected to receive options to purchase 750,000, 300,000, 200,000, 200,000 and 200,000 shares of Packaging common stock, respectively.

     Packaging anticipates that in 2000, Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes will be granted 30,000, 15,000, 10,000, 10,000, and 10,000 performance share equivalent units, respectively.

                            OPTIONS GRANTED IN 1998

     The following table shows the number of options to purchase Tenneco common stock that were granted by Tenneco during 1998 to the persons named in the Summary Compensation Table above.

                                      SHARES OF        PERCENT OF
                                       COMMON             TOTAL
                                        STOCK        OPTIONS GRANTED
                                     UNDERLYING        TO TENNECO
                                       OPTIONS          EMPLOYEES        EXERCISE      EXPIRATION       GRANT DATE
NAME                                GRANTED(#)(1)      IN 1998 (%)      PRICE($)(2)       DATE       PRESENT VALUE(3)
----                                -------------    ---------------    -----------    ----------    ----------------
Mr. Wambold.....................       45,000             2.6%            $36.63          2008           $463,050
Mr. Griswold....................       20,000             1.1%            $36.63          2008           $205,800
Mr. Faulkner....................       10,000              .5%            $36.63          2008           $102,900
Mr. Morris......................       20,000             1.1%            $36.63          2008           $205,800
Mr. Lazaredes...................       10,000              .5%            $36.63          2008           $102,900
                                       10,000              .5%            $37.31          2018           $104,500

---------------
(1) In connection with the spin-off, the Tenneco stock options held by the persons listed above will be replaced with options to purchase Packaging common stock, the number and exercise price of which will be adjusted so that the new Packaging options have equivalent economic terms to the old Tenneco options.

(2) All options were granted with exercise prices equal to 100% of the fair market value of a share of Tenneco common stock on the date of grant.

(3) The Black-Scholes valuation was performed using the following assumptions:
    25.6% volatility, 5.7% risk free interest rate, 3.2% expected dividend rate and 10 year option life. Mr. Lazaredes' option grant that expires in 2018 is valued assuming that such options are exercised by the 10th year.

                            OPTIONS AT 1998 YEAR-END

     The following table shows the number of options to purchase Tenneco common stock held as of December 31, 1998 by the persons named in the Summary Compensation Table above. No Tenneco options were exercised in 1998, and there were no in-the-money options as of December 31, 1998.

                                                                        TOTAL NUMBER OF
                                                                   UNEXERCISED OPTIONS HELD
                                                                    AT DECEMBER 31, 1998(1)
                                                                -------------------------------
NAME                                                            EXERCISABLE       UNEXERCISABLE
----                                                            -----------       -------------
Mr. Wambold.................................................      29,820             107,023
Mr. Griswold................................................      10,949              58,109
Mr. Faulkner................................................      14,043              31,501
Mr. Morris..................................................       6,662              48,330
Mr. Lazaredes...............................................       5,269              19,634

---------------
(1) In connection with the spin-off, the Tenneco stock options held by the persons listed above will be replaced with options to purchase Packaging common stock, the number and exercise price of which will be adjusted so that the new Packaging options have equivalent economic terms to the old Tenneco options.

                            LONG-TERM INCENTIVE PLAN
                PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN 1998

     The following table shows information concerning performance-based awards made to the persons named in the Summary Compensation Table, above, during 1998 by Tenneco.

                                                   PERFORMANCE
                                   NUMBER OF        OR OTHER              ESTIMATED FUTURE PAYOUTS
                                 SHARES, UNITS    PERIOD UNTIL      UNDER NON-STOCK PRICE BASED PLANS(1)
                                   OR OTHER       MATURATION OR    ---------------------------------------
NAME                             RIGHTS(1)(2)       PAYOUT(3)      THRESHOLD(4)    TARGET(4)    MAXIMUM(4)
----                             -------------    -------------    ------------    ---------    ----------
Mr. Wambold..................         6,500          4 years            25%           100%         150%
Mr. Griswold.................         5,000          4 years            25%           100%         150%
Mr. Faulkner.................         2,400          4 years            25%           100%         150%
Mr. Morris...................         3,000          4 years            25%           100%         150%
Mr. Lazaredes................         1,000          4 years            25%           100%         150%

---------------
(1) Estimated future payouts are based on earnings per share ("EPS") from continuing operations; however, generally, performance share equivalent units will be deemed to be earned at the target level and vested prior to the spin-off.

(2) Each performance share equivalent unit represents one share of Tenneco's common stock that may be earned and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.

(3) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals; however, generally performance share equivalent units will be deemed to be earned at the target level and vested prior to the spin-off.

(4) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four-year basis; however, generally performance share equivalent units will be deemed to be earned at the target level and vested prior to the spin-off.

                               PENSION PLAN TABLE

     The following table shows the aggregate estimated annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan and the Tenneco Inc. Supplemental Executive Retirement Plan to persons in specified remuneration and years of credited participation classifications. The Tenneco Retirement Plan will be assumed by Packaging in connection with the spin-off, and Packaging will adopt a supplemental executive retirement plan that is substantially identical to Tenneco's current plan.

                                            YEARS OF CREDITED PARTICIPATION
                       -------------------------------------------------------------------------
ANNUAL REMUNERATION       5         10         15         20         25         30         35
-------------------    -------   --------   --------   --------   --------   --------   --------
$250,000.............  $19,642   $ 39,285   $ 58,928   $ 78,571   $ 98,214   $117,857   $137,500
 300,000.............   23,571     47,142     70,714     94,285    117,857    141,428    165,000
 350,000.............   27,500     55,000     82,500    110,000    137,500    165,000    192,500
 400,000.............   31,428     62,857     94,285    125,714    157,142    188,571    220,000
 450,000.............   35,357     70,714    106,071    141,428    176,785    212,142    247,500
 500,000.............   39,285     78,571    117,857    157,142    196,428    235,714    275,000
 550,000.............   43,214     86,428    129,642    172,857    216,071    259,285    302,500
 600,000.............   47,142     94,285    141,428    188,571    235,714    282,857    330,000
 650,000.............   51,071    102,142    153,214    204,285    255,357    306,428    357,500
 700,000.............   55,000    110,000    165,000    220,000    275,000    330,000    385,000

---------------
(1) The benefits shown above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation, which is salary and bonus. These benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes are 21, 4, 5, 24 and 18, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.

(2) If Mr. Wambold completes five years of service in the period commencing January 1, 1997, he will be entitled to benefits commencing at age 55 determined by multiplying his average salary plus bonus, determined over a three-year period, by 25% plus 2.5% for each year of service in the period commencing January 1, 1997, up to a maximum of 50%. Mr. Faulkner is entitled to special early retirement benefits and, if he remains with Packaging through December 31, 2002, his benefit will be determined by adding three years of participation and age to his actual participation and age.

     COMPENSATION OF DIRECTORS

     Fee Structure. Following the spin-off, each director who is not also an employee of Packaging or its subsidiaries, an "outside director," will be paid a yearly retainer fee of $35,000 for service on the

Packaging Board of Directors. In general, 100% of that fee will be paid in the form of stock-settled common stock equivalents, as described below. A director may elect, however, to have up to 40%, or $14,000, of the fee paid in cash. These outside directors will also receive cash attendance fees and committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors. Outside directors will receive $1,000 for each meeting of the Board of Directors attended, and each one who serves as a Chairman of the Audit Committee or the Compensation/ Nominating/Governance Committee will be paid a fee of $7,000 per chairmanship. Outside directors who serve as members of these committees will be paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee will receive $1,000 plus expenses for each meeting of that committee attended.

     Common Stock Equivalents/Options. As described above, all or a portion of an outside director's retainer fee will be paid in common stock equivalent units. These directors' stock equivalents will be payable in shares of Packaging's common stock after an outside director ceases to serve as a director of Packaging. Final distribution of these shares may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant. Each outside director will also receive an annual grant of an option to purchase up to 3,000 shares of Packaging common stock as additional incentive compensation. Directors options: (a) will be granted with per share exercise prices equal to 100% of the fair market value of a share of Packaging common stock on the day the option is granted; (b) will have terms of ten years; and (c) will fully vest six months from the grant date. Once vested, the directors options will be exercisable at any time during the option term.

     Packaging expects that restricted shares of Tenneco common stock and directors' stock equivalents held by outside directors will be vested prior to the completion of the spin-off, and these directors will be paid an amount in cash to defray taxes incurred on that vesting.

     Deferred Compensation Plan. Packaging will have a voluntary deferred compensation plan for outside directors. Under this plan, an outside director may elect, prior to the commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40% or $14,000, of his or her retainer fee and some or all of his or her meeting fees credited to a deferred compensation account. The plan will provide these directors with various investment options. The investment options will include stock equivalent units of Packaging common stock, which may be paid out in either cash or shares of Packaging's common stock.

     TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Packaging will maintain a key executive change-in-control severance benefit plan similar to the existing Tenneco plan and incorporating some provisions of the Tenneco benefits protection trust. The purpose of the plan is to enable Packaging to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of those employees that their job security or benefit entitlements will be jeopardized by a "change-in-control" of Packaging, as that term will be defined in the plan. The plan will be designed to achieve this purpose through the provision of severance benefits for key employees and officers whose positions are terminated following a change-in-control, as provided in the plan. Under the plan, Packaging expects that Messrs. Wambold, Griswold, Faulkner, Morris and Lazaredes would have become entitled to receive payments from Packaging in the amount of $2,040,000, $1,305,000, $1,146,999, $1,115,001 and $999,000,
respectively, had their positions been terminated on August 31, 1999 following a change-in-control, based on their current 1999 salaries of $450,000, $300,000, $285,000, $260,000 and $260,000, respectively. In addition, restricted shares held in the name of those individuals under the restricted stock plans Packaging will adopt would have automatically reverted to Packaging, and Packaging would have been obliged to pay those individuals the fair market value of the shares. Their performance share equivalent units would also have been fully vested and paid. The spin-off does not constitute a "change-in-control" of Tenneco or Packaging for purposes of the Tenneco or Packaging change-in-control severance benefit plans. The Tenneco benefits protection trust will be terminated prior to the spin-off.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Upon the spin-off, Messrs. Wambold and Griswold will be granted Packaging restricted stock with a value on the grant date equal to the pre-spin-off value of 25,000 and 15,000 shares of Tenneco common stock, respectively. One-third of such restricted stock will vest each year following the spin-off, assuming that the grantee remains employed through that date.

     In connection with the spin-off, Mr. Mead will resign as Chief Executive Officer of Tenneco, and he is expected to enter into a revised agreement. Under that agreement, it is expected that: (1) Mr. Mead will be paid an amount equivalent to three times the total of his annual salary plus bonus; (2) if certain performance goals are met, he will be entitled to an adjusted target bonus for 1999 prorated through the date of his separation; (3) his stock options will be made exercisable, one-half will be replaced by Packaging options and one-half will continue as Automotive options (the number and exercise price of such options being determined under the generally applicable rules to be applied in connection with the spin-off and which maintain the economic equivalent of the currently outstanding options); (4) for purposes of Tenneco's Supplemental Executive Retirement Plan, he will be treated as though he had remained employed until age 65; and (5) he will be granted options to purchase up to 50,000 shares of Packaging common stock and options to purchase up to 50,000 shares of Automotive common stock at the time of the spin-off. Mr. Mead's agreement is with an entity which will be a subsidiary of Packaging after the spin-off and the expense associated therewith is included in the spin-off expenses and is part of the debt realignment.

     During 1999, Mr. Mead was indebted to an affiliate of Tenneco in connection with a relocation loan of approximately $400,000. In September 1999, that obligation was canceled.

     BENEFIT PLANS FOLLOWING THE SPIN-OFF

     Packaging will succeed to sponsorship of the Tenneco Retirement Plan and the Tenneco Thrift Plan. These plans are qualified under Section 401(a) of the Code. The Tenneco Retirement Plan is a defined benefit pension plan. The Tenneco Thrift Plan is comprised of 401(k) plans with employer matching contributions as specified in the plans. Packaging will also continue its sponsorship of a defined benefit pension plan covering hourly employees.

     Packaging will also succeed to sponsorship of two non-qualified deferred compensation plans as to its employees or directors: (1) the 1997 Tenneco Inc. Board of Directors Deferred Compensation Plan; and (2) the Tenneco Inc. Deferred Compensation Plan. Packaging will succeed to liabilities for benefits under the Tenneco Inc. Supplemental Executive Retirement Plan as to all participants other than those who are employees or former employees of Automotive. The 1997 Tenneco Inc. Board of Directors Deferred Compensation Plan and the Tenneco Inc. Deferred Compensation Plan will be merged as of the spin-off. All of these plans are unfunded; however, Packaging will establish one or more rabbi trusts, from which assets may be available to pay benefits in specified circumstances.

     Packaging will adopt an executive incentive compensation plan similar to Tenneco's plan to provide annual cash bonuses to eligible employees.

     Packaging may adopt an employee stock purchase plan similar to the one maintained by Tenneco, under which approximately 4,000,000 shares of Packaging common stock would be available for purchase. Tenneco will approve the adoption of such a plan as Packaging's sole stockholder prior to the spin-off.

     Packaging will adopt a plan calling for the grant of stock options, restricted stock, performance share equivalent units and other stock rights patterned after the 1996 Tenneco Inc. Stock Ownership Plan. Approximately 24,000,000 shares of Packaging common stock will be available for grant under this plan. This plan will be approved by Tenneco as Packaging's sole stockholder prior to the spin-off.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following review of Packaging's financial condition and results of operations should be read in conjunction with the Combined Financial Statements of The Businesses of Tenneco Packaging, and the related notes, presented on pages F-1 through F-31. Packaging includes the assets, liabilities and operations of Tenneco's specialty packaging and paperboard packaging businesses as well as Tenneco's corporate and administrative service operations.

STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Packaging reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution of the containerboard assets to the joint venture was completed in April 1999. Packaging received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture valued at approximately $200 million. Packaging now owns a 43 percent common equity interest due to subsequent management equity issuances.

     - In April 1999, Packaging reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. In September 1999, the joint venture, Packaging Corporation of America, filed a registration statement for Packaging to sell its interest in a registered public offering. Packaging expects the sale to be completed before the spin-off discussed below.

     The containerboard assets contributed to the new joint venture represented substantially all of the assets of Packaging's paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or controlling interest in approximately 950,000 acres of timberland. Before the transaction, Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion of those borrowings to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of short-term debt. Packaging then contributed the containerboard business assets, subject to the new indebtedness and the containerboard business liabilities, to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the sale transaction, Packaging recognized a pre-tax loss of $293 million, $178 million after-tax, or $1.07 per diluted common share. This loss was included in discontinued operations in the first quarter of 1999.

     As a result of the decision to sell Packaging's remaining interest in the containerboard joint venture, Packaging's paperboard packaging segment is presented as a discontinued operation in the Combined Financial Statements of The Businesses of Tenneco Packaging contained elsewhere in this document. Refer to Note 7 for further information.

     The separation of Tenneco's automotive and packaging businesses will be accomplished by the spin-off of the common stock of Packaging to Tenneco shareowners. At the time of the spin-off, Packaging will include Tenneco's specialty packaging business ("Specialty"), Tenneco's administrative services operations, and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with respect to the administrative services operations.

     Before the spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments and other refinancings. This debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of senior subordinated notes and borrowings by Packaging under new credit facilities. See "The Spin-off -- Debt Realignment." Tenneco currently expects that, subject to discussions with debt rating agencies, Packaging's debt will be rated investment grade and Automotive's debt will be rated non-investment grade.

     Also before the spin-off, Tenneco will restructure its existing businesses, assets, and liabilities through a series of corporate restructuring transactions. As Tenneco is currently organized, ownership of its subsidiaries is based on geographic location and tax considerations rather than on the businesses in which the subsidiaries are involved. Therefore, Tenneco will need to restructure its existing businesses so that the assets, liabilities, and operations of its packaging business and administrative services operations will be owned by Packaging, and the assets, liabilities, and operations of its automotive businesses will be owned by Tenneco.

     The spin-off is subject to conditions, including formal declaration of the spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness, of a determination that the spin-off will be tax-free for U.S. federal income tax purposes, and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners and as a result the specialty packaging segment is presented as a discontinued operation in the accompanying financial statements. After discontinuing the specialty packaging segment, Tenneco's sole continuing operation is its Automotive segment. Refer to Notes to Combined Financial Statements of The Businesses of Tenneco Packaging contained elsewhere in this document for further information.

RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. As a result, Packaging recorded a pre-tax charge to income from continuing operations of $32 million, $20 million after-tax or $.12 per diluted common share. Of the pre-tax charge, $10 million relates to operational restructuring plans and $22 million relates to a staff and cost reduction plan.

     The operational restructuring plans provide for Packaging to eliminate production lines at two plants, exit four joint ventures, and eliminate 104 positions. The staff and cost reduction plan for Packaging involves the elimination of 184 administrative positions in Packaging's business operations and in Packaging's corporate operations including Tenneco's corporate operations that will become a part of Packaging in connection with the spin-off.

     The fixed assets for the production lines to be eliminated, as well as the joint venture investments, were written down to their fair value, less costs to sell, in the fourth quarter of 1998. Fair value for the production lines was estimated at scrap value less removal costs. Fair value for the joint ventures was determined to be zero as Packaging is relinquishing its interests in the ventures. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets, which should be complete by the fourth quarter of 1999. The effect of suspending depreciation for the production lines is approximately $1 million on an annual basis.

     As of December 31, 1998 and June 30, 1999, approximately 158 and 233 employees, respectively, had been terminated. This restructuring is being executed according to Packaging's initial plan and Packaging expects to complete all restructuring actions by the fourth quarter of 1999.

     In the first quarter of 1999, in connection with Packaging's contribution of its containerboard assets to a new joint venture, Tenneco adopted a plan to realign its headquarters functions that will become a part of Packaging in connection with the spin-off. This plan involves the severance of approximately 40 employees, and the closing of the Greenwich, Connecticut headquarters facility. Tenneco reached an agreement to sell its headquarters facility in Greenwich, and recorded an impairment charge in the first quarter of 1999, based on the selling price less costs to sell. The carrying value of the facility before the impairment was $43 million. Annual depreciation will be reduced by $3 million as a result of the sale. The charge for this plan was recorded in Packaging's corporate operations in the amount of $29 million pre-tax, $17 million after-tax, or $.10 per diluted common share. Packaging collected approximately $30 million in the second quarter of 1999 related to the sale of these assets.

     Amounts related to the restructuring plans described above are shown in the following table:

                                                                                        SIX MONTHS ENDED
                                                                                          JUNE 30, 1999
                                                                               -----------------------------------
                              1998                   CHARGED     BALANCE AT                               CHARGED    BALANCE AT
                          RESTRUCTURING     CASH     TO ASSET   DECEMBER 31,   RESTRUCTURING     CASH     TO ASSET    JUNE 30,
                             CHARGE       PAYMENTS   ACCOUNTS       1998          CHARGE       PAYMENTS   ACCOUNTS      1999
                          -------------   --------   --------   ------------   -------------   --------   --------   ----------
                                                                       (MILLIONS)
Severance...............       $20           $5        $--          $15             $16           $12       $--         $19
Asset impairments.......        12           --         12           --              13           --         13          --
                               ---           --        ---          ---             ---           --        ---         ---
                               $32           $5        $12          $15             $29           $12       $13         $19
                               ===           ==        ===          ===             ===           ==        ===         ===

     Packaging expects to realize annual savings of $13 million related to the operational restructuring plans and $40 million related to the fourth quarter 1998 staff and cost reduction plan. In addition, Packaging expects to realize annual savings of $11 million related to its plan to realign its headquarters functions. These annual savings will be fully realized upon completion of the restructuring actions in the fourth quarter of 1999.

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

  RESULTS OF CONTINUING OPERATIONS

     Net Sales and Operating Revenues

                                                          SIX MONTHS ENDED JUNE 30,
                                                        ------------------------------
                                                         1999        1998     % CHANGE
                                                         ----        ----     --------
                                                            (MILLIONS)
Specialty...........................................    $1,404      $1,361          3%
Intergroup sales and other..........................        --          10          NM
                                                        ------      ------
                                                        $1,404      $1,371          2%
                                                        ======      ======

     Packaging's revenue in its specialty segment increased by 3 percent over the first half of 1998. The second half 1998 acquisitions of Sentinel and Champion International's Belvidere, Illinois dual-ovenable paperboard tray manufacturing facility generated $21 million of the revenue increase. Lower prices due to lower raw material costs were offset by overall unit volume growth of 8 percent. The largest increases were in North American protective packaging, Hefty OneZip(R) bags, foodservice containers, disposable tableware and industrial products.

     Income Before Interest Expense, Income Taxes and Minority Interest ("Operating Income")

                                                          SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------
                                                         1999       1998     % CHANGE
                                                         ----       ----     --------
                                                            (MILLIONS)
Specialty............................................    $ 190      $ 175        9%
Other................................................      (46)        (2)       NM
                                                         -----      -----
                                                         $ 144      $ 173      (17%)
                                                         =====      =====

     Packaging's operating income in its specialty segment increased by $15 million over the comparable period of 1998. The second half 1998 acquisitions of Sentinel and Champion International's Belvidere, Illinois dual-ovenable paperboard tray manufacturing facility produced $4 million of operating income during the first half of 1999. First half operating income also reflected $5 million of non-recurring Year 2000 and systems implementation costs, and $3 million of overhead costs related to the separation of the paperboard segment. Adjusting for these two items, Specialty Packaging's operating income improved by 13 percent. This improvement was driven by lower manufacturing costs and strong unit volumes, partially offset by lags in passing through rising raw material costs.

     Packaging's "Other" operating loss for both periods reflects unallocated corporate overhead and costs at Packaging's data center and administrative services operations. In addition, the first half of 1999 includes a $29 million charge recorded in the first quarter to realign Tenneco's headquarters functions as discussed above in the "Restructuring and Other Charges" section.

     Operating Income as a Percentage of Revenue

     Operating income as a percentage of revenue for the first six months of 1999 and 1998 were as follows:

                                                         SIX MONTHS ENDED JUNE 30,
                                                         -------------------------
                                                         1999    1998    % CHANGE
                                                         -----   -----   ---------
Specialty..............................................  13.5%   12.9%        5%
Total..................................................  10.3%   12.6%      (18%)

     Specialty's operating income as a percentage of revenue increased as the operating income of the segment grew at three times the rate of revenue growth. On a consolidated basis, total operating income as a percentage of revenue declined as the operating income decreased 17 percent while revenue grew 2 percent.

     Excluding the first quarter 1999 restructuring charge, operating income as a percentage of revenue was as follows:

                                                         SIX MONTHS ENDED JUNE 30,
                                                         -------------------------
                                                         1999    1998    % CHANGE
                                                         -----   -----   ---------
Specialty..............................................  13.5%   12.9%        5%
Total..................................................  12.3%   12.6%       (2%)

     Interest Expense, net of interest capitalized

     Interest expense for the first half of 1999 was even with the first half of 1998. Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries. Accordingly, interest expense in each period includes an allocation of interest on Tenneco corporate debt. This allocation was based, in general, on the ratio of Packaging's net assets to Tenneco's consolidated net assets plus debt. See Note 5 to the Combined Financial Statements of The Businesses of Tenneco Packaging for a further discussion of the allocation of Tenneco consolidated debt and interest expense to Packaging.

     Income Taxes

     Packaging's effective tax rate for the first half of 1999 was 31 percent, compared to 35 percent in last year's period.

  DISCONTINUED OPERATIONS AND EXTRAORDINARY CHARGE

     Loss from discontinued operations in the first half of 1999 was $163 million, net of an income tax benefit of $102 million, or $.98 per diluted common share. This included a loss on the contribution of the containerboard assets of $178 million, net of an income tax benefit of $115 million, or $1.07 per diluted common share.

     Discontinued operations generated income of $37 million, net of income tax expense of $25 million, or $.22 per diluted common share, during the first half of 1998.

     The current year's first six months also includes an extraordinary charge to cover the cost of early retirement of debt in connection with the contribution of the containerboard assets of $7 million, net of income tax expense of $3 million, or $.04 per diluted common share.

     See Note 7 to the Combined Financial Statements of The Businesses of Tenneco Packaging for a further discussion of discontinued operations.

  OUTLOOK

     See "Summary -- Recent Developments" for information concerning Packaging's expectations for third quarter 1999 results of operations.

  CHANGES IN ACCOUNTING PRINCIPLES

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application, for fiscal years beginning after December 15, 1998. Packaging adopted SOP 98-1 on January 1, 1999. The impact of this new standard did not have a significant effect on Packaging's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement was effective for fiscal years beginning after December 15, 1998. This statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Packaging previously capitalized costs related to the start-up of new foreign operations and its administrative service operations. Packaging adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of $32 million, net of a $9 million tax benefit, or $.19 per diluted common share. The change in accounting principle decreased the loss before cumulative effect of change in accounting principle by $4 million, net of $2 million in income tax expense, or $.02 per diluted common share, for the six months ended June 30, 1999. If the new accounting method had been applied retroactively, net income for the six months ended June 30, 1998, and the years ended December 31, 1998, 1997, and 1996, would have been lower by $7 million, net of a $5 million income tax benefit, or $.04 per diluted common share, $14 million, net of an $8 million tax benefit, or $.08 per diluted common share, $7 million, net of a $3 million tax benefit, or $.04 per diluted common share, and $7 million, net of a $4 million tax benefit, or $.04 per diluted share, respectively.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Packaging is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

  EARNINGS PER SHARE

     Packaging's income from continuing operations was $.31 per diluted common share for the first half of 1999, compared to $.41 per diluted common share for last year's first half. All references to earnings per share in this Management's Discussion and Analysis of Financial Condition and Results of Operations are on a diluted basis unless otherwise noted. The current year's period also included a loss from discontinued operations of $.98 per diluted common share, a $.04 per share extraordinary loss on early retirement of debt in connection with the contribution of the containerboard assets, and $.19 per diluted common share of charges related to the cumulative effect of changes in accounting principles noted above. First half 1998 included $.22 per diluted common share of income from discontinued operations. Net income per diluted common share was $.63 in the first half of 1998, as compared to a loss of $.90 per diluted common share in this year's period.

  LIQUIDITY AND CAPITAL RESOURCES

     Capitalization

                                                   JUNE 30,   DECEMBER 31,     %
                                                     1999         1998       CHANGE
                                                   --------   ------------   ------
                                                         (MILLIONS)
Short-term debt and current maturities...........   $  367       $  595
Long-term debt...................................    1,494        1,312
Debt allocated to discontinued operations........       --          548
                                                    ------       ------       ---
     Total debt..................................    1,861        2,455       (24%)
Minority interest................................       14           14        --%
Combined equity..................................    1,340        1,776       (25%)
                                                    ------       ------
     Total capitalization........................   $3,215       $4,245       (24%)
                                                    ======       ======

     Packaging's debt to total capitalization ratio was 57.8 percent at both June 30, 1999, and December 31, 1998. Debt allocated from Tenneco to Packaging declined due to the contribution by Packaging of its containerboard assets to the joint venture.

     Equity declined primarily as a result of the net loss for the first six months, which included the loss on the containerboard assets as well as the charge associated with the plan to realign the Greenwich, Connecticut headquarters facility. See the Statements of Changes in Combined Equity in the Combined Financial Statements of The Businesses of Tenneco Packaging contained elsewhere in this document for a description of factors affecting equity.

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Packaging expects the sale to be completed before the spin-off, with the net proceeds used to retire Tenneco debt that would otherwise be allocated to Packaging in the debt realignment. If the sale occurs after the spin-off, the net proceeds will be used to retire Packaging debt.

     Cash Flows

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1999       1998
                                                               ----       ----
                                                                 (MILLIONS)
Cash provided (used) by:
  Operating activities......................................  $  (45)    $ 288
  Investing activities......................................    (866)     (221)
  Financing activities......................................     920       (66)

     Cash flow provided by continuing operating activities declined by $163 million for the first six months of 1999 compared to the same period in 1998, primarily due to higher working capital levels. This was mainly attributable to higher receivables, lower payables and a seasonal build in inventories during the 1999 period.

     Cash flow from Tenneco's discontinued paperboard operations declined by $170 million in the first six months of 1999 compared to the 1998 period. This is primarily attributable to the purchase of containerboard business accounts receivable in contemplation of the contribution of the containerboard business to the joint venture in April 1999. Additionally, lower linerboard and medium prices resulted in lower operating cash flow for the containerboard business.

     Excluding the effects of the discontinued paperboard operations, cash used by investing activities was lower during the first six months of 1999 by $127 million compared to the first six months of 1998. Reduced capital spending, lower systems related expenditures and lower acquisition activity contributed to the decline.

     As described above, Packaging borrowed approximately $1.8 billion in the second quarter in connection with the formation of the containerboard joint venture and used approximately $1.2 billion of that amount to purchase leased assets and timber cutting rights of that business. The remaining proceeds of these borrowings, plus additional cash proceeds of approximately $306 million from the containerboard and folding carton transactions, were used to retire Tenneco's short-term debt in the second quarter. Accordingly, absent the borrowings described above, cash used by financing activities was $840 million for the first six months of 1999.

     Packaging contributed the containerboard business to the new joint venture subject to the approximately $1.8 billion in new debt. The debt reduction which resulted from this contribution is shown on the statements of cash flows as a non-cash financing activity.

     Capital Commitments

     Packaging estimates that expenditures aggregating approximately $110 million will be required after December 31, 1998, to complete facilities and projects authorized at that date, and substantial commitments have been made in connection with those projects.

     Liquidity

     Historically, Packaging's excess net cash flows from operating and investing activities have been used by its parent, Tenneco, to meet consolidated debt and other obligations. Conversely, when Packaging's cash requirements have been in excess of cash flows from operations, Tenneco has utilized its consolidated credit facilities to fund Packaging's obligations. Also, depending on market and other conditions, Packaging has utilized external sources of capital to meet specific funding requirements. Packaging's management believes that, after the spin-off, Packaging's cash flows from operations combined with available borrowing capacity under the new credit facilities described below, will generally be sufficient to meet its future capital requirements for the following year.

     As described under "The Spin-off-Debt Realignment," Tenneco intends to realign its debt before the spin-off. As part of this debt realignment, Packaging will (1) issue the new securities in the exchange offers and (2) make new borrowings under new credit facilities entered into in connection with the spin-off. Funding under these financings will be subject to the satisfaction of numerous conditions. Cash proceeds will be remitted to Tenneco to fund the debt realignment.

     The terms of the new public debt securities will be substantially identical to the terms of the corresponding series of Tenneco's original securities for which they are exchanged, except that (1) Packaging will be the issuer and (2) the interest rates will be different. The terms of the new securities will not restrict Packaging's ability to make dividends or capital expenditures or incur additional unsecured debt. See "Description of the New Securities."

     In addition, Packaging has entered into a five-year, $750 million long-term revolving credit facility and a $250 million 364-day revolving credit facility in connection with the spin-off. Initial borrowings under these facilities will be used to fund a portion of the debt realignment. After the spin-off, additional borrowings may be used for general corporate purposes. These facilities do not include any general restrictions on Packaging's ability to pay dividends or make capital expenditures. They do, however, include limitations on incurring liens and subsidiary debt, disposing of all or substantially all of its assets and discontinuing its primary businesses. These facilities require Packaging to comply with specified financial ratios, as well as other customary covenants and agreements. Borrowings under these facilities will bear interest at a floating rate based on LIBOR, adjusted for reserve requirements, plus a specified margin, or based on a specified prime or reference rate plus a specified margin, at Packaging's option. Borrowings under these facilities may also bear interest based on competitive bids. See "Description of Packaging -- New Financing" for further information.

     A lender has committed to provide Packaging up to $1.5 billion of term loan financing, which Packaging intends to use in the event it does not sell its containerboard joint venture interest before the spin-off for general corporate and other purposes. Although the terms of this financing have not been finalized, Packaging expects that borrowings under this facility would be due 18 months after funding and bear interest at a floating rate based on LIBOR, adjusted for reserve requirements, plus a specified margin or based on a specified prime or reference rate plus a specific margin, at Packaging's option. Packaging expects this financing would include covenants similar to those described above for the revolving credit facilities. See "Description of Packaging -- New Financing" for further information.

     Before the spin-off Packaging expects to enter into a $175 million syndicated lease facility with a third party lessor and various lenders, the proceeds of which will be used to restructure or replace certain existing operating leases and public warehouse arrangements and to facilitate additional leasing arrangements for other operating facilities. Packaging expects that the syndicated lease facility will contain customary terms and conditions, including a residual value guarantee, default provisions and financial covenants.

  ENVIRONMENTAL MATTERS

     Packaging and a number of its subsidiaries and affiliates are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the combined balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the combined financial statements.

     As of July 1, 1999, Packaging has been designated as a potentially responsible party at three Superfund sites and it has estimated its share of the liability at these sites to be approximately $2 million in the aggregate. In addition, Packaging also may have liability to remediate several current or former facilities and it has estimated its share of the remediation costs at these facilities to be approximately $4 million in the aggregate. For both the Superfund sites and its current and former facilities, Packaging has established reserves that it believes are adequate for these costs. Although Packaging believes its estimates of remediation costs are reasonable and based on the latest information, the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. At certain sites, Packaging expects that other parties will contribute to the remediation costs. In addition, at the Superfund sites, the Comprehensive Environmental Response, Compensation and Liability Act provides that Packaging's liability could be joint and several meaning that Packaging could be required to pay in excess of its share of remediation costs. Packaging's understanding of the financial strength of other potentially responsible parties at both the Superfund sites and at its current and former facilities has been considered, where appropriate, in Packaging's determination of its estimated liability. Packaging believes that any adjustment to the costs associated with its current status as a potentially responsible party at the Superfund sites or as a liable party at its current or former facilities will not be material to its consolidated financial position or results of operations.

     Packaging estimates that its capital expenditures for environmental matters for 1999 and 2000 will not be material.

  DERIVATIVE FINANCIAL INSTRUMENTS

     Foreign Currency Exchange Rate Risk

     Packaging currently manages its exposure to changes in foreign currency rates by making loans with a Tenneco affiliate in the functional currency of the operating company concerned. The Tenneco affiliate then integrates all of Tenneco's foreign currency denominated intercompany loans and enters into foreign currency forward purchase and sale contracts to mitigate its net exposure to changes in foreign exchange rates. This reduces Packaging's need to enter into forward contracts with third parties. Packaging expects that, following the spin-off, its use of foreign currency forward purchase and sale contracts will increase.

     Additionally, Packaging from time to time enters into foreign currency forward purchase and sale contracts to mitigate its exposure to changes in exchange rates on intercompany and third party trade receivables and payables. Packaging does not currently enter into derivative financial instruments for speculative purposes.

     The administration of these activities is concentrated at a London-based Tenneco affiliate. This affiliate enters into forward purchase and sell contracts with Tenneco's operating divisions to hedge the divisions' exposure to changes in foreign currency exchange rates. The affiliate then enters into contracts with third parties to hedge Tenneco's consolidated exposure. At December 31, 1998, Packaging had purchase contracts with this affiliate of approximately one million dollars, primarily in U.S. dollars, and sell contracts of approximately one million dollars, primarily in British pounds. At December 31, 1997, Packaging had purchase contracts of approximately two million dollars, primarily in Belgian francs and German marks, and sell contracts of approximately two million dollars, primarily in British pounds and French francs. Packaging's purchase and sell contracts as of June 30, 1999 and December 31, 1998 were not materially different.

     Interest Rate Risk

     Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries. Tenneco's financial instruments that are sensitive to market risk for changes in interest rates are its debt securities. Tenneco primarily uses commercial paper to finance its short-term capital requirements. Since commercial paper generally matures in three months or less, Tenneco pays a current market rate of interest on these borrowings. Tenneco finances its long-term capital requirements with long-term debt with original maturity dates ranging up to 30 years. All of Tenneco's existing long-term debt obligations have fixed interest rates. Consequently, Tenneco is not exposed to cash flow or fair value risk from market interest rate changes on its long-term debt portfolio.

     Packaging's interest expense in each period includes an allocation of interest on Tenneco corporate debt. The allocated interest expense carries with it exposure to Tenneco's interest rate risk. The table below provides information about Tenneco's financial instruments that are sensitive to interest rate risk as of December 31, 1998.

                                                     Estimated Maturity Dates                             Fair Value at
                                        --------------------------------------------------                December 31,
                                        1999    2000    2001    2002    2003    THEREAFTER    Total(b)       1998(a)
                                        ----    ----    ----    ----    ----    ----------    --------    -------------
                                            (Millions Except Effective Interest Rates)
Short-term (excluding current
  maturities).........................  $821    $--     $ --    $ --    $--       $   --       $  821        $  821
  Average effective interest rate.....   5.9%    --%      --%     --%    --%          --%
Long-term debt (including current
  maturities).........................  $250    $10     $187    $498    $ 7       $1,583       $2,535        $2,606
  Average effective interest rate.....   6.4%   12.0%    6.8%    6.8%   11.2%        7.6%

-------------------------
(a) Fair value of short-term debt was considered to be the same as or was not determined to be materially different from the carrying amount. The fair value of fixed-rate long term debt was generally based on the market value of Tenneco debt offered in open market exchanges at December 31, 1998.

(b) At December 31, 1998, short-term and long-term Tenneco debt allocated to Packaging was $583 million and $1,291 million, respectively. Corporate debt allocated to Packaging's discontinued operations was $548 million at December 31, 1998.

     Tenneco's financial instruments that are sensitive to interest rate risk as of June 30, 1999 are not materially different from the table presented above. In connection with the debt realignment, Packaging will enter into a new credit facility which will be subject to interest rate risks.

     In connection with the spin-off, the above described instruments, which are sensitive to interest rate risk, are expected to be refinanced.

     The statements and other information, including the tables, in this "Derivative Financial Instruments" section constitute "forward-looking statements."

  YEAR 2000

     Many computer software systems, as well as some hardware and equipment utilizing date-sensitive data, were designed to use a two-digit date field. Consequently, these systems, hardware and equipment will not be able to properly recognize dates beyond the year 1999. This is referred to herein as the "Year 2000 issue". Packaging's significant technology transformation projects have addressed the Year 2000 issue in those areas where replacement systems are being installed for other business reasons. Where existing systems and equipment are expected to remain in place beyond 1999, Packaging has a detailed process in place to identify and assess Year 2000 issues and to remediate, replace or establish alternative procedures addressing non-Year 2000 compliant systems, hardware and equipment.

     Packaging has substantially completed inventorying its systems and equipment, including computer systems and business applications, as well as date-sensitive technology embedded in its equipment and facilities. Packaging continues to plan for and undertake remediation, replacement or establishment of alternative procedures for non-compliant Year 2000 systems and equipment; and test remediated, replaced or alternative procedures for systems and equipment.

     Packaging believes that approximately 70 percent of its major business applications systems and approximately 90 percent of its manufacturing equipment had achieved Year 2000 compliance as of June 30, 1999. Packaging has confirmed that none of its products are date-sensitive. Remediation, replacement or establishment of alternative procedures for systems and equipment have been and are being undertaken on a business priority basis. This is ongoing and was completed at some locations in 1998 with the remainder expected to be completed through the third quarter of 1999. Testing will occur in the same time frame.

     Based upon current estimates, Packaging believes that costs to address Year 2000 issues and implement the necessary changes to its existing systems and equipment, including costs incurred to date, will range from $25 to $30 million. As of June 30, 1999, approximately $17 million of the costs had been incurred. These costs are being expensed as they are incurred, except that in some instances Packaging may determine that replacing existing computer systems or equipment may be more effective and efficient, particularly where additional functionality is available. These replacements would be capitalized and would reduce the estimated expense associated with Year 2000 issues.

     Packaging has also contacted its major suppliers, financial institutions, and others with whom it conducts business to determine whether they will be able to resolve in a timely manner Year 2000 problems possibly affecting Packaging. A majority of these entities, including critical suppliers, have responded by advising as to the status of their efforts and by stating that they expect to become Year 2000 compliant in a timely manner. Based on these responses, critical suppliers have been assigned a risk rating. This process is ongoing. Packaging intends to continue corresponding with critical high risk third parties to obtain information and updates on their Year 2000 efforts, and to assess new suppliers, financial institutions and others with whom it begins to conduct business.

     If Packaging is unable to complete on a timely and cost-effective basis the remediation or replacement of critical systems or equipment not yet in compliance, or develop alternative procedures, or if those with whom Packaging conducts business are unsuccessful in implementing timely solutions, Year 2000 issues could have a material adverse effect on Packaging's financial condition or results of operations. Possible worst case scenarios include interruptions in Packaging's ability to manufacture its products, process and ship orders, and bill and collect accounts receivable due to internal system failures or the system failures of its suppliers or customers. Packaging believes it will be able to timely resolve its own Year 2000 issues.

     As part of its planning and readiness activities, Packaging is developing Year 2000 contingency plans for critical business processes such as banking, data center operations and just-in-time manufacturing operations. Contingency plans are being developed on a business unit basis, where needed, to respond to previously undetected Year 2000 problems and business interruption from suppliers. Contingency plans will include alternative suppliers, as necessary, as well as assuring the availability of key personnel at year end to address unforeseen Year 2000 problems.

     Prior to the spin-off, Tenneco's administrative services operation has been assisting both Packaging and Automotive with their Year 2000 remediation, replacement and testing activities. Except for mainframe testing, substantially all of these Year 2000 assistance activities have been completed for Automotive. Shortly after the spin-off, Packaging is scheduled to assist Automotive with the completion of the mainframe testing.

  EURO CONVERSION

     The European Monetary Union resulted in the adoption of a common currency, the "Euro," among eleven European nations. The Euro is being adopted over a three-year transition period beginning January 1, 1999. In October 1997, Tenneco established a cross-functional Euro Committee, comprised of representatives of Tenneco's operational divisions, including Packaging, as well as its corporate offices. That Committee had two principal objectives: (1) to determine the impact of the Euro on Tenneco's business operations; and (2) to recommend and facilitate implementation of those steps necessary to ensure that Tenneco would be fully prepared for the Euro's introduction. As of January 1, 1999, Packaging had implemented those Euro conversion procedures that it had determined to be necessary and prudent to adopt by that date, and is on track to becoming fully "Euro ready" on or before the conclusion of the three-year Euro transition period. Packaging believes that the costs associated with transitioning to the Euro will not be material to its combined financial position or the results of its operations.

YEARS 1998 AND 1997

  RESULTS OF CONTINUING OPERATIONS

     Packaging reported income from continuing operations of $82 million for the year ended December 31, 1998, compared to $106 million for the same period in 1997. The 1998 figure includes a $20 million after-tax charge to reduce overhead and manufacturing costs throughout every part of Packaging's business. Excluding the restructuring charge, Packaging's income from continuing operations for the 1998 period was $102 million. The decline resulted from costs related to Packaging's data center consolidation effort, offset by record results in the Specialty segment. Higher interest expense and a higher tax rate also contributed to the earnings decline.

     Net Sales and Operating Revenues

                                                                              %
                                                         1998      1997     CHANGE
                                                        ------    ------    ------
                                                           (MILLIONS)
Specialty...........................................    $2,785    $2,553       9%
Intergroup sales and other..........................         6        10     (40%)
                                                        ------    ------
                                                        $2,791    $2,563       9%
                                                        ======    ======

     Packaging's revenue increase in its Specialty segment of $232 million resulted primarily from full-year inclusion of the protective and flexible packaging businesses acquired from N.V. Koninklijke KNP BT in 1997 and from the May 1998 acquisition of Richter Manufacturing. The KNP BT businesses contributed $160 million of incremental revenue in 1998 measured through the first anniversary of their acquisition in late April 1997. Richter Manufacturing revenue during 1998 was $39 million. The remaining revenue increase reflects higher unit volumes in numerous product lines which more than offset lower pricing.

     Operating Income

     The following table presents operating income by segment for the years 1998 and 1997:

                                                                             %
                                                           1998    1997    CHANGE
                                                           ----    ----    ------
                                                            (MILLIONS)
Specialty..............................................    $328    $308      6%
Other..................................................     (45)     (2)     NM
                                                           ----    ----
                                                           $283    $306     (8%)
                                                           ====    ====

     As described earlier in this Management's Discussion and Analysis of Financial Condition and Results of Operations, Packaging recorded a pre-tax restructuring charge to income from continuing operations of $32 million, $20 million after-tax, in the fourth quarter of 1998. The restructuring charge affected Packaging's segments as follows: Specialty -- $18 million and Other -- $14 million.

     Excluding these restructuring charges, a comparison of Packaging's 1998 and 1997 operating income is as follows:

                                                                          %
                                                          1998   1997   CHANGE
                                                          ----   ----   ------
                                                          (MILLIONS)
Specialty...............................................  $346   $308     12%
Other...................................................   (31)    (2)    NM
                                                          ----   ----
                                                          $315   $306      3%
                                                          ====   ====

     Packaging's operating income increase in its Specialty segment reflected $24 million from acquired businesses measured through the one-year anniversary of their acquisitions, as well as higher unit volumes, primarily in Hefty One-Zip(R), food service foam, and consumer tableware products. Lower raw material costs approximately offset price reductions to customers. In addition, Specialty incurred approximately $7 million in one-time costs related to an information systems project in North America.

     Packaging's operating loss in its "Other" segment increased in 1998 over 1997 levels primarily as a result of higher costs related to Packaging's data center consolidation effort, which more than offset lower unabsorbed costs at Packaging's administrative services operation.

     Operating Income as a Percentage of Revenue

     Operating income as a percentage of revenue for 1998 and 1997, including the fourth quarter 1998 restructuring charge, were as follows:

                                                             1998   1997   % CHANGE
                                                             ----   ----   --------
Specialty..................................................  11.8%  12.1%     (2%)
Total......................................................  10.1%  11.9%    (15%)

     The Specialty segment's operating income as a percentage of revenue contracted as the growth rate of operating income, including the restructuring charge, was 6 percent compared with the 9 percent growth rate of revenues. On a consolidated basis, total operating income as a percentage of revenue contracted even further, as the operating income, including both the restructuring charge and the increased costs in the other segment, decreased 8 percent while revenue grew 9 percent.

     Excluding the fourth quarter 1998 restructuring charge, operating income as a percentage of revenue for the same periods were as follows:

                                                             1998   1997   % CHANGE
                                                             ----   ----   --------
Specialty..................................................  12.4%  12.1%      2%
Total......................................................  11.3%  11.9%     (5%)

     Interest Expense, net of interest capitalized

     Interest expense for 1998 was $9 million, or 7 percent, higher than for 1997. As described above, interest expense in each period includes an allocation of interest on Tenneco corporate debt. This allocation was based, in general, on the ratio of Packaging's net assets to Tenneco consolidated net assets plus debt. See Note 5 to the Combined Financial Statements of The Business of Tenneco Packaging contained elsewhere in this document for a further discussion of the allocation of Tenneco consolidated debt and interest expense to Packaging.

     Income Taxes

     Packaging's effective tax rate for 1998 was 45 percent, compared to 41 percent for 1997. The effective tax rate was higher than the statutory rate in both periods primarily as a result of state and local income taxes.

  DISCONTINUED OPERATIONS

     Discontinued operations generated income of $57 million, net of income tax expense of $38 million, or $.34 per diluted common share for 1998.

     Discontinued operations generated income of $21 million, net of income tax expense of $14 million, or $.12 per diluted common share during 1997.

     Fourth quarter 1998 results from discontinued operations for the paperboard packaging business includes a pre-tax charge of $14 million related to Packaging's restructuring plan to reduce administrative and operational overhead costs. The paperboard packaging restructuring plan involves closing four box plants and the elimination of 78 positions at those plants.

     Income from the discontinued paperboard packaging business in 1998 also included a $15 million pre-tax gain on the sale of its remaining 20 percent interest in a recycled paperboard joint venture with Caraustar Industries and a $17 million pre-tax gain on the sale of non-strategic timberland assets. In 1997, income from discontinued operations included a $38 million pre-tax gain on refinancing of two containerboard mill leases and a $5 million pre-tax gain from a timberland management transaction.

     See Note 7 to the Combined Financial Statements of The Businesses of Tenneco Packaging contained elsewhere in this document for a further discussion of discontinued operations.

  CHANGES IN ACCOUNTING PRINCIPLES

     As required by the FASB's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Packaging recorded an after-tax charge of $38 million, net of a tax benefit of $24 million, or $.23 per diluted common share, in the fourth quarter of 1997. EITF Issue 97-13 establishes the accounting treatment and an allocation methodology for consulting and other costs incurred in connection with information technology transformation efforts. This charge was reported as a cumulative effect of change in accounting principle.

  EARNINGS PER SHARE

     Income from continuing operations was $.49 per diluted common share for 1998, compared to $.63 per diluted common share in 1997. Discontinued operations provided income of $.34 and $.12 per diluted common share, for 1998 and 1997, respectively. In 1997, Packaging also recorded a charge for the cumulative effect of a change in accounting principle noted above of $.23 per diluted common share, resulting in net income of $.52 per diluted common share, compared to $.83 per diluted common share in 1998.

  LIQUIDITY AND CAPITAL RESOURCES

     Capitalization

                                                                            %
                                                        1998     1997     CHANGE
                                                        ----     ----     ------
                                                          (MILLIONS)
Short-term debt and current maturities...............  $  595   $   158
Long-term debt.......................................   1,312     1,492
Debt allocated to discontinued operations............     548       473
                                                       ------   -------
       Total debt....................................   2,455     2,123     16%
Minority interest....................................      14        15     (7%)
Combined equity......................................   1,776     1,839     (3%)
                                                       ------   -------
       Total capitalization..........................  $4,245   $ 3,977      7%
                                                       ======   =======

     Packaging's debt to capitalization ratio was 57.8 percent at December 31, 1998, compared to 53.4 percent at December 31, 1997. The increase in the ratio is attributable to additional corporate debt allocated to Packaging from Tenneco during 1998, as well as a decline in equity. See Note 5 to the Combined Financial Statements of The Businesses of Tenneco Packaging for a further discussion of the allocation of Tenneco consolidated debt and interest expense to Packaging. See the Statements of Changes in Combined Equity of The Businesses of Tenneco Packaging for a description of factors affecting equity.

     Cash Flows

                                                              1998    1997
                                                              ----    ----
                                                               (MILLIONS)
Cash provided (used) by:
  Operating activities......................................  $ 577   $ 405
  Investing activities......................................   (514)   (654)
  Financing activities......................................    (67)    239

     Cash flow from operating activities increased by $172 million from 1997 to 1998. Of this amount, $74 million was produced by continuing operations and $98 million was produced by discontinued operations. The increase from continuing operations was primarily attributable to working capital, which increased significantly during 1997 to support the growth in revenues over 1996 levels. Working capital decreased slightly during 1998 as revenue growth moderated. Cash flow from discontinued operations improved due to higher earnings in 1998 resulting from improved containerboard pricing.

     Investing activities used $140 million less cash during 1998 than in 1997. A significantly reduced level of acquisitions was partially offset by a higher level of capital spending for discontinued operations. This increased spending was primarily to acquire some leased timberlands in contemplation of the separation of the containerboard assets from Packaging's other businesses. Acquisitions in 1998 included: Champion International's dual-ovenable paperboard tray manufacturing facility in Belvidere, Illinois; Richter Manufacturing and Sentinel Products. In 1997, acquisitions related primarily to the protective and flexible packaging businesses of KNP.

     Financing activities used $67 million in 1998, compared to providing $239 million in 1997, a change of $306 million. Packaging retired $82 million less debt during 1998. During 1998, Packaging remitted $56 million to Tenneco. During 1997, Tenneco contributed $331 million to Packaging.

YEARS 1997 AND 1996

  RESULTS OF CONTINUING OPERATIONS

     Net Sales and Operating Revenues

                                                                                %
                                                           1997      1996     CHANGE
                                                           ----      ----     ------
                                                             (MILLIONS)
Specialty.............................................    $2,553    $1,987      28%
Intergroup sales and other............................        10        --      NM
                                                          ------    ------
                                                          $2,563    $1,987      29%
                                                          ======    ======

     Packaging experienced increases in revenues from its Specialty segment of $566 million during 1997 over 1996. This growth was primarily generated by unit volume sales growth and revenues earned by companies acquired in 1996 and 1997. The protective and flexible packaging businesses acquired from KNP in late April 1997, along with revenues from the Amoco Foam products business calculated through the first anniversary of its August 1996 acquisition, contributed $491 million to this revenue growth during 1997. Unit volume sales increases, primarily in the consumer markets and clear plastic containers, accounted for significant revenue increases as well. Partially offsetting revenue growth from acquisitions and volumes was lower product pricing, reflecting lower raw material prices, which negatively impacted revenues by $53 million.

     Operating Income

                                                                              %
                                                            1997    1996    CHANGE
                                                            ----    ----    ------
                                                             (MILLIONS)
Specialty...............................................    $308    $249       24%
Other...................................................      (2)    (15)      NM
                                                            ----    ----
                                                            $306    $234       31%
                                                            ====    ====

     Packaging's higher operating income from its Specialty segment in 1997 resulted primarily from $76 million in operating income generated by the protective and flexible packaging businesses acquired from KNP in late April 1997 and the Amoco Foam products acquisition calculated through the first anniversary of its August 1996 acquisition. A portion of the 1997 earnings increase from the foam products acquisition resulted from cost savings realized by the integration of the acquired company into the Specialty segment's existing business.

     Packaging's operating loss in its "Other" segment increased in 1997 compared to 1996 before a charge of $17 million related to the acceleration of employee benefits in connection with Tenneco's December 1996 corporate reorganization. The increase resulted from a higher level of unallocated administrative costs related to Packaging's administrative services operation, which began operation in late 1996.

     Operating Income as a Percentage of Revenue

     Operating income as a percentage of revenue for 1997 and 1996 were as follows:

                                                            1997      1996    % CHANGE
                                                            ----      ----    --------
Specialty...............................................    12.1%     12.5%      (3%)
Total...................................................    11.9%     11.8%       1%

     Specialty segment's operating income as a percentage of revenue contracted from 1996 to 1997 as the growth rate of operating income was 24 percent compared with the 28 percent growth rate of revenues. On a consolidated basis, total operating income as a percentage of revenue expanded slightly, as the operating income grew 31 percent while revenue grew 29 percent.

     Interest Expense, net of interest capitalized

     Interest expense for 1997 was $22 million or 22 percent higher than for 1996. As described above, interest expense in each period includes an allocation of interest on Tenneco corporate debt. This allocation was based, in general, on the ratio of Packaging's net assets to Tenneco consolidated net assets plus debt. See Note 5 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document for a further discussion of the allocation of Tenneco consolidated debt and interest to Packaging.

     Income Taxes

     Packaging's effective tax rate for 1997 was 41 percent, compared to 51 percent for 1996. The 1997 and 1996 effective tax rate was higher than the statutory rate as a result of state and local income taxes.

  DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

     Discontinued operations generated income of $21 million, net of income tax expense of $14 million, or $.12 per diluted common share, during 1997.

     Discontinued operations generated income of $71 million, net of income tax expense of $47 million, or $.42 per diluted common share, for 1996.

     Income from discontinued operations in 1997 included a $38 million pre-tax gain which resulted from the refinancing of two containerboard mill leases. Income from the discontinued paperboard packaging business in 1996 included a $50 million pre-tax gain on the sale of certain recycled paperboard assets to a joint venture with Caraustar Industries and a pre-tax charge of $6 million to reorganize Packaging's folding carton operations.

     The extraordinary loss reported in 1996 of $2 million, net of an income tax benefit of $1 million, or $.01 per diluted common share, relates to premium paid on early retirement of debt in anticipation of the corporate reorganization effected in the fourth quarter of 1996.

     See Note 7 to the Combined Financial Statements of The Businesses of Tenneco Packaging included elsewhere in this document for a further discussion of discontinued operations.

  EARNINGS PER SHARE

     Income from continuing operations was $.63 per diluted common share in 1997, up from $.38 per diluted common share in 1996. Discontinued operations produced income of $.12 and $.42 per diluted common share, for 1997 and 1996, respectively. Packaging recorded the cumulative effect of a change in accounting principle discussed above of $.23 per diluted common share, resulting in net income of $.52 per diluted common share for 1997. Packaging also recorded an extraordinary loss of $.01 per diluted common share in 1996, related to early retirement of debt, resulting in net income per diluted common share of $.79. Average shares of common stock outstanding increased slightly during 1997. For further information regarding the calculation of earnings per share, see Note 3 to the Combined Financial Statements of The Businesses of Tenneco Packaging.

  LIQUIDITY AND CAPITAL RESOURCES

     Capitalization

                                                                            %
                                                         1997     1996    CHANGE
                                                         ----     ----    ------
                                                          (MILLIONS)
Short-term debt and current maturities................  $  158   $  123
Long-term debt........................................   1,492    1,073
Debt allocated to discontinued operations.............     473      394
                                                        ------   ------
          Total debt..................................   2,123    1,590     34%
Minority interest.....................................      15       --     NM
Combined equity.......................................   1,839    1,843     --
                                                        ------   ------
          Total capitalization........................  $3,977   $3,433     16%
                                                        ======   ======

     Packaging's debt to capitalization ratio was 53.4 percent at December 31, 1997, compared to 46.3 percent at December 31, 1996. The increase in the ratio is attributable to additional corporate debt allocated to Packaging from Tenneco during 1997. See Note 5 to the Combined Financial Statements of The Businesses of Tenneco Packaging for a further discussion of the allocation of Tenneco consolidated debt and interest expense to Packaging.

     Cash Flows

                                                              1997    1996
                                                              ----    ----
                                                               (MILLIONS)
Cash provided (used) by:
  Operating activities......................................  $ 405   $ 263
  Investing activities......................................   (654)   (669)
  Financing activities......................................    239     399

     Operating activities provided $405 million in 1997 and $263 million in 1996. Discontinued operations provided $110 million of the increase. Continuing operations benefited from higher income and cash flow benefits from tax refunds during 1997, resulting primarily from tax benefits derived from the December 1996 reorganization and debt realignment, and a 1996 tax net operating loss, which was carried back to earlier years. These positive benefits were largely offset by increased working capital associated with higher revenue levels and increased cash outflows associated with the fourth quarter 1996 restructuring initiatives.

     Investing activities used $15 million less cash in 1997 than in 1996. Lower capital expenditures for discontinued operations and lower acquisitions for both continuing and discontinued operations were largely offset by lower proceeds from the sale of discontinued operations.

     Financing activities generated $160 million less cash in 1997 than in 1996. Packaging retired $69 million more debt and Tenneco contributed $91 million less cash to Packaging in 1997 than in 1996.

PRINCIPAL STOCKHOLDERS

     All of the capital stock of Packaging is currently owned by Tenneco. In the spin-off, Tenneco stockholders will receive one share of Packaging common stock per share of Tenneco common stock. The following table provides information about these persons that Packaging expects to own more than 5% of Packaging's common stock upon completion of the spin-off. It is based on Packaging's knowledge of those persons who owned more than 5% of Tenneco's common stock on June 30, 1999.

                                                       SHARES OF PACKAGING        PERCENT OF EXPECTED
                  NAME AND ADDRESS                    COMMON STOCK EXPECTED      OUTSTANDING PACKAGING
               OF BENEFICIAL OWNER(1)                    TO BE OWNED(1)             COMMON STOCK(1)
               ----------------------                 ---------------------      ---------------------
Barrow, Hanley, Mewhinney & Strauss, Inc. ..........      20,761,040(2)                12.18%(2)
  One McKinney Plaza
  3232 McKinney Avenue
  15th Floor
  Dallas, Texas 75204-2429
Morgan Stanley Dean Witter & Co. ...................      10,662,171(3)                 6.26%(3)
  1585 Broadway
  New York, New York 10036

---------------
(1) This information is based on information contained in filings made with the Securities and Exchange Commission regarding the ownership of Tenneco common stock.
(2) Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole voting power over 4,533,840 shares of Tenneco Common Stock, shared voting power over 16,227,200 shares of Tenneco Common Stock, and sole dispositive power over 20,761,040 shares of Tenneco Common Stock. Barrow, Hanley also advised Tenneco that it is a registered investment advisor and these shares are held on behalf of various clients.
(3) Morgan Stanley Dean Witter & Co. has indicated that it has sole voting power over 10,504,928 shares of Tenneco Common Stock.

              DESCRIPTION OF TENNECO AFTER THE SPIN-OFF/AUTOMOTIVE

     Tenneco is a global manufacturing company whose major businesses currently consist of Automotive and Packaging. See "Incorporation of Information by Reference" and "Summary." Upon completion of the spin-off, Packaging will be an independent, publicly traded company and Tenneco's remaining operations will consist solely of Automotive. See "The Spin-off."

     Automotive, with 1998 revenues of over $3.2 billion, is one of the world's largest producers of emissions control and ride control systems and products. The company serves both original equipment manufacturers and replacement markets world wide through leading brands, including Monroe(R) brand ride control and Walker(R) brand emissions control products. Automotive, on an independent basis, would have ranked as number 457 based on revenues on the 1998 Fortune 500 listing of U.S. companies.

     As an automotive parts supplier, Automotive designs, markets and sells individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to the vast majority of vehicle manufacturers and throughout all aftermarket distribution channels.

CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of Tenneco as of June 30, 1999, and the unaudited pro forma capitalization of Tenneco as of June 30, 1999, after giving effect to the debt realignment, spin-off and related transactions, each as if they occurred on that date. You should read this table in conjunction with the financial statements of Tenneco Inc. and Consolidated Subsidiaries and related notes, and Tenneco's Management's Discussion and Analysis of Financial Condition and Results of Operations, each included in the Tenneco Current Report on Form 8-K dated August 20, 1999. The Form 8-K is incorporated by reference in this document. You should also read this table in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements of Tenneco," included elsewhere in this document.

                                                                     TENNECO
                                                              ----------------------
                                                                  JUNE 30, 1999
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN MILLIONS)
Short-term debt, including current maturities of long-term
  debt......................................................    $  206      $   --
Long-term debt..............................................       832       1,673(a)
Debt allocated to discontinued operations...................     1,861(b)       --
                                                                ------      ------
Total debt..................................................     2,899       1,673
                                                                ------      ------
Minority interest of continuing operations..................       411          17
Minority interest of discontinued operations................        14          --
                                                                ------      ------
Total minority interest.....................................       425          17
                                                                ------      ------
Shareowners' equity.........................................     2,122         659
                                                                ------      ------
Total capitalization........................................    $5,446      $2,349
                                                                ======      ======

---------------

(a) Represents amounts expected to be outstanding under the new Tenneco borrowings to be incurred in connection with the debt realignment. The pro forma capitalization assumes that 100% of Tenneco's existing public debt securities are either repurchased for cash or exchanged for new Packaging debt securities in the debt realignment. Also assumes that Tenneco will not record any extraordinary charge related to the retirement of the exchanged securities because they are not treated as "substantially different" from the original securities. See "Accounting Treatment of the Exchange Offers."

(b) Tenneco's historical practice has been to incur debt for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco has been allocated to the net assets of Tenneco's discontinued specialty packaging segment based on the portion of Tenneco's investment in the specialty packaging segment which Tenneco deemed to be debt. This allocation is generally based upon the ratio of specialty packaging's net assets to Tenneco's consolidated net assets plus debt.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF TENNECO

     The following Unaudited Pro Forma Consolidated Balance Sheet of Tenneco as of June 30, 1999, and the Unaudited Pro Forma Consolidated Statements of Income for the six months ended June 30, 1999 and the year ended December 31, 1998, reflect the effects of:

     - the debt realignment;

     - the spin-off of Packaging and related transactions; and

     - the April 1999 contribution of Packaging's containerboard assets to a new joint venture and the June 1999 sale of Packaging's folding carton assets (the "paperboard transactions"). These two transactions are reflected only in the pro forma statement of income data since they were completed before the date of the pro forma balance sheet.

     The Unaudited Pro Forma Consolidated Statements of Income have been prepared as if these transactions occurred as of January 1, 1998. The Unaudited Pro Forma Consolidated Balance Sheet has been prepared as if the debt realignment, spin-off and related transactions occurred on June 30, 1999. The Unaudited Pro Forma Consolidated Financial Statements for these periods are not necessarily indicative of the results that would have actually occurred if these transactions had been consummated as of June 30, 1999 or January 1, 1998, or results which may be attained in the future.

     The spin-off represents the pro rata distribution of Packaging common stock to the holders of Tenneco common stock. Consequently, no gain or loss will be recognized as a result of the spin-off.

     The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable.

     You should read the Unaudited Pro Forma Consolidated Financial Statements in conjunction with the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for the year ended December 31, 1998 and the six months ended June 30, 1999 contained in the Tenneco Current Report on Form 8-K dated August 20, 1999, which is incorporated by reference into this document.

                                    TENNECO

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999
                                   (MILLIONS)

                                                                     PRO FORMA ADJUSTMENTS
                                                                   --------------------------
                                                                                   SPIN-OFF     CONSOLIDATED
                                                       TENNECO        DEBT       AND RELATED      TENNECO
                                                     AS REPORTED   REALIGNMENT   TRANSACTIONS    PRO FORMA
                                                     -----------   -----------   ------------   ------------
                      ASSETS
Current assets:
  Cash and temporary cash investments..............    $   40         $  --        $    --         $   40
  Receivables......................................       606            --            100(c)         785
                                                                                        79 (b)
  Inventories......................................       401            --             --            401
  Other current assets.............................       129            31(a)          --            160
                                                       ------         -----        -------         ------
    Total current assets...........................     1,176            31            179          1,386
Plant, property, and equipment, net................     1,049            --             --          1,049
Goodwill and intangibles, net......................       510            --             --            510
Other assets and deferred charges..................       260            41(a)         (54)(h)        247
Net assets of discontinued operations..............     1,421            --         (1,421)(d)         --
                                                       ------         -----        -------         ------
    Total assets...................................    $4,416         $  72        $(1,296)        $3,192
                                                       ======         =====        =======         ======
                  LIABILITIES AND
                SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt (including current maturities on
    long-term debt)................................    $  206         $(206)(a)    $    --         $   --
  Trade payables...................................       351            --             20(c)         371
  Other current liabilities........................       287            --             --            287
                                                       ------         -----        -------         ------
    Total current liabilities......................       844          (206)            20            658
Long-term debt.....................................       832           841(a)          --          1,673
Deferred income taxes..............................        39            --            (22)(h)         17(f)
Other liabilities and deferred credits.............       168            --             --            168
Minority interest..................................       411          (394)(a)         --             17
Shareowners' equity................................     2,122          (169)(a)     (1,421)(d)        659
                                                                                        80(c)
                                                                                       (32)(h)
                                                                                        79(b)
                                                       ------         -----        -------         ------
    Total liabilities and shareowners' equity......    $4,416         $  72        $(1,296)        $3,192
                                                       ======         =====        =======         ======

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                                    TENNECO
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               PRO FORMA ADJUSTMENTS
                                                     -----------------------------------------
                                                                                    SPIN-OFF      CONSOLIDATED
                                        TENNECO       PAPERBOARD       DEBT       AND RELATED       TENNECO
                                      AS REPORTED    TRANSACTIONS   REALIGNMENT   TRANSACTIONS     PRO FORMA
                                      -----------    ------------   -----------   ------------    ------------
REVENUES
  Net sales and operating
     revenues.......................  $      1,657       $ --          $ --          $  --        $     $1,657
  Other income, net.................             8         --            --             --                   8
                                      ------------       ----          ----          -----        ------------
                                             1,665         --            --             --               1,665
                                      ------------       ----          ----          -----        ------------
OPERATING COSTS AND EXPENSES
  Cost of sales (exclusive of
     depreciation shown below)......         1,212         --            --             --               1,212
  Engineering, research, and
     development....................            27         --            --             --                  27
  Selling, general, and
     administrative.................           203         --            --              3(h)              206
  Depreciation and amortization.....            71         --            --             --                  71
                                      ------------       ----          ----          -----        ------------
                                             1,513         --            --              3               1,516
INCOME BEFORE INTEREST EXPENSE,
  INCOME TAXES, AND MINORITY
  INTEREST..........................           152         --            --             (3)                149
Interest expense....................            42        (15)(e)        53(g)          --                  80(g)
Income tax expense..................            44          6(i)        (21)(i)         (1)(i)              28
Minority interest...................            13         --           (13)(j)         --                  --
                                      ------------       ----          ----          -----        ------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS........................  $         53       $  9          $(19)         $  (2)       $         41
                                      ============       ====          ====          =====        ============
EARNINGS PER SHARE
  Average shares of common stock --
       Basic........................   166,937,362                                                 166,937,362
       Diluted......................   167,319,412                                                 167,319,412
  Income from continuing
     operations --
       Basic........................          $.32                                                        $.25
       Diluted......................          $.32                                                        $.25

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                                    TENNECO

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                 (MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           PRO FORMA ADJUSTMENTS
                                                 ------------------------------------------
                                                                                 SPIN-OFF     CONSOLIDATED
                                    TENNECO       PAPERBOARD       DEBT        AND RELATED      TENNECO
                                  AS REPORTED    TRANSACTIONS   REALIGNMENT    TRANSACTIONS    PRO FORMA
                                  -----------    ------------   -----------    ------------   ------------
REVENUES
  Net sales and operating
     revenues...................  $      3,237       $ --          $ --           $  --       $      3,237
  Other income, net.............           (25)        --            --              --                (25)
                                  ------------       ----          ----           -----       ------------
                                         3,212         --            --              --              3,212
                                  ------------       ----          ----           -----       ------------
OPERATING COSTS AND EXPENSES:
  Cost of sales (exclusive of
     depreciation shown
     below).....................         2,332         --            --              --              2,332
  Engineering, research, and
     development................            31         --            --              --                 31
  Selling, general, and
     administrative.............           472         --            --               5(h)             477
  Depreciation and
     amortization...............           150         --            --              --                150
                                  ------------       ----          ----           -----       ------------
                                         2,985         --                             5              2,990
                                  ------------       ----          ----           -----       ------------
INCOME BEFORE INTEREST EXPENSE,
  INCOME TAXES, AND MINORITY
  INTEREST......................           227         --            --              (5)               222
Interest expense................            69        (53)(e)       145(g)           --                161(g)
Income tax expense (benefit)....            13         21(i)        (58)(i)          (2)(i)            (26)
Minority interest...............            29         --           (29)(j)          --                 --
                                  ------------       ----          ----           -----       ------------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................  $        116       $ 32          $(58)          $  (3)      $         87
                                  ============       ====          ====           =====       ============
EARNINGS PER SHARE
  Average shares of common
     stock --
       Basic....................   168,505,573                                                 168,505,573
       Diluted..................   168,834,531                                                 168,834,531
  Income from continuing
     operations --
       Basic....................          $.69                                                        $.52
       Diluted..................          $.68                                                        $.52

    See the accompanying Notes to Unaudited Pro Forma Consolidated Financial
                                  Statements.

                                    TENNECO
       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) To reflect adjustments to Tenneco's debt for the debt realignment and the assumed payment of interest on Tenneco consolidated debt tendered or exchanged as part of the pre-spin-off debt realignment. The adjustment to equity reflects the net impact of the debt realignment, the recording of debt issue costs and deferred income taxes related to the debt realignment. Tenneco will acquire certain subsidiary preferred stock as part of the debt realignment. At this time, Tenneco cannot determine the ultimate amount of its outstanding public debt securities which will be (1) purchased in the cash tender offers that Tenneco plans to make as part of its debt realignment, or (2) exchanged for new securities in the exchange offers, and the amounts could vary significantly. These pro forma adjustments assume that 100% of the securities subject to the cash tender offers are purchased and 100% of the original securities are exchanged for new securities. These pro forma adjustments also assume that the new securities will be recorded at the net carrying amount of the original securities (in other words, the new securities are assumed not to be "substantially different;" see "Accounting Treatment of the Exchange Offers"). The results of the exchange offers could vary based on a number of factors, including the level of acceptance of the exchange offers, the ultimate interest rate of the exchanged securities and whether the exchanges will be considered extinguishments for accounting purposes. Based on current interest rate markets, it is expected that the exchange offers will not be extinguishments for accounting purposes. Tenneco expects to incur an extraordinary charge as a result of the debt realignment related to the cash tender offers. Tenneco estimates that this cost will be approximately $20 to $25 million after-tax based on current market rates of interest. Other costs, including transaction costs related to the acquisition of certain subsidiary preferred stock and costs associated with foreign tax restructuring initiatives, will be incurred by Tenneco in connection with the corporate restructuring transactions and the spin-off which Tenneco estimates will be approximately $50 million after-tax. The effect on Tenneco's debt of these costs has been reflected in this pro forma adjustment. However, these charges have not been included in the unaudited pro forma consolidated statements of income.

(b) To reflect the purchase of Automotive accounts receivable at fair value which had previously been sold to a third party.

(c) To reflect affiliated receivables and payables with Packaging that were eliminated in the Tenneco consolidated balance sheet.

(d) To reflect the spin-off of Packaging common stock to holders of Tenneco common stock at an exchange ratio of one share of Packaging common stock for each share of Tenneco common stock.

(e) To reflect the adjustment to interest expense resulting from the use of $854 million of proceeds from (1) the contribution of the containerboard assets of Tenneco's paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. and (2) the sale of Tenneco's folding carton operations. For the purpose of this pro forma adjustment, the $854 million of Tenneco short-term debt, with an average annual effective interest rate of 6 1/4%, was assumed to be repaid.

(f) Deferred income taxes at June 30, 1999 include $79 million of net operating loss carryforwards which will be utilized by Packaging upon the planned sale of Packaging's remaining interest in its containerboard joint venture.

(g) To reflect the adjustment to interest expense from the allocation of Tenneco debt to Packaging in the debt realignment as follows:

                                                  SIX MONTHS ENDED    YEAR ENDED
                                                      JUNE 30,       DECEMBER 31,
                                                        1999             1998
                                                  ----------------   ------------
                                                           (IN MILLIONS)
Interest expense on historical debt(1)..........        $(42)            $(69)
Reduction of interest expense from paperboard
  transactions(2)...............................          15               53
Interest expense on the new Tenneco
  borrowings(3).................................          76              153
Commitment fees and amortization of debt
  financing costs(4)............................           4                8
                                                        ----             ----
Adjustment to interest expense..................        $ 53             $145
                                                        ====             ====

---------------

        (1) Weighted average outstanding historical debt and average annual effective interest rates were $985 million and 7.3%, respectively, for the six months ended June 30, 1999 and $1,155 million and 7.0%, respectively, for the year ended December 31, 1998.

        (2) See Note (e) above.

        (3) Weighted average outstanding debt and average annual effective interest rate for the new Tenneco borrowings were assumed to be $1,673 million and 9 1/8% for the six months ended June 30, 1999 and the year ended December 31, 1998.

        (4) Represents commitment fees on the unused borrowing capacity of the new financing arrangements to be entered into prior to the spin-off and the amortization of deferred debt financing costs.

    A 1/8% change in the assumed interest rates would change annual pro forma interest expense by approximately $2 million, before the effect of income taxes.

(h) To reflect the increase in net periodic pension costs resulting from the transfer to Packaging of prepaid pension costs attributable to Automotive employees. Automotive employees will no longer participate in the Tenneco Retirement Plan following the spin-off and Packaging will become the sponsor of this plan. These prepaid pension costs will be transferred to Packaging in connection with the corporate restructuring transactions.

(i) To reflect the income tax expense effects of pro forma adjustments at an assumed statutory tax rate of 40%.

(j) To eliminate the minority interest related to the acquisition of subsidiary preferred stock in connection with the debt realignment.

SUPPLEMENTAL FINANCIAL INFORMATION OF TENNECO

  RESULTS OF OPERATIONS

     Tenneco's historical and pro forma EBIT are shown in the following table:

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              -----------------   ----------------
Historical EBIT.............................................        $227                $152
Pro forma EBIT..............................................        $222                $149

     Tenneco has historically incurred costs at the corporate level, including administrative services, corporate overhead, and costs related to operation as a public company, which have not been fully allocated to the operating segments. Because these functions will become part of Packaging following the spin-off, the costs have been included in Packaging's historical operating results and are not in Automotive's historical or pro forma EBIT. Automotive must be able to obtain these functions in order to operate as a public company following the spin-off. Before the spin-off, Automotive and Packaging will enter into a transition services agreement under which Packaging will continue to provide Automotive with specified administrative services for a period of time. Additionally, Automotive's EBIT includes charges for restructuring and sales of receivables which Tenneco believes require additional explanation. The following information discusses these items in detail and their financial impact on Tenneco.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              -----------------   ----------------
                                                                           (MILLIONS)
     - Costs for shared services -- Packaging will own the
       administrative services operations after the
       spin-off. Tenneco must acquire the services from
       Packaging under a transition services agreement which
       Tenneco and Packaging will negotiate before the
       spin-off. Had the administrative services operations
       been allocated based on a usage charge, approximately
       $28 million would have been billed to Automotive for
       1998. ...............................................        $(28)               $(14)
     - Public company costs -- Tenneco will not have the
       benefit of corporate operations such as treasury,
       corporate secretary, tax reporting, internal audit,
       board of directors and other public company functions
       following the spin-off. Tenneco must replace these
       functions so that it can operate as a public company
       following the spin-off. Tenneco estimates that had it
       operated as a stand-alone, separate entity it would
       have incurred additional costs for these
       functions. ..........................................        $(19)               $ (8)
     - Sale of receivables -- Tenneco's results of
       operations include costs related to a receivables
       sale program operated by Tenneco prior to the
       spin-off. The debt realignment contemplates the
       termination of this program. The pro forma financial
       statements of Tenneco calculate interest on debt
       balances assuming these receivables have not been
       sold.................................................        $ 19                $  2
     - Restructuring charge -- Tenneco recorded a
       restructuring charge in the fourth quarter of 1998
       for the costs of a plan designed to reduce
       administrative and operational costs. Refer to Notes
       to the Financial Statements of Tenneco Inc. and
       Consolidated Subsidiaries incorporated into this
       document by reference from Tenneco's Current Report
       on Form 8-K dated August 20, 1999. ..................        $ 54                $ --

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              -----------------   ----------------
                                                                           (MILLIONS)
     - Cost savings -- The restructuring plan contemplates
       closing certain facilities and terminating employees
       to reduce cost of sales. Refer to Management's
       Discussion and Analysis of Tenneco incorporated by
       reference into this document from Tenneco's Current
       Report on Form 8-K dated August 20, 1999 for further
       information on the expected savings..................        $ 25                $  6

TENNECO AND CONSOLIDATED SUBSIDIARIES SELECTED FINANCIAL DATA

     The following consolidated selected financial data as of and for each of the fiscal years in the five years ended December 31, 1998, were derived from the audited financial statements of Tenneco and its consolidated subsidiaries. The following consolidated selected financial data as of and for each of the six months ended June 30, 1999 and 1998 were derived from Tenneco's unaudited condensed financial statements and its consolidated subsidiaries. In the opinion of Tenneco's management, the selected financial data of Tenneco as of and for the six months ended June 30, 1999 and 1998, include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. You should not regard the results of operations for the six months ended June 30, 1999 as indicative of the results that may be expected for the full year.

     There is other information Tenneco believes is relevant to understanding its results of operations following the spin-off. These items relate to corporate overhead costs incurred by Tenneco and its administrative services operations that Tenneco expects will differ following the spin-off. For further information you should see "Supplemental Financial Information of Tenneco" included elsewhere in this document.

     You should read all of this information in conjunction with the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for the year ended December 31, 1998 and for the six months ended June 30, 1999, contained in the Tenneco Current Report on Form 8-K, dated August 20, 1999. The Form 8-K is incorporated by reference into this document.

                                                                                                               Six Months
                                                       Years Ended December 31,                              Ended June 30,
                                  -------------------------------------------------------------------   -------------------------
                                    1998(a)       1997(a)       1996(a)        1995          1994         1999(a)       1998(a)
                                    -------       -------       -------        ----          ----         -------       -------
                                                     (DOLLARS IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENTS OF INCOME DATA(b):
  Net sales and operating
    revenues from continuing
    operations..................  $     3,237   $     3,226   $     2,980   $     2,479   $     1,989   $     1,657   $     1,664
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Income from continuing
  operations before interest
  expense, income taxes, and
  minority interest --
    Automotive..................  $       248   $       407   $       249   $       240   $       223   $       156   $       219
    Other.......................          (21)          (12)           (7)            8             7            (4)          (12)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Total.....................          227           395           242           248           230           152           207
Interest expense (net of
  interest capitalized)(c)......           69            58            60            44            33            42            30
Income tax expense..............           13            80            79            91            52            44            55
Minority interest...............           29            23            21            23            --            13            16
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations....................          116           234            82            90           145            53           106
Income (loss) from discontinued
  operations, net of income
  tax(d)........................          139           127           564           645           307          (111)          106
Extraordinary loss, net of
  income tax(e).................           --            --          (236)           --            (5)           (7)           --
Cumulative effect of changes in
  accounting principles, net of
  income tax(f).................           --           (46)           --            --           (39)         (134)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)...............          255           315           410           735           408          (199)          212
Preferred stock dividends.......           --            --            12            12            60            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss) to common
  stock.........................  $       255   $       315   $       398   $       723   $       348   $      (199)  $       212
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Average number of shares of
  common stock outstanding
    Basic.......................  168,505,573   170,264,731   169,609,373   172,764,198   162,307,189   166,937,362   169,341,555
    Diluted.....................  168,834,531   170,801,636   170,526,112   173,511,654   162,912,425   167,319,412   169,936,676
Earnings (loss) per average
  share of common stock --
    Basic:
      Continuing operations.....  $       .69   $      1.37   $       .49   $       .52   $       .90   $       .32   $       .62
      Discontinued
        operations(d)...........          .83           .75          3.25          3.67          1.52          (.67)          .63
      Extraordinary loss(e).....           --            --         (1.39)           --          (.03)         (.04)           --
      Cumulative effect of
        changes in accounting
        principles(f)...........           --          (.27)           --            --          (.24)         (.80)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  $      1.52   $      1.85   $      2.35   $      4.19   $      2.15   $     (1.19)  $      1.25
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
    Diluted:
      Continuing operations.....  $       .68   $      1.36   $       .49   $       .52   $       .89   $       .32   $       .62
      Discontinued
        operations(d)...........          .83           .75          3.23          3.65          1.52          (.67)          .63
      Extraordinary loss(e).....           --            --         (1.38)           --          (.03)         (.04)           --
      Cumulative effect of
        changes in accounting
        principles(f)...........           --          (.27)           --            --          (.24)         (.80)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  $      1.51   $      1.84   $      2.34   $      4.17   $      2.14   $     (1.19)  $      1.25
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per common
  share.........................  $      1.20   $      1.20   $      1.80   $      1.60   $      1.60   $       .60   $       .60

                                                        (continued on next page)

                                                                                                               Six Months
                                                              Years Ended December 31,                       Ended June 30,
                                              ---------------------------------------------------------   ---------------------
                                               1998(a)     1997(a)     1996(a)      1995        1994       1999(a)     1998(a)
                                               -------     -------     -------      ----        ----       -------     -------
                                                                     (Millions Except Per Share Amounts)
BALANCE SHEET DATA(b):
  Net assets of discontinued
    operations(d)...........................  $   1,739   $   1,771   $   1,883   $   1,469   $     700   $   1,421   $   1,793
  Total assets..............................      4,759       4,682       4,653       3,635       2,315       4,416       4,829
  Short-term debt(c)........................        304          75          74         109          31         206         168
  Long-term debt(c).........................        671         713         639         469         303         832         747
  Debt allocated to discontinued
    operations(c)...........................      2,456       2,123       1,590       1,454         813       1,861       2,302
  Minority interest.........................        407         408         304         301         301         411         407
  Shareowners' equity.......................      2,504       2,528       2,646       3,148       2,900       2,122       2,559
STATEMENT OF CASH FLOWS DATA(b)
  Net cash provided (used) by operating
    activities..............................  $     532   $     519   $     253   $   1,443   $     450   $    (181)  $     178
  Net cash used by investing activities.....       (754)       (887)       (685)     (1,162)       (113)       (976)       (314)
  Net cash provided (used) by financing
    activities..............................        216         354         147        (356)       (151)      1,170         125
  Capital expenditures for continuing
    operations..............................       (195)       (221)       (188)       (208)       (114)        (70)        (80)
OTHER DATA:
  EBITDA(g).................................  $     377   $     505   $     336   $     331   $     282   $     223   $     279
  Ratio of earnings to fixed charges(h).....       2.16        4.80        2.33        2.62        5.36        2.28        3.82

-------------------------

NOTE: The Financial Statements of Tenneco Inc. and Consolidated Subsidiaries discussed in the following notes are included in and incorporated by reference from the Tenneco Current Report on Form 8-K dated August 20, 1999. They cover the three years ended December 31, 1998 and the six months ended June 30, 1999 and 1998.

(a) For a discussion of the significant items affecting comparability of the financial information for the years ended 1998, 1997, and 1996, and for the six months ended June 30, 1999 and 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Tenneco's Current Report on Form 8-K dated August 20, 1999.

(b) During the periods presented, Tenneco completed numerous acquisitions. The most significant acquisition was Automotive's acquisition of Clevite for $328 million in July 1996. See Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information. See also "Description of Tenneco After the Spin-off/Automotive -- Strategic Acquisitions and Alliances" included elsewhere in this document.

(c) Debt amounts for 1998, 1997, and 1996, and for June 30, 1998, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging and paperboard packaging segments. Debt amounts for June 30, 1999, are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging segment. Debt amounts for 1995 and 1994 are net of allocations of corporate debt to the net assets of Tenneco's discontinued specialty packaging, paperboard packaging, energy, and shipbuilding segments. Interest expense for periods presented is net of interest expense allocated to income from discontinued operations. These allocations of debt and related interest expense are based on the ratio of Tenneco's investment in the specialty packaging, paperboard packaging, energy, and shipbuilding segments' respective net assets to Tenneco consolidated net assets plus debt. See Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(d) Discontinued operations reflected in the above periods consist of Tenneco's
    (1) specialty packaging segment, which was discontinued in August 1999, (2) paperboard packaging segment, which was discontinued in June 1999, (3) energy and shipbuilding segments, which were discontinued in December 1996,
    (4) farm and construction equipment segment, which was discontinued in March 1996, and (5) chemicals and brakes operations, which were discontinued during 1994. See Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information.

(e) Represents Tenneco's costs related to prepayment of debt, including the 1996 loss recognized in the realignment of Tenneco's debt preceding its 1996 corporate reorganization and the 1999 loss recognized in connection with the contribution of the containerboard assets to a new joint venture. See the Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries.

(f) In 1999, Tenneco implemented the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." In addition, effective January 1, 1999, Tenneco changed its method of accounting for customer acquisition costs from a deferred method to an expense-as-incurred method. In 1997, Tenneco implemented the Financial Accounting Standards Board's Emerging Issues Task Force Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." In 1994, Tenneco adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." See the Notes to the Financial Statements of Tenneco Inc. and Consolidated Subsidiaries for additional information regarding changes in accounting principles.

(g) EBITDA represents income from continuing operations before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition,
                                                        (continued on next page)

    EBITDA should not be considered as an alternative to net income or operating income as an indicator of the operating performance of Tenneco, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has reported EBITDA because it believes EBITDA is a measure commonly reported and widely used by investors and other interested parties as an indicator of a company's ability to incur and service debt. Tenneco believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods, particularly when acquisitions are involved, or nonoperating factors. However, the EBITDA measure presented in this document may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(h) For purposes of computing this ratio, earnings generally consist of income from continuing operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. For purposes of computing these ratios, preferred stock dividends have been included in the calculations on a pre-tax basis.

OVERVIEW OF AUTOMOTIVE PARTS INDUSTRY

     The automotive parts industry is generally separated into two categories:
(1) "original equipment" or "OE" sales, in which parts are sold in large quantities directly to original equipment vehicle manufacturers; and (2) "aftermarket" sales, in which parts are sold as replacement parts in varying quantities to a wide range of wholesalers, retailers and installers. In the OE market, parts suppliers are generally divided into tiers -- "Tier 1" suppliers, who provide their products directly to original equipment manufacturers, and "Tier 2" or "Tier 3" suppliers, who sell their products principally to other suppliers for combinations into the other suppliers' own product offerings.

     Demand for automotive parts in the OE market is driven by the number of new vehicle sales, which in turn is largely determined by prevailing economic conditions. Although OE demand is tied to planned vehicle production, parts suppliers also have the opportunity to grow through increasing product content and customer and market penetration. Companies with global presence in advanced technology, engineering, manufacturing and support capabilities, such as Automotive, are in the best position to take advantage of these opportunities.

     Demand for aftermarket products is fundamentally driven by the quality of OE parts, the number of vehicles in operation, the average age of the vehicle fleet and vehicle usage. Innovative aftermarket products that upgrade the performance or safety of an automobile's original parts, as several of Automotive's products do, can also drive aftermarket demand.

ANALYSIS OF AUTOMOTIVE'S REVENUES

     The following table provides for each of the years 1996 through 1998, and for the six months ended June 30, 1999, information relating to Automotive's net sales, by primary product lines and markets:

                                                         NET SALES (MILLIONS)
                                              -------------------------------------------
                                               SIX MONTHS       YEAR ENDED DECEMBER 31,
                                                  ENDED        --------------------------
                                              JUNE 30, 1999     1998      1997      1996
                                              -------------     ----      ----      ----
EMISSIONS CONTROL SYSTEMS & PRODUCTS
  Aftermarket.............................       $  268        $  590    $  686    $  710
  OE Market...............................          696         1,224     1,067       989
                                                 ------        ------    ------    ------
                                                    964         1,814     1,753     1,699
                                                 ------        ------    ------    ------
RIDE CONTROL SYSTEMS & PRODUCTS
  Aftermarket.............................          316           685       782       768
  OE Market...............................          377           738       691       513
                                                 ------        ------    ------    ------
                                                    693         1,423     1,473     1,281
                                                 ------        ------    ------    ------
       Total Automotive...................       $1,657        $3,237    $3,226    $2,980
                                                 ======        ======    ======    ======

     CUSTOMERS

     Automotive has developed long-standing business relationships with its customers around the world. It works together with its customers in all stages of production, including design, development, component sourcing, quality assurance, manufacturing and delivery. With a balanced mix of OE and aftermarket products and facilities in major markets worldwide, Automotive is well-positioned to meet customer needs. Automotive has a strong, established reputation with its customers for providing high-quality products at competitive prices, as well as for timely delivery and customer service.

     Automotive serves more than 25 different original equipment manufacturers on a global basis, and its products or systems are included on six of the 10 top passenger car models and eight of the 10 top light truck models produced globally in 1998. Automotive's current OE customers include:

NORTH AMERICA    EUROPE                       INDIA
CAMI             BMW                          Maruti Suzuki
DaimlerChrysler  DaimlerChrysler              TELCO
Ford             DAF                          Bajaj
Freightliner     Daihatsu
General Motors   Fiat                         AUSTRALIA
Honda            Ford                         Ford
Mazda            Jaguar                       General Motors/Holden
Mitsubishi       Lada                         Mitsubishi
Navistar         Leyland                      Toyota
Nissan           Mitsubishi
NUMMI            Nissan                       JAPAN
Toyota           Opel                         Mazda
Volkswagen       Peugeot/Citroen              Nissan
                 Porsche                      Suzuki
SOUTH AMERICA    Renault/Matra                Toyota
DaimlerChrysler  Rover/Land Rover
Fiat             Saab/Scania                  CHINA
Ford             Toyota                       DaimlerChrysler
General Motors   Volkswagen/Audi/SEAT/Skoda   Citroen
Honda            Volvo                        Ford
Renault                                       Toyota
Toyota                                        Volkswagen
Volkswagen
                                              THAILAND
                                              General Motors
                                              Isuzu

     Automotive's aftermarket customers are comprised of full-line and specialty warehouse distributors, retailers, installer chains, car dealers and jobbers -- which are traditional automotive parts stores that have historically sold primarily to installers. These customers include such wholesalers and retailers as National Auto Parts Association, Monro Muffler and Brake, and Advance Auto Parts in North America and Temot, Autodistribution International and Kwik-Fit in Europe. Automotive has a balanced mix of aftermarket customers, with its top 10 aftermarket customers accounting for less than 11% of Automotive's total net sales.

     The loss of a principal customer or a material decline in the requirements for Automotive's products from a principal customer, resulting, for example, from a prolonged strike against the customer, could have a material adverse effect on the operating results or financial condition of Automotive. For each of the last three years, less than five customers individually accounted for 5% or more of Automotive's revenues. For example, Ford accounted for about 11.5%, 13.2% and 12.8% of Automotive's net sales in 1996, 1997 and 1998, and DaimlerChrysler accounted for about 9.6%, 8.9% and 10.9% of Automotive's net sales in 1996, 1997 and 1998, respectively. No other customer accounted for more than 10% of Automotive's revenues for those years.

     COMPETITION

     Automotive operates in highly competitive markets. Customer loyalty is a key element of competition in these markets and is developed through long-standing relationships, customer service, value-added products and timely delivery. Product pricing and services provided are other important competitive factors.

     In both the OE market and aftermarket, Automotive competes with the vehicle manufacturers, some of which are also customers of Automotive, and numerous independent suppliers. In the OE market, Automotive believes that it is among the top three suppliers in the world for both emissions control and ride control products and systems. In the aftermarket, Automotive believes that it is the market share leader in the supply of both emissions control and ride control products in the world.

EMISSIONS CONTROL SYSTEMS

     Vehicle emissions control products and systems play a critical role in safely conveying noxious exhaust gases away from the passenger compartment, reducing the level of pollutants and engine exhaust noise to an acceptable level. Precise engineering of the exhaust system -- from the manifold that connects an engine's exhaust ports to an exhaust pipe, to the catalytic converter that eliminates pollutants from the exhaust, to the muffler -- leads to a pleasant, tuned engine sound, reduced pollutants and optimized engine performance.

     Automotive designs, manufactures and distributes a variety of automotive emissions control systems, which include components such as:

     - mufflers;

     - resonators -- help the muffler eliminate noise;

     - catalytic converters -- devices used to convert harmful gaseous emissions, such as carbon monoxide, from a vehicle's exhaust system into harmless components such as water vapor and carbon dioxide;

     - fabricated exhaust manifolds -- made of sheet metal or tubes and collect gases from individual cylinders of a vehicle's engine and direct them into a single exhaust pipe;

     - pipes -- connect various parts of an exhaust system;

     - hydroformed tubing -- forms into various geometric shapes, such as Y-pipes or T-pipes, and provide flexibility in design; and

     - electronic noise cancellation products.

Automotive entered this product line in 1967 with the acquisition of Walker Manufacturing Company, which was founded in 1888. When the term "Walker" is used in this document, it refers to the affiliates of Automotive that produce emissions control products and systems.

     Walker supplies emissions control products used in six of the 10 top passenger car models and five of the 10 top light truck models produced globally for 1998. With the acquisition of Heinrich Gillet GmbH & Co. in 1994, Walker also became one of Europe's leading OE emissions control systems suppliers.

     The following table provides for each of the years 1996 through 1998, and for the six months ended June 30, 1999, information relating to Automotive's sales of emissions control systems:

                                                      PERCENTAGE OF NET SALES
                                             ------------------------------------------
                                               SIX MONTHS      YEAR ENDED DECEMBER 31,
                                                 ENDED         ------------------------
                                             JUNE 30, 1999     1998      1997      1996
                                             -------------     ----      ----      ----
UNITED STATES MARKET
  Aftermarket............................          30%          37%       43%       46%
  OE Market..............................          70%          63%       57%       54%
                                                  ----         ----      ----      ----
                                                  100%         100%      100%      100%
                                                  ====         ====      ====      ====
FOREIGN SALES
  Aftermarket............................          27%          30%       36%       38%
  OE Market..............................          73%          70%       64%       62%
                                                  ----         ----      ----      ----
                                                  100%         100%      100%      100%
                                                  ====         ====      ====      ====
TOTAL SALES BY GEOGRAPHIC AREA
  United States..........................          39%          41%       44%       44%
  European Union.........................          45%          44%       41%       43%
  Canada.................................           8%           7%        7%        6%
  Other areas............................           8%           8%        8%        7%
                                                  ----         ----      ----      ----
                                                  100%         100%      100%      100%
                                                  ====         ====      ====      ====

RIDE CONTROL SYSTEMS

     Superior ride control is governed by a vehicle's suspension system, including its shock absorbers and struts. Shock absorbers and struts help maintain vertical loads placed on a vehicle's tires to help keep the tires in contact with the road. A vehicle's ability to steer, brake and accelerate depends on the contact between the vehicle's tires and the road. Worn shocks and struts can allow excess weight transfer from side to side, which is called "roll," from front to rear, which is called "pitch," and up and down, which is called "bounce." Variations in tire-to-road contact can affect a vehicle's handling and braking performance and the safe operation of a vehicle. Shock absorbers are designed to control vertical loads placed on tires by providing resistance to vehicle roll, pitch and bounce. Thus, by maintaining the tire-to-road contact, ride control products are designed to function as safety components of a vehicle, in addition to providing a comfortable ride.

     Automotive designs, manufactures and distributes a variety of ride control products and systems. Its ride control offerings include:

     - shock absorbers;

     - struts;

     - electronically adjustable suspension systems that change performance based on inputs like steering and braking;

     - vibration control components, including rubber-like bushings and mountings that reduce vibration between metal parts of a vehicle;

     - springs; and

     - modular assemblies which are combinations of parts that are provided to customers as a unit.

     Automotive manufactures and markets replacement shock absorbers for virtually all North American, European and Asian makes of automobiles. In addition, Automotive manufactures and markets shock absorbers and struts for use on passenger cars and trucks, as well as for other uses such as exercise and recreational equipment. Monroe supplies ride control products used in three of the 10 top passenger car models and seven of the 10 top light truck models produced globally for 1998. Automotive entered the ride control product line in 1977 with the acquisition of Monroe Auto Equipment, which was founded in 1916

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

and introduced the world's first automotive shock absorber in 1926. When the term "Monroe" is used in this document it refers to the affiliates of Automotive that produce ride control products and systems.

     The following table provides for each of the years 1996 through 1998, and for the six months ended June 30, 1999, information relating to Automotive's sales of ride control equipment:

                                                      PERCENTAGE OF NET SALES
                                             ------------------------------------------
                                               SIX MONTHS      YEAR ENDED DECEMBER 31,
                                                 ENDED         ------------------------
                                             JUNE 30, 1999     1998      1997      1996
                                             -------------     ----      ----      ----
UNITED STATES MARKET
  Aftermarket............................          40%          43%       50%       62%
  OE Market..............................          60%          57%       50%       38%
                                                  ----         ----      ----      ----
                                                  100%         100%      100%      100%
                                                  ====         ====      ====      ====
FOREIGN SALES
  Aftermarket............................          51%          53%       56%       59%
  OE Market..............................          49%          47%       44%       41%
                                                  ----         ----      ----      ----
                                                  100%         100%      100%      100%
                                                  ====         ====      ====      ====
TOTAL SALES BY GEOGRAPHIC AREA
  United States..........................          50%          47%       48%       48%
  European Union.........................          29%          32%       27%       34%
  Canada.................................           5%           3%        3%        3%
  Other areas............................          16%          18%       22%       15%
                                                  ----         ----      ----      ----
                                                  100%         100%      100%      100%
                                                  ====         ====      ====      ====

SALES AND MARKETING

     Automotive sells directly to original equipment manufacturers. To maintain its customer focus, Automotive's OE sales force is organized into customer-dedicated teams. These sales teams service the original equipment manufacturers at a regional facility level, with global coordination and support from Automotive's headquarters.

     For the aftermarket, Automotive uses a dedicated sales force and consumer brand marketing professionals to sell and market its products. This group provides extensive marketing support to aftermarket customers, including trade and consumer marketing, promotions and general advertising. Automotive maintains an aftermarket customer order fill rate of 95%, which reflects the percentage of the average customer order Automotive is able to fill from inventory. Automotive sells its aftermarket products through five primary channels of distribution:
(1) the traditional three-step distribution system: full-line warehouse distributors, jobbers and installers; (2) the specialty two-step distribution system: specialty warehouse distributors that carry only specified automotive product groups and installers; (3) direct sales to retailers; (4) direct sales to installer chains; and (5) direct sales to car dealers.

MANUFACTURING AND ENGINEERING

     Automotive uses state-of-the-art manufacturing to achieve superior product quality at the lowest operating costs possible. Automotive's manufacturing strategy centers on a lean production system that reduces overall costs -- especially indirect costs -- while maintaining quality standards and reducing manufacturing cycle time. Automotive deploys new technology where it makes sense to differentiate its processes from its competitors' or to achieve balance in one piece flow-through production lines.

     EMISSIONS CONTROL

     Walker operates 11 manufacturing facilities in the U.S. and six engineering and technical facilities worldwide. Walker also operates 32 manufacturing facilities outside of the U.S. and has a controlling

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

interest in six joint ventures that own manufacturing facilities in China, Germany, India, and Sweden. See "-- Properties."

     Walker attempts to locate original equipment manufacturing facilities close to its OE customers to provide products on demand, or "just-in-time." Eleven of Walker's plants are just-in-time facilities.

     During the 1990's, Walker expanded its converter and emission system design, development, test and manufacturing capabilities. Walker's engineering capabilities now include advanced predictive design tools, advanced prototyping processes and state-of-the-art testing equipment. This expanded technological capability makes Walker a "full system" integrator, supplying complete emissions control systems from the manifold to the tailpipe, to provide full emission and noise control. It also allows Walker to provide just-in-time delivery and, when feasible, sequence delivery of emissions control systems to meet customer production requirements.

     RIDE CONTROL

     Monroe operates seven manufacturing facilities in the U.S. and ten engineering and technical facilities worldwide. Monroe also operates 16 manufacturing facilities outside of the U.S. and has a controlling interest in three joint ventures that own manufacturing facilities in China and India. Monroe is attempting to locate original equipment manufacturing facilities close to customers to provide products on demand, or just-in-time. See
"-- Properties."

     In designing its shock absorbers and struts, Monroe uses advanced engineering and test capabilities to provide product reliability, endurance and performance. Monroe's engineering capabilities feature advanced computer-aided design equipment and testing facilities. Monroe's dedication to innovative solutions has led to such technological advances as:

     - adaptive damping systems -- adapts to the vehicle's motion to better control undesirable vehicle motions;

     - electronically adjustable suspensions -- changes suspension performance based on a variety of inputs such as steering, braking, vehicle height, and velocity; and

     - air leveling systems -- manually or automatically adjust the height of the vehicle.

Conventional shock absorbers and struts generally compromise either ride comfort or vehicle control. Monroe's innovative grooved-tube, gas-charged shock absorbers and struts provide both ride comfort and vehicle control, resulting in improved handling, less roll, reduced vibration and a wider range of vehicle control. This technology can be found in Monroe's premium quality Sensa-Trac(R) shock absorbers. In late 1997, Monroe further enhanced this technology by adding the Safe-Tech(TM) fluon banded piston, which improves shock absorber performance and durability.

INDUSTRY TRENDS

     Currently, several significant existing and emerging trends are dramatically reshaping the automotive industry. As the dynamics of the automotive industry change, so do the roles, responsibilities and relationships of its participants. Key trends that Automotive believes are affecting automotive parts suppliers include:

     CUSTOMER AND SUPPLIER CONSOLIDATION

     The customer base for automotive parts is consolidating in both the OE market and aftermarket. Because of recent business combinations among vehicle manufacturers -- such as the DaimlerChrysler merger and Ford's acquisition of Volvo -- and in the aftermarket -- such as AutoZone's acquisition of Chief Auto Parts and CSK Auto's acquisition of Big Wheel/Rossi -- suppliers are competing for the business of fewer customers. The cost focus of these major customers is causing suppliers to reduce prices.

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

     Consolidation is also occurring among automotive parts suppliers, particularly those who supply vehicle makers. The approximate number of Tier 1 suppliers is projected to decrease from 1,500 to 600 between 1998 and 2005. The primary reasons for this consolidation include: (1) an increasing desire by original equipment manufacturers to work with fewer, larger suppliers that can provide fully-integrated systems; and (2) the inability of smaller suppliers to compete on price with the larger companies who benefit from purchasing and distribution economies of scale. A supplier's viability in this consolidating market depends, in part, on its continuing ability to maintain and increase operating efficiencies by reducing costs and improving productivity. Also important is a supplier's ability to provide value-added services such as materials management, specialized engineering capabilities and integration of individual components into modules and systems. With its strong market positions in emissions control and ride control products and its demonstrated ability to integrate and deliver modules and systems, Automotive is well-positioned to respond to increasing customer consolidation.

     INCREASED OE OUTSOURCING AND DEMAND FOR FULL-SYSTEM INTEGRATION BY
SUPPLIERS

     Original equipment manufacturers are moving towards outsourcing automotive parts and systems to simplify the vehicle assembly process, lower costs and reduce vehicle development time. Outsourcing allows original equipment manufacturers to take advantage of the lower cost structure of the automotive parts suppliers and to benefit from multiple suppliers engaging in simultaneous development efforts. Development of advanced electronics has enabled formerly independent vehicle components to become "interactive," leading to a shift in demand from individual parts to fully-integrated systems. As a result, automotive parts suppliers offer original equipment manufacturers component products individually, as well as in a variety of integrated forms such as modules and systems:

     - "Modules" are groups of component parts arranged in close physical proximity to each other within a vehicle. Modules are often assembled by the supplier and shipped to the original equipment manufacturer for installation in a vehicle as a unit. Seats, instrument panels, axles and door panels are examples.

     - "Systems" are groups of component parts located throughout a vehicle which operate together to provide a specific vehicle function. Anti-lock braking systems, safety restraint systems, emissions control and power train systems are examples.

This shift in demand towards fully-integrated systems has created the role of the Tier 1 systems integrator. These systems integrators will increasingly have the responsibility to execute a number of activities, such as design, product development, engineering, testing of component systems and purchasing from Tier 2 suppliers. Automotive is an established Tier 1 supplier with ten years of product integration experience. Automotive has modules or systems for 25 vehicle platforms in production worldwide and modules or systems for three additional platforms under development. For example, Automotive supplies ride control modules for the Chrysler JA Cirrus/Stratus/Breeze and the emissions control system for the Porsche Boxster.

     GLOBALIZATION OF THE AUTOMOTIVE INDUSTRY

     Original equipment manufacturers are increasingly requiring suppliers to provide parts on a global basis. As the customer base of original equipment manufacturers changes, and emerging markets become more important to achieving growth, suppliers must be prepared to provide products any place in the world. This requires a worldwide approach to supply chain management, engineering, sales and distribution:

     - Growing Importance of Emerging Markets. Because the North American and Western European automotive markets are relatively mature, original equipment manufacturers are increasingly focusing on emerging markets for growth opportunities, particularly China, Eastern Europe, India and Latin America. This increased OE focus has, in turn, increased the growth opportunities in the aftermarkets in these regions.

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

     - Governmental Tariffs and Local Parts Requirements. Many governments around the world require that vehicles sold within their country contain specified percentages of locally produced parts. Additionally, some governments place high tariffs on imported parts.

     - Location of Production Closer to End Markets. Original equipment manufacturers and parts suppliers have relocated production globally on an "on-site" basis that is closer to end markets. This international expansion allows suppliers to pursue sales in developing markets and take advantage of relatively lower labor costs.

With facilities around the world, including the key regions of North America, South America, Europe and Asia, Automotive can supply its customers on a global basis.

     GLOBAL RATIONALIZATION OF OE VEHICLE PLATFORMS

     Original equipment manufacturers are increasingly designing "global" platforms. A "global" platform is a basic mechanical structure of a vehicle that can accommodate different features and is in production and/or development in two or more regions. Thus, original equipment manufacturers can design one platform for a number of similar vehicle models. This allows manufacturers to realize significant economies of scale through limiting variations across items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures and power window and door lock mechanisms. Automotive believes that this shift towards standardization will have a large impact on automotive parts suppliers, who should experience a reduction in production costs as original equipment manufacturers reduce variations in components. Automotive also expects parts suppliers to experience higher production volumes per unit and greater economies of scale, as well as reduced total investment costs for molds, dies and prototype development. Automotive currently works with original equipment manufacturers on 33 "global" platforms.

     INCREASING ELECTRONIC COMPONENTS AND TECHNOLOGICAL INNOVATION

     As consumers continue to demand competitively priced vehicles with increased performance and functionality, the number of electronic components utilized in vehicles is increasing. By replacing mechanical functions with electronics and by integrating mechanical and electronic functions within a vehicle, original equipment manufacturers are achieving improved emissions control, improved safety and more sophisticated features at lower costs.

     In addition, automotive parts customers are increasingly demanding technological innovation from suppliers to address more stringent emissions and other regulatory standards and to improve vehicle performance. To continue developing innovative products, systems and modules, Automotive maintains 16 research and development facilities and has entered into several strategic alliances focused on advanced technology designs. For example, Automotive has developed several adaptive damping systems which reduce undesirable vehicle motion. Also, Automotive has developed the self-lubricating elastomer, which has the additional ability to reduce friction between moving components in a suspension-system thereby reducing noise and vibration.

     INCREASING ENVIRONMENTAL STANDARDS

     Automotive parts suppliers and original equipment manufacturers are designing products and developing materials to comply with increasingly stringent environmental requirements. Government regulations adopted over the past decade require substantial reductions in automobile tailpipe emissions, longer warranties on parts of an automobile's pollution-control equipment and additional equipment to control fuel-vapor emissions. Some of these regulations also mandate more frequent emissions and safety inspections for the existing fleet of vehicles. Manufacturers have responded by focusing their efforts towards technological development to minimize pollution. As a leading supplier of emissions control systems with strong technical capabilities, Automotive is well-positioned to benefit from more rigorous environmental standards.

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

     EXTENDED PRODUCT LIFE OF AUTOMOTIVE PARTS

     The average useful life of automotive parts -- both OE and replacement -- has been steadily increasing in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. Accordingly, a supplier's future viability in the aftermarket will depend, in part, on its ability to reduce costs and leverage its advanced technology and recognized brand names to maintain or achieve additional sales. As a Tier 1 OE supplier, Automotive is well-positioned to leverage its products and technology into the aftermarket. Furthermore, an opportunity exists for replacement of automobile parts to increase as the average age of vehicles on the road increases. For example, from 1990 to 1997 the average age of cars in the U.S. increased from 7.8 to 8.7 years.

     GROWING RETAIL AFTERMARKET DISTRIBUTION

     During the last decade, the number of retail automotive parts chains, such as AutoZone and Advance Auto Parts, has been growing while the number of traditional automotive parts stores that sell to installers ("jobbers") has been declining. Since 1990, the number of retail automotive parts stores has increased from approximately 10,000 to approximately 14,000, while the number of jobbers has decreased from approximately 25,000 to approximately 21,000. In addition, since retailers are attempting to grow their commercial sales to automotive parts installers, they are increasingly adding premium brands to their product portfolios. This enables them to offer the option of a premium brand, which is often preferred by their commercial customers, or a standard product, which is often preferred by their retail customers. Automotive is well-positioned to respond to this changing aftermarket situation because of its focus on cost reduction and high-quality, premium brands.

BUSINESS STRATEGY

     Automotive's objective is to enhance profitability by leveraging its global position in the manufacture of emissions control and ride control products and systems. Automotive intends to apply its competitive strengths and balanced mix of products, markets, customers and distribution channels to capitalize on many of the significant existing and emerging trends in the automotive industry. The key components of Automotive's business strategy are described below.

     "OWN" THE PRODUCT LIFE CYCLE

     Using its global engineering capabilities and its advanced technology position, Automotive is pursuing opportunities to design unique, value-added products for vehicle manufacturers that yield higher margins in the OE market. Automotive expects to take advantage of its OE technology investments by moving these differentiated products into the aftermarket, where they should continue to generate future revenue streams through the entire life of the vehicle. Innovative products such as Sensa-Trac(R) shocks and Quiet-Flow(TM) mufflers are examples of where Automotive's market balance between OE and aftermarket sales allows Automotive to leverage its cost structure over the entire product life cycle.

     DEVELOP AND COMMERCIALIZE INNOVATIVE, VALUE-ADDED PRODUCTS

     Automotive intends to continue to focus on the development of highly engineered systems and complex assemblies and modules which provide value-added solutions to customers and generally carry higher profit margins than individualized components. Furthermore, Automotive intends to expand its product lines by continuing to identify and fill new fast-growing niche markets, by developing new products for existing markets, by acquiring companies with product portfolios that complement the products currently supplied by Automotive and by establishing strategic alliances with other suppliers.

     One example of Automotive's focus on innovation is its acquisition in early 1999 of Kinetic Ltd., an Australian advanced suspension engineering company with advanced roll-control technology. This technology also provides enhanced on-road handling while improving off road performance. In addition, in an effort to further enhance its electronic competencies Automotive entered into an agreement with

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

Siemens Automotive S.A. in late 1998 to cooperate in the development and commercialization of advanced electronically controlled ride control and suspension technologies. Also in late 1998, Automotive reached an agreement with Ohlins Racing A.B. to jointly develop advanced, electronically controlled suspension damping systems which decrease spring movement.

     LEVERAGE AFTERMARKET BRAND NAMES

     Automotive manufactures and markets leading brand-name products. Monroe(R) ride control products and Walker(R) emissions control products, which have been offered to consumers for over 50 years, are two of the most recognized brand-name products in the automotive parts industry. Automotive continues to emphasize product value differentiation with these brands and its other primary brands, including:

     - the Monroe Sensa-Trac(R) line of shock absorbers, that has been enhanced by the Safe-Tech(TM) system technology which incorporates a fluon banded piston to improve performance and durability;

     - Walker's Quiet-Flow(TM) muffler, which features an open-flow design that increases exhaust flow, improves sound quality and significantly reduces exhaust backpressure when compared to other replacement mufflers;

     - Rancho(R) ride control products for the high-performance light truck market;

     - DynoMax(R) high-performance emissions control systems;

     - Walker Perfection(TM) catalytic converters;

     - Clevite(TM) elastomeric vibration control components, which are primarily rubber products used to reduce vibration through "cushioning" a connection or contact point; and

     - in European markets, Walker(R) and Aluminox(TM) mufflers.

     Automotive is also capitalizing on its brand strength by incorporating newly acquired product lines within existing product families. Automotive's brand equity is a key asset in a time of customer consolidation and merging channels of distribution.

     DIVERSIFY END-MARKETS

     One of Automotive's goals is to apply its existing design, marketing and manufacturing capabilities to produce products for a variety of adjacent markets. Automotive believes that these capabilities could be used for heavy duty vehicle and industrial applications, various recreational vehicles, scooters and bicycles. Automotive expects that expanding into markets other than automotive parts will allow it to capitalize on its advancing technical and manufacturing infrastructure to achieve growth in higher margin businesses.

     EXPAND FULL-SYSTEM CAPABILITIES

     The automotive parts industry is encountering a consolidation of parts suppliers, as original equipment manufacturers require suppliers to provide design assistance and innovation and full-system capabilities rather than just specific parts. In response to this trend, Automotive has developed integrated, electronically linked global engineering and manufacturing facilities to maintain its presence on top selling vehicles. Automotive has over 10 years of experience as an integrator of systems and modules. Automotive is currently supplying modules or systems for 25 vehicle platforms worldwide and has modules or systems for three additional platforms under development. Automotive also plans to continue to dedicate more resources towards strengthening technical capability and design expertise and to pursue appropriate strategic acquisitions, joint ventures, strategic alliances and cooperative development agreements to increase its ability to deliver full-system capabilities.

     MAINTAIN OPERATING COST LEADERSHIP

     Automotive intends to continue to reduce costs by:

     - standardizing its products and processes throughout its operations;

     - further developing its global supply chain management capabilities;

     - improving its information technology;

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

     - increasing efficiency through employee training;

     - investing in more efficient machinery; and

     - enhancing the global coordination of costing and quoting procedures.

     In the fourth quarter of 1998, Automotive began a restructuring designed to reduce administrative and operational overhead costs. The largest part of the $53 million pre-tax restructuring charge which was recorded in income from continuing operations related to the restructuring of its North American aftermarket operations. The operational restructuring, designed to better match Automotive's capacity to market demand, involves closing two plant locations and five distribution centers, with the elimination of 302 positions at those locations. Automotive expects to complete this by mid-2000. The administrative restructuring involves the reduction of approximately 450 administrative staff positions. Automotive expects to complete this by the end of 1999. Automotive is also considering a supplemental restructuring plan. See "Summary -- Recent Developments -- Automotive."

     Automotive has also adopted Business Operating System as a disciplined system to promote and manage continuous improvement. BOS focuses on the assembly and analysis of data for quick and effective problem resolution to create more efficient and profitable operations.

     Automotive has also adopted a management process of measuring the economic value of its operations to help ensure returns exceed capital costs. Automotive is planning to link the successful application of this management discipline to its incentive compensation program.

     EXECUTE FOCUSED ACQUISITIONS AND ALLIANCES

     In the past, Automotive has been successful in identifying and capitalizing on strategic acquisitions and alliances to achieve growth. Through these acquisitions and alliances, Automotive has: (1) expanded its product portfolio;
(2) realized incremental business with existing customers; (3) gained access to new customers; and (4) achieved leadership positions within new geographic markets.

     Where appropriate, Automotive intends to continue to pursue strategic acquisitions that complement its existing technology and systems development efforts. This focused strategy will assist Automotive to identify and acquire smaller-scale companies with proven proprietary technology and recognized research capabilities necessary to help develop further leadership in systems integration. Any potential acquisition will be expected to meet strict financial criteria to ensure it increases economic value. Automotive also plans to continue to pursue its joint venture and alliance opportunities to achieve its objectives and enhance its profitability.

PROPERTIES

     Automotive leases its principal executive offices, which are located at 500 North Field Drive, Lake Forest, Illinois, 60045.

     Walker operates 11 manufacturing facilities in the U.S. and six engineering and technical facilities worldwide. Walker also operates 32 manufacturing facilities outside of the U.S. and has a controlling interest in six joint ventures that own manufacturing facilities in China, Germany, India and Sweden.

     Monroe operates seven manufacturing facilities in the U.S. and ten engineering and technical facilities worldwide. Monroe also operates 16 manufacturing facilities outside of the U.S. and has a controlling interest in three joint ventures that own manufacturing facilities in China, South Africa and India.

     Automotive's manufacturing locations outside of the U.S. are located in Canada, Mexico, Belgium, Spain, the United Kingdom, the Czech Republic, Turkey, South Africa, France, Denmark, Sweden, Germany, Poland, Portugal, Argentina, Brazil, Australia, and New Zealand. Sales offices are located in Australia, Canada, Italy, Japan, Poland, Russia, and Sweden.

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

     Of Automotive's properties described above, approximately one-half are owned and one-half are leased. Twelve of the properties are held through joint ventures. Automotive also has distribution facilities at its manufacturing sites and at a few offsite locations, substantially all of which are leased.

     Automotive's commitment to sound management practices and policies is also demonstrated by its successful participation in the International Standards Organization/Quality Systems certification process (ISO/QS). ISO/QS certifications are yearly audits that certify that a company's facilities meet stringent quality and business systems requirements. Without either ISO or QS certification, Automotive would not be able to supply original equipment manufacturers locally or globally. Over 90% of Automotive's manufacturing facilities have achieved ISO 9000 certification, excluding facilities held in joint ventures. Of those 60 manufacturing facilities where Automotive has determined that QS certification is required to service its customers or would provide Automotive with an advantage in securing additional business, 85% have achieved QS 9000 certification, and Automotive is pursuing certification of the remaining 15%.

     Automotive believes that substantially all of its plants and equipment are, in general, well maintained and in good operating condition. They are considered adequate for present needs and, as supplemented by planned construction, are expected to remain adequate for the near future.

     Automotive also believes that it and its subsidiaries have generally satisfactory title to the properties owned and used in their respective businesses.

LEGAL AND ENVIRONMENTAL PROCEEDINGS

     As of June 1, 1999, Automotive has been designated as a potentially responsible party at four "Superfund" sites and it has estimated its share of the liability at these sites to be approximately $2 million in the aggregate. In addition, Automotive may have liability to remediate contaminant releases at 18 of its current or former facilities and it has estimated its share of the remediation costs at these facilities to be $19 million in the aggregate. For both the Superfund sites and its current and former facilities, Automotive has established reserves that it believes are adequate for these costs. Although Automotive believes its estimates of remediation costs are reasonable and are based on the latest available information, the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. At some sites, Automotive expects that other parties will contribute to the remediation costs. In addition, at the Superfund sites, the Comprehensive Environmental Response, Compensation and Liability Act provides that Automotive's liability could be joint and several, meaning that Automotive could be required to pay in excess of its share of remediation costs. Automotive's understanding of the financial strength of other potentially responsible parties at both the Superfund sites and at its former facilities has been considered, where appropriate, in Automotive's determination of its estimated liability. Automotive believes that any adjustment to the costs associated with its current status as a potentially responsible party at the Superfund sites or as a liable party at its current or former facilities will not be material to its consolidated financial position or results of operations.

     Automotive estimates that its capital expenditures for environmental matters for 1999 and 2000 will not be material.

     For a description of an antitrust lawsuit related to Packaging in which Tenneco has been named a defendant, see "Description of Packaging -- Legal Proceedings." Under and in accordance with the Distribution Agreement, as between Tenneco and Packaging, Packaging is responsible for defending the claims and for any liability resulting from this action.

     Automotive is party to various other legal proceedings arising from its operations. Tenneco believes that the outcome of these other proceedings, individually and in the aggregate, will not have a material adverse effect on Automotive's financial position or results of operations.

STRATEGIC ACQUISITIONS AND ALLIANCES

     Strategic acquisitions, joint ventures and alliances have been an important part of Automotive's growth. Through this strategy, Automotive has expanded to meet customers' global requirements. This

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

strategy has also allowed Automotive to acquire or align with companies that possess proven technology and research capabilities, furthering Automotive's leadership in systems integration.

     EMISSIONS CONTROL

     - In 1996, Automotive established a joint venture in Dalian, China to supply emissions control systems to the Northern Chinese automotive market, expanded its North American heavy duty truck aftermarket business through the acquisition of Stemco Inc. and acquired Minuzzi, the second largest manufacturer of exhaust products in Argentina.

     - In 1997, Automotive acquired Autocan, a Mexican catalytic converter and exhaust pipe assembly manufacturer. It also acquired the manufacturing operations of MICHEL, a privately owned, Polish-based manufacturer of replacement market emissions control systems for passenger cars in Eastern Europe.

     - In 1998, Automotive established a joint venture in Shanghai, China to supply emissions control systems to the Central and Southern Chinese automotive markets. Automotive also established a joint venture in Pune, India to supply emissions control systems to OE customers and the aftermarket.

     - In 1999, Automotive began manufacturing emissions control systems at a new facility in Curitiba, Brazil to supply original equipment customers in this growing regional market.

     RIDE CONTROL

     - In 1995, Automotive acquired a 51% interest in a joint venture that has three ride control manufacturing facilities in India and acquired a 51% interest in a joint venture that has one ride control manufacturing facility in China.

     - In July 1996, Automotive acquired The Pullman Company and its Clevite products division. Clevite is a leading original equipment manufacturer of elastomeric vibration control components, including bushings, engine mounts and control arms, for the auto, light truck and heavy truck markets. These products connect major metal parts and help isolate noise, vibration and shock. With this acquisition, Automotive expanded its capability to deliver ride control systems to original equipment manufacturers. The Clevite acquisition also complemented Automotive's interest in global growth opportunities, since both Clevite and Monroe have manufacturing operations in Mexico and Brazil.

     - In September 1996, Automotive acquired full ownership of Monroe Amortisor Imalat ve Ticaret, a Turkish shock absorber manufacturer, in which it previously held a 16.7% ownership interest.

     - In December 1996, Automotive acquired 94% of the voting stock of Fric-Rot S.A.I.C., the leading producer and marketer of ride control products in Argentina. In 1997, Automotive increased its interest in Fric-Rot to more than 99% through the purchase of additional shares.

     - In 1996, Automotive also expanded its presence in Australia's ride control product market with the acquisition of National Springs.

     - In 1997, Automotive entered into a joint venture which resulted in its acquisition of majority ownership of Armstrong, a leading South African manufacturer of ride control products.

     - Earlier this year, Automotive completed its acquisition of Kinetic, an Australian advanced suspension engineering company with advanced roll-control technology. Also this year, Automotive licensed elastomer technology and equipment from Draftex, a French company. Automotive intends to apply this technology to manufacturing engine mounts and ride control products for sale in Mexico, Central America and South America.

OTHER

     As of June 1, 1999, Automotive had approximately 23,500 employees, 34% of which were covered by collective bargaining agreements and 16% of which are governed by European works councils. Twenty-three of

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Automotive's existing labor agreements, covering a total of 3,000 employees, are scheduled for renegotiation in 1999 and 2000. Automotive regards its employee relations as generally satisfactory.

     The principal raw material utilized by Automotive is steel. Automotive believes that an adequate supply of steel can presently be obtained from a number of different domestic and foreign suppliers.

     Automotive holds a number of domestic and foreign patents and trademarks relating to its products and businesses. It manufactures and distributes its products primarily under the Walker(R) and Monroe(R) brand names, which are well recognized in the marketplace and are registered trademarks of Automotive. The patents, trademarks and other intellectual property owned by or licensed to Automotive are important in the manufacturing, marketing and distribution of its products.

MANAGEMENT AFTER THE SPIN-OFF

     BOARD OF DIRECTORS

     In connection with the spin-off, the current Board of Directors of Tenneco Inc. will be restructured. This restructured Board of Directors will govern the management and operations of Automotive upon completion of the spin-off.

     The Automotive Board of Directors is currently divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, successors to the directors whose terms expire at that meeting are elected. However, Tenneco intends to submit a proposal for stockholder consideration to eliminate its staggered board structure and provide instead for the annual election of directors. Tenneco plans to submit this proposal at a special stockholders' meeting to be held on October 25, 1999. If this proposal is approved, the staggered board structure will be phased-out over the next three annual stockholders' meetings, with directors being elected annually after the expiration of the current staggered board terms set forth below.

     Information concerning the individuals who will serve as directors of Automotive upon completion of the spin-off and their terms is provided below. Any current directors of Tenneco Inc. who will not be continuing as Automotive directors will resign effective upon the spin-off.

  Terms Expiring at the 2000 Annual Meeting of Stockholders -- Class I

     MARK ANDREWS -- See "Description of Packaging -- Management -- Board of Directors" for information about Mr. Andrews.

     DAVID B. PRICE, JR. -- Mr. Price has been an Executive Vice President of the BFGoodrich Company and President and Chief Operating Officer of BFGoodrich Performance Materials, a producer of chemical additives and specialty plastics for use in consumer and industrial products, since July 1997. Prior to joining BFGoodrich, Mr. Price held various executive positions over a 20-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto's Chemical Group. Mr. Price is 53 years old and will be named a director in connection with the spin-off.

  Terms Expiring at the 2001 Annual Meeting of Stockholders -- Class II

     DANA G. MEAD, CHAIRMAN OF THE BOARD -- See "Description of
Packaging -- Management -- Board of Directors" for information about Mr. Mead.

     M. KATHRYN EICKHOFF -- Ms. Eickhoff has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987, she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985, was Executive Vice President and Treasurer of Townsend-Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp., Pharmacia & Upjohn, Inc., and Fleet Bank, NA. Ms. Eickhoff is 60 years old, and has been a director of Tenneco since

1987. She previously served as a member of the Tenneco Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985.

     ROGER B. PORTER -- See "Description of Packaging -- Management -- Board of Directors" for information about Mr. Porter.

  Terms Expiring at the 2002 Annual Meeting of Stockholders -- Class III

     MARK P. FRISSORA -- Mr. Frissora will be the Chief Executive Officer of Automotive upon the spin-off and has been serving as its President since April 1999. From 1996 to April 1999, he held various positions within Automotive's operations including Senior Vice President and General Manager of North American Original Equipment. Mr. Frissora joined Automotive in 1996 from Aeroquip-Vickers Corporation, where he served from 1991 as Vice President of North American marketing, sales and distribution. Mr. Frissora is 43 years old and will be named a director in connection with the spin-off.

     SIR DAVID PLASTOW -- Sir David Plastow was Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences, from 1990 until his retirement in 1998. He served as Chairman of Inchcape plc, a multi-national marketing and distribution company, from June 1992 to December 1995, and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of FT Everard & Sons Limited. Sir David Plastow is 67 years old and has been a director of Tenneco since May 1996. He previously served as a member of the Board of Directors of Tenneco from 1985 until 1992.

     PAUL T. STECKO -- See "Description of Packaging -- Management -- Board of Directors" for information about Mr. Stecko.

     EXECUTIVE OFFICERS

     The following provides information concerning the persons who will serve as the executive officers of Automotive upon completion of the spin-off. Each of the named persons has been, or before the spin-off will be, elected to the office indicated opposite his name and will serve at the discretion of the Automotive Board of Directors.

                                    AGE AT
             NAME                JUNE 30, 1999                           TITLE
             ----                -------------                           -----
Mark P. Frissora...............       43         Chief Executive Officer
Richard P. Schneider...........       52         Senior Vice President -- Global Administration
Mark A. McCollum...............       40         Senior Vice President and Chief Financial Officer
Timothy R. Donovan.............       43         Senior Vice President and General Counsel
Timothy E. Jackson.............       45         Senior Vice President and General Manager -- North
                                                   American Original Equipment and Worldwide Program
                                                   Management
David G. Gabriel...............       40         Senior Vice President and General Manager -- North
                                                   American Aftermarket

     MARK P. FRISSORA -- See "-- Board of Directors," above, for information about Mr. Frissora.

     RICHARD P. SCHNEIDER -- As Senior Vice President -- Global Administration, Mr. Schneider is responsible for the development and implementation of human resources programs and policies and corporate communications activities for Automotive's worldwide operations. He joined Automotive in 1994 from International Paper Company where, during his 20-year tenure, he held key positions in labor relations, management development, personnel administration and equal employment opportunity.

     MARK A. MCCOLLUM -- Mr. McCollum joined Automotive in April 1998 from Tenneco, where as Vice President, Corporate Development he was responsible for executing Tenneco's strategic transactions. From January 1995 to April 1998, he served in various capacities with Tenneco, including Vice President,

Financial Analysis and Planning and Corporate Controller. Before joining Tenneco, Mr. McCollum spent 14 years with the international public accounting firm of Arthur Andersen LLP, serving as an audit and business advisory partner of the company's worldwide partnership from 1991 to December 1994.

     TIMOTHY R. DONOVAN -- Mr. Donovan was named Senior Vice President and General Counsel of Automotive in August 1999. Mr. Donovan was a partner in the law firm of Jenner & Block from 1989 until his resignation in September 1999, and most recently served as the Chairman of the firm's Corporate and Securities Department and as a member of its Executive Committee.

     TIMOTHY E. JACKSON -- Mr. Jackson was named Senior Vice President and General Manager -- North American Original Equipment and Worldwide Program Management in June 1999. Mr. Jackson joined the company from ITT Industries where he was President of the company's Fluid Handling Systems Division. With over 20 years of management experience, 14 within the automotive industry, he was also Chief Executive Officer for HiSAN, a joint venture between ITT Industries and Sanoh Industrial Company. Mr. Jackson has also served in senior management positions at BFGoodrich Aerospace and General Motors Corporation.

     DAVID G. GABRIEL -- Mr. Gabriel was named Senior Vice President and General Manager -- North American Aftermarket in August 1999. From March to August 1999, Mr. Gabriel was the Vice President of Operations for Automotive's North American aftermarket business. From March 1997 to March 1999, he served as Vice President of Manufacturing for Automotive's North American aftermarket business. From February 1995 to March 1997, he served as Executive Director of Supplier Development for Tenneco Business Services. Before joining Tenneco in February 1995, Mr. Gabriel spent 15 years in various operating positions of increasing responsibility with the Pepsi Cola Company and Johnson and Johnson. From 1993 to February 1995, Mr. Gabriel was Director of Supplier Development at the Pepsi Cola Company.

     STOCK OWNERSHIP OF MANAGEMENT

     The following table shows, as of June 30, 1999, the number of shares of Tenneco common stock beneficially owned by: (1) each person who will be a director of Automotive upon the spin-off; (2) each person who is named in the Summary Compensation Table for Automotive, below; and (3) all persons who will be directors or executive officers of Automotive upon the spin-off, as a group. The table also shows: (a) Tenneco common stock equivalents held by these directors and executive officers under benefit plans; and (b) the total number of shares of Tenneco common stock and common stock equivalents held.

                                                           SHARES OF COMMON      COMMON STOCK       TOTAL SHARES
                                                         STOCK OWNED(1)(2)(3)   EQUIVALENTS(4)    AND EQUIVALENTS
                                                         --------------------   --------------    ---------------
DIRECTORS
Mark Andrews...........................................          14,155              1,600              15,755
M. Kathryn Eickhoff....................................           9,728              1,600              11,328
Mark P. Frissora.......................................          33,968                 --              33,968
Dana G. Mead...........................................         765,821             44,737             810,558
Sir David Plastow......................................           4,700              2,610               7,310
Roger B. Porter........................................           2,000              3,420               5,420
David B. Price, Jr. ...................................              --                 --                  --
Paul T. Stecko.........................................         314,362                 --             314,362
EXECUTIVE OFFICERS
Richard P. Schneider...................................          24,751                 --              24,751
Mark A. McCollum.......................................          30,959                 --              30,959
Timothy R. Donovan.....................................              --                 --                  --
Timothy E. Jackson.....................................              --                 --                  --
David G. Gabriel.......................................          15,742                 --              15,742
All executive officers and directors as a group........       1,216,186(5)          53,967           1,270,153(5)

---------------
(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for: (a) restricted shares; and (b) shares that executive officers and directors have the right to acquire pursuant to stock options. Generally, Tenneco restricted shares will be vested prior to the spin-off. In connection with the spin-off, Tenneco stock options held by the executive officers listed above will be adjusted so that the options immediately after the spin-off will have equivalent economic terms to the options immediately before the spin-off. Tenneco stock options held by directors will be adjusted in the same manner, except that one-half of the Tenneco options held by Messrs. Mead, Andrews and Porter will be replaced with Packaging options having equivalent economic terms, and options held by Mr. Stecko will terminate unless exercised prior to the spin-off.

(2) Includes restricted shares. At June 30, 1999, Ms. Eickhoff and Messrs. Andrews, Frissora, Mead, Plastow, Schneider and Gabriel held 3,963; 6,547; 12,000; 66,025; 300; 3,000; and 5,000 restricted shares, respectively. Also includes shares that are subject to options, which are exercisable within 60 days of June 30, 1999 for Ms. Eickhoff and Messrs. Andrews, Frissora, Mead, Plastow, Porter, Stecko, Schneider, McCollum and Gabriel to purchase 2,000; 2,000; 20,887; 616,176; 2,000; 2,000; 288,814; 15,844; 30,959; and 9,848
    shares, respectively.

(3) Less than one percent of the outstanding shares of Tenneco common stock.

(4) Common stock equivalents are distributed in shares of Tenneco common stock or, in some circumstances, cash after the individual ceases to serve as a director or officer. Common stock equivalents held by directors who are not employees of Tenneco will be vested and distributed prior to the spin-off. Mr. Mead's stock equivalent units are credited to his account under the Tenneco Inc. Deferred Compensation Plan and are, therefore, already vested.

(5) Includes 990,528 shares that are subject to options that are exercisable within 60 days of June 30, 1999, by all executive officers and directors as a group, and includes 96,835 restricted shares for all executive officers and directors as a group.

     COMMITTEES OF THE BOARD OF DIRECTORS AFTER THE SPIN-OFF

     The Automotive Board of Directors will have three standing committees when the spin-off is completed. These committees will have the following described responsibilities and authority:

     The Audit Committee, comprised solely of outside directors, will have the responsibility, among other things, to: (1) recommend the selection of Automotive's independent public accountants; (2) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services; (3) review with management and such independent public accountants the adequacy of Automotive's basic accounting system and the effectiveness of Automotive's internal audit plan and activities; (4) review with management and the independent public accountants Automotive's certified financial statements and exercise general oversight of Automotive's financial reporting process; and
(5) review with Automotive litigation and other legal matters that may affect Automotive's financial condition and monitor compliance with Automotive's business ethics and other policies.

     The Compensation/Nominating/Governance Committee, comprised solely of outside directors, will have the responsibility, among other things, to: (1) establish the salary rate of officers and employees of Automotive and its subsidiaries; (2) examine periodically the compensation structure of Automotive; and (3) supervise the welfare and pension plans and compensation plans of Automotive. It will also have significant corporate governance responsibilities, among other things, to: (a) review and determine the desirable balance of experience, qualifications and expertise among members of the Automotive Board;
(b) review possible candidates for membership on the Automotive Board and recommend a slate of nominees for election as directors at Automotive's annual stockholders' meeting; (c) review the function and composition of the other committees of the Automotive Board and recommend membership on these committees; and (d) review the qualifications and recommend candidates for election as officers of Automotive.

     The Three-year Independent Director Evaluation Committee, comprised solely of outside directors, will have the responsibility, among other things, to review Automotive's qualified offer rights plan at least every three years and, if it deems it appropriate, recommend that the full Automotive Board modify or terminate that plan.

     EXECUTIVE COMPENSATION

     The following table shows the compensation paid for 1998 by Tenneco to: (1) the person who will become the Chief Executive Officer of Automotive upon the spin-off; and (2) each of the persons who will be included among the next three most highly compensated executive officers of Automotive upon the spin-off, based on 1998 compensation, other than the Chief Executive Officer. The table shows amounts paid to these persons for all services provided to Tenneco and its subsidiaries. Messrs. Donovan and Jackson had no compensation from Tenneco and its subsidiaries prior to 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                               ANNUAL COMPENSATION             -----------------------
                                      --------------------------------------   RESTRICTED
                                                              OTHER ANNUAL       STOCK                      ALL OTHER
    NAME AND PRINCIPAL POSITION       SALARY(1)    BONUS     COMPENSATION(2)   AWARDS(3)    OPTIONS(4)   COMPENSATION(5)
    ---------------------------       ---------   --------   ---------------   ----------   ----------   ---------------
Mark P. Frissora....................  $252,300    $130,000      $ 31,234        $450,720      35,000         $ 9,393
Chief Executive Officer
Richard P. Schneider................  $216,310    $ 80,000      $ 39,169              --      15,000         $12,683
Senior Vice President -- Global
  Administration
Mark A. McCollum....................  $211,800    $ 75,000      $110,678              --      15,000         $   584
Senior Vice President and Chief
  Financial Officer
David G. Gabriel....................  $182,353    $ 60,000      $ 15,720        $187,800      10,000         $ 7,288
Senior Vice President and General
  Manager -- North American
  Aftermarket

---------------
(1) Includes base salary plus amounts paid in lieu of matching contributions to the Tenneco Thrift Plan.

(2) Includes amounts attributable to: (a) the value of personal benefits provided by Tenneco to executive officers, such as the personal use of Tenneco-owned property, and relocation expenses; (b) reimbursement for taxes; and (c) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each personal benefit that exceeds 25% of the estimated value of the total personal benefits provided by Tenneco, reimbursement for taxes, and amounts paid as Dividend Equivalents to the individuals named in the table for 1998 was as follows: $1,013 for reimbursement of taxes; $8,760 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Frissora; $3,950 for reimbursement of taxes, $10,200 in Dividend Equivalents and $20,000 perquisite allowance for Mr. Schneider; $58,946 in relocation expenses, $20,745 for reimbursement of taxes, $8,400 in Dividend Equivalents and $20,000 perquisite allowance for Mr. McCollum; and $3,720 in Dividend Equivalents and $12,000 perquisite allowance for Mr. Gabriel.

(3) Includes the dollar value of grants of restricted shares based on the price of Tenneco common stock on the date of grant. At December 31, 1998, Messrs. Frissora, Schneider, McCollum and Gabriel held 19,300; 11,500; 7,000; and 8,100 restricted shares and/or performance share equivalent units, respectively. The value at December 31, 1998, based on a per share/equivalent unit price of $34.063 on that date, of all restricted shares/performance units held was $657,416 for Mr. Frissora, $391,725 for Mr. Schneider, $238,441 for Mr. McCollum, and $275,910 for Mr. Gabriel. Generally, restricted shares and performance share equivalent units will be vested prior to the spin-off. Dividends/Dividend Equivalents will be paid on the restricted shares/ performance share equivalent units held by each individual.

(4) In connection with the spin-off, options will be adjusted so that the options immediately after the spin-off will have equivalent economic terms to the options immediately before the spin-off.

(5) Includes amounts attributable during 1998 to benefit plans of Tenneco as follows:

    (a) The amounts contributed pursuant to Tenneco's Thrift Plan for the accounts of Messrs. Frissora, Schneider and Gabriel were $6,400, $5,013 and $5,000, respectively.

    (b) The dollar values paid by Tenneco for insurance premiums under the Tenneco group life insurance plan (including dependent life) for Messrs. Frissora, Schneider, McCollum, and Gabriel were $2,993, $7,670, $584, and $2,288, respectively.

     Automotive anticipates that, at the time of the spin-off, Mr. Frissora's annual salary will be increased to $580,000 and that his bonus target after the spin-off will be increased. Bonus targets for Messrs. Schneider, McCollum and Gabriel have been increased on a prorated basis for 1999. See also
"-- Termination of Employment and Change-in-Control Arrangements."

     Automotive also anticipates making a grant of stock options immediately following the spin-off. This grant is intended to represent a three-year award. Messrs. Frissora, Schneider, McCollum, Donovan, Jackson and Gabriel are expected to receive options to purchase 375,000, 90,000, 120,000, 90,000, 90,000 and
75,000 shares of Automotive common stock, respectively, after giving effect to a proposed one-for-five reverse stock split.

     Automotive anticipates that in 2000, Messrs. Frissora, Schneider, McCollum, Donovan, Jackson and Gabriel will be granted 25,000, 5,500, 7,000, 5,500, 5,500 and 5,000 performance share equivalent units, respectively, after giving effect to a proposed one-for-five reverse stock split.

                            OPTIONS GRANTED IN 1998

     The following table shows the number of options to purchase Tenneco common stock granted during 1998 to the persons named in the Summary Compensation Table above.

                                                     PERCENT OF
                             SHARES OF                 TOTAL
                           COMMON STOCK           OPTIONS GRANTED
                            UNDERLYING          TO TENNECO EMPLOYEES     EXERCISE      EXPIRATION       GRANT DATE
        NAME           OPTIONS GRANTED(#)(1)         IN 1998(%)         PRICE($)(2)       DATE       PRESENT VALUE(3)
        ----           ---------------------    --------------------    -----------    ----------    ----------------
Mr. Frissora.........          35,000                   2.0%              $36.63        7/21/08          $360,150
Mr. Schneider........          15,000                    .9%              $36.63        7/21/08          $154,350
Mr. McCollum.........          15,000                    .9%              $36.63        7/21/08          $154,350
Mr. Gabriel..........          10,000                    .5%              $36.63        7/21/08          $102,900

---------------

(1) In connection with the spin-off, the Tenneco stock options held by the persons listed above will be adjusted so that the options immediately after the spin-off will have equivalent economic terms to the options immediately before the spin-off.

(2) All options were granted with exercise prices equal to 100% of the fair market value of a share of Tenneco common stock on the date of grant.

(3) The Black-Scholes valuation was performed using the following assumptions:
    25.6% volatility, 5.7% risk free interest rate, 3.2% expected dividend rate and 10 year option life.

                            OPTIONS AT 1998 YEAR-END

     The following table shows the number of options to purchase Tenneco common stock held at December 31, 1998 by the persons named in the Summary Compensation Table above. No Tenneco options were exercised in 1998, and there were no in-the-money Tenneco options as of December 31, 1998.

                                                                      TOTAL NUMBER OF
                                                                    UNEXERCISED OPTIONS
                                                                          HELD AT
                                                                    DECEMBER 31, 1998(1)
                                                                ----------------------------
                            NAME                                EXERCISABLE    UNEXERCISABLE
                            ----                                -----------    -------------
Mr. Frissora................................................       8,291          65,495
Mr. Schneider...............................................       9,180          57,862
Mr. McCollum................................................      22,476          49,583
Mr. Gabriel.................................................       5,894          23,346

---------------
(1) In connection with the spin-off, the Tenneco stock options held by the persons listed above will be adjusted so that the options immediately after the spin-off will have equivalent economic terms to the options immediately before the spin-off.

                           LONG-TERM INCENTIVE PLANS
                PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN 1998

     The following table shows information concerning performance-based awards made during 1998 to the persons named in the Summary Compensation Table above.

                                NUMBER OF SHARES,     PERFORMANCE OR         ESTIMATED FUTURE PAYOUTS UNDER
                                    UNITS OR           OTHER PERIOD          NON-STOCK PRICE-BASED PLANS(1)
                                      OTHER          UNTIL MATURATION    ---------------------------------------
             NAME                 RIGHTS(1)(2)         OR PAYOUT(3)      THRESHOLD(4)    TARGET(4)    MAXIMUM(4)
             ----               -----------------    ----------------    ------------    ---------    ----------
Mr. Frissora..................        5,000              4 years             25%           100%          150%
Mr. Schneider.................        4,500              4 years             25%           100%          150%
Mr. McCollum..................        3,500              4 years             25%           100%          150%
Mr. Gabriel...................        2,000              4 years             25%           100%          150%

---------------
(1) Estimated future payouts are based on earnings per share ("EPS") from continuing operations; however, generally performance share equivalent units will be deemed to be earned at the target level and vested prior to the spin-off.

(2) Each performance share equivalent unit represents one share of Tenneco's common stock that may be earned under this award and the number of performance share equivalent units listed in this column represents the maximum number of performance share equivalent units that may be earned under this award.

(3) Performance share equivalent units are earned at the rate of 25% per year based on achievement of annual EPS goals; however, generally performance share equivalent units will be deemed to be earned at the target level and vested prior to the spin-off.

(4) Represents maximum performance share equivalent units earned where the goals were consistently within the indicated performance range on an individual year and accumulated four-year basis; however, generally performance share equivalent units will be deemed to be earned at the target level and vested prior to the spin-off.

                               PENSION PLAN TABLE

     The following table shows the aggregate estimated annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan and the Tenneco Inc. Supplemental Executive Retirement Plan to persons in specified remuneration and years of credited participation classifications. In connection with the spin-off, Packaging will become the sponsor of the Tenneco Retirement Plan. Automotive expects to adopt a salaried defined benefit pension plan patterned after the Tenneco Retirement Plan. The Automotive plan will count service prior to the spin-off for all purposes, including benefit accrual, but there will be an offset for benefits accrued under the Tenneco Retirement Plan. Therefore, as to Automotive employees, the benefits described in the table will be provided by a combination of payments from the Tenneco Retirement Plan and the Automotive plan. Automotive also expects to adopt plans similar to the Tenneco Inc. supplemental pension plan. Automotive also expects to adopt a key executive pension plan covering executive officers which will call for benefits commencing at age 55 of 4% of compensation (salary and bonus) per year of service up to a maximum of 50%, reduced by payments under all other Automotive qualified and non-qualified defined benefit pension plans.

                                   YEARS OF CREDITED PARTICIPATION
   ANNUAL     -------------------------------------------------------------------------
REMUNERATION     5         10         15         20         25         30         35
------------     -         --         --         --         --         --         --
$250,000      $19,642   $39,285..  $ 58,928   $ 78,571   $ 98,214   $117,857   $137,500
$300,000      $23,571   $47,142..  $ 70,714   $ 94,285   $117,857   $141,428   $165,000
$350,000      $27,500   $55,000..  $ 82,500   $110,000   $137,500   $165,000   $192,500
$400,000      $31,428   $62,857..  $ 94,285   $125,714   $157,142   $188,571   $220,000
$450,000      $35,357   $70,714..  $106,071   $141,428   $176,785   $212,142   $247,500
$500,000      $39,285   $78,571..  $117,857   $157,142   $196,428   $235,714   $275,000
$550,000      $43,214   $86,428..  $129,642   $172,857   $216,071   $259,285   $302,500
$600,000      $47,142   $94,285..  $141,428   $188,571   $235,714   $282,857   $330,000
$650,000      $51,071   $102,142.. $153,214   $204,285   $255,357   $306,428   $357,500
$700,000      $55,000   $110,000.. $165,000   $220,000   $275,000   $330,000   $385,000

---------------
1. The benefits shown above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation, which is comprised of salary and bonus. These benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Messrs. Frissora, Schneider, McCollum and Gabriel are 2, 4, 4 and 4, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.
2. If Mr. Frissora completes 10 years of service in the period commencing January 1, 1999, he will be entitled to benefits commencing at age 55 of at least 40% of his average salary plus bonus determined over a three-year period.

     COMPENSATION OF DIRECTORS

     Fee Structure. Following the spin-off, each director who is not also an employee of Automotive or its subsidiaries, an "outside director," will be paid a yearly retainer fee of $35,000 for service on the Automotive Board of Directors. In general, 100% of that fee will be paid in the form of stock-settled common stock equivalents, (the "directors' stock equivalents") as described below. A director may elect, however, to have up to 40%, or $14,000, of the fee paid in cash. These outside directors will also receive cash attendance fees and committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors. Outside directors will receive $1,000 for each meeting of the Board of Directors attended, and each one who serves as a Chairman of the Audit Committee or the

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Compensation/Nominating/Governance Committee will be paid a fee of $7,000 per chairmanship. Outside directors who serve as members of these committees will be paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee will receive $1,000 plus expenses for each meeting of that committee attended.

     Common Stock Equivalents/Options. As described above, all or a portion of an outside director's retainer fee will be paid in common stock equivalent units. These directors' stock equivalents will be payable in shares of Automotive common stock after an outside director ceases to serve as a director of Automotive. Final distribution of these shares may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents will be issued at 100% of the fair market value on the date of the grant. Each outside director will also receive an annual grant of an option to purchase up to 5,000 shares of Automotive common stock and 1,000 performance share equivalent units as additional incentive compensation. Directors options: (a) will be granted with per share exercise prices equal to 100% of the fair market value of a share of Automotive common stock on the day the option is granted;
(b) will have terms of ten years; and (c) will fully vest six months from the grant date. Once vested, the directors options will be exercisable at any time during the option term.

     Automotive expects that restricted shares of Tenneco common stock and directors' stock equivalents held by outside directors will be vested prior to the completion of the spin-off, and the directors will be paid an amount in cash to defray taxes incurred on that vesting.

     Deferred Compensation Plan. Automotive will have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40% or $14,000, of his or her retainer fee and some or all of his or her meeting fees credited to a deferred compensation account. The plan will provide these directors with various investment options. The investment options will include stock equivalent units of Automotive common stock, which may be paid out in either cash or shares of Automotive common stock.

     Restricted Stock. In satisfaction of residual obligations of Automotive under the discontinued retirement plan for directors, Ms. Eickhoff and Mr. Andrews will receive a yearly grant of $15,400 in value of restricted shares of Automotive common stock. The restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture if Ms. Eickhoff or Mr. Andrews ceases to serve on the Board prior to the expiration of the restricted period. This restricted period ends upon his or her normal retirement from the Board, unless he or she is disabled, dies, or the Compensation/Nominating/Governance Committee of the Board, at its discretion, determines otherwise. During the restricted period, Ms. Eickhoff and Mr. Andrews will be entitled to vote the shares and receive dividends.

     TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Automotive will maintain a key executive change-in-control severance benefit plan similar to the existing Tenneco plan and incorporating some provisions of the benefits protection trust. The purpose of the plan is to enable Automotive to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "change-in-control" of Automotive, as that term will be defined in the plan. The plan will be designed to achieve this purpose through the provision of severance benefits for key employees and officers whose positions are terminated following a change-in-control as provided in the plan. Under the plan, Automotive expects that Messrs. Frissora, Schneider, McCollum and Gabriel would have become entitled to receive payments from Automotive in the amount of $1,575,000; $1,295,001; $1,428,999 and $924,999, respectively, had their positions been terminated on August 31, 1999 following a change-in-control, based on their current 1999 salaries of $400,000, $315,000, $315,000 and $235,000, respectively. In addition, restricted shares held in the name of those individuals under restricted stock plans would have automatically reverted to Automotive, and Automotive would have been obliged to pay those individuals the fair market value of those restricted shares. Their performance share equivalent units would also have been fully vested and paid. The spin-off does not constitute a "change-in-control" of Tenneco for purposes of Tenneco's current or new change-in-control severance

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

benefits plans or of Automotive for purposes of the change-in-control severance benefits plans. The Tenneco benefits protection trust and the existing rabbi trust will be terminated prior to the spin-off.

     Other than in connection with a change-in-control, Automotive has agreed that if Mr. Frissora's employment is terminated other than for death, disability or non-performance of duties, he will be paid two times the total of his current salary and his bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, and his stock options will remain exercisable for at least 90 days. Automotive has agreed to provide Mr. Schneider severance benefits similar to those with respect to Mr. Frissora, except he would be paid one and one-half times the total of his current salary plus his bonus for the immediately preceding year.

     Mr. Donovan receives an annual salary of $290,000. His target bonus is $150,000 and he will be included in the group of executives who qualify for the benefits described above with respect to a change-in-control.

     Mr. Jackson receives an annual salary of $250,000. His target bonus is $150,000 and he will be included in the group of executives who qualify for the benefits described above with respect to a change-in-control.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 1998, Tenneco paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $25,000 for financial consulting services. These services have not been and will not be provided in 1999.

     Upon the spin-off, Messrs. Frissora, Schneider, McCollum and Jackson will be granted Automotive restricted stock with a value on the grant date equal to the pre-spin-off value of 35,000 shares of Tenneco common stock as to Mr. Frissora and 15,000 shares of Tenneco common stock as to each of the others. One-third of such restricted stock will vest each year following the spin-off assuming that the grantee remains employed through that date.

     During fiscal year 1999, Mr. Frissora was indebted to Tenneco. Such indebtedness was incurred in connection with his relocation and all amounts outstanding are secured by a subordinated mortgage note without interest. Principal will only be payable in full upon termination of his employment prior to 2003 except for a termination without cause or following a change-in-control. The approximate aggregate amount outstanding is $400,000.

     During 1999, Mr. McCollum was indebted to an affiliate of Tenneco in connection with a relocation loan of approximately $400,000. In July, 1999, that obligation was canceled.

     During fiscal 1998, Tenneco and its subsidiaries paid the law firm of Jenner & Block, of which Mr. Donovan was a partner, approximately $13.5 million for legal services, a substantial portion of which related to work for Packaging.

     For additional information concerning certain relationships between Tenneco and members of Tenneco's existing management, see the Tenneco Inc. Proxy Statement for the Annual Meeting of Shareowners held on May 11, 1999 which is incorporated in this document by reference. See also "Description of Packaging -- Management -- Certain Relationships and Related Transactions."

     AUTOMOTIVE BENEFIT PLANS FOLLOWING THE SPIN-OFF

     Automotive will continue its sponsorship of the defined benefit pension plans covering hourly employees. Automotive expects to adopt a salaried defined benefit pension plan patterned after the Tenneco Retirement Plan, which will count service prior to the spin-off for all purposes including benefit accrual, but there will be an offset for benefits accrued under the Tenneco Retirement Plan. Automotive will adopt thrift plans covering salaried and hourly employees to which the employees' account balances in the existing Tenneco Thrift Plan will be transferred. The Automotive thrift plans will be 401(k) plans, and there will be employer contributions.

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

     Automotive will adopt two non-qualified deferred compensation plans patterned after the existing Tenneco deferred compensation plans and supplemental defined benefit pension plan. These plans will be unfunded.

     Automotive will continue the executive incentive compensation plan to provide annual cash bonuses to eligible employees.

     Participation in the existing Tenneco employee stock purchase plan has been suspended. Automotive expects to permit resumed participation in that plan after the spin-off.

     Automotive will continue the 1996 Tenneco Inc. Stock Ownership Plan. Tenneco options which will continue to be held by Automotive personnel will be adjusted in connection with the spin-off to maintain economic equivalent terms. Shares underlying options previously held by non-Automotive personnel will become available for regrant at the time of the spin-off.

NEW FINANCING

     In connection with the spin-off, Automotive (1) has entered into a new senior secured credit facility and (2) intends to issue new senior subordinated debt. Automotive plans to use the proceeds of the senior subordinated debt issue and borrowings of approximately $1,173 million under the new senior credit facility to fund a portion of the debt realignment. See "The Spin-off -- Debt Realignment."

     A definitive agreement for the issuance and sale of the senior subordinated notes is being negotiated and has not been completed. Accordingly, the terms of such arrangement described below are preliminary and may change as a result of the negotiation of a definitive agreement. In addition, funding under both of the financings described below will be subject to the satisfaction of numerous conditions.

     NEW CREDIT FACILITY

     Automotive has entered into a senior secured credit facility with a syndicate, or group, of banks and other financial institutions. The total available borrowing capacity under the senior secured credit facility is $1,550 million, including a $500 million revolving credit facility, with commitment terms ranging from six to eight and one-half years.

     Repayment. The terms of the senior secured credit facility require the revolving credit facility to be repaid on or before the date that is the sixth anniversary of the funding date. Prior to that date, funds may be borrowed, repaid and reborrowed without premium or penalty. The revolving credit facility will terminate in 2005.

     The term loans under the senior secured credit facility have varying maturities from six to eight and one-half years, a portion of which will be payable in quarterly installments beginning September 30, 2001 and the remainder of which will be payable at maturity.

     Guarantee; Security. Upon the spin-off, the senior credit facility will be guaranteed by each of Automotive's direct and indirect wholly-owned domestic subsidiaries. At that time, the senior credit facility will also be secured by a perfected security interest in (1) substantially all of the tangible and intangible assets of Automotive and its domestic subsidiaries, (2) the capital stock of Automotive's domestic subsidiaries, and (3) up to 66% of the capital stock of Automotive's first-tier foreign subsidiaries, excluding joint venture interests. Automotive expects that the collateral will be permanently released if Automotive achieves specified long-term debt ratings and a portion of the term loans have been paid in full.

     Covenants. The senior credit facility will require Automotive to maintain compliance with the following financial tests:

     - minimum interest coverage ratio, which is the ratio of consolidated earnings before interest expense, income taxes, minority interest, depreciation and amortization ("EBITDA") to consolidated cash interest expense;

     - minimum fixed charge coverage ratio, which is the ratio of consolidated EBITDA less consolidated capital expenditures to consolidated cash interest expense; and

     - maximum leverage ratio, which is the ratio of consolidated indebtedness to consolidated EBITDA.

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

     In addition, the senior credit facility contains restrictions on Automotive's operations that are customary for similar facilities and transactions, including limitations on: (a) incurring additional liens; (b) liquidations and dissolutions; (c) incurring additional indebtedness or guarantees; (d) sales or other dispositions of assets; (e) capital expenditures;
(f) dividends; (g) mergers and consolidations; (h) loans and advances; (i) prepayments and modifications of subordinated and other debt instruments; and
(j) sales and leasebacks.

     Interest. The borrowings under the senior credit facility will bear interest at floating rates, generally based, at Tenneco's option, on a base rate defined in the senior secured credit facility or the Eurodollar rate, in each case plus an applicable margin that will depend on Automotive's leverage ratio.

     Mandatory Prepayments. The senior secured credit facility requires Automotive to prepay the term loan facilities and reduce commitments under the revolving credit facility with:

     - 100% of the net proceeds of any issuance or incurrence of indebtedness after the funding date by Automotive or its subsidiaries, subject to exceptions for permitted debt;

     - 50% of the net proceeds of any issuance of equity by Automotive or its subsidiaries, subject to some exceptions;

     - 100% of the net proceeds of any sale or other disposition by Automotive or its subsidiaries of any assets, unless such proceeds are reinvested in assets useful in Automotive's business, with some exceptions;

     - 75% of excess cash flow, as defined in the senior secured credit facility; and

     - 100% of the net proceeds of casualty insurance, condemnation awards or other recoveries, to the extent the proceeds are not reinvested in other assets useful in Automotive's business, subject to some exceptions.

     The mandatory prepayment percentages will be reduced if Automotive achieves certain performance measures established in the facility.

     NEW SUBORDINATED DEBT

     In connection with the spin-off, Automotive intends to offer $500 million of senior subordinated notes in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933. The senior subordinated notes will be general unsecured obligations of Automotive, junior to all senior indebtedness of Automotive. While the interest rate, interest payment dates, maturity and other material terms of the senior subordinated notes have not been finalized, Automotive expects that the senior subordinated notes will have terms customary for senior subordinated note offerings of issuers similar to Automotive. Automotive also expects that the senior subordinated notes will:

     - mature in 10 years;

     - be guaranteed by all of Automotive's material domestic wholly-owned subsidiaries;

     - have registration rights;

     - be redeemable at the option of the holders upon a change of control; and

     - include customary limitations on Automotive for this type of financing, including limitations on indebtedness, liens, dividends, stock repurchases, investments, assets sales, mergers, subsidiary stock issuances and affiliate transactions.

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

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of U.S. federal income tax consequences of the exchange offers and consent solicitation to holders of original securities. This discussion is the opinion of Jenner & Block, tax counsel to Tenneco and Packaging in connection with the exchange offers, based on United States federal income tax laws as now in effect. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of the your particular circumstances. For example, special rules may apply to you if you are one of the following types of holders:

     - an insurance company,

     - a tax-exempt organization,

     - an employee stock ownership plan,

     - a bank, broker, dealer or financial institution,

     - a holder that holds original securities as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes,

     - a holder that has a "functional currency" other than the United States dollar, or

     - a taxpayer that is not a citizen or resident of the United States, or that is a foreign corporation, foreign partnership or foreign estate or trust as to the United States.

     In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences, such as estate or gift tax, other than income tax consequences, that may be applicable to you. Further, this summary assumes that you hold the original securities as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). "Capital assets" are generally property held for investment. This summary is based on the Code and applicable Treasury Regulations promulgated and proposed under the Code, rulings, administrative pronouncements and decisions as of the date of this document, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFERS AND CONSENT SOLICITATION.

TAX CONSIDERATIONS IF YOU EXCHANGE

     New Securities. In general, if you tender your original securities in the exchange offers, you should not recognize any gain or loss as a result of your receipt of new securities, except on the receipt of accrued and unpaid interest on the original securities and except with respect to cash received in lieu of a fractional interest in new securities. Your basis of the new securities immediately after the exchange offers will be the same as the basis of your original securities exchanged for those new securities, which will not include any basis allocated to a fractional interest in new securities for which cash is received. The holding period of the new securities received by you in the exchange offers will include the period during which you held the original securities exchanged for those new securities, assuming the original securities were held as capital assets. No ruling has been requested from the Internal Revenue Service regarding the consequences of the exchange offers and, accordingly, Tenneco and Packaging cannot assure you that the IRS will not take a view contrary to those expressed above.

     The above conclusions are based on the assumption, among others, that the original securities and new securities are "securities" for federal income tax purposes. Whether a debt instrument constitutes a security for U.S. federal income tax purposes depends on the terms, conditions and other facts and circumstances relating to the instrument. Prominent factors that the courts have relied upon in making this determination include: (a) the term to maturity of the debt; (b) the collateral securing the debt; (c) the degree of subordination of the debt; (d) the ratio of debt to equity of the issuer; (e) the riskiness of the business of the issuer; and (f) the negotiability of the instrument. Generally, notes with terms to maturity of ten years or more, such as some of the original securities and some of the new securities, are treated as

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

securities for federal income tax purposes. Securities with terms to maturity of five years or less are generally not treated as securities for federal income tax purposes. Nevertheless, the IRS has taken the position that while the term to maturity is an important factor, the determination of whether a debt instrument is a security should be based upon an evaluation of the overall nature of the debt, including the degree of participation and continuing interest in the business of the debtor obligated for the debt. Some of the series of original securities and new securities will have terms to maturity of ten years or more and the other series of original securities and new securities will have terms to maturity between five and ten years. None of the original securities or new securities will have terms to maturity of five years or less.

     Based on all of the factors discussed above, in the opinion of Jenner & Block, both the original securities and the new securities should be treated as securities for U.S. federal income tax purposes. However, due to the inherently factual nature of the determination of whether a debt instrument is a security for tax purposes, the IRS or a court could determine that the original securities or the new securities do not constitute securities.

     The above conclusions are also based on the assumption that the spin-off will qualify as a tax-free distribution under Section 355 of the Code. Tenneco has received a letter ruling from the IRS to that effect. The letter ruling is based on various factual representations and assumptions. If any of these factual representations or assumptions are incomplete or untrue in a material respect, or the facts on which the letter ruling is based are materially different from the facts at the time of the spin-off, the spin-off could become taxable to Tenneco, its stockholders and its other securityholders.

     If the spin-off does not qualify as a tax-free distribution under Section 355 of the Code, other than as a result of a 50% ownership shift in Automotive or Packaging, or if either the original securities or new securities are determined not to be securities for U.S. federal income tax purposes, you would recognize capital gain or loss if you participate in the exchange offers equal to the difference between the issue price of the new securities and your tax basis of the original securities exchanged. Any gain may be subject to ordinary income treatment if you acquired the original securities at a market discount. The "issue price" of the new securities will be equal to (a) the fair market value of the original securities or the new securities, if either the original securities or the new securities are traded on an established market, or (b) the stated principal amount of the new securities, if neither the original securities nor the new securities are traded on an established market.

     If either the original securities or the new securities are traded on an established market, the new securities may have original issue discount equal to the difference between their issue price and their stated principal amount. You would include any original issue discount in income as it accrued on the basis of a constant yield to the maturity date, and thus would be required to include amounts in income prior to the date such income is actually paid in cash.

     If you tender your original securities prior to the expiration of the consent solicitation, it is possible that a portion of the new securities will be treated as a consent payment. If a portion of the new securities is treated as a consent payment, it would result in ordinary income to you.

     Cash received by you in lieu of a fractional interest in new securities should be treated as received in exchange for a fractional interest received in exchange for your original securities, and you should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the tax basis of the original securities allocable to such fractional interest. Such gain or loss should be a long-term capital gain or loss if the holding period of the original securities exchanged is greater than one year at the time of the exchange.

     An exception to the capital gain treatment described above applies to a holder who holds securities with "market discount." Market discount is the amount by which the holder's basis in his, her or its securities immediately after the acquisition is exceeded by the stated redemption price at maturity of the securities. Generally, a holder who purchased his, her or its securities at market discount will be required to treat as ordinary income the lesser of the gain realized on the receipt of cash in lieu of a fractional interest in new securities or the market discount that accrued while the original securities were held by the holder, unless the holder made an election to include accrued market discount in income currently.
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

     Accrued Interest. Any portion of the payment received by you which is attributable to accrued interest on the original securities will be taxable as ordinary income in accordance with your method of accounting for U.S. federal income tax purposes.

     Amortizable Bond Premium. If you tender your original securities after the consent solicitation expires, the tax basis of your new securities may exceed the amount payable at maturity of the new securities. In general, such excess will be treated as "amortizable bond premium" that you may elect, under Section 171 of the Code, to amortize as an offset to interest income under the constant yield method over the period from the date of the acquisition of the new securities to the maturity date of the new securities, subject to special rules for early call provisions.

     If a holder of the new securities makes an election to amortize bond premium, the tax basis of the new securities must be reduced by the annual amount of the aggregate amortization deductions allowable for the bond premium. An election to amortize bond premium applies to all obligations with amortizable bond premium held by the electing holder at the beginning of the first taxable year to which the election applies or later acquired by the holder, and is irrevocable without the consent of the IRS.

TAX CONSIDERATIONS IF YOU DO NOT EXCHANGE

     If you do not exchange your original securities in the exchange offers you should not recognize gain or loss for U.S. federal income tax purposes unless the supplemental indenture with respect to the original indenture, providing for the proposed amendments, becomes effective and is deemed to constitute a significant modification of the original securities under Section 1001 of the Code. The changes in the terms of the original securities to be effected by the supplemental indenture should not constitute a significant modification under the applicable Treasury Regulations, and should not result in a deemed exchange of securities for U.S. federal income tax purposes. Accordingly, if you hold original securities and elect to retain them, you should not recognize gain or loss as a result of the changes to the terms of the original securities effected by the supplemental indenture. Alternatively, even if the supplemental indenture were to result in a deemed exchange of securities for U.S. federal income tax purposes, if you do not tender your original securities in the exchange offers, you should not recognize gain or loss on the deemed exchange since the deemed exchange should qualify as a tax-free recapitalization, assuming the original securities constitute securities for federal income tax purposes.

BACKUP WITHHOLDING

     Under the U.S. federal income tax backup withholding provisions of the Code and applicable Treasury Regulations, you will be subject to backup withholding at the rate of 31% with respect to interest received by you unless you: (a) are a corporation or come within another exempt category and, when required, demonstrate this fact; or (b) provide a correct taxpayer identification number to the exchange agent, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. To prevent backup withholding with respect to the payment of interest, you must complete and sign a substitute Form W-9, which is included as part of the consent and letter of transmittal, and return it to the exchange agent. If the exchange agent is not provided with the correct taxpayer identification number, you may also be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained by you from the IRS.

                                 LEGAL MATTERS

     Legal matters regarding the authorization and issuance of the new securities will be passed upon for Tenneco and Packaging by Jenner & Block, Chicago, Illinois. Matters regarding the federal income tax treatment of the exchange offers and consent solicitation are also being passed upon for Tenneco and Packaging by Jenner & Block. Theodore R. Tetzlaff, General Counsel of Tenneco and a partner of Jenner & Block, beneficially owns 188,406 shares of Tenneco common stock. This amount includes options to purchase 89,871 shares of Tenneco common stock, which options are either presently exercisable or

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

exercisable within 60 days. Timothy R. Donovan, a partner of Jenner & Block through September 1999, was named Senior Vice President and General Counsel of Automotive in August 1999. Legal matters relating to exchange offers and consent solicitation will be passed upon for the dealer managers by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York. Cahill Gordon & Reindel has in the past represented and continues to represent Tenneco in various matters.

                                    EXPERTS

     The following financial statements and schedules included or incorporated by reference in this document or elsewhere in this registration statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports: (a) Tenneco Inc. and Consolidated Subsidiaries included in Tenneco's Current Report on Form 8-K dated August 20, 1999, incorporated by reference in this document; and (b) The Businesses of Tenneco Packaging, included in this document.

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             INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE OF
                      THE BUSINESSES OF TENNECO PACKAGING

                                                              PAGE
                                                              ----
Report of independent public accountants....................  F-2
Combined statements of income for each of the three years in the period ended December 31, 1998, and the six months
  ended June 30, 1999 (unaudited) and 1998 (unaudited)......  F-3
Combined balance sheets -- December 31, 1998 and 1997, and
  June 30, 1999 (unaudited).................................  F-4
Combined statements of cash flows for each of the three
  years in the period ended December 31, 1998, and the six
  months ended June 30, 1999 (unaudited) and 1998
  (unaudited)...............................................  F-5
Statements of changes in combined equity for each of the
  three years in the period ended December 31, 1998, and six months ended June 30, 1999 (unaudited)....................  F-6
Statements of comprehensive income for each of the three
  years in the period ended December 31, 1998, and the six
  months ended June 30, 1999 (unaudited) and 1998
  (unaudited)...............................................  F-7
Notes to combined financial statements......................  F-8
Financial statement schedule -- Valuation and Qualifying
  Accounts..................................................  S-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tenneco Inc.:

     We have audited the accompanying combined balance sheets of the Businesses of Tenneco Packaging (see Note 1) as of December 31, 1998 and 1997, and the related combined statements of income, cash flows, changes in combined equity and comprehensive income for each of the three years in the period ended December 31, 1998. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Businesses of Tenneco Packaging as of December 31, 1998 and 1997, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the combined financial statements, in the fourth quarter of 1997, the Businesses of Tenneco Packaging changed their method of accounting for certain costs incurred in connection with information technology transformation projects.

     Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the index to the combined financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the Businesses of Tenneco Packaging taken as a whole.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
July 2, 1999

                      THE BUSINESSES OF TENNECO PACKAGING

                         COMBINED STATEMENTS OF INCOME
                      (MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                                         SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                                   --------------------------    --------------------------
                                                    1998      1997      1996        1999           1998
                                                    ----      ----      ----        ----           ----
                                                                                        (UNAUDITED)
REVENUES
  Net sales and operating revenues --
     Specialty.................................    $2,785    $2,553    $1,987      $1,404         $1,361
     Other.....................................         6        10        --          --             10
                                                   ------    ------    ------      ------         ------
                                                    2,791     2,563     1,987       1,404          1,371
  Gain (loss) on sale of businesses and assets,
     net.......................................        (9)       --        15         (21)            (1)
  Other income, net............................         6         6        34           3              9
                                                   ------    ------    ------      ------         ------
                                                    2,788     2,569     2,036       1,386          1,379
                                                   ------    ------    ------      ------         ------
COSTS AND EXPENSES
  Cost of sales (exclusive of depreciation
     shown below)..............................     1,870     1,796     1,417         924            931
  Engineering, research, and development.......        33        34        22          18             13
  Selling, general, and administrative.........       427       270       232         206            174
  Depreciation and amortization................       175       163       131          94             88
                                                   ------    ------    ------      ------         ------
                                                    2,505     2,263     1,802       1,242          1,206
                                                   ------    ------    ------      ------         ------
INCOME BEFORE INTEREST EXPENSE, INCOME TAXES,
  AND MINORITY INTEREST........................       283       306       234         144            173
     Interest expense (net of interest
       capitalized)............................       133       124       102          68             67
     Income tax expense........................        67        75        67          24             37
     Minority interest.........................         1         1        --          --             --
                                                   ------    ------    ------      ------         ------
INCOME FROM CONTINUING OPERATIONS..............        82       106        65          52             69
Income (loss) from discontinued operations, net
  of income tax................................        57        21        71        (163)            37
                                                   ------    ------    ------      ------         ------
Income (loss) before extraordinary loss........       139       127       136        (111)           106
Extraordinary loss, net of income tax..........        --        --        (2)         (7)            --
                                                   ------    ------    ------      ------         ------
Income (loss) before cumulative effect of
  change in accounting principle...............       139       127       134        (118)           106
Cumulative effect of change in accounting
  principle, net of income tax.................        --       (38)       --         (32)            --
                                                   ------    ------    ------      ------         ------
NET INCOME (LOSS)..............................    $  139    $   89    $  134      $ (150)        $  106
                                                   ======    ======    ======      ======         ======
EARNINGS (LOSS) PER SHARE
Basic earnings per share of common stock --
  Continuing operations........................    $  .49    $  .63    $  .38      $  .31         $  .41
  Discontinued operations......................       .34       .12       .42        (.98)           .22
  Extraordinary loss...........................        --        --      (.01)       (.04)            --
  Cumulative effect of change in accounting
     principle.................................        --      (.23)       --        (.19)            --
                                                   ------    ------    ------      ------         ------
                                                   $  .83    $  .52    $  .79      $ (.90)        $  .63
                                                   ======    ======    ======      ======         ======
Diluted earnings per share of common stock --
  Continuing operations........................    $  .49    $  .63    $  .38      $  .31         $  .41
  Discontinued operations......................       .34       .12       .42        (.98)           .22
  Extraordinary loss...........................        --        --      (.01)       (.04)            --
  Cumulative effect of change in accounting
     principle.................................        --      (.23)       --        (.19)            --
                                                   ------    ------    ------      ------         ------
                                                   $  .83    $  .52    $  .79      $ (.90)        $  .63
                                                   ======    ======    ======      ======         ======

  The accompanying notes to combined financial statements are an integral part of these combined statements of income.

                      THE BUSINESSES OF TENNECO PACKAGING

                            COMBINED BALANCE SHEETS
                                   (MILLIONS)

                                                                  DECEMBER 31,
                                                                ----------------     JUNE 30,
                                                                 1998      1997        1999
                                                                 ----      ----      --------
                                                                                    (UNAUDITED)
                           ASSETS
Current assets:
  Cash and temporary cash investments.......................    $    7    $   11      $   18
  Receivables --
     Customer notes and accounts, net.......................       336       301         320
     Affiliated companies...................................        44        74          20
     Income taxes...........................................        15        36           7
     Other..................................................        52        10          28
  Inventories...............................................       412       404         447
  Deferred income taxes.....................................         6        41          46
  Prepayments and other.....................................        45        47          26
                                                                ------    ------      ------
                                                                   917       924         912
                                                                ------    ------      ------
Other assets:
  Long-term notes receivable, net...........................        22        21          16
  Goodwill and intangibles, net.............................     1,052     1,009       1,028
  Pension assets............................................       742       654         795
  Other.....................................................       143       129         107
                                                                ------    ------      ------
                                                                 1,959     1,813       1,946
                                                                ------    ------      ------
Plant, property, and equipment, at cost.....................     2,057     1,856       2,025
  Less -- Reserves for depreciation and amortization........       501       398         530
                                                                ------    ------      ------
                                                                 1,556     1,458       1,495
                                                                ------    ------      ------
Net assets of discontinued operations.......................       366       423         133
                                                                ------    ------      ------
                                                                $4,798    $4,618      $4,486
                                                                ======    ======      ======
LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Short-term debt (including current maturities on long-term
     debt)..................................................    $  595    $  158      $  367
  Payables --
     Trade..................................................       255       252         257
     Affiliated companies...................................         6         6         100
  Taxes accrued.............................................        13        12          14
  Accrued liabilities.......................................       188       192         215
  Other.....................................................        85       124         107
                                                                ------    ------      ------
                                                                 1,142       744       1,060
                                                                ------    ------      ------
Long-term debt..............................................     1,312     1,492       1,494
                                                                ------    ------      ------
Deferred income taxes.......................................       291       270         380
                                                                ------    ------      ------
Postretirement benefits.....................................       163       114         149
                                                                ------    ------      ------
Deferred credits and other liabilities......................       100       144          49
                                                                ------    ------      ------
Commitments and contingencies
Minority interest...........................................        14        15          14
                                                                ------    ------      ------
Combined equity.............................................     1,776     1,839       1,340
                                                                ------    ------      ------
                                                                $4,798    $4,618      $4,486
                                                                ======    ======      ======

  The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                      THE BUSINESSES OF TENNECO PACKAGING

                       COMBINED STATEMENTS OF CASH FLOWS
                                   (MILLIONS)

                                                                   YEARS ENDED          SIX MONTHS
                                                                  DECEMBER 31,        ENDED JUNE 30,
                                                              ---------------------   ---------------
                                                              1998    1997    1996     1999     1998
                                                              ----    ----    ----     ----     ----
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Income from continuing operations...........................  $  82   $ 106   $  65   $    52   $  69
Adjustments to reconcile income from continuing operations
  to cash provided (used) by continuing operations --
    Depreciation and amortization...........................    175     163     131        94      88
    Deferred income taxes...................................     77     118       4        89      27
    (Gain) loss on sale of businesses and assets, net.......      9      --     (15)       21       1
    Allocated interest, net of tax..........................     85      78      63        44      44
    Changes in components of working capital --
       (Increase) decrease in receivables...................     28      (1)    (59)     (103)     37
       (Increase) decrease in inventories...................      8     (12)     (5)      (45)     (5)
       (Increase) decrease in prepayments and other current
         assets.............................................     (1)    (30)      8         1      (5)
       Increase (decrease) in payables......................    (13)    (44)     13       (44)    (21)
       Increase (decrease) in taxes accrued.................    (23)    (36)     40         1      (6)
       Increase (decrease) in interest accrued..............     --      (1)     (1)       (1)     --
       Increase (decrease) in other current liabilities.....     35      (5)     (8)       (2)      9
    Other...................................................    (90)    (38)     30       (90)    (58)
                                                              -----   -----   -----   -------   -----
Cash provided (used) by continuing operations...............    372     298     266        17     180
Cash provided (used) by discontinued operations.............    205     107      (3)      (62)    108
                                                              -----   -----   -----   -------   -----
Net cash provided (used) by operating activities............    577     405     263       (45)    288
                                                              -----   -----   -----   -------   -----
INVESTING ACTIVITIES
Net proceeds related to the sale of discontinued
  operations................................................     --      10     123       306      --
Net proceeds from sale of businesses and assets.............     22      14      23        28      12
Expenditures for plant, property, and equipment.............   (194)   (229)   (216)      (75)   (101)
Acquisitions of businesses and assets.......................   (101)   (285)   (323)       (2)    (58)
Expenditures for plant, property, and equipment and business
  acquisitions -- discontinued operations...................   (203)   (108)   (169)   (1,129)    (51)
Investments and other.......................................    (38)    (56)   (107)        6     (23)
                                                              -----   -----   -----   -------   -----
Net cash provided (used) by investing activities............   (514)   (654)   (669)     (866)   (221)
                                                              -----   -----   -----   -------   -----
FINANCING ACTIVITIES
Issuance of long-term debt..................................      3       4      --     1,760       2
Retirement of long-term debt................................    (18)    (18)     (7)      (29)    (14)
Net increase (decrease) in short-term debt excluding current
  maturities on long-term debt..............................      4     (78)    (16)       (1)      5
Cash contributions from (distributions to) Tenneco..........    (56)    331     422      (810)    (59)
                                                              -----   -----   -----   -------   -----
Net cash provided (used) by financing activities............    (67)    239     399       920     (66)
                                                              -----   -----   -----   -------   -----
Effect of foreign exchange rate changes on cash and
  temporary cash investments................................     --      (1)     (1)        2      --
                                                              -----   -----   -----   -------   -----
Increase (decrease) in cash and temporary cash
  investments...............................................     (4)    (11)     (8)       11       1
Cash and temporary cash investments, beginning of period....     11      22      30         7      11
                                                              -----   -----   -----   -------   -----
Cash and temporary cash investments, end of
  period....................................................  $   7   $  11   $  22   $    18   $  12
                                                              =====   =====   =====   =======   =====
Cash paid during the period for interest....................  $   6   $   9   $   8   $     2   $   4
Cash paid during the period for income taxes (net of
  refunds)..................................................  $  21   $ (68)  $  60   $    17   $  10
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common equity interest received related to the sale of
  containerboard operations.................................  $  --   $  --   $  --   $   194   $  --
Principal amount of long-term debt assumed by buyers of
  containerboard operations.................................  $  --   $  --   $  --   $(1,760)  $  --

-------------------------
Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

                      THE BUSINESSES OF TENNECO PACKAGING

                    STATEMENTS OF CHANGES IN COMBINED EQUITY
                                   (MILLIONS)

                                                        YEARS ENDED DECEMBER 31,
                                                       --------------------------     SIX MONTHS ENDED
                                                        1998      1997      1996       JUNE 30, 1999
                                                        ----      ----      ----      ----------------
                                                                                        (UNAUDITED)
Balance, January 1.................................    $1,839    $1,843    $1,531          $1,776
  Net income (loss)................................       139        89       134            (150)
  Accumulated other comprehensive income (loss)....        22       (24)       (7)            (29)
  Allocated interest, net of tax...................       111       102        86              49
  Change in allocated corporate debt...............      (333)     (549)     (137)            573
  Cash contributions from (distributions to)
     Tenneco.......................................       (56)      331       422            (810)
  Noncash contributions from (distributions to)
     Tenneco.......................................        54        47      (186)            (69)
                                                       ------    ------    ------          ------
Balance, end of period.............................    $1,776    $1,839    $1,843          $1,340
                                                       ======    ======    ======          ======

The accompanying notes to combined financial statements are an integral part of these
                   statements of changes in combined equity.

                      THE BUSINESSES OF TENNECO PACKAGING

               COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                   (MILLIONS)

                                                                      YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                1998                            1997                            1996
                                    -----------------------------   -----------------------------   -----------------------------
                                     ACCUMULATED                     ACCUMULATED                     ACCUMULATED
                                        OTHER                           OTHER                           OTHER
                                    COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                       INCOME          INCOME          INCOME          INCOME          INCOME          INCOME
                                    -------------   -------------   -------------   -------------   -------------   -------------
NET INCOME (LOSS).................                      $139                            $ 89                            $134
                                                        ----                            ----                            ----
ACCUMULATED OTHER COMPREHENSIVE
  INCOME:
  CUMULATIVE TRANSLATION
    ADJUSTMENT
  Balance, January 1..............      $(21)                           $  3                             $10
    Translation of foreign
      currency statements.........        24              24             (25)            (25)             (6)             (6)
    Hedges of net investment in
      foreign subsidiaries........        --              --               2               2              (2)             (2)
    Income tax benefit
      (expense)...................        --              --              (1)             (1)              1               1
                                        ----                            ----                             ---
  Balance, end of period..........         3                             (21)                              3
                                        ----                            ----                             ---
  ADDITIONAL MINIMUM PENSION
    LIABILITY ADJUSTMENT
  Balance, January 1..............        --                              --                              --
    Additional minimum pension
      liability adjustment........        (4)             (4)             --              --              --              --
    Income tax benefit
      (expense)...................         2               2              --              --              --              --
                                        ----                            ----                             ---
  Balance, end of period..........        (2)                             --                              --
                                        ----                            ----                             ---
Balance, end of period............      $  1                            $(21)                            $ 3
                                        ====            ----            ====            ----             ===            ----
Other comprehensive income
  (loss)..........................                        22                             (24)                             (7)
                                                        ----                            ----                            ----
COMPREHENSIVE INCOME (LOSS).......                      $161                            $ 65                            $127
                                                        ====                            ====                            ====

                                                                                SIX MONTHS ENDED JUNE 30,
                                                              -------------------------------------------------------------
                                                                          1999                            1998
                                                              -----------------------------   -----------------------------
                                                               ACCUMULATED                     ACCUMULATED
                                                                  OTHER                           OTHER
                                                              COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE   COMPREHENSIVE
                                                                 INCOME          INCOME          INCOME          INCOME
                                                              -------------   -------------   -------------   -------------
                                                                                       (UNAUDITED)
NET INCOME (LOSS)...........................................                      $(150)                          $106
                                                                                  -----                           ----
ACCUMULATED OTHER COMPREHENSIVE INCOME:
  CUMULATIVE TRANSLATION ADJUSTMENT
  Balance, January 1........................................      $  3                            $(21)
    Translation of foreign currency statements..............       (29)             (29)            (5)             (5)
    Hedges of net investment in foreign subsidiaries........        --               --             --              --
    Income tax benefit (expense)............................        --               --             --              --
                                                                  ----                            ----
  Balance, end of period....................................       (26)                            (26)
                                                                  ----                            ----
  ADDITIONAL MINIMUM PENSION LIABILITY ADJUSTMENT
  Balance, January 1........................................        (2)                             --
    Additional minimum pension liability adjustment.........        --               --             --              --
    Income tax benefit (expense)............................        --               --             --              --
                                                                  ----                            ----
  Balance, end of period....................................        (2)                             --
                                                                  ----                            ----
Balance, end of period......................................      $(28)                           $(26)
                                                                  ====            -----           ====            ----
Other comprehensive income (loss)...........................                        (29)                            (5)
                                                                                  -----                           ----
COMPREHENSIVE INCOME (LOSS).................................                      $(179)                          $101
                                                                                  =====                           ====

  The accompanying notes to combined financial statements are an integral part of these combined statements of comprehensive income (loss).

                      THE BUSINESSES OF TENNECO PACKAGING

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying combined financial statements represent the financial position, results of operations, and cash flows for all of the Businesses of Tenneco Packaging ("Packaging") owned directly or indirectly by Tenneco Inc. ("Tenneco") and its subsidiaries (see "Control" below). Packaging includes the assets, liabilities, and operations of Tenneco's specialty packaging and paperboard packaging businesses as well as Tenneco's corporate and administrative service operations.

     Unless the context otherwise requires, the term "Tenneco" refers to: (i) for periods prior to the spin-off, as defined below, Tenneco's automotive and packaging businesses, and administrative service operations and (ii) for periods after the spin-off, Tenneco's automotive business.

2. STRATEGIC ALTERNATIVES ANALYSIS

     In July 1998, Tenneco's Board of Directors authorized management to develop a broad range of strategic alternatives which could result in the separation of the automotive, paperboard packaging, and specialty packaging businesses. As part of that strategic alternatives analysis, Tenneco has taken the following actions:

     - In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion and a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million.

     - In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operation, to Caraustar Industries. This transaction closed in June 1999.

     - Also in April 1999, Tenneco announced that its Board of Directors had approved the separation of its automotive and packaging businesses into two separate, independent companies.

     - In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Packaging expects the sale to be completed before the spin-off discussed below.

     As a result of the decision to sell Packaging's remaining interest in the containerboard joint venture, Packaging's paperboard packaging segment is presented as a discontinued operation in the accompanying combined financial statements. Reference is made to Note 7 for information related to discontinued operations.

     The separation of Tenneco's automotive and packaging businesses will be accomplished by the spin-off of the common stock of Packaging to Tenneco shareowners (the "Spin-off"). At the time of the Spin-off, Packaging will include Tenneco's specialty packaging business, Tenneco's administrative services operations, and the remaining interest in the containerboard joint venture if the sale has not been completed. Tenneco and Packaging are, however, currently analyzing the alternatives with regard to the administrative services operations.

     Before the Spin-off, Tenneco will realign substantially all of its existing debt through some combination of tender offers, exchange offers, prepayments and other refinancings. The debt realignment will be financed by internally generated cash, borrowings by Tenneco under a new credit facility, the issuance by Tenneco of subordinated debt, and borrowings by Packaging under new credit facilities.

     The Spin-off is subject to conditions, including formal declaration of the Spin-off by the Tenneco Board of Directors, Tenneco's receipt, and the continued effectiveness of a determination that the Spin-off

                      THE BUSINESSES OF TENNECO PACKAGING
will be tax-free for U.S. federal income tax purposes and the successful completion of the debt realignment and corporate restructuring transactions. In August 1999, Tenneco received a letter ruling from the Internal Revenue Service that the Spin-off will be tax-free for U.S. federal income tax purposes to Tenneco and its shareowners (unaudited).

     Packaging will modify or enter into certain contractual agreements with Tenneco related to becoming a separate publicly held company. These agreements include a distribution agreement, a tax sharing agreement, a human resources agreement, an insurance agreement, and a transition services agreement.

     These agreements will provide, among other things, that (i) Packaging will become the sponsor of the Tenneco Retirement Plan, the Tenneco Supplemental Executive Retirement Plan, and the Tenneco Thrift Plan; and (ii) Packaging will provide certain administrative services, including payroll, accounts payable, benefits administration, accounting, and travel-related services to Tenneco for a specified period of time.

3. SUMMARY OF ACCOUNTING POLICIES

  Control

     All of the outstanding common stock of Packaging is owned directly or indirectly by Tenneco. Thus, Packaging is under the control of Tenneco.

  Unaudited Interim Information

     The unaudited interim combined financial statements as of June 30, 1999, and for the six month periods ended June 30, 1999 and 1998, included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Packaging's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results are not necessarily indicative of operating results for an entire year.

  Income Taxes

     Packaging utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

     Packaging and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. This agreement provides, among other things, that (1) each company in a taxable income position will be currently charged with an amount equivalent to its U.S. federal income tax computed on a separate return basis and (2) each company in a tax loss position will be reimbursed currently. The income tax amounts reflected in the combined financial statements of Packaging under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had Packaging filed a separate tax return. Under the tax sharing agreement, Tenneco pays all U.S. federal taxes directly and bills or refunds, as applicable, its subsidiaries for the applicable portion of the total tax payments. Cash taxes paid in the combined statements of cash flows include payments to Tenneco for U.S. federal income taxes.

                      THE BUSINESSES OF TENNECO PACKAGING

     Packaging does not provide for U.S. federal income taxes on unremitted earnings of foreign subsidiaries as it is the present intention of management to reinvest the unremitted earnings in its foreign operations. Unremitted earnings of foreign subsidiaries are approximately $95 million at December 31, 1998. It is not practicable to determine the amount of U.S. federal income taxes that would be payable upon remittance of the assets that represent those earnings.

     In connection with the Spin-off, the current tax sharing agreement will be cancelled, and Packaging will enter into a new tax sharing agreement with Tenneco. The tax sharing agreement will provide, among other things, for the allocation of taxes among the parties of tax liabilities arising prior to, as a result of, and subsequent to the Spin-off. Generally, Packaging will be liable for taxes imposed on it and its affiliates engaged in the packaging business. In the case of U.S. federal income taxes imposed on the combined activities of the consolidated group, Packaging will generally be liable to Tenneco for U.S. federal income taxes attributable to its activities.

  Changes in Accounting Principles

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting treatment. This statement cannot be applied retroactively and is effective for all fiscal years beginning after June 15, 2000. Packaging is currently evaluating the new standard but has not yet determined the impact it will have on its financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. The statement requires previously capitalized costs related to start-up activities to be expensed as a cumulative effect of a change in accounting principle when the statement is adopted. Packaging previously capitalized certain costs in connection with the start-up of certain new foreign operations and its shared administrative service operations. Packaging adopted SOP 98-5 on January 1, 1999, and recorded an after-tax charge for the cumulative effect of this change in accounting principle upon adoption of $32 million (net of a $9 million tax benefit), or $.19 per diluted common share. The change in accounting principle decreased the loss before cumulative effect of change in accounting principle by $4 million (net of $2 million in income tax expense), or $.02 per diluted common share for the six months ended June 30, 1999. If the new accounting method had been applied retroactively, net income for the six months ended June 30, 1998, and the years ended December 31, 1998, 1997, and 1996, would have been lower by $7 million (net of a $5 million tax benefit), or $.04 per diluted common share, $14 million (net of a $8 million tax benefit), or $.08 per diluted common share, $7 million (net of a $3 million tax benefit), or $.04 per diluted common share, and $7 million (net of a $4 million tax benefit), or $.04 per diluted common share.

     In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement requires prospective application for fiscal years beginning after December 15, 1998. Packaging adopted SOP 98-1 on January 1,

                      THE BUSINESSES OF TENNECO PACKAGING

1999. The impact of this new standard did not have a significant effect on Packaging's financial position or results of operations.

     As required by the FASB's Emerging Issues Task Force ("EITF") Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation," Packaging recorded an after-tax charge of $38 million (net of a tax benefit of $24 million), or $.23 per diluted common share in the fourth quarter of 1997. EITF Issue 97-13 establishes the accounting treatment and an allocation methodology for certain consulting and other costs incurred in connection with information technology transformation efforts. This charge was reported as a cumulative effect of change in accounting principle.

  General and Administrative Expenses

     Included in the "Selling, general and administrative" caption in the Combined Statements of Income for 1998, 1997, and 1996, is $70 million, $49 million, and $51 million, respectively, which represents Packaging's share of Tenneco's corporate general and administrative costs for legal, financial, communication, and other administrative services. The allocation of Tenneco's corporate general and administrative expenses is based on estimated levels of effort devoted to Tenneco's various operations and the relative size of these operations based on revenues, gross property, and payroll. Packaging's management believes the method for allocating corporate general and administrative expenses is reasonable. Also included in the "Selling, general and administrative" caption is $55 million, $22 million, and $7 million, for 1998, 1997, and 1996, respectively, related to administrative service operations which has not been allocated among Tenneco's various operations. Packaging estimates that, had it operated as a separate, stand-alone entity and had the administrative service operations costs been allocated based on a usage charge, its annual costs for these services would have been lower by approximately $40 million (unaudited) for the year ended December 31, 1998, $27 million (unaudited) for the year ended December 31, 1997, and $18 million (unaudited) for the year ended December 31, 1996.

  Sales of Receivables

     Packaging sells trade receivables to a third party in the ordinary course of business. At December 31, 1998 and 1997, $140 million and $130 million, respectively, and $119 million at June 30, 1999, of its outstanding trade receivables had been sold. Sales of trade receivables are reflected as a reduction of customer notes and accounts receivable in the accompanying combined balance sheets and the proceeds received are included in cash flows from operating activities in the accompanying combined statements of cash flows.

  Inventories

     At December 31, 1998 and 1997, inventory by major classification was as follows:

                                                                1998      1997
                                                                ----      ----
                                                                  (MILLIONS)
Finished goods..............................................    $246      $265
Work in process.............................................      51        22
Raw materials...............................................      63        85
Materials and supplies......................................      52        32
                                                                ----      ----
                                                                $412      $404
                                                                ====      ====

     Inventories are stated at the lower of cost or market. A portion of total inventories (61% and 43% at December 31, 1998 and 1997, respectively) is valued using the "last-in, first-out" method. All other

                      THE BUSINESSES OF TENNECO PACKAGING
inventories are valued on the "first-in, first-out" ("FIFO") or "average" methods. If the FIFO or average method of inventory accounting had been used by Packaging for all inventories, inventories would have been approximately $30 million lower and $2 million higher at December 31, 1998 and 1997, respectively.

  Goodwill and Intangibles, Net

     At December 31, 1998 and 1997, goodwill and intangibles, net of amortization, by major category were as follows:

                                                                 1998        1997
                                                                 ----        ----
                                                                    (MILLIONS)
Goodwill....................................................    $  695      $  662
Trademarks..................................................       177         182
Patents.....................................................       149         157
Other.......................................................        31           8
                                                                ------      ------
                                                                $1,052      $1,009
                                                                ======      ======

     Goodwill is being amortized on a straight-line basis over 40 years. Such amortization amounted to $17 million, $21 million, and $12 million for 1998, 1997, and 1996, respectively, and is included in the combined statements of income caption, "Depreciation and amortization."

     Packaging has capitalized certain intangible assets, primarily trademarks and patents, based on their estimated fair value at date of acquisition. Amortization is provided on these intangible assets on a straight-line basis over periods ranging from 5 to 40 years. Such amortization amounted to $18 million, $17 million, and $17 million in 1998, 1997, and 1996, respectively, and is included in the combined statements of income caption, "Depreciation and amortization."

  Plant, Property, and Equipment, at Cost

     At December 31, 1998 and 1997, plant, property, and equipment, at cost, by major category was as follows:

                                                                 1998        1997
                                                                 ----        ----
                                                                    (MILLIONS)
Land, buildings, and improvements...........................    $  446      $  389
Machinery and equipment.....................................     1,481       1,339
Other, including construction in progress...................       130         128
                                                                ------      ------
                                                                $2,057      $1,856
                                                                ======      ======

     Depreciation of Packaging's properties is provided on a straight-line basis over the estimated useful lives of the assets. Useful lives range from 10 to 40 years for buildings and improvements and from 3 to 25 years for machinery and equipment.

  Other Long-Term Assets

     Packaging previously capitalized certain costs in connection with the start-up of certain new foreign operations and its shared administrative service operations. The start-up costs are amortized over the periods benefited, generally three to five years. Start-up costs capitalized, net of amortization, at December 31, 1998 and 1997, were $41 million and $20 million, respectively. Packaging adopted a new accounting standard in the first quarter of 1999, which requires these costs to be expensed. Refer to "Changes in Accounting Principles" discussed previously in this footnote.

                      THE BUSINESSES OF TENNECO PACKAGING

     Packaging capitalizes certain costs related to the purchase and development of software which is used in its business operations. The costs attributable to these software systems are amortized over their estimated useful lives, ranging from 3 to 12 years, based on various factors such as the effects of obsolescence, technology, and other economic factors. Capitalized software development costs, net of amortization, were $140 million and $104 million at December 31, 1998 and 1997, respectively. As described previously in this footnote, Packaging adopted a new accounting standard related to accounting for the costs of computer software developed for internal use. The impact of this new standard did not have a significant effect on Packaging's financial position or results of operations.

  Environmental Liabilities

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies' clean-up experience, and data released by the United States Environmental Protection Agency or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new information. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when assured, are recorded and reported separately from the associated liability in the combined financial statements. For further information on this subject, refer to Note 15, "Commitments and Contingencies."

  Earnings Per Share

     In connection with the Spin-off, Tenneco shareowners will receive one share of Packaging common stock for each share of Tenneco common stock outstanding. Accordingly, basic and diluted earnings per share for Packaging have been calculated using Tenneco's historical weighted average shares outstanding and weighted average shares outstanding adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued, respectively. Potentially dilutive securities include stock options, restricted stock and performance shares.

     Tenneco's basic and diluted average common shares outstanding are as follows:

                                                                                 SIX MONTHS
                                       YEARS ENDED DECEMBER 31,                ENDED JUNE 30,
                                ---------------------------------------   -------------------------
                                   1998          1997          1996          1999          1998
                                   ----          ----          ----          ----          ----
Basic.........................  168,505,573   170,264,731   169,609,373   166,937,362   169,341,555
Diluted.......................  168,834,531   170,801,636   170,526,112   167,319,412   169,936,676

  Research and Development

     Research and development costs are expensed as incurred. Research and development expenses were $25 million, $29 million, and $19 million for 1998, 1997, and 1996, respectively, and are included in the combined statements of income caption "Engineering, research, and development."

                      THE BUSINESSES OF TENNECO PACKAGING

  Foreign Currency Translation

     Financial statements of international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each applicable period for revenues, expenses, and gains and losses. Translation adjustments are reflected in the combined balance sheet caption "Combined equity."

  Risk Management Activities

     Packaging from time to time uses derivative financial instruments, principally foreign currency forward purchase and sale contracts with terms of less than one year, to hedge its exposure to changes in foreign currency exchange rates. Net gains or losses on these foreign currency exchange contracts that are designated as hedges are recognized in the combined statements of income to offset the foreign currency gain or loss on the underlying transaction. Packaging has from time to time also entered into forward contracts to hedge its net investment in foreign subsidiaries. The after-tax net gains or losses on these contracts are recognized on the accrual basis in the combined balance sheet caption "Combined equity." In the statement of cash flows, cash receipts or payments related to these exchange contracts are classified consistent with the cash flows from the transaction being hedged.

     Packaging does not currently enter into derivative financial instruments for speculative purposes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of Packaging's assets, liabilities, revenues, and expenses. Reference is made to the "Income Taxes" and "Environmental Liabilities" sections of this footnote and Notes 13 and 15 for additional information on significant estimates included in Packaging's combined financial statements.

4. RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1998, Tenneco's Board of Directors approved an extensive restructuring plan designed to reduce administrative and operational overhead costs in every part of Tenneco's business. As a result, Packaging recorded a pre-tax charge to income from continuing operations of $32 million, $20 million after-tax or $.12 per diluted common share. Of the pre-tax charge, $10 million relates to operational restructuring actions and $22 million relates to a staff and cost reduction plan, which covers employees in both the operating unit and corporate operations.

     The operational restructuring plans for Packaging involve the elimination of production lines at two plants resulting in the elimination of 104 positions. Additionally, Packaging intends to exit four joint ventures. The staff and cost reduction plan involves the elimination of 184 administrative positions in Packaging's business unit and in Packaging's corporate operations.

     The fixed assets for the production lines to be eliminated, as well as the joint venture investments, were written down to their fair value, less costs to sell, in the fourth quarter of 1998. Fair value for the production lines was estimated at scrap value less removal costs. Fair value for the joint ventures were determined to be zero as Packaging is relinquishing their interest. No significant net cash proceeds are expected to be received from the ultimate disposal of these assets which should be complete by the fourth quarter of 1999. The effect of suspending depreciation for the production lines is approximately $1 million on an annual basis.

                      THE BUSINESSES OF TENNECO PACKAGING

     As of December 31, 1998, and June 30, 1999, approximately 158 and 233 employees, respectively, have been terminated. This restructuring is being executed according to Packaging's initial plan and Packaging expects to complete all restructuring actions by the fourth quarter of 1999.

     In the first quarter of 1999, in connection with Packaging's contribution of its containerboard assets to a new joint venture, Tenneco adopted a plan to realign its headquarters functions. This plan involves the severance of approximately 40 employees, and the closing of the Greenwich, Connecticut headquarters facility. Tenneco reached an agreement to sell its headquarters facility in Greenwich and recorded an impairment charge based on the selling price, less costs to sell. The carrying value of the facility before the impairment was $43 million. Annual depreciation expense was reduced by approximately $3 million as a result of the sale. The charge for this plan was recorded in Packaging's corporate operations in the amount of $29 million pre-tax, $17 million after-tax, or $.10 per diluted common share. Packaging collected approximately $30 million in the second quarter of 1999 related to the sale of these assets.

     Amounts related to the restructuring plans described above are shown in the following table:

                                                                                        SIX MONTHS ENDED
                                                                                          JUNE 30, 1999
                                                                               -----------------------------------
                              1998                   CHARGED     BALANCE AT                               CHARGED    BALANCE AT
                          RESTRUCTURING     CASH     TO ASSET   DECEMBER 31,   RESTRUCTURING     CASH     TO ASSET    JUNE 30,
                             CHARGE       PAYMENTS   ACCOUNTS       1998          CHARGE       PAYMENTS   ACCOUNTS      1999
                          -------------   --------   --------   ------------   -------------   --------   --------   ----------
                                                                       (MILLIONS)
Severance...............       $20          $ 5        $--          $15             $16          $12        $--         $19
Asset impairments.......        12           --         12           --              13           --         13          --
                               ---          ---        ---          ---             ---          ---        ---         ---
                               $32          $ 5        $12          $15             $29          $12        $13         $19
                               ===          ===        ===          ===             ===          ===        ===         ===

5. TRANSACTIONS WITH TENNECO

 Combined Equity

     The "Combined equity" caption in the accompanying combined financial statements represents Tenneco's cumulative net investment in the combined businesses of Packaging. Changes in the "Combined equity" caption represent the net income (loss) of Packaging, net cash and noncash contributions from (distributions to) Tenneco, accumulated other comprehensive income, changes in allocated corporate debt, and allocated corporate interest, net of tax. Reference is made to the statements of changes in combined equity for an analysis of the activity in the "Combined equity" caption for the three years ended December 31, 1998, and six months ended June 30, 1999.

 Corporate Debt and Interest Allocation

     Tenneco's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of Tenneco and its related interest expense have been allocated to Packaging based on the portion of Tenneco's investment in Packaging which is deemed to be debt, generally based upon the ratio of Packaging's net assets to Tenneco consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all corporate debt, which was 7.0%, 7.4%, and 8.3% for 1998, 1997, and 1996, respectively. Total pre-tax interest expense allocated to Packaging in 1998, 1997, and 1996 was $130 million, $120 million, and $99 million, respectively. Packaging has also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to Packaging for financial reporting on a historical basis, Packaging has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest have been included as a component of Packaging's combined equity. Although management believes that the

                      THE BUSINESSES OF TENNECO PACKAGING
historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of Packaging's debt upon completion of the realignment of Tenneco's debt nor debt and interest that will be incurred by Packaging as a separate public entity.

     A portion of the corporate debt of Tenneco and its related interest expense allocated to Packaging has also been allocated to discontinued operations based on the ratio of the discontinued operations' net assets to Packaging's combined net assets plus debt.

  Notes and Advances Receivable from Tenneco

     "Cash contributions from (distributions to) Tenneco" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable with Tenneco which have been included in combined equity. Historically, Tenneco has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

     Noncash contributions from (distributions to) Tenneco result primarily from transfers of assets and liabilities to or from Tenneco, such as transfers of acquired net assets and tax assets and liabilities.

     At December 31, 1998 and 1997, Packaging had a note receivable from Tenneco totaling $476 million and $496 million, respectively, which is payable on demand and is included as a component of Packaging's combined equity.

  Accounts Receivable and Accounts Payable -- Affiliated Companies

     Receivables -- Affiliated companies relates to general and administrative costs incurred by Packaging and allocated to affiliates. Payables -- Affiliated companies relates to billings for costs incurred by affiliates and allocated to Packaging. Reference is made to Note 3 for a discussion of the types of such costs allocated to Packaging.

  Employee Benefits

     Certain employees of Packaging participate in the Tenneco employee stock option and employee stock purchase plans. The Tenneco employee stock option plan provides for the grant of Tenneco common stock options and other stock awards at a price not less than market value at the date of grant. The Tenneco employee stock purchase plan allows employees to purchase Tenneco common stock at a 15% discount subject to certain thresholds. Packaging expects to establish similar plans for its employees after the Spin-off. In connection with the Spin-off, outstanding options to Tenneco common stock held by Packaging employees will be replaced by options of Packaging so as to preserve the aggregate value of the options held prior to the Spin-off. Employees of Packaging also participate in certain Tenneco postretirement and pension plans. Reference is made to Notes 11 and 13 for a further discussion of these plans.

6. ACQUISITIONS

     During 1998, Packaging made three acquisitions for approximately $101 million.

     In March 1997, Packaging entered into an agreement to acquire the protective and flexible packaging division of N.V. Koninklijke KNP BT ("KNP"), a Dutch distribution, paper, and packaging firm, for approximately $380 million including debt assumed and preferred stock of a subsidiary issued to the seller. The KNP acquisition was completed in late April 1997.

     In June 1996, Packaging entered into an agreement to acquire Amoco Foam Products for $310 million. Amoco Foam Products manufactures expanded polystyrene tableware, hinged-lid food containers, packaging trays, and industrial products for residential and commercial construction applications. Packaging closed the acquisition of Amoco Foam Products in August 1996.

                      THE BUSINESSES OF TENNECO PACKAGING

     All of the acquisitions discussed above have been accounted for as purchases; accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on their fair values. The excess of the purchase price over the fair value of the net assets acquired is included in the combined balance sheet caption "Goodwill and intangibles, net."

7. DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

  Discontinued Operations

     In January 1999, Tenneco reached an agreement to contribute the containerboard assets of its paperboard packaging segment to a new joint venture with an affiliate of Madison Dearborn Partners, Inc. The contribution to the joint venture was completed in April 1999. Tenneco received consideration of cash and debt assumption totaling approximately $2 billion plus a 45 percent common equity interest in the joint venture (now 43 percent due to subsequent management equity issuances) valued at approximately $200 million. The containerboard assets contributed to the joint venture represented substantially all of the assets of Packaging's paperboard packaging segment and included four mills, 67 corrugated products plants, and an ownership or leasehold interest in approximately 950,000 acres of timberland. Prior to the transaction, Packaging borrowed approximately $1.8 billion and used approximately $1.2 billion of those borrowings to acquire assets used by the containerboard business under operating leases and timber cutting rights and to purchase containerboard business accounts receivable that had previously been sold to a third party. The remainder of the borrowings was remitted to Tenneco and used to repay a portion of Tenneco's short-term debt. Packaging then contributed the containerboard business assets (subject to the new indebtedness and the containerboard business liabilities) to the joint venture in exchange for $247 million in cash and the 45 percent interest in the joint venture. As a result of the transaction, Packaging recognized a pre-tax loss of $293 million, $178 million after-tax or $1.07 per diluted common share, in the first quarter of 1999, based on the amount by which the carrying amount of the containerboard assets exceeded the fair value of those assets, less cost to sell. The estimate of fair value of the containerboard assets was based on the fair value of the consideration received by Tenneco from the joint venture.

     In June 1999, Tenneco's Board of Directors approved a plan to sell Packaging's remaining interest in its containerboard joint venture. Packaging expects the sale to be completed before the Spin-off. As a result of the decision to sell the remaining interest in the containerboard joint venture, Packaging's paperboard packaging segment is presented as a discontinued operation in the accompanying combined financial statements.

     In April 1999, Tenneco reached an agreement to sell the paperboard packaging segment's other assets, its folding carton operations, to Caraustar Industries. Packaging received cash proceeds of $73 million from this transaction which closed in June 1999. As a result of the sale transaction, Packaging recognized a pre-tax gain of $14 million, $9 million after-tax or $.05 per diluted share and is included in discontinued operations in the second quarter of 1999.

                      THE BUSINESSES OF TENNECO PACKAGING

     Net assets as of December 31, 1998, 1997, and 1996, and results of operations for the years then ended for the paperboard packaging segment were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------   ------   ------
                                                                     (MILLIONS)
Net assets at the end of the period (Note)..................  $  366   $  423   $  459
                                                              ======   ======   ======
Net sales and operating revenues............................  $1,570   $1,431   $1,605
                                                              ======   ======   ======
Income before income taxes and interest allocation..........  $  131   $   63   $  152
Income tax (expense) benefit................................     (48)     (19)     (60)
                                                              ------   ------   ------
Income before interest allocation...........................      83       44       92
Allocated interest expense, net of income tax (Note)........     (26)     (23)     (21)
                                                              ------   ------   ------
Income from discontinued operations.........................  $   57   $   21   $   71
                                                              ======   ======   ======

-------------------------

Note: Net assets of discontinued operations includes allocated corporate debt of $548 million, $473 million and $394 million as of December 31, 1998, 1997 and 1996, respectively. Reference is made to Note 5, "Transactions with Tenneco -- Corporate Debt and Interest Allocation," for a discussion of the allocation of corporate debt and interest expense to discontinued operations.

  Extraordinary Loss

     In the first quarter of 1999, Packaging recorded an extraordinary loss for extinguishment of debt of $7 million (net of a $3 million income tax benefit) or $.04 per diluted common share. The loss related to early retirement of debt in connection with the sale of the containerboard assets.

8. LONG-TERM DEBT, SHORT-TERM DEBT, AND FINANCING ARRANGEMENTS

  Long-Term Debt

     A summary of long-term debt outstanding and allocated long-term corporate debt obligations at December 31, 1998 and 1997, is set forth in the following table:

                                                                 1998      1997
                                                                 ----      ----
                                                                   (MILLIONS)
Notes due 1999 through 2016, average effective interest rate
  9.5% in 1998 and 10% in 1997..............................    $   22    $   20
Less -- current maturities..................................         1         1
                                                                ------    ------
                                                                    21        19
Allocated corporate debt obligations, average effective
  interest rate 7.0% in 1998 and 7.4% in 1997...............     1,291     1,473
                                                                ------    ------
Total long-term debt........................................    $1,312    $1,492
                                                                ======    ======

     The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1998, are $1 million, $3 million, $4 million, $5 million, and $2 million for 1999, 2000, 2001, 2002, and 2003, respectively.

     Reference is made to Note 5 for a discussion of allocated corporate debt obligations.

                      THE BUSINESSES OF TENNECO PACKAGING

  Short-Term Debt

     Packaging uses lines of credit and overnight borrowings to finance certain of its short-term capital requirements. Information regarding short-term debt as of and for the years ended December 31, 1998 and 1997, are as follows:

                                                                 1998          1997
                                                              -----------   -----------
                                                                CREDIT        CREDIT
                                                              AGREEMENTS*   AGREEMENTS*
                                                              -----------   -----------
                                                                (DOLLARS IN MILLIONS)
Outstanding borrowings at end of year.......................      $11           $ 1
Weighted average interest rate on outstanding borrowings at
  end of year...............................................     18.7%          7.1%
Approximate maximum month-end outstanding borrowings during
  year......................................................      $37           $26
Approximate average month-end outstanding borrowings during
  year......................................................      $18            $9
Weighted average interest rate on approximate average
  month-end outstanding borrowings during year..............     18.4%         17.5%

-------------------------
* Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

     Packaging was allocated short-term corporate debt obligations of $583 million at December 31, 1998, and $156 million at December 31,1997. Reference is made to Note 5 for a discussion of allocated corporate debt obligations.

9. FINANCIAL INSTRUMENTS

  Asset and Liability Instruments

     The fair value of cash and temporary cash investments, short and long-term receivables, and accounts payable, and short-term debt (before allocation of corporate debt to Packaging from Tenneco) was considered to be the same as or was not determined to be materially different from the carrying amount.

     The long-term debt reflected in the Combined Balance Sheets primarily represents corporate debt allocated to Packaging from Tenneco. As such, an estimate of fair value has not been provided. The fair value of other long-term debt is not materially different from the carrying amount.

  Instruments With Off-Balance-Sheet Risk

     Foreign Currency Contracts -- Note 3, "Summary of Accounting
Policies -- Risk Management Activities" describes Tenneco's use of and accounting for foreign currency exchange contracts. Packaging currently manages its exposure to changes in foreign currency rates by making loans with a Tenneco affiliate in the functional currency of the operating company concerned. The Tenneco affiliate then integrates all of Tenneco's foreign currency denominated loans and enters into foreign currency forward purchase and sale contracts to mitigate its net exposure to changes in foreign exchange rates. For most operating companies third party trade receivables and payables are maintained in the functional currency. From time to time Packaging may enter into foreign currency forward purchase and sale contracts with terms of less than one year to mitigate its exposure to changes in exchange rates on foreign currency third party trade receivables and payables. At December 31, 1998, Packaging had purchase contracts of approximately $1 million, primarily in U.S. dollars, and sell contracts of approximately $1 million, primarily in British pounds. At December 31, 1997, Packaging had purchase contracts of approximately $2 million, primarily in Belgian francs and German marks, and sell contracts of approximately $2 million, primarily in British pounds and French francs. At June 30, 1999, Packaging's purchase and sell contracts were not significant.

                      THE BUSINESSES OF TENNECO PACKAGING

10. INCOME TAXES

     The domestic and foreign components of income from continuing operations before income taxes are as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------
                                                                  1998      1997      1996
                                                                  ----      ----      ----
                                                                         (MILLIONS)
U.S. income before income taxes.............................      $108      $139      $108
Foreign income before income taxes..........................        42        43        24
                                                                  ----      ----      ----
Income before income taxes..................................      $150      $182      $132
                                                                  ====      ====      ====

     Following is a comparative analysis of the components of income tax expense applicable to continuing operations:

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                  1998      1997      1996
                                                                  ----      ----      ----
                                                                         (MILLIONS)
Current --
  U.S.......................................................      $(11)     $(57)     $45
  State and local...........................................        (2)        9       15
  Foreign...................................................         3         5        3
                                                                  ----      ----      ---
                                                                   (10)      (43)      63
                                                                  ----      ----      ---
Deferred --
  U.S.......................................................        59       101        3
  Foreign, state and other..................................        18        17        1
                                                                  ----      ----      ---
                                                                    77       118        4
                                                                  ----      ----      ---
Income tax expense..........................................      $ 67      $ 75      $67
                                                                  ====      ====      ===

     Current income tax expense for the years ended December 31, 1998, 1997, and 1996, include tax benefits of $45 million, $41 million, and $34 million, respectively, related to the allocation of corporate interest expense to Packaging from Tenneco. See Note 5.

     Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the combined statements of income:

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                  1998      1997      1996
                                                                  ----      ----      ----
                                                                         (MILLIONS)
Tax expense computed at the statutory U.S. federal income
  tax rate..................................................      $ 53      $ 64      $46
Increases (reductions) in income tax expense resulting from:
  Foreign income taxed at different rates and foreign losses
     with no tax benefit....................................         1        (8)      (1)
  State and local taxes on income, net of U.S. federal
     income tax benefit.....................................         3        18       10
  Amortization of nondeductible goodwill....................         5         4        4
  Other.....................................................         5        (3)       8
                                                                  ----      ----      ---
Income tax expense..........................................      $ 67      $ 75      $67
                                                                  ====      ====      ===

                      THE BUSINESSES OF TENNECO PACKAGING

     The components of Packaging's net deferred tax liability were as follows:

                                                                 DECEMBER 31,
                                                                --------------
                                                                1998      1997
                                                                ----      ----
                                                                  (MILLIONS)
Deferred tax assets --
  Tax loss carryforwards:
     U.S. ..................................................    $ 95      $ 46
     State and local........................................       7        --
     Foreign................................................      13         4
  Postretirement benefits other than pensions...............      13        23
  Other.....................................................      26        24
  Valuation allowance.......................................      (8)       (4)
                                                                ----      ----
       Net deferred tax asset...............................     146        93
                                                                ----      ----
Deferred tax liabilities --
  Tax over book depreciation................................      95        61
  Pensions..................................................     213       206
  Other.....................................................     123        55
                                                                ----      ----
       Total deferred tax liability.........................     431       322
                                                                ----      ----
  Net deferred tax liability................................    $285      $229
                                                                ====      ====

     As reflected by the valuation allowance in the table above, Packaging had potential tax benefits of $8 million and $4 million at December 31, 1998 and 1997, respectively, which were not recognized in the combined statements of income when generated. These unrecognized tax benefits resulted primarily from foreign tax loss carryforwards which are available to reduce future foreign tax liabilities.

     Of the $270 million of U.S. tax loss carryforwards which exist at December 31, 1998, $215 million expire in 2012 and $55 million expire in 2018. The $110 million of state tax loss carryforwards which exist at December 31, 1998, will expire in varying amounts over the period from 2000 to 2012. Of the $43 million of foreign tax loss carryforwards which exist at December 31, 1998, $18 million do not expire and the remainder expires in varying amounts over the period from 1999 to 2005.

     Packaging and Tenneco, together with certain of their respective subsidiaries which are owned 80% or more, have entered into an agreement to file a consolidated U.S. federal income tax return. This agreement provides, among other things, that (1) each company in a taxable income position will be currently charged with an amount equivalent to its U.S. federal income tax computed on a separate return basis and (2) each company in a tax loss position will be reimbursed currently. The income tax amounts reflected in the combined financial statements of Packaging under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had Packaging filed a separate tax return. Under the tax sharing agreement, Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries for the applicable portion of the total tax payments. Cash taxes paid in the combined statements of cash flows include payments to Tenneco for income taxes.

     Liability for foreign income taxes is generally allocated to the legal entity on which such taxes are imposed. In the case of state income taxes, Packaging is liable for its tax in states where returns are filed for separate entities. In states where returns are filed in a combined basis, liability is allocated in a manner similar to federal income tax.

                      THE BUSINESSES OF TENNECO PACKAGING

11. EMPLOYEE STOCK PLANS

     In June 1992, Tenneco initiated an Employee Stock Purchase Plan ("ESPP"). The ESPP was terminated in 1996. Tenneco adopted a new employee stock purchase plan effective April 1, 1997 with provisions similar to the 1992 ESPP. Under the new ESPP, Tenneco sold 311,586 shares, 216,665 shares, and 185,179 shares to Packaging employees in 1998, 1997, and 1996, respectively. The plan allows U.S. and Canadian employees of Packaging to purchase Tenneco Inc. common stock through payroll deductions at a 15% discount. Each year, an employee in the plan may purchase shares with a discounted value not to exceed $21,250. The weighted average fair value of the employee purchase right, which was estimated using the Black-Scholes option pricing model and the assumptions described below except that the average life of each purchase right was assumed to be 90 days, was $6.31, $11.14, and $10.77 in 1998, 1997, and 1996, respectively. After the
Spin-off, Packaging employees will no longer participate in the Tenneco ESPP.

     In December 1996, Tenneco adopted the 1996 Stock Ownership Plan which permits the granting of a variety of awards, including common stock, restricted stock, performance units, stock appreciation rights, and stock options, to officers and employees of Tenneco. Tenneco can issue up to 17 million shares of common stock under this plan, which will terminate December 31, 2001. Certain key Packaging employees have been granted restricted stock and restricted units under the 1996 Stock Ownership Plan. These awards generally require, among other things, that the employee remain an employee of Tenneco during the restriction period. Certain key Packaging employees have also been granted performance shares which will vest based upon the attainment of specified performance goals within four years from the date of grant. In connection with the Spin-off, outstanding restricted stock, restricted units and performance shares will generally become fully vested. After the Spin-off, Packaging employees will no longer participate in Tenneco's 1996 Stock Ownership Plan.

     The fair value of each stock option issued by Tenneco to Packaging employees during 1998, 1997, and 1996 is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions for grants in 1998, 1997, and 1996, respectively: (a) risk-free interest rate of 5.7%, 6.5%, and 6.0%; (b) expected lives of 10 years, 6 years, and 5 years; (c) expected volatility of 25.6%, 24.1%, and 24.9%; and (d) dividend yield of 3.2%, 2.8%, and 3.3%. The weighted average fair value of options granted during the year is $10.83, $12.03, and $11.42 for 1998, 1997, and 1996, respectively.

     Packaging applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to its stock-based compensation plans. Packaging recognized after-tax stock-based compensation expense of $3 million, $4 million, and $15 million in 1998, 1997, and 1996, respectively. Had compensation costs for Packaging's stock-based compensation plans been determined in accordance with FAS No. 123, "Accounting for Stock-Based Compensation," based on the fair value at the grant dates for awards under those plans, Packaging's pro forma net income for the years ended December 31, 1998, 1997, and 1996, would have been lower by $14 million or $.08 per both basic and diluted common share, $13 million or $.08 per both basic and diluted common share, and $5 million or $.03 per both basic and diluted common share, respectively.

12. MINORITY INTEREST

     At December 31, 1998 and 1997, Packaging reported minority interest in the combined balance sheet of $14 million and $15 million, respectively. This primarily relates to preferred stock of a subsidiary issued in connection with the KNP acquisition.

13. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Packaging has pension plans that cover substantially all of its employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Packaging's funding policies

                      THE BUSINESSES OF TENNECO PACKAGING
are to contribute to the plans amounts necessary to satisfy the funding requirement of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. After the Spin-off, Packaging will become the sponsor of the Tenneco Retirement Plan (the "TRP"). Benefits accrued under the TRP by employees of Tenneco's automotive business will be frozen as of the last day of the calendar month in which the Spin-off occurs, and all related pension obligations and assets will be retained by Packaging. In addition, all TRP pension obligations and assets associated with participating employees from former subsidiaries and affiliates of Tenneco will be retained by Packaging and have been reflected in the historical combined financial statements. These pension obligations and assets that Packaging will retain under all of these arrangements are included in the table below.

     Packaging has postretirement health care and life insurance plans that cover all of its salaried and certain of its hourly domestic employees. For salaried employees, the plans cover employees retiring from Packaging on or after attaining age 55 who have had a least 10 years service with Packaging after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire according to one of Packaging's hourly employee retirement plans. All of these benefits may be subject to deductibles, copayment provisions, and other limitations, and Packaging has reserved the right to change these benefits. Packaging's postretirement benefit plans are not funded.

                      THE BUSINESSES OF TENNECO PACKAGING

     A summary of the change in benefit obligation, the change in plan assets, the development of net amount recognized, and the amounts recognized in the combined statement of financial position for the pension plans and postretirement benefit plans follows:

                                                                  PENSION       POSTRETIREMENT
                                                              ---------------   ---------------
                                                               1998     1997     1998     1997
                                                               ----     ----     ----     ----
                                                                         (MILLIONS)
Change in benefit obligations:
  Benefit obligation at September 30 of the previous year...  $2,654   $2,361    $ 70     $ 64
  Currency rate conversion..................................       1       --      --       --
  Service cost..............................................      28       23       1        1
  Interest cost.............................................     199      178       5        5
  Plan amendments...........................................      44        8      --       --
  Actuarial loss (gain).....................................     293      254       1        5
  Acquisitions..............................................      --       13      --       --
  Benefits paid.............................................    (194)    (183)     (8)      (6)
  Participants' contributions...............................      --       --       1        1
                                                              ------   ------    ----     ----
  Benefit obligation at September 30........................  $3,025   $2,654    $ 70     $ 70
                                                              ======   ======    ====     ====
Change in plan assets:
  Fair value at September 30 of the previous year...........  $3,516   $2,966    $ --     $ --
  Currency rate conversion..................................      --        4      --       --
  Actual return on plan assets..............................     102      714      --       --
  Employer contributions....................................       5        3       7        5
  Participants' contributions...............................       1       --       1        1
  Acquisitions..............................................      --       12      --       --
  Benefits paid.............................................    (194)    (183)     (8)      (6)
                                                              ------   ------    ----     ----
  Fair value at September 30................................  $3,430   $3,516    $ --     $ --
                                                              ======   ======    ====     ====
Development of net amount recognized:
  Funded status at September 30.............................  $  405   $  862    $(70)    $(70)
  Contributions during the fourth quarter...................       1        1       2        1
  Unrecognized cost:
     Actuarial loss (gain)..................................     200     (273)     11       11
     Prior service cost.....................................      71       57      (4)      (5)
     Transition liability (asset)...........................     (43)     (62)     --       --
                                                              ------   ------    ----     ----
  Net amount recognized at December 31......................  $  634   $  585    $(61)    $(63)
                                                              ======   ======    ====     ====
Amounts recognized in the combined balance sheet:
  Prepaid benefit cost......................................  $  664   $  594    $ --     $ --
  Accrued benefit cost......................................     (56)      (9)    (61)     (63)
  Intangible asset..........................................      22       --      --       --
  Accumulated other comprehensive income....................       4       --      --       --
                                                              ------   ------    ----     ----
  Net amount recognized.....................................  $  634   $  585    $(61)    $(63)
                                                              ======   ======    ====     ====

-------------------------
Note: Assets of one plan may not be utilized to pay benefits of other plans.
      Additionally, the prepaid (accrued) benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

                      THE BUSINESSES OF TENNECO PACKAGING

     Net periodic pension costs (income) from continuing operations for the years 1998, 1997, and 1996, consist of the following components:

                                                              1998    1997    1996
                                                              ----    ----    ----
                                                                   (MILLIONS)
Service cost -- benefits earned during the year.............  $  28   $  23   $  20
Interest on prior year's projected benefit obligation.......    199     178     126
Expected return on plan assets..............................   (285)   (265)   (178)
Net amortization:
  Actuarial loss (gain).....................................      1      --       3
  Prior service cost........................................     11      11      11
  Transition liability (asset)..............................    (19)    (19)    (13)
                                                              -----   -----   -----
Net pension costs (income)..................................  $ (65)  $ (72)  $ (31)
                                                              =====   =====   =====

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all pension plans with accumulated benefit obligations in excess of plan assets were $89 million, $83 million, and $27 million, respectively, as of September 30, 1998, and $12 million, $11 million, and $1 million, respectively, as of September 30, 1997.

     The weighted average discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 actuarial present value of the benefit obligations were 7.0%, 7.75%, and 7.75%, respectively. The rate of increase in future compensation was 4.8%, 4.9%, and 4.8%, for 1998, 1997, and 1996, respectively. The weighted average expected long-term rate of return on plan assets for 1998, 1997, and 1996 was 10.0% for each year.

     Net periodic postretirement benefit cost from continuing operations for the years 1998, 1997, and 1996 consist of the following components:

                                                              1998   1997   1996
                                                              ----   ----   ----
                                                                  (MILLIONS)
Service cost -- benefits earned during the year.............  $ 2    $ 1     $1
Interest on accumulated postretirement benefit obligation...    5      5      5
Net amortization:
  Prior service cost........................................   (2)    (2)    (2)
  Actuarial loss (gain).....................................    1      1     --
                                                              ---    ---     --
Net periodic postretirement benefit cost....................  $ 6    $ 5     $4
                                                              ===    ===     ==

     The initial weighted average assumed health care cost trend rate used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligation was 5%, 5%, and 6%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

     Increasing the assumed health care cost trend rate by one percentage point in each year would increase the 1998, 1997, and 1996 accumulated postretirement benefit obligations by approximately $2 million for each year. There would be no change in the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for any of these years.

     Decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the 1998 accumulated postretirement benefit obligation by approximately $2 million and would not change the aggregate of service cost and interest cost components of the net periodic postretirement benefit cost.

                      THE BUSINESSES OF TENNECO PACKAGING

     The discount rates (which are based on long-term market rates) used in determining the 1998, 1997, and 1996 accumulated postretirement benefit obligations were 7.00%, 7.75%, and 7.75%, respectively.

14. SEGMENT AND GEOGRAPHIC AREA INFORMATION

     Packaging is a global manufacturer with a single operating segment:

          Specialty Packaging -- Manufacture and sale of specialty packaging and consumer products for foodservice, consumer, protective, flexible and institutional/industrial markets.

     The accounting policies of the segment are the same as those described in
Note 3, "Summary of Accounting Policies." Packaging evaluates operating performance based primarily on income before interest expense, income taxes, and minority interest. Individual operating segments have not been aggregated within this reportable segment.

     Products are transferred between geographic areas on a basis intended to reflect as nearly as possible the "market value" of the products.

     The following table sets forth information relating to Packaging's external customer revenues for each product or each group of similar products:

                                                                      NET SALES AND
                                                                    OPERATING REVENUES
                                                                 YEAR ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1998      1997      1996
                                                                 ----      ----      ----
                                                                        (MILLIONS)
SPECIALTY
  Disposable plastic, fiber, and aluminum packaging
     products...............................................    $2,126    $2,105    $1,862
  Plastic and fiber protective and flexible packaging
     products...............................................       607       399        78
  Other.....................................................        52        49        47
                                                                ------    ------    ------
       Total Specialty Packaging............................     2,785     2,553     1,987
                                                                ------    ------    ------
OTHER.......................................................         6        10        --
                                                                ------    ------    ------
COMBINED....................................................    $2,791    $2,563    $1,987
                                                                ======    ======    ======

                      THE BUSINESSES OF TENNECO PACKAGING

     The following tables summarize certain segment and geographic information of Packaging:

                                                               SEGMENT          RECLASS
                                                          ------------------       &
                                                          SPECIALTY   OTHER      ELIMS    COMBINED
                                                          ---------   ------    -------   --------
                                                                         (MILLIONS)
AT JUNE 30, 1999, AND FOR THE SIX MONTHS THEN ENDED
Revenues from external customers........................   $1,404     $   --     $ --      $1,404
Depreciation and amortization...........................       84         10       --          94
Income before interest, income taxes, and minority
  interest..............................................      190        (46)(b)    --        144
Extraordinary loss......................................       --         (7)      --          (7)
Cumulative effect of change in accounting principle.....      (17)       (15)      --         (32)
Total assets............................................    3,296      1,309(a)  (119)      4,486
Net assets of discontinued operations...................       --        133       --         133
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers........................   $2,785     $    6     $ --      $2,791
Depreciation and amortization...........................      152         23       --         175
Income before interest, income taxes, and minority
  interest..............................................      328        (45)(c)    --        283
Total assets............................................    3,260      1,580(a)   (42)      4,798
Net assets of discontinued operations...................       --        366       --         366
Investment in affiliated companies......................       17         --       --          17
Capital expenditures....................................      190          4       --         194
Noncash items other than depreciation and
  amortization..........................................       22        (84)      --         (62)
AT JUNE 30, 1998, AND FOR THE SIX MONTHS THEN ENDED
Revenues from external customers........................   $1,361     $   10     $ --      $1,371
Depreciation and amortization...........................       77         11       --          88
Income before interest, income taxes, and minority
  interest..............................................      175         (2)      --         173
Total assets............................................    3,373      1,468(a)   (53)      4,788
Net assets of discontinued operations...................       --        382       --         382
AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers........................   $2,553     $   10     $ --      $2,563
Depreciation and amortization...........................      143         20       --         163
Income before interest, income taxes, and minority
  interest..............................................      308         (2)      --         306
Cumulative effect of change in accounting principle.....      (11)       (27)      --         (38)
Total assets............................................    3,244      1,412(a)   (38)      4,618
Net assets of discontinued operations...................       --        423       --         423
Investment in affiliated companies......................        9         --       --           9
Capital expenditures....................................      227          2       --         229
Noncash items other than depreciation and
  amortization..........................................       10        (86)      --         (76)
AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers........................   $1,987     $   --     $ --      $1,987
Depreciation and amortization...........................      123          8       --         131
Income before interest, income taxes, and minority
  interest..............................................      249        (15)      --         234
Extraordinary loss......................................       --         (2)      --          (2)
Total assets............................................    2,655      1,421(a)   (48)      4,028
Net assets of discontinued operations...................       --        459       --         459
Investment in affiliated companies......................        9          1       --          10
Capital expenditures....................................      172         44       --         216
Noncash items other than depreciation and
  amortization..........................................       (2)       (44)      --         (46)

                      THE BUSINESSES OF TENNECO PACKAGING

-------------------------
Notes: (a) The Other segment's total assets includes pension assets retained by
           Packaging related to certain employees of Tenneco's and Packaging's discontinued operations, Packaging's administrative service operations assets and net assets of the discontinued paperboard packaging segment.

       (b) The Other segment's income before interest expense, income taxes and minority interest for the six months ended June 30, 1999 includes a $29 million charge relating to the severance of corporate employees and the closing of the Greenwich, Connecticut headquarters facility (see Note 4).

       (c) The Other segment's income before interest expense, income taxes and minority interest for the year ended December 31, 1998 includes restructuring charges of $10 million relating to severance of corporate employees (see Note 4) and approximately $50 million of operating costs relating to Packaging's information technology service center that began operation in 1998.

                                                             GEOGRAPHIC AREA
                                                           --------------------
                                                           UNITED                  RECLASS &
                                                           STATES    FOREIGN(A)      ELIMS      COMBINED
                                                           ------    ----------    ---------    --------
                                                                            (MILLIONS)
AT DECEMBER 31, 1998, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)....................    $2,212       $579         $ --        $2,791
Long-lived assets(c)...................................     2,168        295           --         2,463
Total assets...........................................     4,131        691          (24)        4,798
AT DECEMBER 31, 1997, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)....................    $2,116       $447         $ --        $2,563
Long-lived assets(c)...................................     2,026        236           --         2,262
Total assets...........................................     4,036        596          (14)        4,618
AT DECEMBER 31, 1996, AND FOR THE YEAR THEN ENDED
Revenues from external customers(b)....................    $1,759       $228         $ --        $1,987
Long-lived assets(c)...................................     1,957         94           --         2,051
Total assets...........................................     3,755        281           (8)        4,028

-------------------------
Notes: (a) Revenues from external customers and long-lived assets for individual foreign countries are not material.

       (b) Revenues are attributed to countries based on location of the seller.

       (c) Long-lived assets include all long-term assets except net assets from discontinued operations, goodwill, intangibles, and deferred tax assets.

15. COMMITMENTS AND CONTINGENCIES

  Capital Commitments

     Packaging estimates that expenditures aggregating approximately $110 million will be required after December 31, 1998, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

                      THE BUSINESSES OF TENNECO PACKAGING

  Lease Commitments

     Packaging holds certain of its facilities, equipment, and other assets under long-term leases. The minimum lease payments under non-cancelable operating leases with lease terms in excess of one year are $44 million, $31 million, $22 million, $15 million, and $56 million for the years 1999, 2000, 2001, 2002, and 2003, respectively, and $53 million for subsequent years.

     Commitments under capital leases were not significant to the accompanying combined financial statements. Total rental expense for continuing operations for the years 1998, 1997, and 1996, was $35 million, $37 million, and $24 million, respectively, including minimum rentals under non-cancelable operating leases of $45 million, $42 million, and $18 million for the corresponding periods.

  Litigation

     In May 1999, Tenneco Inc., Tenneco Packaging Inc. and a number of containerboard manufacturers were named as defendants in a civil class action antitrust lawsuit pending in the United States District Court for the Eastern District of Pennsylvania. Tenneco Packaging Inc. also was named as a defendant in a related class action antitrust lawsuit. The lawsuits allege that the defendants conspired to raise linerboard prices for corrugated containers and corrugated sheets, respectively, from October 1, 1993 through November 30, 1995, in violation of Section 1 of the Sherman Act. The lawsuits seek treble damages in an unspecified amount, plus attorney fees. Packaging believes that the allegations have no merit, is vigorously defending the claims, and believes the outcome of this litigation will not have a material adverse effect on Packaging's financial position or results of operations. Under and in accordance with the distribution agreement that will be entered into in connection the Spin-off, as between Tenneco and Packaging, Packaging will be responsible for defending the claims and for any liability resulting from these actions.

     Packaging and its combined subsidiaries are parties to various other legal proceedings arising from their operations. Packaging believes that the outcome of these proceedings, individually and in the aggregate, will have no material effect on the financial position or results of operations of Packaging and its combined subsidiaries.

  Environmental Matters

     Packaging and its combined subsidiaries are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which they operate. Packaging has provided reserves for compliance with these laws and regulations where it is probable that a liability exists and where Packaging can make a reasonable estimate of the liability. The estimated liabilities recorded are subject to change as more information becomes available regarding the magnitude of possible clean-up costs and the timing, varying costs, and effectiveness of alternative clean-up technologies. However, Packaging believes that any additional costs which arise as more information becomes available will not have a material effect on the combined financial condition or results of operations of Packaging.

                      THE BUSINESSES OF TENNECO PACKAGING

16. QUARTERLY FINANCIAL DATA (UNAUDITED) (IN MILLIONS EXCEPT PER SHARE)

                                                                                                                  INCOME (LOSS)
                                  INCOME BEFORE                                                                      BEFORE
                                    INTEREST                                                                       CUMULATIVE
                      NET SALES     EXPENSE,      INCOME (LOSS)   INCOME (LOSS)   INCOME (LOSS)                     EFFECT OF
                         AND      INCOME TAXES,       FROM            FROM           BEFORE                         CHANGE IN
                      OPERATING   AND MINORITY     CONTINUING     DISCONTINUED    EXTRAORDINARY   EXTRAORDINARY    ACCOUNTING
QUARTER               REVENUES      INTEREST       OPERATIONS      OPERATIONS         LOSS            LOSS          PRINCIPLE
-------               ---------   -------------   -------------   -------------   -------------   -------------   -------------
1999
 1st.................  $  666         $ 45            $  6            $(172)          $(166)          $ (7)           $(173)
 2nd.................     738           99              46                9              55             --               55
                       ------         ----            ----            -----           -----           ----            -----
                       $1,404         $144            $ 52            $(163)          $(111)          $ (7)           $(118)
                       ======         ====            ====            =====           =====           ====            =====
1998
 1st.................  $  633         $ 69            $ 18            $  14           $  32           $ --            $  32
 2nd.................     738          104              51               23              74             --               74
 3rd.................     696           74              15               25              40             --               40
 4th.................     724           36              (2)              (5)             (7)            --               (7)
                       ------         ----            ----            -----           -----           ----            -----
                       $2,791         $283            $ 82            $  57           $ 139           $ --            $ 139
                       ======         ====            ====            =====           =====           ====            =====
1997
 1st.................  $  510         $ 48            $  9            $  13           $  22           $ --            $  22
 2nd.................     675           87              31              (11)             20             --               20
 3rd.................     682           89              32               11              43             --               43
 4th.................     696           82              34                8              42             --               42
                       ------         ----            ----            -----           -----           ----            -----
                       $2,563         $306            $106            $  21           $ 127           $ --            $ 127
                       ======         ====            ====            =====           =====           ====            =====


                       CUMULATIVE
                       EFFECT OF
                       CHANGE IN     NET
                       ACCOUNTING   INCOME
QUARTER                PRINCIPLE    (LOSS)
-------                ----------   ------
1999
 1st.................     $(32)     $(205)
 2nd.................       --         55
                          ----      -----
                          $(32)     $(150)
                          ====      =====
1998
 1st.................     $ --      $  32
 2nd.................       --         74
 3rd.................       --         40
 4th.................       --         (7)
                          ----      -----
                          $ --      $ 139
                          ====      =====
1997
 1st.................     $ --      $  22
 2nd.................       --         20
 3rd.................       --         43
 4th.................      (38)         4
                          ----      -----
                          $(38)     $  89
                          ====      =====

                                                    BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                       ---------------------------------------------------------------------------------------------------------
                                                                                           BEFORE        CUMULATIVE
                                                                                         CUMULATIVE      EFFECT OF
                          FROM          FROM            BEFORE                        EFFECT OF CHANGE   CHANGE IN
                       CONTINUING   DISCONTINUED    EXTRAORDINARY     EXTRAORDINARY    IN ACCOUNTING     ACCOUNTING   NET INCOME
QUARTER                OPERATIONS    OPERATIONS          LOSS             LOSS           PRINCIPLE       PRINCIPLE      (LOSS)
-------                ----------   ------------   ----------------   -------------   ----------------   ----------   ----------
1999
  1st................    $ .03         $(1.03)          $(1.00)           $(.04)           $(1.04)         $(.19)       $(1.23)
  2nd................      .28            .05              .33               --               .33             --           .33
                         -----         ------           ------            -----            ------          -----        ------
                         $ .31         $ (.98)          $ (.67)           $(.04)           $ (.71)         $(.19)       $ (.90)
                         =====         ======           ======            =====            ======          =====        ======
1998
  1st................    $ .11         $  .08           $  .19            $  --            $  .19          $  --        $  .19
  2nd................      .30            .14              .44               --               .44             --           .44
  3rd................      .09            .15              .24               --               .24             --           .24
  4th................     (.01)          (.04)            (.05)              --              (.05)            --          (.05)
                         -----         ------           ------            -----            ------          -----        ------
                         $ .49         $  .34           $  .83            $  --            $  .83          $  --        $  .83
                         =====         ======           ======            =====            ======          =====        ======
1997
  1st................    $ .06         $  .07           $  .13            $  --            $  .13          $  --        $  .13
  2nd................      .19           (.07)             .12               --               .12             --           .12
  3rd................      .18            .07              .25               --               .25             --           .25
  4th................      .20            .05              .25               --               .25           (.23)          .02
                         -----         ------           ------            -----            ------          -----        ------
                         $ .63         $  .12           $  .75            $  --            $  .75          $(.23)       $  .52
                         =====         ======           ======            =====            ======          =====        ======

                      THE BUSINESSES OF TENNECO PACKAGING

                                                   DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                       ---------------------------------------------------------------------------------------------------------
                                                                                           BEFORE        CUMULATIVE
                                                                                         CUMULATIVE      EFFECT OF
                          FROM          FROM            BEFORE                        EFFECT OF CHANGE   CHANGE IN
                       CONTINUING   DISCONTINUED    EXTRAORDINARY     EXTRAORDINARY    IN ACCOUNTING     ACCOUNTING   NET INCOME
       QUARTER         OPERATIONS    OPERATIONS          LOSS             LOSS           PRINCIPLE       PRINCIPLE      (LOSS)
       -------         ----------   ------------   ----------------   -------------   ----------------   ----------   ----------
1999
  1st................    $ .03         $(1.03)          $(1.00)           $(.04)           $(1.04)         $(.19)       $(1.23)
  2nd................      .28            .05              .33               --               .33             --           .33
                         -----         ------           ------            -----            ------          -----        ------
                         $ .31         $ (.98)          $ (.67)           $(.04)           $ (.71)         $(.19)       $ (.90)
                         =====         ======           ======            =====            ======          =====        ======
1998
  1st................    $ .11         $  .08           $  .19            $  --            $  .19          $  --        $  .19
  2nd................      .30            .14              .44               --               .44             --           .44
  3rd................      .09            .15              .24               --               .24             --           .24
  4th................     (.01)          (.04)            (.05)              --              (.05)            --          (.05)
                         -----         ------           ------            -----            ------          -----        ------
                         $ .49         $  .34           $  .83            $  --            $  .83          $  --        $  .83
                         =====         ======           ======            =====            ======          =====        ======
1997
  1st................    $ .06         $  .07           $  .13            $  --            $  .13          $  --        $  .13
  2nd................      .19           (.07)             .12               --               .12             --           .12
  3rd................      .18            .07              .25               --               .25             --           .25
  4th................      .20            .05              .25               --               .25           (.23)          .02
                         -----         ------           ------            -----            ------          -----        ------
                         $ .63         $  .12           $  .75            $  --            $  .75          $(.23)       $  .52
                         =====         ======           ======            =====            ======          =====        ======

-------------------------
Notes: Reference is made to Notes 3, 4, 6, and 7 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for items affecting quarterly results. The sum of the quarters may not equal the total of the respective year's earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.

 (The preceding notes are an integral part of the foregoing combined financial statements.)

                                                                     SCHEDULE II

                      THE BUSINESSES OF TENNECO PACKAGING
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

                  COLUMN A                      COLUMN B           COLUMN C            COLUMN D    COLUMN E
---------------------------------------------  ----------   -----------------------   ----------   ---------
                                                                   ADDITIONS
                                                            -----------------------
                                               BALANCE AT   CHARGED TO   CHARGED TO                 BALANCE
                                               BEGINNING    COSTS AND      OTHER                   AT END OF
                 DESCRIPTION                    OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS     YEAR
                 -----------                   ----------   ----------   ----------   ----------   ---------
Allowance for Doubtful Accounts Deducted from
  Assets to Which it Applies:
     Year Ended December 31, 1998............     $11          $ 5           $--         $ 5          $11
                                                  ===          ===           ==          ===          ===
     Year Ended December 31, 1997............     $18          $ 2           $2          $11          $11
                                                  ===          ===           ==          ===          ===
     Year Ended December 31, 1996............     $ 9          $11           $--         $ 2          $18
                                                  ===          ===           ==          ===          ===

                                                                         ANNEX A

                         PROPOSED AMENDMENTS AND WAIVER

     The following is the text of the proposed amendments and waiver. The following is qualified in its entirety by reference to the supplemental indenture and the original indenture, copies of which can be obtained without charge from the information agent. Capitalized terms used below without definition have the meanings assigned to them in the original indenture.

     1. IF TENNECO RECEIVES THE REQUIRED CONSENTS, THE FOLLOWING PROVISIONS REGARDING THE WAIVER WILL TAKE EFFECT UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE ON OR PROMPTLY FOLLOWING THE WITHDRAWAL TIME.

     "SECTION 1. Definitions: As used herein, the following terms shall have the meanings set forth below:

     "Cash Tender Offers" means Tenneco's offers to purchase for cash certain series of Securities issued under the Original Indenture pursuant to the Offer to Purchase and Consent Solicitation of Tenneco dated October 5, 1999, as amended from time to time.

     "Consent Solicitation" means Tenneco's solicitation of consents to amendments to the Original Indenture and the execution of this Eleventh Supplemental Indenture pursuant to the Exchange Offers and Cash Tender Offers.

     "Debt Realignment" means the realignment, prior to the Spin-off, of Tenneco's debt through some combination of tender offers, exchange offers, prepayments and other refinancings.

     "Exchange Offers" means Tenneco's offers to exchange notes and debentures issued by Tenneco Packaging Inc. for certain Securities issued under the Original Indenture pursuant to the Prospectus and Consent Solicitation of Packaging and Tenneco dated October 5, 1999, as amended from time to time.

     "Exchange Securities" means the series of Securities subject to the Exchange Offers.

     "Original Indenture" means the Indenture, dated November 1, 1996, between Tenneco Inc. (formerly New Tenneco Inc.) and The Chase Manhattan Bank, as trustee, as amended.

     "Packaging" means Tenneco Packaging Inc., a Delaware corporation.

     "Spin-off" means the distribution of all Packaging common stock to the holders of Tenneco common stock at a ratio of one share of Packaging common stock for each share of Tenneco common stock.

     "Tender Securities" means the series of Securities subject to the Cash Tender Offers.

     "Tenneco" means Tenneco Inc., a Delaware corporation.

     "Trustee" means The Chase Manhattan Bank, as trustee under the Original Indenture.

     SECTION 2. Waiver. Subject to Section 3.2 of this Eleventh Supplemental Indenture, the application of the covenants contained in Sections 3.6, 9.1, 9.2 and 9.3 of the Original Indenture is hereby waived to the extent required to effect the Spin-off, including, without limitation, to effect the Debt Realignment (the "Waiver").

     SECTION 3. Operation of Amendments and Waiver.

     Section 3.1. Upon the execution and delivery of this Eleventh Supplemental Indenture by Tenneco and the Trustee, the Original Indenture shall be amended and supplemented in accordance herewith, and this Eleventh Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Original Indenture shall be bound hereby, as hereby amended and supplemented; provided, however, that the provisions of the Eleventh Supplemental Indenture, except as described in Section 3.2 with respect to the Waiver, shall not become operative until Tenneco has notified the Trustee that it has accepted for exchange or payment the Exchange Securities and/or Tender Securities, as the case may be, tendered pursuant to the Exchange

Offers and/or Tender Offers which represent at least a majority of all Securities outstanding under the Original Indenture (and at such time the provisions of this Eleventh Supplemental Indenture shall automatically become operative without the requirement of any further action by or notice to Tenneco, the Trustee or any holder of Exchange Securities or Tender Securities).

     SECTION 3.2 The Waiver shall become operative immediately upon the execution and delivery of this Eleventh Supplemental Indenture by Tenneco and the Trustee. However, if Exchange Securities and/or Tender Securities which represent at least a majority of all Securities outstanding under the Original Indenture are not accepted for exchange or purchase, as the case may be, because the related Exchange Offers, Cash Tender Offers or Consent Solicitation are terminated or withdrawn, the Waiver will cease to be operative."

     2. IF THE PROPOSED AMENDMENTS ARE ADOPTED, THE FOLLOWING ITALICIZED TEXT WILL BE DELETED IN ITS ENTIRETY FROM THE ORIGINAL INDENTURE, AND THE UNDERLINED TEXT WILL BE ADDED FOLLOWING THE APPROPRIATE SECTIONS THEREOF.

     SECTION 3.6.  NEGATIVE PLEDGE; LIMITATION ON SALE AND LEASEBACK
TRANSACTIONS.

     [ADD: Intentionally Deleted by Amendment]

     [DELETE: (a) The Issuer will not issue, assume, incur or guarantee, and will not permit any Restricted Subsidiary to issue, assume, incur or guarantee, any Debt secured by any mortgage, pledge, lien or other encumbrance (any such mortgage, pledge, lien and other encumbrance being hereinafter called a "Mortgage") upon any principal Manufacturing Property of the Issuer or any Restricted Subsidiary, or upon shares of capital stock or Debt of any Restricted Subsidiary (whether such Principal Manufacturing Property or shares of stock are now owned or hereafter acquired or such Debt is now existing or hereafter incurred or assumed), without in any such case effectively providing, concurrently with the issuance or assumption of such Debt, that the Securities (together with, if the Issuer shall so determine, any other Debt of the Issuer or such Restricted Subsidiary ranking equally with the Securities and then existing or thereafter created) shall be secured equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to:

          (i) the creation of Mortgages on any Principal Manufacturing Property (including any improvements on an existing property, as to which the Mortgage may include such underlying real property as the Issuer may deem necessary for the improvement and unnecessary for the operation of any theretofore existing Principal Manufacturing Property on the same or adjoining real property) hereafter acquired by the Issuer or a Restricted Subsidiary prior to, at the time of, or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation of such property, to secure or provide for the payment of financing of all or any part of the purchase price thereof or construction of fixed improvements thereon, or, in addition to assumptions in transactions contemplated by subparagraph (ii) below, the assumption of any Mortgage upon any Principal Manufacturing Property hereafter acquired existing at the time of such acquisitions, or the acquisition of any Principal Manufacturing Property subject to any Mortgage without the assumption thereof; provided that the aggregate principal amount of Debt secured by any such Mortgage so issued, assumed or existing shall not exceed 100% of the cost of such Principal Manufacturing Property to the corporation acquiring the same or of the fair value thereof (as determined by resolution adopted by the Board of Directors) at the time of such acquisition, whichever is less, and, provided further, that in the case of any such acquisition, construction or improvement the Mortgage shall not apply to any property theretofore owned by the Issuer or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located (which unimproved real property may at the option of the Issuer be segregated by legal description from other real property of the Issuer appurtenant to such Principal Manufacturing Property and subjected to the Mortgage related to such construction or improvement);

          (ii) any Mortgages on any Principal Manufacturing Property of a corporation which is merged into or consolidated with the Issuer or a Restricted Subsidiary or substantially all of the assets of which are required by the Issuer or a Restricted Subsidiary (whether or not the obligations secured by any such Mortgage are assumed by the Issuer or a Restricted Subsidiary); provided that such Mortgages were not created in contemplation of such merger, consolidation or acquisition;

          (iii) Mortgages on any Principal Manufacturing Property of the Issuer or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, construction or improving the property subject to such Mortgages (including Mortgages incurred in connection with financings of the type contemplated by Section 103 of the Internal Revenue Code, maritime financings under Title XI of the United States Code or similar financings);

          (iv) Mortgages on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining, development, operation or maintenance thereof (including, without limitation, construction of facilities for field processing) intended to obtain or increase the production and sale or other disposition of oil, gas, coal, natural gas, carbon dioxide, sulphur, helium, metals, minerals, steam, timber or other natural resources, or any Debt created, issued, assumed or guaranteed to provide funds for any or all such purposes;

          (v) Mortgages securing Debt of a Restricted Subsidiary owing to the Issuer and/or another Restricted Subsidiary;

          (vi) Mortgages on any Principal Manufacturing Property of the Issuer or a Restricted Subsidiary which Mortgages were in existence on the date of this Indenture; provided, however, that each such Mortgage shall be limited to all or a part of the property which secured such Mortgage at such date (plus improvements and construction on such Property);

          (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (vi); provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements and construction on such property); and

          (viii) Permitted Mortgages.]

     [DELETE: (b) Notwithstanding the provisions of subsection (a) of this Section, the Issuer or anyone or more Restricted Subsidiaries may issue or assume Debt secured by a Mortgage on a Principal Manufacturing Property in addition to those permitted by subsection (a) of this Section and renew, extend or replace such Mortgages; provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.]

     [DELETE: (c) The Issuer will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any Principal Manufacturing Property, whether such principal Manufacturing Property is now owned or hereafter acquired (except for temporary leases for a term, including renewals at the option of the lessee, of not more than three years and except for leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person with the intention of taking back a lease on such property (a "sale and leaseback transaction") unless the net proceeds of such sale or transfer shall be at least equal to the fair value of such property as determined by resolution adopted by the Board of Directors and either:

          (i) the Issuer or such Restricted Subsidiary would be entitled, pursuant to the provisions of subsection (a) of this Section, to issue or assume Debt secured by a Mortgage on such property at least equal in amount to the Attributable Debt in respect of such sale and leaseback transaction without equally and ratably securing the Securities; or

          (ii) since the date hereof and within a period commencing twelve months prior to the consummation of such sale and leaseback transaction and ending twelve months after the consummation of such sale and leaseback transaction the Issuer or such Restricted Subsidiary, as the case may be, has expended or will expend, or a combination of both, for facilities comprising all or a part of a Principal Manufacturing Property an amount equal to (A) the net proceeds of such sale and leaseback transaction and the Issuer elects to designate such amount as a credit against such sale and leaseback transaction or (B) a part of the net proceeds of such sale and leaseback transaction and the Issuer elects to designate such amount as a credit against such sale and leaseback transaction and applies an amount equal to the remainder of the net proceeds as provided in clause (iii) hereof; or

          (iii) such sale and leaseback transactions do not come within the exceptions provided in clause (i) hereof and the Issuer does not make the election permitted by clause (ii) hereof or makes such election only as to part of such net proceeds, in either which event the Issuer will, within 180 days after such sale and leaseback transaction, apply an amount equal to the Attributable Debt in respect of such sale and leaseback transaction (less an amount equal to the amount, if any, elected under clause (ii) hereof to the retirement (other than any mandatory retirement or by way of payment at maturity) of Debt with a maturity of greater than one year of the Issuer or any Restricted Subsidiary (other than Debt of the Issuer to any Restricted Subsidiary or of any Restricted Subsidiary to the Issuer or another Restricted Subsidiary).

     (d) Notwithstanding the provisions of paragraph (c) of this Section, the Issuer and any Restricted Subsidiary may enter into sale and leaseback transactions in addition to those permitted by paragraph (c) of this Section and without any obligation to make expenditures for facilities comprising a part or all of a Principal manufacturing Property or to retire any Debt, provided that at the time of entering into such sale and leaseback transaction and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.]

     SECTION 9.1. COVENANT NOT TO MERGE, CONSOLIDATE, SELL OR CONVEY PROPERTY EXCEPT UNDER CERTAIN CONDITIONS.

     [ADD: Intentionally Deleted by Amendment]

     [DELETE: The Issuer covenants that it will not merge or consolidate with any other Person or sell, lease or convey all or substantially all of its assets to any other Person, unless (i) either the Issuer shall be the continuing corporation, or the successor corporation or the Person which acquires by sale, lease or conveyance substantially all the assets of the Issuer (if other than the Issuer) shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on all the Securities and Coupons, if any, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed or observed by the Issuer, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) the Issuer, such Person or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.]

     SECTION 9.2.  SUCCESSOR CORPORATION SUBSTITUTED.

     [ADD: Intentionally Deleted by Amendment]

     [DELETE: In case of any such consolidation, merger, sale, lease or conveyance, and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Issuer, with the same effect as if it had been named herein. Such successor corporation may cause to be signed, and may issue either in its own name or in the name of the Issuer prior to such succession any or all of the Securities issuable hereunder which together with any Coupons appertaining thereto theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the order of such successor corporation, instead of the Issuer, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities together with any Coupons appertaining thereto which previously shall have been signed and delivered by the officers of the Issuer to the Trustee for authentication, and any Securities which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued together with any Coupons appertaining thereto shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

     In case of any such consolidation, merger, sale, lease or conveyance such changes in phrasing and form (but not in substance) may be made in the Securities and Coupons thereafter to be issued as may be appropriate.

     In the event of any such sale or conveyance (other than a conveyance by way of lease) the Issuer or any successor corporation which shall theretofore have become such in the manner described in this Article shall be discharged from all obligations and covenants under this Indenture and the Securities and may be liquidated and dissolved.]

     SECTION 9.3.  OPINION OF COUNSEL DELIVERED TO TRUSTEE.

     [ADD: Intentionally Deleted by Amendment]

     [DELETE: The Trustee, subject to the provisions of Section 6.1 and 6.2, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this Indenture.]

                THE DEALER MANAGERS FOR THE EXCHANGE OFFERS ARE

         MORGAN STANLEY DEAN WITTER                     CREDIT SUISSE FIRST BOSTON
         1585 Broadway, Second Floor                Eleven Madison Avenue, Fourth Floor
             New York, NY 10036                             New York, NY 10010
      Attn: Liability Management Group               Attn: Liability Management Group
               (800) 624-1808                                 (800) 820-1653

  Any questions concerning the terms of the exchange offers may be directed to the dealer managers.

                THE INFORMATION AGENT FOR THE EXCHANGE OFFERS IS

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (800)223-2064

Any questions concerning tender procedures or requests for additional copies of this
               document may be directed to the information agent.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFERS IS

                            THE CHASE MANHATTAN BANK

            By Hand:                      By Registered Mail:                By Overnight Delivery:
Corporate Trust Securities Window       The Chase Manhattan Bank            The Chase Manhattan Bank
         55 Water Street                Money Market Operations             Money Market Operations
            Room 234                        55 Water Street                     55 Water Street
         North Building                         Room 234                            Room 234
       New York, NY 10041                    North Building                      North Building
      Attn: Carlos Esteves                 New York, NY 10041                  New York, NY 10041
                                          Attn: Carlos Esteves                Attn: Carlos Esteves

                                 By Facsimile:

                        (212) 638-7380 or (212) 638-7381

                             Confirm by Telephone:

                                 (212) 638-0828

UNTIL JANUARY 3, 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.